As filed with the Securities and Exchange Commission on September 27, 2024

File No. 000-_______

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 10

GENERAL FORM FOR REGISTRATION OF SECURITIES

Pursuant to Section 12(b) or (g) of the Securities Exchange Act of 1934

BioStem Technologies, Inc.
(Exact name of registrant as specified in its charter)

FLORIDA	27-0400416
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification No.)

2836 Center Port Circle Pompano Beach, FL 33064
(Address of principal executive offices and Zip Code)

(954) 380-8342
(Registrant’s telephone number, including area code)

Copies to:

Greenberg Traurig, P.A. Grant J. Levine, Esq. 401 East Las Olas Blvd., Suite 2000 Fort Lauderdale, Florida 33301 (954) 765-0500

Securities registered pursuant to Section 12(b) of the Act:
Title of Each Class to be so Registered Common stock, $0.001 par value	Name of Each Exchange on which Each Class is to be Registered The Nasdaq Capital Market

Securities to be registered pursuant to Section 12(g) of the Act: None.

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act ☒

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This registration statement on Form 10 of BioStem Technologies, Inc. (hereinafter the “Company,” “BioStem,” “BioStem Technologies,” “we,” “us” or “our”) contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act. In this registration statement, forward-looking statements are generally identified by words such as “anticipate,” “plan,” “believe,” “expect,” “estimate” and the like. Forward-looking statements involve future risks and uncertainties, there are factors that could cause actual results or plans to differ materially from those expressed or implied. These statements are subject to known and unknown risks, uncertainties, and other factors that could cause the actual results to differ materially from those contemplated by the statements. The forward-looking information is based on various factors and is derived using numerous assumptions. A reader should not place undue reliance on these forward-looking statements, which apply only as of the date of this registration statement. Specifically, this registration statement contains forward-looking statements regarding:

●	any assumptions that we make regarding the data that we may rely on as well as our knowledge of the industry;

●	our strategy, future operations, financial positions, estimated revenues and losses, forecasts, projected costs, prospects and plans, including our goal to become a leader in regenerative medicine;

●	our ongoing commitment to innovation, quality and superior outcomes;

●	our intention to expand our portfolio of products to address the broader advanced wound care market;

●	our ability to comply with current good tissue practices as well as any other regulations;

●	any assumptions that we may make regarding the costs associated with the treatment and management of patients with acute and chronic risks;

●	our expectations regarding the increase in the number of people with diabetes and the correlating demand for treatment options;

●	any projections regarding the growth of the global wound care market;

●	any driving factors that lead to an increase in the prevalence of diverse wounds;

●	our expectations regarding the opportunity to expand the market and drive initiatives resulting in market growth, as well as our ability to expand our presence and penetration of the market;

●	our expectations regarding the ability of our sales representatives to reach and penetrate customer accounts, as well as any impact that may have on our business and results of operations;

●	our opportunities and strategies for growth, including our intention to expand into international markets;

●	our ability to identify and pursue acquisitions that are complementary to our strategy;

●	our beliefs regarding our own brand recognition;

●	our expectations regarding competition in the industry, as well as our ability to compete effectively;

●	our ability to attract and retain talent and the effectiveness of our compensation strategies and leadership;

●	our future capital requirements and ability to source additional working capital, as well the uses of such funds;

●	our ability to obtain an adequate supply of tissue and other critical resources to meet anticipated demand for the foreseeable future;

●	our expectations regarding our ability to obtain and maintain intellectual property protection and not infringe on the rights of others;

●	our assumptions that we may rely on when calculating the ASP (as defined below) and any related liability that we may be subject to;

●

our ability to remediate our existing material weaknesses, as well as any impact it may have on our business and financial condition if we are unable to remediate such weaknesses or fail to identify new weaknesses;

●	our expectations regarding the timing of our clinical studies;

●	our expectations regarding the impact of future laws or regulations on our business;

●	our expectations regarding the expenses that we may incur, as well as our ability to generate revenue and sustain profitability;

●	our ability to comply with the various obligations of our existing license agreements and any future license agreements that we may enter into;

●	our ability to maintain effective internal procedures;

●	our ability to maintain adequate insurance;

●	any exemptions that we may rely on in connection with being a “controlled company”; and

●	our expectations regarding our intent to pay dividends.

These forward-looking statements reflect our current views about future events and are subject to risks, uncertainties and assumptions. We undertake no obligation to update forward-looking statements to reflect events or circumstances after the date hereof, unless otherwise required by law. We wish to caution readers that certain important factors may have affected and could in the future affect our actual results and could cause actual results to differ significantly from those expressed in any forward-looking statement. The most important factors that could prevent us from achieving our goals, and cause the assumptions underlying forward-looking statements and the actual results to differ materially from those expressed in or implied by those forward-looking statements include, but are not limited to, the following:

●	the success or failure of management’s efforts to continue the development, manufacture and sale of its products;

●	our ability to fund our operating expenses and expand our business;

●	our ability to compete with other companies that have a similar business plan;

●	the effect of changing economic conditions impacting our business operations;

●

rapid technological change that could cause our products to become obsolete and if we do not enhance our product offerings through our research and development efforts, we may be unable to effectively compete;

●	to be commercially successful, we must convince physicians that our products are safe and effective alternatives to existing products;

●	changes to the regulatory environment and oversight, now or in the future, that negatively impact our ability to manufacture and sell our products;

●	our expectations regarding costs relating to compliance with regulatory requirements;

●	our belief in the sufficiency of our intellectual property rights in our products;

●	our expectations regarding government and other third-party coverage and reimbursement for our products;

●

our ability to manufacture our products in conformity with the applicable regulatory requirements and to scale up manufacturing of our products to a commercial scale in order to meet future demand expectations;

●	the rate and degree of market acceptance of our products;

●	the benefits of the use of our products;

●	our ability to identify, develop, acquire and in-license additional products;

●	our ability to successfully establish and successfully maintain appropriate collaborations and derive significant revenue from those collaborations;

●	the accuracy of our estimates regarding our expenses, future revenue, capital requirements and needs for additional financing;

●	the loss of key members of our management team;

●	our ability to expand in existing and new markets;

●	volatility in the price of our common stock;

●	our ability to obtain and maintain listing of our common stock on the Nasdaq Capital Market; and

●	the other risk factors described in this Form 10.

MARKET AND INDUSTRY DATA

Unless otherwise indicated, information contained in this Form 10 Registration Statement concerning our industry and the markets in which we operate is based on information from independent industry and research organizations, other third-party sources (including industry publications, surveys and forecasts) and management estimates. Management estimates are derived from publicly available information released by independent industry analysts and third-party sources, as well as data from our internal research, and are based on assumptions made by us upon reviewing such data and our knowledge of such industry and markets which we believe to be reasonable. Any industry forecasts are based on data (including third-party data), models and experience of various professionals and are based on various assumptions, all of which are subject to change without notice. Although we believe the data from these third-party sources are reliable as of their respective dates, we cannot provide any assumptions regarding the accuracy or completeness of this information. In addition, projections, assumptions and estimates of the future performance of the industry in which we operate, and our future performance are necessarily subject to uncertainty and risk due to a variety of factors, including those described in “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements.” These and other factors could cause results to differ materially from those expressed in the estimates made by the independent parties and by us.

TRADEMARKS, SERVICE MARKS AND TRADE NAMES

We own or have rights to various trademarks, service marks and trade names that we use in connection with the operation of our business. This Form 10 Registration Statement may also contain trademarks, service marks and trade names of third parties, which are the property of their respective owners. Solely for convenience, our trademarks, service marks and trade names referred to in this Form 10 Registration Statement may appear without the ®, TM or SM symbols, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights or the rights of the applicable licensor to these trademarks, service marks and trade names.

Item 1. Business

Business Overview

We aim to be the leader in regenerative medicine focused on the development, manufacture, and commercialization of placental-derived allografts for advanced wound care. Our mission is to change patients’ lives for the better with the power of superior processes and an unwavering commitment to innovation, quality and superior outcomes.

Prior to 2018, our business was relating to research and development efforts primarily focused on the development of regenerative medicine products. Since 2018, upon our acquisition of Vera Life Sciences, LLC (“Vera”), our primary business became the development, manufacture, and distribution of tissue allografts for the advanced wound care market with a focus on diabetic ulcers, pressure ulcers and venous ulcers. We market and distribute products to medical professionals, such as podiatrists and plastic surgeons, indirectly through distributors and, to a much lesser extent, through direct and contract sales forces. Today, our products are comprised solely of placenta-derived allografts, which are human tissues that serve as a protective barrier or covering, but we intend to expand our portfolio of products across the continuum of advanced wound care.

Leveraging our proprietary BioREtain processing method, we manufacture perinatal tissue allografts at the highest quality level. BioREtain has been developed by applying the latest research in tissue processing technology, focused on preserving natural growth factors and tissue structure.

Our allografts, including AmnioWrap2, VENDAJE, VENDAJE AC and VENDAJE OPTIC, are trusted by top clinicians across a range of specialties. Our wound covering products have been shown through clinical and scientific studies to support tissue healing of chronic and hard-to-heal wounds and improve patient outcomes.

The quality of our allografts is essential to our success. Our lab is accredited by the American Association of Tissue Banks (“AATB”) and adheres to applicable U.S. Food and Drug Administration (“FDA”) standards. We strive to provide products and services which not only meet but exceed, Current Good Tissue Practices (“CGTP”) requirements. AmnioWrap2, VENDAJE, VENDAJE AC and VENDAJE OPTIC are perinatal tissue-derived allografts.

As of June 30, 2024, we had 32 full-time employees located primarily in Florida.

We had net income of $6,286,028 and $9,543,420 for the three and six months ended June 30, 2024, respectively, as compared to net losses of $2,855,026 and $6,435,114 for the three and six months ended June 30, 2023, respectively. We have an accumulated deficit of $36,080,697 and working capital surplus of $12,512,673 as of June 30, 2024. We incurred net losses of $8,482,984 and $7,231,796 for the years ended December 31, 2023 and 2022, respectively, and had an accumulated deficit and working capital deficit of $45,624,117 and $3,021,835, respectively, as of December 31, 2023.

We have applied to list our common stock on The Nasdaq Stock Market (“Nasdaq”) under the symbol “BSEM”. We cannot guarantee that we will be successful in listing our common stock on Nasdaq, and our common stock may continue to trade only on the Pink tier of the OTC Marketplace under the symbol “BSEM.”

History and Organization

We were incorporated on July 7, 2006 and have been operating as BioStem Technologies, Inc. since August 2014. On August 3, 2018, our wholly-owned operating subsidiary Blue Tech Industries, Inc., a Delaware corporation (d/b/a BioStem Life Sciences, Inc. or “BSLS”), acquired the assets of Vera. To fund the acquisition, BSLS issued 100 shares of common stock of BSLS, or 10% of the outstanding shares of BSLS, to a noncontrolling shareholder, in exchange for cash. Subsequent to this acquisition and through December 31, 2022, the shares held by the noncontrolling shareholder were reported as noncontrolling interest in our consolidated financial statements. Accordingly, prior to January 2023, we owned a controlling interest (90%) in BSLS. In January 2023, we repurchased the remaining 10% interest from the noncontrolling shareholder in exchange for 500,000 shares of common stock of the Company. In June 2024, we incorporated Auxocell Operations Inc (“Auxocell”), a new wholly-owned subsidiary of BioStem Technologies, Inc. Auxocell is domiciled in Nevada and holds certain intellectual property assets.

Our offices are located at 2836 Center Port Circle, Pompano Beach, FL 33064, and our telephone number is (954) 380-8342. Our website address is www.biostemtech.com and our email address is info@biostemtech.com. Information contained on, or accessible through, the foregoing website is not a part of, and is not incorporated by reference into, this Form 10 Registration Statement.

Industry Overview

We believe that the unmet need for healing solutions is large and growing, with a growing population of people suffering from chronic, non-healing wounds. The treatment of chronic wounds is often referred to as Advanced Wound Care (“AWC”). Chronic wounds are defined and characterized as those that do not progress through the normal process of healing and remain open for an extended period of time, which, depending on the wound, can be from several weeks to a few months. There are numerous underlying causes of these wounds, with this patient population typically sharing some combination of comorbidities, including age, obesity, smoking history, diabetes and heart and vascular diseases.

Patients present with chronic wounds in a variety of care settings and these wounds vary in severity and complexity to treat. Our products can be found in many of these sites of service, including the private physician office (e.g., podiatry clinics), wound care centers, hospital inpatient and outpatient settings, nursing homes and federal facilities, such as those operated by the Department of Veterans Affairs (“VA”). The most common types of chronic and hard-to-heal wounds appear in the lower extremities, presenting as diabetic foot ulcers (“DFUs”), venous leg ulcers (“VLUs”), and pressure ulcers, among others. According to GlobalData, taken together, nearly 70% of the chronic wounds in the U.S. are categorized as chronic leg ulcers (which include DFUs and VLUs), with 42% treated with AWC such as skin substitutes. These wounds require intervention and active management by clinicians and are treated in a variety of sites-of-service, with numerous products aimed at achieving healing for the patient. The costs associated with treatment and management of patients with acute and chronic wounds are also high, with some estimates of the Medicare spend associated with such wounds approaching $100 billion annually. According to the National Library of Medicine, Diabetic foot ulcers are a widespread and highly serious complication, impacting around 15% percent of individuals with diabetes. Annually, over two million Americans in the U.S. develop diabetic foot ulcers, which are chronic wounds capable of resulting in amputation and, in severe cases, even the loss of a patient's life.

Due to the rising incidence of each of these factors, we expect that the AWC market will continue to grow. According to Allied Market Research, the global advanced wound care market size was valued at $10.3 billion in 2022, and is projected to reach $17.8 billion by 2032, growing at a CAGR of 5.6% from 2023 to 2032. The growth of the advanced wound care market is driven by a rise in adoption of evidence-based treatments for chronic wounds, wide availability of advanced therapy devices and rapid increase in the geriatric population. Moreover, the increase in prevalence of chronic diseases such as diabetes and obesity and rise in disposable income in developing economies fuel the adoption of advanced wound care therapies. For instance, according to the National Diabetes Statistics Report for 2022 by Centers for Disease Control and Prevention ("CDC"), in 2022, about 37.3 million people were estimated to suffer from diabetes in the U.S. As the number of people with diabetes continues to grow, so does the risk of developing diabetic foot ulcers, leading to higher demand for effective treatment options.

The prevalence of both acute and chronic wounds has grown not only in the U.S., but also globally. According to Grand View Research, the global wound care dressing market was valued at $14.2 billion in 2023 and is projected to grow at a CAGR of 4.16% from 2024 to 2030. The increasing prevalence of diverse wounds, including pressure ulcers and surgical site wounds, coupled with a growing aging population and a rise in traumatic accidents globally, is anticipated to drive the growth of the market.

The large and increasing number of patients requiring advanced treatment represents a significant cost burden on the healthcare system. According to the Alliance of Wound Care Stakeholders, the overall cost of treating chronic wounds is rising sharply, and the current annual estimated cost in the United States exceeds $28 billion.

According to the National Library of Medicine, complications from non-healing chronic wounds can ultimately result in significant, life-altering adverse outcomes, such as limb amputation. Ineffective wound management is linked to numerous poor outcomes for patients, up to and including the potential for amputation of the extremity where the wound is present. Amputation is a catastrophic event for patients, with significant impacts to their quality of life, the lives of their caretakers and the expense burden on the healthcare system. Today, up to one-fifth of diabetic patients who develop a DFU will require some form of amputation. Further, according to AHA Journals, patients who undergo a major lower extremity amputation have an increased five-year mortality rate that is comparable to, and in some cases higher than, patients with many forms of cancer.

The AWC market is comprised of many product types, such as medical devices, advanced dressings, xenografts, biological products, and Human Cells, Tissues, and Cellular and Tissue - Based Products (“HTC/Ps”), which are used as skin substitutes to treat severe and chronic wounds. Not included in AWC are traditional wound care dressings, such as bandages, gauzes and ointments, which typically are used in the treatment of non-severe or non-chronic wounds.

Traditional dressings such as bandages, gauzes and ointments, along with treatment of active infection and debridement, currently represent the “standard of care” for treating chronic wounds such as DFUs and VLUs. If, after four weeks of standard of care therapy, the wound has not responded appropriately or improved, clinical research has shown that advanced therapy such as a skin substitute can be beneficial as part of the patient’s treatment plan. However, oftentimes advanced therapies are not employed due to current treatment guidelines, product access, or medical education around the clinical and economic benefits of AWC products, including skin substitutes.

We believe these industry trends represent a large opportunity for us to drive initiatives to increase market penetration.

Our Strategy

We believe the following strategies will play a critical role in our future growth:

•
Continued Expansion into Fast Growing Advanced Wound Care Market. We intend to increase sales of our products and extend our market leadership in the wound covering category by broadening our product portfolio to treat patients earlier in their advanced wound care treatment plan. We also intend to leverage our comprehensive product portfolio and relationships with key constituents to deepen our presence in the advanced wound care market. We believe the breadth and flexibility of our product portfolio, together with any future expanded product offerings to patients earlier in their advanced wound care treatment plan, will allow us to address a wide variety of wound types, sizes, and reimbursement levels offering significant new opportunities for growth. Furthermore, we believe our expanded product portfolio will enhance the ability of our distributors and sales representatives to reach and penetrate customer accounts, contributing to strong growth over time.
•
Continue to Expand Sales Force and Increase Sales Productivity and Geographic Reach. We plan to continue to expand the reach and penetration of our products by growing our sales organization to serve the advanced wound care market. We expect this expansion will allow us to achieve more focused and effective sales coverage for specific market categories, broaden our geographic footprint, and leverage our expanding relationships. We also plan to increase our focus on sales outside of the United States, including Europe, Asia and Latin America. Currently, all of our sales are in the United States.

•
Supplement Organic Growth Through Selective Acquisitions. We aim to successfully identify and integrate assets that complement our strategy through acquisitions. We continue to evaluate tuck-in acquisitions which we believe can complement our existing portfolios in the advanced wound care market and will leverage our established commercial and manufacturing infrastructure.

Competitive Strengths

We believe we have several unique strengths that have been instrumental to our success and position us well for future growth:

•
Leader in Regenerative Medicine. We aim to be a leading regenerative medicine company focused on the development, manufacture, and commercialization of placental-derived allografts for advanced wound care. We’ve pursued a singular goal: changing lives for the better with the power of superior processes and an unwavering commitment to innovation. Given our extensive history in regenerative medicine, we believe that we have strong brand recognition and market-leading position across our product portfolio.
•
Well-Positioned in Large, Attractive and Growing Global Market—Advanced Wound Care.We believe the AWC market will continue to see accelerated growth given favorable global demographics that include an aging population and a greater incidence of comorbidities such as diabetes, obesity, and cardiovascular and peripheral vascular disease and smoking. We believe there is growing adoption of regenerative medicine products by the physician community due to their clinical superiority and cost effectiveness for all major stakeholders compared to traditional products.
•
Comprehensive Suite of Products to Address the Clinical and Economic Needs of Wound Care Patients and Providers. Our comprehensive portfolio strategy of wound care products will allow physicians to personalize solutions to meet the needs of individual wound care patients. The breadth of our portfolio gives us flexibility to offer products at various prices to accommodate both the clinical and economic factors that may impact purchasing decisions. Our products can address varying reimbursement levels depending on the type of wound, the payer, and geographic differences in payer payment rates. Our experienced commercial team and partners are highly trained to assist clinicians to effectively deploy the full complement of our wound care products.
•
Established and Scalable Manufacturing. Our lab is accredited by the AATB and adheres to the FDA and cGTP requirements. AmnioWrap2, VENDAJE, VENDAJE AC and VENDAJE OPTIC are perinatal tissue-derived allografts. They are designated as HCT/Ps by the FDA, are minimally manipulated, and are produced in accordance with applicable FDA regulations. We believe our lab facility is scalable to meet immediate demand.
•
Extensive Executive Management and Board Experience in Regenerative Medicine. Our executive management team and Board Members have extensive experience in the health care industry, boasting over 100 years of collective experience in the space. This experience allows us to operate from a deep understanding of the underlying trends in health care and the intertwined scientific, clinical, regulatory, commercial and manufacturing challenges that are faced in the industry.

Our Technology and Products

Leveraging our proprietary BioREtain processing method, we manufacture perinatal tissue allografts at the highest level of quality. BioREtain has been developed by applying the latest research in regenerative medicine, focused on preserving natural growth factors and tissue structure. Our allografts, including AmnioWrap2, VENDAJE, VENDAJE AC and VENDAJE OPTIC are trusted by top clinicians across a range of specialties.

Technology

BioREtain

Historically, placental membrane processing has been primarily focused on the preservation of cells or removal of all non-solid matrix components. Since the development of these processes, scientific progress has been made uncovering the value of other factors within the placental tissue that are invaluable to wound healing. These factors do not rely on graft cellular content, hence preservation of cells is unnecessary. Additionally, removal of everything down to the solid matrix essentially depletes the grafts of the valuable factors endogenous to placental tissue. BioREtain is a proprietary tissue processing technology developed by BioStem to preserve the natural factors and tissue structure, the science of letting nature do its work. To provide safe, biocompatible, factor-rich grafts, we have developed a processing regime that cleans and prepares the tissues in a gentle and effective manner, while minimizing the risk involved in utilizing biologic tissue for implantation. This proprietary six-step process utilizes isotonic, hypothermic solutions with minimal disruption to ensure that the membrane structure and inherent factors are protected to the greatest extent. There are no harsh chemicals beyond initial disinfecting and no scraping or ablation of the natural components of the placental tissue. Additionally, no high heat or ice formation is used in dehydration, and grafts are individually packed and terminally sterilized via electron beam sterilization (E-beam). E-beam avoids harmful byproducts, excessive cross-linking of valuable factors and long irradiation times associated with other methods.

Examples of factors retained in BioREtain-processed placental tissue are IL-1ra, HGF, PDGF-BB, among others. According to a peer-reviewed scientific publication, when compared to competitor ablative methods, BioREtain results in a final product with higher levels of endogenous factors and stromal components. The factors set forth below are widely recognized across the industry and considered the most impactful due to their healing properties.

Sabol, et.al., Standardized Reporting of Amnion and Amnion/Chorion Allograft Data for Wound Care, Health Sci Rep. (Aug. 23, 2022).

Our Products

The use of amniotic membrane was initially limited due to storage challenges associated with use of fresh tissue. Modern processing methods – including dehydration – have delivered options that have longer shelf lives, can be stored at ambient temperatures, and can be terminally sterilized. Dehydrated human amniotic membrane (AM) is now widely used across clinical specialties as a covering for chronic wounds, burns, incisions and other treatment areas where a protective barrier is needed. The extracellular matrix (ECM) of amniotic membrane provides mechanical protection and support for endogenous tissue integration. The amniotic membrane forms the innermost layer of the human placenta and acts as a protective barrier for the developing fetus.

AmnioWrap2

AmnioWrap2 ("AmnioWrap2" or "AW2") is a full thickness structural tissue allograft composed of the amnion, intermediate and chorion layers of the placental membrane. AW2 is intended for homologous use as a protective covering for soft tissue wounds. AW2 is sterilized via e-beam irradiation and has a 4-year shelf life stored at ambient temperatures. AW2 allografts are available in a wide range of sizes and shapes for maximum versatility. AmnioWrap2 was launched in September 2023.

We have entered into an exclusive distribution and services arrangement with Venture Medical, LLC ("Venture Medical"), a large distributor located in the United States for the distribution of our AmnioWrap2 product. We license the right to manufacture and commercialize AmnioWrap2 from an unrelated party. Pursuant to this license agreement, we pay a per square centimeter licensing fee for all AmnioWrap2 product sold.

Unlike some other human dehydrated amnion/chorion products, AW2 also preserves the intermediate layer (IL) between the amnion and chorion. The IL has its own reserve of chemokines, growth factors and interleukins. We continue to further characterize these BioREtain-processed membranes, including additional growth factors and structural components. To date, the following have been evaluated within AW2 allografts:

Cytokines:

•
HGF (hepatocyte growth factor)
•
IL-1ra (IL-1 receptor antagonist)

Extracellular matrix (ECM) components:

•
Collagens I, III
•
Fibronectin
•
Proteoglycans
•
Glyocosaminoglycans

VENDAJE

VENDAJE is a structural tissue allograft composed of the amnion layer of the placental membrane processed using our proprietary BioREtain process. It is intended for homologous use as a protective covering for soft tissue wounds. VENDAJE is sterilized via e-beam irradiation and has a 5-year shelf life stored at ambient temperatures. VENDAJE allografts are available in a wide range of sizes and shapes for maximum versatility. VENDAJE was launched in July 2021.

A look inside VENDAJE®:

We continue to further characterize these BioREtain-processed membranes, including additional growth factors and structural components. To date, the following have been evaluated within VENDAJE allografts:

Cytokines:

•
HGF (hepatocyte growth factor)
•
IL-1ra (IL-1 receptor antagonist)

Extracellular matrix (ECM) components:

•
Collagens I, III
o
Fibronectin
•
Proteoglycans
•
Glyocosaminoglycans

VENDAJE AC

VENDAJE AC is a full thickness structural tissue allograft composed of the amnion, intermediate and chorion layers of the placental membrane. VENDAJE AC is intended for homologous use as a protective covering for soft tissue wounds. VENDAJE AC is sterilized via e-beam irradiation and has a 4-year shelf life stored at ambient temperatures. VENDAJE AC allografts are available in a wide range of sizes and shapes for maximum versatility. VENDAJE AC was acquired in 2018 and received a Q code in November 2023.

A look inside VENDAJE AC:

Amnion/Chorion Membrane

H&E Stain- stains nuclei purple and extracellular matrix pink

40X magnification

Epithelial layer
Compact layer
Fibroblast layer
Basement membrane
Spongy (intermediate) layer
Spongy (intermediate) layer
Reticular layer
Amnion
Chorion
Basement membrane
Trophoblasts
50 µm

Unlike some other human dehydrated amnion/chorion products, VENDAJE AC also preserves the IL between the amnion and chorion. The IL has its own reserve of chemokines, growth factors and interleukins. We continue to further characterize these BioREtain-processed membranes, including additional growth factors and structural components. To date, the following have been evaluated within VENDAJE AC allografts:

Cytokines:

•
HGF (hepatocyte growth factor)
•
IL-1ra (IL-1 receptor antagonist)

Extracellular matrix (ECM) components:

•
Collagens I, III
•
Fibronectin
•
Proteoglycans
•
Glyocosaminoglycans

VENDAJE OPTIC

VENDAJE OPTIC is a structural tissue allograft composed of only the amnion layer of the placental membrane. This single layer of amnion measures between 20-50 microns thick, making VENDAJE OPTIC ideal for delicate ophthalmic applications. This is an ultra-thin, ultra-light human connective tissue allograft which is processed using our proprietary BioREtain process. VENDAJE OPTIC is intended for homologous use as a protective covering during the repair of ocular surfaces. This covering can be applied directly to the eye without the use of additional hardware or sutures. VENDAJE OPTIC is sterilized via e-beam irradiation and has a 4-year shelf life stored at ambient temperatures. VENDAJE OPTIC allografts are available in a range of sizes for maximum versatility. VENDAJE OPTIC was acquired in 2018.

We continue to further characterize these BioREtain-processed membranes, including additional growth factors and structural components. To date, the following have been evaluated within VENDAJE OPTIC:

Cytokines:

•
HGF (hepatocyte growth factor)
•
IL-1ra (IL-1 receptor antagonist)

Extracellular matrix (ECM) components:

•
Collagens I, III
•
Fibronectin
•
Proteoglycans
•
Glyocosaminoglycans

Placenta Donation Program

In order to obtain the source material for our placental-based product portfolio, we partner with several tissue acquisition agencies to recover donations of these materials around the United States. Through these agencies, a mother who delivers a healthy baby can donate her placenta and umbilical cord tissue in lieu of having it discarded as medical waste. After consent for donation is obtained, a blood sample from each donor is tested for communicable diseases, and the donor is screened for risk factors in order to determine eligibility in compliance with federal regulations and AATB standards. We operate a licensed tissue bank that is registered as a tissue establishment with the FDA, and we are an accredited member of the AATB. All donor records and test results are reviewed by our Medical Director and staff prior to the release of the tissue for distribution to ensure that each donor tissue is determined to be eligible for transplantation.

We utilize geographically diverse tissue acquisition agencies across the United States to ensure adequate supply of materials needed to meet customer demand. We believe that we will be able to obtain an adequate supply of tissue to meet anticipated demand for the foreseeable future.

Customers

Our customers consist of medical professionals, such as podiatrists and plastic surgeons. A high concentration of our revenue comes from a limited number of customers. Accordingly, in each year there may be a small number of customers from whom we generate our revenue. These customers may not be repeat purchasers and in each year it may be a different single purchaser or small number of purchasers from which we generate a large percentage of our revenues. We rely on these purchasers and there is a risk that these purchasers may be unable to make payment under their obligations to us, thereby affecting our revenues.

One customer, Venture Medical, accounted for approximately 98% of accounts receivable as of December 31, 2023. Three customers accounted for approximately 81% of accounts receivable as of December 31, 2022. For the year ended December 31, 2023, we generated approximately 82% of consolidated net revenue from one customer, Venture Medical. For the year ended December 31, 2022, we generated approximately 30% of consolidated net revenue from one customer, Radiant Health Solutions.

Reimbursement

Currently, most purchasers of our products are medical professionals, such as podiatrists that rely on reimbursement by third-party payers. Accordingly, our growth substantially depends on adequate levels of third-party reimbursement for our products from these payers. Third-party payers are sensitive to the cost of products and services and are increasingly seeking to implement cost containment measures to control, restrict access to, or influence the purchase of health care products and services. In the U.S., such payers include U.S. federal healthcare programs (e.g., Medicare and Medicaid), private insurance plans, managed care programs, and workers’ compensation plans. Federal healthcare programs have prescribed coverage criteria and payment rates for medical products, services, and procedures. Similarly, private, third-party payers have their own coverage criteria and negotiate payment amounts for medical products, services, and procedures with providers. In addition, in the U.S., an increasing percentage of insured individuals are receiving their medical care through managed care programs (including managed federal healthcare programs) which monitor and may require pre-approval of the products and services that a member receives. Ultimately, however, each third-party payer determines whether and on what conditions they will provide coverage for our products, and such decisions often include each payer’s assessment of the science and efficacy of the applicable product.

A portion of our products is purchased directly by U.S. government accounts (e.g., the VA and the Public Health Service), which do not depend on reimbursement from third-party payers. In order for us to have our products purchased by such federal agencies, we participate in the VA Federal Supply Schedule (“FSS”) pricing program.

Medicare and Medicaid

The Centers for Medicare and Medicaid Services (“CMS”) within the U.S. Department of Health and Human Services (“HHS”) administers the Medicare and Medicaid programs. Title XVIII of the Social Security Act establishes the Medicare program to pay for the costs of certain healthcare services and items for eligible individuals. Eligibility for Medicare is based on age, disability or diagnosis of End-Stage Renal Disease. CMS has established guidelines for the Medicare coverage and payment of certain items and services. Generally, to be reimbursed by Medicare, a healthcare item or service furnished to a Medicare beneficiary must be reasonable and necessary for the diagnosis or treatment of an illness or injury, or to improve the functioning of a malformed body part. The methodology for determining coverage status and the amount of Medicare payment varies based upon, among other factors, the setting in which a Medicare beneficiary received healthcare items and services. Any changes in federal legislation, regulations and policy affecting CMS coverage and payment relative to any procedure using our products could have a material effect on our business.

Title XIX of the Social Security Act establishes the Medicaid program, which is a system of medical assistance for families with dependent children and for aged, blind and disabled individuals who are below certain income thresholds. Though federally created, the Medicaid program is a joint federal-state program. CMS administers the federal portion of the Medicaid program with states establishing additional coverage and payment regulations. Changes to the availability of coverage, method or level of payment for relevant services using our products may have a material effect on our business. The Medicare and Medicaid programs are subject to statutory and regulatory changes, retroactive and prospective rate adjustments, administrative rulings, interpretations of policy, intermediary determinations and government funding restrictions, all of which may materially increase or decrease the rate of program payments to healthcare providers and suppliers who purchase our products.

The reimbursement framework for products under Medicare is determined in accordance with the Social Security Act and pursuant to regulations promulgated by CMS, as well as the agency’s coverage and payment guidance. In some cases, CMS does not specify coverage, leaving each of the local Medicare Administrative Contractors (“MACs”) to determine whether and on what conditions Medicare will provide coverage for the product. Such decisions are based on each MAC’s assessments of the science and efficacy of the applicable product. As of the date of this Form 10 Registration Statement, VENDAJE, VENDAJE AC and AMNIOWRAP2 are eligible for coverage by all MACs. VENDAJE (Q4252), VENDAJE AC (Q4279) and AMNIOWRAP2 (Q4221) also received separate CMS HCPCS Codes, distinguishing each product in coverage and payment policies.

In August 2023, three MACs published changes to their Local Coverage Determinations (“LCDs”) that were intended to becoming effective on October 1, 2023, before ultimately being retracted. These LCDs listed those skin substitute products which would explicitly be eligible for coverage and those which would not. The LCDs also included language that would have lowered the number of allowed applications of a product below what is commonly used in standard practice by physicians today (supported by clinical evidence) and reflected by LCDs currently in force with the MACs. While these LCDs ultimately were not implemented, the MACs have indicated plans to bring forth a new proposed LCD for skin substitutes in the future, which could include elements that could be unfavorable to our business.

On April 25, 2024, all seven MACs (covering all twelve MAC jurisdictions in the U.S.) released identical proposed LCDs which are very similar to the August 2023 LCDs that were retracted. The proposed LCDs include language that would lower the number of allowed applications of a skin substitute product, and also would require published, peer-reviewed evidence to support coverage of skin substitute products. As proposed, the LCDs would eliminate Medicare coverage for our products absent the development of acceptable published, peer-reviewed evidence. Currently, management cannot determine the timing of when, if any, decision will be made on the proposed LCDs.

In the physician office setting, providers that administer allografts and other skin substitutes are currently separately reimbursed for the skin substitute product based on the size of the graft, computed on a per square centimeter basis. The payment rate for many skin substitute products is calculated using the manufacturer’s reported average sales price (“ASP”) submitted quarterly to CMS, and is updated on a quarterly basis. CMS includes these payment rates (established by statute at ASP + 6%) on the Medicare national ASP Drug Pricing File. AMNIOWRAP2, VENDAJE, VENDAJE AC and VENDAJE OPTIC are included on the Medicare national ASP Drug Pricing File. Reimbursement for products not included on the Medicare national ASP Drug Pricing File are at the discretion of each MAC, which is based on invoice or wholesale acquisition cost (“WAC”) plus an add-on percentage. The physician office payment methodology also applies to other places of service where the skin substitute product is administered by a health care professional, including patient home, assisted living facility and nursing home.

In 2022, CMS announced plans to potentially change the payment methodology for skin substitutes in the physician office setting but did not finalize any changes to the payment methodology for these products. In March 2023, the HHS Office of Inspector General published a report entitled, “Some Skin Substitute Manufacturers Did Not Comply with New ASP Reporting Requirements,” which detailed problematic expenditure issues associated with the current Medicare reimbursement landscape in the physician office setting for some skin substitute products. In alignment with many industry stakeholders, the report recommended that all skin substitute products transition to ASP-based payments as soon as possible in an effort to substantially reduce Medicare expenditures for these products. Over the last several quarters, there has been a notable increase in the number of skin substitute products listed on the Medicare national ASP Drug Pricing File, but non-ASP or WAC-based products still remain available in the marketplace.

In the hospital setting, facilities are paid for skin substitutes based on a packaged or bundled payment methodology for the entire procedure performed or entire hospital stay. There is no separate payment for the skin substitute product. Thus, in such instances, we educate hospitals about the cost-effectiveness of our products and their potential to enhance patient outcomes and shorten hospital stays. Our ongoing efforts include generative further health economic data to reinforce this message. The sale of products for use in a hospital setting depends on effectively demonstrating their clinical efficacy and cost efficiency to the hospital administration.

In September 2023, we were successfully listed on key government contract vehicles, on the Department of Defense’s Distribution and Pricing Agreement (“DAPA”), the FSS, and the Defense Logistics Agency’s ECAT system. This listing was made possible by BioStem’s Service-Disabled Veteran-Owned Small Business (“SDVOSB”) exclusive partner.

Private Payers

We have begun to devote considerable resources to clinical trials to support reimbursement of our products with the goal of increasing the number of private payers who will reimburse for our products in the physician office. Coverage and payment will vary according to the patient’s health plan and related benefits.

Sales and Marketing

We market and distribute products to medical professionals, such as podiatrists and plastic surgeons, indirectly through distributors and, to a much lesser extent, through direct and contract salesforces.

We primarily sell our products indirectly through distributors. Distributors purchase products from us at wholesale acquisition cost and resell products to providers and end users, and we pay these distributors for the services they provide on our behalf.

We also sell our products through direct and contract salesforces. Our direct sales team includes field sales representatives and field sales management, who call on hospitals, wound care clinics, physician offices, emergency rooms and other health care facilities. Our direct sales force primarily focuses on the advanced wound care categories through multiple sites of service.

Distribution and Services Agreement

On September 8, 2023, we entered into a distribution and services agreement (the “Distribution Agreement”) with Venture Medical, LLC, a large medical distributor located in the United States (the “Distributor”) for the distribution of our AmnioWrap2 product. We license the rights to manufacture and commercialize AW2 from an unrelated party and in conjunction with the licensing arrangement, we pay a license fee based on square centimeters for all AW2 products sold by the Distributor. The Distributor purchases the AW2 products from us at a fixed fee per square centimeter (“Sales Price”) with no right of return. Separately, the Distributor invoices us monthly for distinct sales, marketing and distribution services it provides on our behalf (“Bona Fide Services Fee” or “BFSF”). These services also include, among other things, insurance coverage and eligibility, claims processing, quality assurance, inventory management and returns, and other day-to-day operations services. The BFSF is consideration payable to the Distributor for the distinct services the Distributor is providing to us.

The term of the Distribution Agreement is three years from the date of entry, with automatic renewals for successive one-year terms, unless either party gives notice to the other party of its intent not to renew the Distribution Agreement no less than 90 days prior to the expiration of the applicable term. If either party gives notice to the other party of its intent not to renew, the Distributor will use good faith efforts to minimize its inventory of AW2 remaining at the effective date of the termination.

Pursuant to the Distribution Agreement, the Distributor is obligated to purchase a minimum amount of AW2 products each calendar quarter during the term. In addition to customary termination provisions, we may terminate the Distribution Agreement upon giving 90 days’ notice if the Distributor does not purchase the minimum purchase amount during two consecutive calendar quarters and the Distributor may terminate the Distribution Agreement upon giving one year’s written notice for the convenience of the Distributor. Upon termination of the Distribution Agreement, provided that Distributor has complied with its obligations to minimize inventory, we will purchase from Distributor all of the AW2 held by the Distributor which are in good and saleable condition at the price that the Distributor paid to us less any discounts and allowances. At our option, we may fulfill or refund any stocking orders placed but not shipped.

On March 1, 2024, we entered into an amendment (the "Distribution Agreement Amendment") to the Distribution Agreement to increase the minimum calendar quarterly volume commitment and increase the BFSF.

Intellectual Property

Our intellectual property includes owned and licensed patents, owned and licensed patent applications and patents pending, proprietary manufacturing processes and trade secrets, and trademarks associated with our technology. We believe that our patents, proprietary manufacturing processes, trade secrets, trademarks, and technology licensing rights provide us with important competitive advantages.

Trademarks

The following tables summarize our held and applied for trademarks together with their duration.

Trademarks Held

Registration Number	Registration Date	Next Renewal	Trademark Name
4,856,395	November 17, 2015	November 17, 2025	AC:PX
1,224,924	July 31, 2014	July 31, 2034	AC:PX (Designated States China, European Union, Japan, Korea, Singapore)
6,902,573	November 15, 2022	November 15, 2032	BIORETAIN®
6,326,002	April 20, 2021	April 20, 2031	BIOSTEM LIFE SCIENCES
6,326,239	April 20, 2021	April 20, 2031	BIOSTEM TECHNOLOGIES
6,598,861	December 21, 2021	December 21, 2031	BIOSTEM TECHNOLOGIES (Class 005)
6,816,083	August 9, 2022	August 9, 2032	LMA
6,681,250	March 22, 2022	March 22, 2032	LOCAL MICROENVIRONMENT ACTIVATION
6,320,060	April 13, 2021	April 13, 2031	OROPRO
7,257,046	January 2, 2024	January 2, 2034	RHEO
12639449	July 18, 2014	February 26, 2034	UC:PX
T1404426C	March 26, 2014	March 26, 2034	UC:PX
12639449	July 18, 2014	February 26, 2034	UC:PX
6,326,004	April 20, 2021	April 20, 2031	VENDAJE®
6,326,005	April 20, 2021	April 20, 2031	VENDAJE AC®
6,326,006	April 20, 2021	April 20, 2031	VENDAJE OPTIC®

Applied for Trademarks

Application Number	Filing Date	Trademark Name
A0044163	July 31, 2014	AC:PX
90/424,799	December 29, 2020	ALLOCLOT
97/922,410	May 5, 2023	STERACORD

Patents

The following tables summarize our held and applied for patents together with their duration.

Patents Held

Patent Number	Issue Date	Expiration Date	Title
D-716,601	November 4, 2014	November 4, 2028	TISSUE MINCING TOOL
11,844,876	December 19, 2023	January 24, 2042	TWO-PART CLOTTING COMPOSITION AND METHODS OF MAKING AND USING THEREOF
8893995	November 25, 2014	November 8, 2032	SYSTEMS AND METHODS FOR PROCESSING CELLS
8,967,513	March 3, 2015	July 1, 2033	SYSTEMS AND METHODS FOR PROCESSING CELLS
8,967,512	March 3, 2015	July 1, 2033	SYSTEMS AND METHODS FOR PROCESSING CELLS
9663760	May 30, 2017	January 21, 2035	SYSTEMS AND METHODS FOR PROCESSING CELLS
D-717587	November 18, 2014	November 18, 2028	TISSUE MINCING TOOL
9,012,222	April 21, 2015	January 29, 2033	NATIVE WHARTON'S JELLY STEM CELLS AND THEIR PURIFICATION
9145544	September 29, 2015	January 21, 2035	SYSTEMS AND METHODS FOR PROCESSING CELLS
2012335746	October 8, 2017	November 8, 2032	SYSTEMS AND METHODS FOR PROCESSING CELLS
2775928	February 20, 2019	November 8, 2032	SYSTEMS AND METHODS FOR PROCESSING CELLS
2862437	July 3, 2018	November 8, 2032	SYSTEMS AND METHODS FOR PROCESSING CELLS
201280055019.5	June 8, 2016	November 8, 2032	SYSTEMS AND METHODS FOR PROCESSING CELLS
232290	March 1, 2018	November 8, 2032	SYSTEMS AND METHODS FOR PROCESSING CELLS

Applied for Patents

Application Number	Filing Date	Title
17/873,383	July 26, 2022	HUMAN UMBILICAL CORD COMPOSITIONS AND METHODS FOR INTRA-ARTICULAR THERAPY (4US)
29/860,417	November 18, 2022	FENESTRATED HUMAN PLACENTAL ALLOGRAFT (7US-B) Cross-Reference w/310636-271374 (7US-C)
29/860,420	November 18, 2022	FENESTRATED HUMAN PLACENTAL ALLOGRAFT (7US-C) Cross-Cite w/310636-271193 (7US-B)
18/130,555	April 4, 2023	HUMAN UMBILICAL CORD COMPOSITION FOR TREATMENT OF PEYRONIE'S DISEASE (9US)
18/517,338	November 22, 2023	TWO-PART CLOTTING COMPOSITION AND METHODS OF MAKING AND USING THEREOF
18/290,914	January 22, 2024	STERILE HUMAN PLACENTAL ALLOGRAFTS AND METHODS OF MAKING THEREOF (5US)
18/593,225	March 1, 2024	MICRONIZED COMPOSITIONS FOR WOUND HEALING PREPARED FROM INTACT HUMAN AMNION-CHORION TISSUE HAVING AN INTACT INTERMEDIATE SPONGY LAYER POSITIONED THERE BETWEEN (3-US)
18/591,883	February 29, 2024	STERILE HUMAN PLACENTAL ALLOGRAFTS HAVING A PLURALITY OF SLITS, OPENINGS, AND/OR FENESTRATIONS FORMED THEREON (7US)
18/735,328	June 6, 2024	HUMAN UMBILICAL CORD COMPOSITIONS AND METHODS FOR DERMAL APPLICATION (8US)
12847676.9	November 8, 2012	SYSTEMS AND METHODS FOR PROCESSING CELLS
2014-540230	November 8, 2012	SYSTEMS AND METHODS FOR PROCESSING CELLS
14109421.4	November 8, 2012	SYSTEMS AND METHODS FOR PROCESSING CELLS
201415254	October 15, 2014	TISSUE MINCING TOOL
159191	October 17, 2014	TISSUE MINCING TOOL
002558890-0001	October 16, 2014	TISSUE MINCING TOOL
002558890-0002	October 16, 2014	TISSUE MINCING TOOL
1401964.0M	October 17, 2014	TISSUE MINCING TOOL
266825	October 20, 2014	TISSUE MINCING TOOL
56145	October 19, 2014	TISSUE MINCING TOOL
30-2014-49915	October 17, 2014	TISSUE MINCING TOOL
D2014/1269/C	October 17, 2014	TISSUE MINCING TOOL
002558890-0001	October 16, 2014	TISSUE MINCING TOOL
002558890-0002	October 16, 2014	TISSUE MINCING TOOL
PCT/US2023/019100	April 19, 2023	MULTI-PART PROCESSED HUMAN AMNIOTIC COMPOSITION AND METHODS OF MAKING AND USING THEREOF FOR TREATMENT OF PEYRONIE'S DISEASE (2-PCT)
PCT/US2023/026444	June 28, 2023	STERILE HUMAN PLACENTAL ALLOGRAFTS HAVING A PLURALITY OF SLITS, OPENINGS, AND/OR FENESTRATIONS FORMED THEREON (7-PCT)
PCT/US2023/026447	June 28, 2023	STERILE HUMAN PLACENTAL ALLOGRAFTS AND METHODS OF MAKING THEREFOR (5-PCT)
PCT/US2023/026436	June 28, 2023	MICRONIZED COMPOSITIONS FOR WOUND HEALING PREPARED FROM INTACT HUMAN AMNION-CHORION TISSUE HAVING AN INTACT INTERMEDIATE SPONGY LAYER POSITIONED THERE BETWEEN (3-PCT)
PCT/US2023/028232	July 20, 2023	COLLECTION AND QUANTIFICATION OF ELEMENTS PER SQUARE CENTIMETER IN A HUMAN PLACENTAL MEMBRANE ALLOGRAFT (6 PCT)
PCT/US2024/011036	January 10, 2024	HUMAN UMBILICAL CORD COMPOSITION FOR TREATMENT OF PEYRONIE'S DISEASE (9 PCT)
PCT/US2023/028633	July 26, 2023	HUMAN UMBILICAL CORD COMPOSITIONS AND METHODS FOR INTRA-ARTICULAR THERAPY (4PCT)
23744947.5	January 25, 2024	STERILE HUMAN PLACENTAL ALLOGRAFTS AND METHODS OF MAKING THEREOF (5-EP)
23832295.2	June 28, 2023	STERILE HUMAN PLACENTAL ALLOGRAFTS HAVING A PLURALITY OF SLITS, OPENINGS, AND/OR FENESTRATIONS FORMED THEREON (7EP)

PCT/US2024/032689	June 6, 2024	HUMAN UMBILICAL CORD COMPOSITIONS AND METHODS FOR DERMAL APPLICATION (8-PCT)

Exclusive Commercialization and IP Agreement

On June 29, 2023, we entered into an Exclusive Commercialization and IP Agreement (the “License Agreement”) with Hesed Life and Medical LLC, a California Limited Liability Company ("Hesed"), pursuant to which we license the rights to manufacture and commercialize AmnioWrap2 from Hesed, which is an unrelated party using our BioREtain technology which we licensed to Hesed for that purpose. Pursuant to the License Agreement, we pay a license fee based on square centimeters for all AW2 product sold. The initial term of the License Agreement is for one year with automatic one-year renewals unless written notice of non-renewal for any reason is given by either party at least 90 calendar days prior to the expiration of the applicable term. After the 180-day period following termination, Hesed will have the option to purchase the remaining inventory of AmnioWrap2 in our possession and if Hesed chooses not to exercise this option, we will be permitted to continue to sell the remaining AmnioWrap2 until it is sold out. The License Agreement contains customary confidentiality and non-disclosure provisions for agreements of this type.

Competition

We operate in highly competitive markets that are subject to rapid technological change. Success in these markets depends primarily on product efficacy, ease of product use, product price, availability of coverage and adequate third-party reimbursement, customer support services for technical, clinical and reimbursement support, and customer preference for, and loyalty to, the products.

Our products compete primarily with skin substitute products, amniotic technology products, orthobiologics products, other advanced wound care and traditional wound care products, among others. Our principal competitors include Integra LifeSciences Holdings Corporation, MiMedx Group, Inc., Organogenesis Inc., Smith & Nephew plc, and Bioventus Inc.

We also compete in the marketplace to recruit and retain qualified scientific, management and sales personnel, as well as to acquire technologies and technology licenses complementary to our products or advantageous to our business. We are aware of several companies that compete, or are developing technologies, in our current and future product areas. As a result, we expect competition to remain intense. Our ability to compete successfully will depend on our ability to develop proprietary products that reach the market in a timely manner, receive adequate coverage and reimbursement, are cost effective and are safe and effective.

Government Regulation

We are subject to extensive and ongoing regulation by the FDA under Section 361 of the Public Health Service Act (“PHSA”) and FDA’s implementing regulations, as well as other federal and state regulatory bodies in the United States. These laws and regulations govern, among other things, product design and development, pre-clinical and clinical testing, manufacturing, processing, packaging, labeling, storage, record keeping and reporting, marketing, distribution, promotion, import and export, and post-marketing surveillance.

Unless an exemption applies, each establishment that manufactures a human cell, tissue, and cellular and tissue-based product (“HCT/P”) under Section 361 of the PHSA (“Section 361 HCT/P”) must register with the FDA and list all HCT/Ps with the FDA. The development, manufacturing, and marketing of HCT/Ps can be resource intensive, expensive, and lengthy, as well as require payment of significant fees, unless an exemption is available.

We do not currently sell any cellular and tissue-based products considered to be drugs, devices, and/or biological products subject to licensure under Section 351 of the Public Health Service Act or approval or clearance under the Federal Food, Drug, and Cosmetic Act (“FDCA”) and related regulations. HCT/Ps that are not solely Section 361 HCT/Ps are regulated as biological products, drugs, and/or devices, and, in order to be lawfully marketed in the United States, require FDA pre-market licensure, approval, or clearance. As discussed above, the products in our portfolio are currently regulated as Section 361 HCT/Ps. However, we may in the future decide to offer new products that would constitute, or qualify as, medical devices, drugs, and/or biologics, which would require compliance with more stringent FDA regulatory requirements, including a Biologics License Application, New Drug Application, or medical device Premarket Approval or 510(k) clearance.

Tissue Products

In 1997, the FDA proposed a regulatory framework for products deriving from cells and tissues from the human body. This framework was intended to provide adequate protection of public health by providing regulatory oversight over the development of new therapies and products using HCT/Ps. To qualify as a Section 361 HCT/P under the current regulatory framework, an HCT/P generally must meet all four of the following criteria:

•
it must be minimally manipulated;

•
it must be intended for homologous use, as reflected by the product’s labeling, advertising, or other indications of the manufacturer’s objective intent;
•
its manufacture must not involve combination of the cells or tissues with another article, except for water, crystalloids or a sterilizing, preserving or storage agent, provided that the addition of water, crystalloids, or the sterilizing, preserving, or storage agent does not raise new clinical safety concerns with respect to the HCT/P; and
•
it either (i) must not have a systemic effect and must not be dependent upon the metabolic activity of living cells for its primary function, or (ii) has a systemic effect or is dependent upon the metabolic activity of living cells for its primary function and is for autologous use, is for allogeneic use in a first-degree or second-degree blood relative, or is for reproductive use.

Certain amniotic and other birth tissues are considered cellular and tissue-based articles and are therefore eligible for regulation solely as a Section 361 HCT/P depending on whether the specific product at issue and the claims made for it are consistent with the criteria set forth above. HCT/Ps that do not meet these criteria may be subject to more extensive regulation as drugs, medical devices, biological products, or combination products.

Products Regulated Solely as HCT/Ps under Section 361 of the PHSA

Currently, our products are categorized as Section 361 HCT/Ps. The FDA has specific regulations governing HCT/Ps, including those regulations set forth in 21 CFR Part 1271. Unless an exception applies, all establishments that manufacture Section 361 HCT/Ps must register and list their HCT/Ps with the FDA within five days after commencing operations. All HCT/Ps that an establishment processes, stores, labels, packages, distributes, or for which the establishment began donor screening or testing, must be listed with the FDA. In addition, establishments are required to update their registration annually in December or within 30 days of certain changes to the establishment. Any changes to the listed Section 361 HCT/Ps must be reported to the FDA at either the time of the change or each June or December, whichever is earlier.

After registering an establishment and listing HCT/Ps with the FDA, numerous and pervasive regulatory requirements continue to apply, such as donor screening, eligibility and testing requirements and Current Good Tissue Practices (“CGTP”) to prevent the introduction, transmission and spread of communicable diseases. An HCT/P must not be implanted, transplanted, infused, or transferred until the donor has been determined to be eligible, unless an exception applies. Eligible donors are those that are free from risk factors for, and clinical evidence of, infection due to relevant communicable diseases, as well as free from communicable disease risks associated with xenotransplantation, and, unless exempt, whose results of donor testing for relevant communicable disease agents are negative or nonreactive. Each Section 361 HCT/P establishment must establish and maintain procedures for all steps in testing, screening, determining donor eligibility, and complying with all other FDA requirements. Upon determining donor-eligibility, we must maintain records verifying donor-eligibility for each derived HCT/P and retain such records for 10 years after the date of administration of the derived HCT/P or, if that date is not known, after the date of the HCT/P’s distribution, disposition, or expiration, whichever is latest.

The CGTP govern, as may be applicable, the facilities, equipment, supplies, reagents, controls, and methods used in the manufacture of all HCT/Ps, including processing, storage, recovery, labeling, packaging, and distribution of Section 361 HCT/Ps. CGTP require us, among other things, to maintain a quality program for manufacturing and tracking HCT/Ps, train personnel, control and monitor environmental conditions as appropriate, control and validate processes, properly store, handle and test our products and raw materials, maintain our facilities and equipment, keep records and comply with standards regarding recovery, pre-distribution, distribution, tracking and labeling of our products, and complaint handling. Failure to maintain compliance with CGTP requirements could result in the shut down of, or restrictions on, manufacturing operations and the recall or seizure of products, which would harm our business.

The FDA may conduct periodic inspections of HCT/P manufacturing facilities, and contract manufacturers’ facilities, to assess compliance with CGTP and other requirements. Such inspections can occur at any time, with or without written notice, at such frequency as determined by the FDA in its sole discretion. To determine compliance with the applicable provisions, the inspection may include, but is not limited to, an assessment of the establishment’s facilities, equipment, finished and unfinished materials, containers, processes, HCT/Ps, procedures, labeling, records, files, papers and controls. If the FDA were to find serious non-compliant manufacturing or processing practices during such an inspection, it could take regulatory actions that could adversely affect our business, results of operations, financial condition, and cash flows.

The FDA has broad regulatory compliance and enforcement powers. If the FDA determines that we failed to comply with applicable regulatory requirements, it can take a variety of compliance or enforcement actions, which could materially adversely affect our business such as:

•
Untitled letters, warning letters, fines, injunctions, consent decrees, and civil penalties;
•
Unanticipated expenditures to address or defend such actions;
•
Recall, withdrawal, administrative detention, seizure, or destruction of our products;

•
Operating restrictions, partial suspension or total shutdown of production; or
•
Criminal prosecution.

In addition, a prolonged interruption in the manufacturing of one or more of our products as a result of non-compliance could decrease our supply of products available for sale, which could reduce our net sales, gross profits and market share, as well as harm our overall business, prospects, financial condition and results of operations.

Advertising and promotion of HCT/Ps, in addition to being regulated by the FDA, are also regulated by the Federal Trade Commission (“FTC”) and by state regulatory and enforcement authorities. Recently, promotional activities for FDA-regulated products have also been the subject of enforcement actions brought under healthcare reimbursement laws and consumer protection statutes. Competitors and others can also initiate litigation relating to advertising and promotional claims under the federal Lanham Act and similar state laws. In general, if the FDA determines that our promotional materials, which may include our product training, constitutes promotion of a non-homologous use that causes our product(s) to be non-Section 361 HCT/Ps, then it could request that we modify our training or promotional materials or subject us to regulatory or enforcement actions. It is also possible that other federal, state or foreign enforcement authorities might take action if they consider our promotional or training materials to constitute promotion of an unauthorized use, to be inadequately substantiated, or to be otherwise false or misleading, which could result in significant fines or penalties under other statutory authorities, such as laws prohibiting false claims for reimbursement.

Tissue Bank Laws, Regulations, and Related Accreditation

Procurement of certain human organs and tissue for transplantation is subject to various federal and state requirements, such as the National Organ Transplant Act (“NOTA”), which prohibits the transfer of certain human organs, including skin and related tissue, for valuable consideration, but permits the reimbursement of reasonable expenses associated with the removal, transportation, implantation, processing, preservation, quality control, and storage of donated human tissue and skin. We reimburse tissue banks, hospitals, and physicians for their services associated with the recovery and storage of donated human tissue. If we are found to have violated NOTA, we may be subject to civil fines or criminal sanction.

In addition to federal requirements, certain states, including a number in which we commercialize products, require HCT/P establishments to obtain licenses granted by the health authorities of their respective states. We are licensed to operate in the following states: New York, Delaware, Illinois, Oregon, and Maryland. To the extent we would need a license or other similar approval to operate or expand our operations, our operations could be adversely affected by the inability to obtain the necessary licenses or approvals, changes in the standards applicable to those licenses or approvals, and possible delays and expenses associated with obtaining licenses or approvals.

The AATB is a nationwide organization that establishes standards relating to tissue banking and associated products. AATB standards include specific requirements for recovery, screening, testing, labeling, processing, and storing of birth tissue. Generally, AATB accreditation is voluntary. However, some state regulatory bodies and managed care organizations use AATB accreditation as a credentialing or licensing standard. We have obtained AATB accreditation, have undergone a corporate survey, and undergo continuous audits by the AATB to maintain our accreditation..

Federal and State Fraud and Abuse Laws

The federal and state governments have enacted, and actively enforce, a number of laws to address fraud and abuse in federal healthcare programs, including any healthcare plans or programs that are funded, in whole or in part, by the United States government (other than certain federal employee health insurance benefits/programs), such as Medicare and the Veterans Affairs program, and certain state healthcare programs that receive federal funds, such as Medicaid. Our business is subject to compliance with these laws.

Our operations are subject to various federal anti-fraud and abuse laws, including without limitation the federal Anti-Kickback Statute (“AKS”). The AKS is a criminal law that prohibits, among other things, any person from knowingly and willfully offering, soliciting, receiving or providing any remuneration (including any kickback, bribe or rebate), directly or indirectly, overtly or covertly, in cash or in kind, to induce or reward referrals, purchases or orders, or arranging for or recommending the purchase, order or referral of any item or service for which payment may be made in whole or in part by a federal healthcare program. The term “remuneration” has been broadly interpreted to include anything of value, whether in cash or in kind. The Patient Protection and Affordable Care Act amended the intent requirement of the federal AKS, so that a person or entity no longer needs to have actual knowledge of this statute or specific intent to violate it. Although the AKS contains a number of statutory exceptions and regulatory safe harbors protecting some common activities from prosecution, the exceptions and safe harbors are drawn narrowly, and arrangements may be subject to scrutiny or penalty if they do not fully satisfy all elements of an available exception or safe harbor. Failure to meet all of the requirements of a particular applicable statutory exception or regulatory safe harbor does not make the conduct per se illegal under the federal Anti-Kickback Statute. Instead, the legality of the arrangement will be evaluated on a case-by-case basis based on a cumulative review of all its facts and circumstances. Almost any interaction wherein benefits of any value flow to a healthcare provider, patient, customer, or other source for the referral of business may implicate the federal Anti-Kickback Statute. A conviction for violation of the AKS may result in criminal and/or civil fines, potential incarceration for individuals, and requires mandatory exclusion from participation in federal health care programs. Due to the breadth of the AKS, the narrowness of statutory exceptions and regulatory safe harbors available, and the range of interpretations to which they are subject, it is possible that some of our current or future practices might be challenged under one or more of these laws.

The Civil Monetary Penalty Act of 1981 (“CMP Act”) imposes civil penalties against any person or entity that, among other things, is determined to have presented or caused to be presented a claim to a federal healthcare program that the person knows or should know is for an item or service that was not provided as claimed or is false or fraudulent. The CMP Act also provides civil penalties for violations of the AKS, as well as including a specific provision prohibiting the offering or transferring of remuneration to a federal healthcare program beneficiary that a person knows or should know is likely to influence the beneficiary’s decision to order or receive items or services reimbursable by the government from a particular provider or supplier. In addition to the imposition of civil penalties, the Office of Inspector General of the Department of Health and Human Services (“OIG”) has the authority to determine on a case-by-case basis whether violations of the CMP Act should result in exclusion from participation in federal healthcare programs.

In addition to these federal laws, many states have similar fraud and abuse laws that typically apply to arrangements involving reimbursement by a state-funded Medicaid or other healthcare programs, but that may also apply more broadly to any healthcare products or services, including those reimbursed by private insurance or even by cash payment. Other state laws prohibit certain direct or indirect payments or fee-splitting arrangements between healthcare providers and other persons and entities, especially where they are designed to obtain or induce the referral of patients from a particular person or provider. Often, these laws closely follow the language of their federal law counterparts, although they do not always have the same exceptions or safe harbors.

Another key federal healthcare law is the federal healthcare fraud statute, which was added by the Health Insurance Portability and Accountability Act of 1996 (“HIPAA”). HIPAA created two new federal crimes: healthcare fraud and false statements relating to healthcare matters. The HIPAA healthcare fraud statute prohibits, among other things, knowingly and willfully executing, or attempting to execute, a scheme to defraud any healthcare benefit program, including private payors. A violation of this statute is a felony and may result in fines, imprisonment and/or exclusion from government-sponsored programs. The HIPAA false statements statute prohibits, among other things, knowingly and willfully falsifying, concealing or covering up a material fact or making any materially false, fictitious or fraudulent statement or representation in connection with the delivery of or payment for healthcare benefits, items or services. A violation of this statute is a felony, which requires exclusion from participation in federal healthcare programs, and may result in substantial fines and/or imprisonment. Similar to the AKS, a person or entity does not need to have actual knowledge of the statutes or specific intent to violate them in order to have committed a violation.

Federal law also includes a provision commonly known as the “Stark Law,” which generally (i) prohibits physicians from making referrals for designated health services to entities in which the physicians have a direct or indirect financial relationship, and (ii) prohibits entities from presenting or causing to be presented claims or bills to any individual, third party payer, or other entity for designated health services furnished pursuant to a prohibited referral, unless permitted under a statutory or regulatory exception. Violations of the Stark Law may result in significant civil sanctions, including civil monetary penalties, denial of payment, refunds of amounts collected in violation of the Stark Law and exclusion from Medicare programs.

Federal False Claims Act

The federal False Claims Act (“FCA”) imposes civil liability on any person or entity that knowingly presents, or causes to be presented (including by a third party), a claim for payment to the U.S. government, including the Medicare and Medicaid programs, that is false or fraudulent, or which contains false information. In addition, any person or entity who knowingly makes or uses a false record or statement to avoid paying the federal government, or knowingly conceals or avoids an obligation to pay money to the federal government, may also be subject to fines under the FCA.

The federal government has used the FCA in connection with Medicare, Medicaid and other governmental program fraud in areas such as violations of the AKS or the Stark Law, coding errors, billing for services not provided and submitting false claims for reimbursement. The FCA has also been used to bring suit against people or entities that bill services at a higher reimbursement rate than is allowed and that bill for care that is not medically necessary. In addition to government enforcement, the FCA authorizes private citizens to bring qui tam or “whistleblower” lawsuits, greatly extending the number of actions under the FCA. Both because whistleblowers may receive up to thirty percent (30%) of the government’s recovery in an FCA matter and due to additional government incentives for whistleblowers to come forward, FCA whistleblower actions drive much of the federal government’s fraud recoveries from the healthcare and life sciences industry. As of 2024, the per-claim civil penalty range was between $13,946 and $27,894; however, the FCA also allows for the government to recover up to three times the amount that was reimbursed by federal health care programs pursuant to each false claim.

In the Patient Protection and Affordable Care Act and the Healthcare Education and Reconciliation Act (collectively, “ACA”), Congress enacted requirements related to identifying and returning overpayments made under Medicare and Medicaid. CMS finalized regulations regarding the so-called “60-day rule,” which requires persons and entities to report and return Medicare and Medicaid overpayments within 60 days of identifying the same. A person or entity who retains identified overpayments beyond 60 days may be liable under the FCA. “Identification” occurs when a person or entity “has, or should have through the exercise of reasonable diligence,” identified and quantified the amount of an overpayment. The final rule also established a six-year lookback period, meaning overpayments must be reported and returned if a person or entity identifies the overpayment within six years of the date the overpayment was received. Persons and entities must report and return overpayments even if they did not cause the overpayment. In addition to the FCA, the federal government may use several criminal statutes to prosecute the submission of false or fraudulent claims for payment to the federal government. Many states have similar false claims statutes that impose liability for the types of acts prohibited by the FCA. As part of the Deficit Reduction Act of 2005 (“DRA”), Congress provided states an incentive to adopt state false claims acts consistent with the federal FCA.

Federal and State Privacy and Security Laws

We may be subject to data privacy and security regulation by both the federal government and the states in which we conduct our business. HIPAA, as amended by the Health Information Technology for Economic and Clinical Health Act (“HITECH”) and its implementing regulations, imposes certain requirements relating to the privacy, security and transmission of protected health information (“PHI”). Among other things, HITECH made HIPAA’s privacy and security standards directly applicable to “business associates,” independent contractors or agents of covered entities that receive or obtain protected health information in connection with providing a service on behalf of a covered entity.

HIPAA transaction regulations establish form, format and data content requirements for most electronic healthcare transactions, such as healthcare claims that are submitted electronically. The HIPAA privacy regulations establish comprehensive requirements relating to the use and disclosure of PHI. The HIPAA security regulations establish minimum standards for the protection of PHI that is stored or transmitted electronically. The HIPAA breach notification regulations establish the applicable requirements for notifying individuals, HHS, and the media in the event of a data breach affecting PHI. Violations of the privacy, security and breach notification regulations are punishable by civil and criminal penalties.

The American Recovery and Economic Reinvestment Act of 2009 (“ARRA”) increased the amount of civil monetary penalties that can be imposed for violations of HIPAA, and the amounts are updated annually for inflation. The current penalties for HIPAA violations can range from $137 to $2,067,813 per violation, with a maximum fine of $2,067,813 for identical violations during a calendar year. ARRA also authorized state attorneys general to bring civil enforcement actions under HIPAA, and attorneys general are actively engaged in enforcement. These penalties could be in addition to other penalties assessed by a state for a breach that would be considered reportable under the state’s data breach notification laws.

In addition to HIPAA, most states also have laws that protect the confidentiality of health information and other personal data. Certain of these laws grant individual rights with respect to their information, and we may be required to expend significant resources to comply with these laws. Furthermore, all 50 states and the District of Columbia have adopted data breach notification laws that impose, in varying degrees, an obligation to notify affected persons and/or state regulators in the event of a data breach or compromise, including when their personal information has or may have been accessed by an unauthorized person. Some state breach notification laws may also impose physical and electronic security requirements regarding the safeguarding of personal information, such as social security numbers and bank and credit card account numbers. Violation of state privacy, security, and breach notification laws can trigger significant monetary penalties. In addition, certain states’ privacy, security, and data breach laws, including, for example, the California Consumer Privacy Act, include a private right of action that may expose us to private litigation regarding our privacy practices and significant damages awards or settlements in civil litigation.

Even when HIPAA does not apply, according to the FTC, failing to take appropriate steps to keep consumers’ personal information secure may constitute unfair acts or practices in or affecting commerce in violation of Section 5(a) of the Federal Trade Commission Act, 15 U.S.C § 45(a). The FTC expects a company’s data security measures to be reasonable and appropriate in light of the sensitivity and volume of consumer information it holds, the size and complexity of its business, and the cost of available tools to improve security and reduce vulnerabilities. Individually identifiable health information is considered sensitive data that merits stronger safeguards. The FTC’s guidance for appropriately securing consumers’ personal information is similar to what is required by the HIPAA security regulations.

Physician Payments Sunshine Act

The federal Physician Payments Sunshine Act created the Open Payments Program requiring certain manufacturers of drugs, medical devices, biologics and medical supplies for which payment is available under Medicare, Medicaid or the Children’s Health Insurance Program to report annually to CMS information related to payments and other “transfers of value” to physicians and teaching hospitals. Additionally, applicable manufacturers must report annually ownership and investment interests held by physicians, physician assistants, nurse practitioners, clinical nurse specialists, certified nurse anesthetists, certified nurse-midwives, and their immediate family members. Failure to submit timely, accurate and complete reports may result in civil monetary penalties of up to $1 million per year.

While manufacturers of human cell and tissue products regulated solely under Section 361 of the PHSA are not subject to the federal Physician Payments Sunshine Act and its implementing regulations (together with the Act, the “Sunshine Act”), in the future, if we manufacture products beyond those regulated solely under Section 361, this law will require us (with certain exceptions) to report information to CMS related to certain payments or other transfers of value we make to teaching hospitals, physicians, physician assistants, nurse practitioners, clinical nurse specialists, certified nurse anesthetists, certified nurse-midwives, and their family members. Such information will subsequently be made publicly available by CMS on the Open Payments website. There is a risk that CMS or another government agency may take the position that our products are not human cell and tissue products regulated solely under Section 361, and thereby assert that we are currently subject to the Sunshine Act, which could subject us to civil penalties and the administrative burden of having to comply with the law.

Additionally, similar reporting requirements have also been enacted in several states. In particular, a number of states have enacted laws that require certain manufacturers to monitor and report payments, gifts and other remuneration made to physicians and other healthcare providers, and, in some states, marketing expenditures. In addition, some state statutes impose outright bans on certain manufacturer gifts to physicians or other healthcare professionals. Some of these laws, referred to as “aggregate spend” or “gift” laws, carry various fines and penalties if they are violated.

Additional Regulations

Federal conflicts of interest laws, the Standards of Ethical Conduct for Employees of the Executive Branch, and local site policies for each federal institution we call upon govern our interactions with federal employees at our various government accounts (e.g., DoD, VA, etc.) and impose a number of limitations on such interactions.

Certificates and Licenses

We currently hold the following certificates, licenses, permits and registrations, which are all held by our wholly owned operating subsidiary, BSLS, with the exception of the FDA registration which is held by both BSLS and us:

Certificate Held	Type	Expiration Date
FDA Registration	Human cell and tissue establishment registration	January 1, 2025
AATB Accreditation	Accreditation requirements of the American Association of Tissue Banks	July 9, 2026
Delaware Registration	Registration with Tissue Bank	April 30, 2025
Illinois Registration	Sperm/Tissue Bank Registration	May 1, 2025
Maryland Registration	Tissue Bank Permit	Non-Expiring
New York Registration	Provisional License for Tissue Bank Operation	November 1, 2024*
Oregon Registration	Registration with Procurement Organizations/Tissue Bank Registry	October 31, 2024*
California Registration	Tissue Bank License	May 13, 2025

*These are intended to be extended prior to expiration and we are in the process of obtaining the extensions.

Clinical Research and Development

Research and development costs include personnel costs for our research and development personnel, clinical study costs, expenses related to improvements to the manufacturing process, enhancements to our currently available products, and additional investments in the product and platform development pipeline. We expense research and development costs as incurred. Research and development costs were $341,996 and $224,775 for the years ended December 31, 2023 and 2022, respectively, as presented on the consolidated statements of operations. Our research and development expenses for the three and six months ended June 30, 2024, were $85,154 and $155,901 as compared to $60,904 and $130,632 for the three and six months ended June 30, 2023, respectively.

In October 2023, we announced the opening of the first clinical site for a study that will evaluate our VENDAJE tissue allograft in the treatment of diabetic foot ulcers ("DFU").

In April 2024, we retained the services of McCoy Clinical Consulting, LLC, which will lead BioStem’s Diabetic Foot Ulcer ("DFU") and Venous Leg Ulcer ("VLU") clinical trials process as a consultant. These studies are expected to begin in October 2024 for the DFU study and in December 2024 for the VLU study.

Environmental, Social & Governance Matters

Environmental Matters

We are subject to numerous environmental, health and safety laws and regulations, including those governing laboratory procedures and the handling, use, storage, treatment, manufacture and disposal of hazardous materials and wastes. Our operations involve the use of hazardous and flammable materials, including chemicals and biological materials. Our operations also produce hazardous waste products. We generally contract with third parties for the disposal of these materials and wastes. We cannot eliminate the risk of contamination or injury from these materials. In the event of contamination or injury resulting from our use of hazardous materials, we could be held liable for any resulting damages, and any liability could exceed our resources. We also could incur significant costs associated with civil or criminal fines and penalties.

Although we maintain workers’ compensation insurance to cover us for costs and expenses we may incur due to injuries to our employees resulting from the use of hazardous materials or other work-related injuries, this insurance may not provide adequate coverage against potential liabilities. In addition, we may incur substantial costs in order to comply with current or future environmental, health and safety laws and regulations. These current or future laws and regulations may impair our research, development or production efforts. Failure to comply with these laws and regulations also may result in substantial fines, penalties or other sanctions.

Employees

As of June 30, 2024, we had 32 full-time employees and no part-time employees. Generally, we consider our relationships with our employees to be good, and none of our employees are covered by a collective bargaining agreement.

Our Diversity and Inclusion

We value the diversity of perspective, experience, and background. We have stated goals to promote diversity, inclusion, and equal opportunity regardless of race, gender, nationality, ethnic origin, religion, age, or sexual orientation. Intimidation or harassment of any kind are not acceptable in our workplace.

Our business requires a workforce with a wide range backgrounds, experiences, skills, and knowledge and a culture that blends this diversity into an effective team. In order for our employees to do their best work, and for us to achieve our mission, everyone must feel respected, valued, and included.

Available Information

Once this Form 10 Registration Statement is effective, we will be required to file proxy statements, annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K with the SEC. The SEC maintains an internet site, www.sec.gov, where these reports are available free of charge. We will also make these reports available free of charge on our website, https://www.biostemtechnologies.com/, under the heading “Investors–SEC Filings.” In addition, our Audit Committee Charters as well as our Code of Business Conduct and Ethics, are on our website under the heading “Investors–Corporate Governance.” The reference to our website does not constitute incorporation by reference of any information contained on that site.

Item 1A. Risk Factors

An investment in our securities involves a high degree of risk. In addition to the other information contained in this Registration Statement on Form 10, prospective investors should carefully consider the following risks before investing in our securities. If any of the following risks actually occur, as well as other risks not currently known to us or that we currently consider immaterial, our business, operating results and financial condition could be materially adversely affected. As a result, the trading price of our common stock could decline, and you may lose all or part of your investment in our common stock. The risks discussed below also include forward-looking statements, and our actual results may differ substantially from those discussed in these forward-looking statements. See “Cautionary Note Regarding Forward-Looking Statements” in this Form 10. In assessing the risks below, you should also refer to the other information contained in this Form 10, including the financial statements and the related notes, before deciding to purchase any of our securities.

Summary of Risk Factors

Below is a summary of the principal factors that make an investment in our common stock speculative or risky. This summary does not address all of the risks that we face. Additional discussion of the risks summarized in this risk factor summary, and other risks that we face, can be found below under the heading "Risk Factors":

Risk Related to Our Business and Industry:

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We have a history of net losses and we may not be able to achieve or maintain profitability in the future.
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To date we have derived the majority of our revenues from the Distribution Agreement with the Distributor;

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A material amount of our revenues and accounts receivable are concentrated in one or more customers. If we lose or experience a significant reduction in sales to such key customers, our revenues may decrease substantially and our results of operations and financial condition may be harmed;
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If we fail to comply with our obligations in the agreement under which we license intellectual property and other rights from third parties or otherwise experience disruptions to our business relationships with our licensor, we could lose license rights that are important to our business;
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To be commercially successful, we must demonstrate to physicians that our products are safe and effective alternatives to existing treatments and that our products should be used in their procedures;
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We may experience significant fluctuations in our quarterly and annual results;
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Rapid technological change could cause our products to become obsolete and if we do not enhance our product offerings through our research and development efforts, we may be unable to effectively compete;
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Many of our products depend on the availability of tissue from human donors, and any disruption in supply could adversely affect our business;
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Disruption of our manufacturing facilities could adversely affect our business, financial condition and results of operations;

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We face the risk of product liability claims and may not be able to obtain or maintain adequate product liability insurance;
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The products we process are derived from human tissue and therefore have the potential for disease transmission;

Risks Related to Government Regulation of Our Products:

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We conduct business in a heavily regulated industry, and failure to comply with applicable laws and regulations could result in substantial penalties, damage our reputation, and have a material adverse effect on our business and operations;
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The FDA may in the future determine that certain of our products that are, or are derived from, human cells or tissues, do not qualify for regulation solely under Section 361 of the Public Health Service Act (“Section 361”), and may require that we revise our labeling and marketing claims for these products or that we suspend sales of such products until FDA pre-market clearance or approval is obtained, which could adversely affect our business, results of operations, and financial condition;
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Obtaining and maintaining any necessary regulatory approvals, including conducting clinical trials, for certain of our products or potential products could be expensive and time consuming;
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Our business is subject to extensive regulation by the FDA and other authorities, which is costly, and our failure to comply could result in negative effects on our business, results of operations and financial condition;
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Our results of operations may be adversely affected by current and potential future healthcare reforms;
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The MACs proposed LCDs for skin substitutes that could reduce or eliminate Medicare coverage for our products, which would have a material adverse effect on utilization of our products, our business and our revenue;

Risks Related to Reimbursement for our Products:

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The rate of reimbursement and coverage for the purchase of our products by government and private insurance is subject to change;
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Most purchasers of our products include medical professionals that rely on reimbursement by third-party payers and our growth is dependent on adequate levels of third-party reimbursement for our products from these payers who are sensitive to the cost of products and services;
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Our revenues depend on adequate from public and private insurers and health systems and changes to the ways in which our products are reimbursed in various sites of service could adversely impact our financial results;

Risks Related to our Common Stock:

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Even if our common stock is listed on Nasdaq, there can be no assurance that we will be able to comply with Nasdaq’s continued listing standards;
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We are an “emerging growth company” and the reduced disclosure requirements applicable to emerging growth companies could make our common stock less attractive to investors;
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We will incur significant costs as a result of operating as a public company and our management expects to devote substantial time to public company compliance programs;

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If we fail to maintain an effective system of internal controls, we may not be able to accurately report our financial results or prevent fraud which could subject us to regulatory sanctions, harm our business and operating results and cause the trading price of our stock to decline;
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Our common stock price may be volatile and could fluctuate, which could result in substantial losses for investors;
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Our Auditors identified material weaknesses in our internal control over financial reporting. If we are unable to remediate these material weaknesses, or if we identify additional material weaknesses in the future or otherwise fails to maintain effective internal control over financial reporting, we may not be able to accurately or timely report our financial condition or results of operations, which may adversely affect our business and share price.
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If the voting power of our capital stock continues to be highly concentrated, it may prevent you and other minority shareholders from influencing significant corporate decisions and may result in conflicts of interest;
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We will be a “controlled company” within the meaning of Nasdaq listing standards and, as a result, will qualify for exemptions from certain corporate governance requirements. You may not have the same protections afforded to shareholders of companies that are subject to such requirements;
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Our Amended and Restated Articles of Incorporation contain “blank check” preferred share provisions, which could delay or impede an acquisition of our company; and
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Our Amended and Restated Articles of Incorporation and Amended and Restated Bylaws provide that the state and federal courts of the State of Florida will be the sole and exclusive forum for substantially all disputes between us and our shareholders, which could limit our shareholders’ ability to obtain a favorable judicial forum for disputes with us or our directors, officers or other employees.

Risks Related to Our Business and Industry

We have a history of net losses and we may not be able to achieve or maintain profitability in the future.

We have incurred net losses over the last few years, and we may incur net losses in the future. We incurred net losses of $8,482,984 and $7,231,796 for the years ended December 31, 2023 and 2022, respectively, and had an accumulated deficit and working capital deficit of $45,624,117 and $3,021,835, respectively, as of December 31, 2023. Although we had net income of $6,286,028 and $9,543,420 for the three and six months ended June 30, 2024, respectively, as compared to a net loss of $2,855,026 and $6,435,114 for the three and six months ended June 30, 2023, the net income was primarily as a result of revenues earned from the sale of AW2 under the Distribution Agreement with the Distributor which we entered into in September 2023. We will continue to incur significant expenses for the foreseeable future as we expand our sales and marketing, research and development, and clinical activities and pursue applicable regulatory approvals. We may not be able to continue generating sufficient revenues to achieve or sustain profitability. Moreover, we may not be able to achieve, sustain or increase profitability. Our business and prospects must be evaluated in light of the expenses, delays, uncertainties and complications typically encountered by businesses in our stage of development operating in a competitive market. These include, but are not limited to, potential problems, delays or expenses relating to product development, governmental approvals or reimbursement for our products, competition, technological changes and uncertain market acceptance. In addition, if we are unable to manage growth effectively, our operating results could be materially and adversely affected. We may not be able to successfully control or address any or all of these risks, and the failure to adequately do so could cause our business, results of operations, and financial condition to suffer.

To date we have derived the majority of our revenues from the Distribution with the Distributor.

On September 8, 2023, we entered into the Distribution Agreement with the Distributor for the distribution of our AW2 product. During the year ended December 31, 2023, revenues earned from the sale of AW2 under the Distribution Agreement were $13,625,947. During the three and six months ended June 30, 2024, revenues earned from the sale of AW2 under the Distribution Agreement were $74,423,600 and $115,558,500, respectively. As of June 30, 2024 and December 31, 2023, accounts receivable due under this arrangement were $78,073,127 and $11,126,598, respectively. We reported net income for the first time on a US GAAP basis for the three and six months ended June 30, 2024. We had net income of $6,286,028 and $9,543,420 for the three and six months ended June 30, 2024, respectively, as compared to a net loss of $2,855,026 and $6,435,114, for the three and six months ended June 30, 2023, respectively.

We have an accumulated deficit of $36,080,697 as of June 30, 2024, and working capital surplus of $12,512,673 as of June 30, 2024. The change in our financial position was primarily due to revenue earned from the Distribution Agreement with the Distributor. Accordingly, we have derived the majority of our revenues from its Distribution and Services Agreement with the Distributor. If this Distribution and Services Agreement is breached or terminated by either party, particularly in the short-term our revenues may decrease substantially, and our results of operations and financial condition will be significantly harmed.

A material amount of our revenues and accounts receivable are concentrated in one or more customers. If we lose or experience a significant reduction in sales to such key customers, our revenues may decrease substantially and our results of operations and financial condition may be harmed.

A high concentration of our revenue and accounts receivable comes from a limited number of customers. Accordingly, in each year there may be a small number of customers from whom we generate our revenue. These customers may not be repeat purchasers and in each year it may be a different single purchaser or small number of purchasers from which we generate a large percentage of our revenues. We rely on these purchasers and there is a risk that these purchasers may be unable to make payment under their obligations to us, thereby affecting our revenues.

One customer, Venture Medical, accounted for approximately 82% of our consolidated revenue for the year ended December 31, 2023 and 98% of accounts receivable as of December 31, 2023. One customer accounted for approximately 30% of our consolidated revenue for the year ended December 31, 2022 and three customers accounted for approximately 81% of accounts receivable as of December 31, 2022. For the three and six months ended June 30, 2024, one customer, Venture Medical, accounted for approximately 99% of our consolidated revenue and 99% of accounts receivable as of June 30, 2024. For the three and six months ended June 30, 2023, there was no concentration of consolidated net revenues or accounts receivable in any customers.

Any payment issues encountered by these large customers would likely harm our financial condition and results of operations.

If we fail to comply with our obligations in the agreement under which we license intellectual property and other rights from third parties or otherwise experience disruptions to our business relationships with our licensor, we could lose license rights that are important to our business.

We are party to an intellectual property license agreement that is important to our business, and we may enter into additional license agreements in the future. Our existing license agreement imposes, and we expect that future license agreements will impose, various obligations on us. Licensing of intellectual property is of critical importance to our business and involves complex legal, business and scientific issues. If disputes over intellectual property and other rights that we have licensed prevent or impair our ability to maintain our current licensing arrangements on acceptable terms, we may be unable to successfully develop and commercialize the affected product and this may affect our financial performance.

For example, on June 29, 2023, we entered into the License Agreement with Hesed, pursuant to which we license the rights to manufacture and commercialize AW2 from Hesed, which is an unrelated party that has ownership of, rights to (including intellectual property) and control of AW2 while we retain ownership of our proprietary BioREtain technology. Either party may terminate the License Agreement either by a notice of non-renewal at least 90 days prior to the renewal or at any time by giving 6 months prior written notice to the other party in the event of a breach of the License Agreement that cannot be cured, such as a breach of the confidentiality obligations or a breach that continues for 15 days after written notice to the breaching party. If the License Agreement is breached or terminated by either party, we will no longer have the rights to manufacture and commercialize our AW2 product and our revenues may decrease substantially, which would have a material adverse effect on our business, results of operations and financial condition.

To be commercially successful, we must demonstrate to physicians that our products are safe and effective alternatives to existing treatments and that our products should be used in their procedures.

We believe physicians will only adopt our products if they determine, based on experience, clinical data and published peer reviewed journal articles, that the use of our products in a particular procedure is a favorable alternative to conventional methods. Physicians also are more interested in using cost-effective products and may practice in settings like Accountable Care Organizations, or ACOs, or Medical Homes, where they face considerable cost-containment pressure. In general, physicians may be slow to change their medical treatment practices and use of our products for the following reasons, among others:

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their lack of experience using our products;
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lack of evidence supporting additional patient benefits from use of our products over conventional methods;
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pressure to contain costs;
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preference for other treatment modalities or our competitors’ products;
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perceived liability risks generally associated with the use of new products and procedures;
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limited availability of coverage and/or reimbursement from third party payers; and
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the time that must be dedicated to training.

The degree of market acceptance of our products will continue to depend on a number of factors, including:

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the safety and efficacy of our products;
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the potential and perceived advantages of our products over alternative treatments;
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clinical data and the clinical indications for which our products are approved;

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product labeling or product insert requirements of the FDA or other regulatory authorities, including any limitations or warnings contained in approved labeling;
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the cost of, and relative reimbursement rate for, using our products relative to the use of our competitors’ products or alternative treatment modalities;
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relative convenience and ease of administration;
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the strength of marketing and distribution support;
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the timing of market introduction of competitive products;
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publicity concerning our products or competing products and treatments;
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our reputation and the reputation of our products;
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the shelf life of our products and our ability to manage the logistics of the end-user supply chain; and
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sufficient and readily accessible third-party insurance coverage and reimbursement.

We believe recommendations for, and support of our products by, influential physicians are essential for market acceptance and adoption. If we do not receive this support (e.g., because we are unable to demonstrate favorable long-term clinical data), physicians and hospitals may not use our products, which would significantly reduce our ability to achieve expected revenue and would prevent us from sustaining profitability. In the course of conducting our business, we must comply with regulatory quality requirements, adequately address quality issues that may arise with our products, as well as defects in the materials that we use in manufacturing our products. Although we have established internal procedures to minimize risks that may arise from quality issues, we may not be able to eliminate or mitigate these risks and quality issues may arise in which case we would be subject to liability. If the quality of our products does not meet the expectations of regulators, physicians or patients, then we could be subject to regulatory sanctions and our brand and reputation could suffer and our business, results of operations and financial condition could be adversely impacted.

We may experience significant fluctuations in our quarterly and annual results.

Our annual and quarterly results of operations and key metrics may vary significantly in the future as they have in the past, particularly in light of our dependence on a limited number of high-value customer contracts, and period-to-period comparisons of our results of operations and key metrics may not be meaningful. Accordingly, the results of any one year or quarter should not be relied upon as an indication of future performance. For instance, as discussed above, we incurred net losses, an accumulated deficit and working capital deficit as of and for the years ended December 31, 2023 and 2022, but had net income for the three and six months ended June 30, 2024. On September 8, 2023, we entered into the Distribution Agreement with the Distributor for the commercialization of our AW2 product, which accounted for a significant amount of our revenues during the year ended December 31, 2023 and three and six months ended June 30, 2024. As a result, we reported positive net income for the first time on a US GAAP basis for the three and six months ended June 30, 2024.

Our results of operations and key metrics may continue to fluctuate as a result of a variety of factors, including:

•
the loss of any significant customer, especially in regard to any product that has a limited customer base
•
changes in demand for the products that we sell;
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the acceleration or deceleration of growth rates of our products;
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changes to the regulatory status of our products, including the lapse, suspension or cancellation of licenses;
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increased product and price competition, due to market conditions, the regulatory landscape or other factors;
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changes in the mix of products we sell;
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our pricing strategy with respect to different product lines and our ability to impose price changes;
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productivity of our sales force;
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strategic actions by us, such as acquisitions of businesses or products or divestitures or discontinuations of products;
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effects of domestic and foreign economic and political conditions and exchange rates on our industry and/or customers;
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the relocation and integration of manufacturing or processing operations and other strategic restructuring;
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regulatory actions that may necessitate recalls of our products or warning letters that negatively affect the markets for our products;
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the payment of quarterly cash dividends, and/or the amount and frequency at which to change them;

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costs incurred by us to terminate contractual and other relationships, including those of distributors,agents or service providers;
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changes in laws in the jurisdictions in which we do business; and
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the expiration, elimination or utilization of deferred tax assets such as net operating loss carry-forwards.

These factors, many of which are outside of our control, and as a result, our results of operations and key metrics may not fully reflect the underlying performance of our business. Fluctuation in our annual or quarterly results may negatively impact the value of our securities. If our quarterly operating results fail to meet or exceed the expectations of securities analysts or investors, our stock price could drop suddenly and significantly. We believe the quarterly comparisons of our financial results are not always meaningful and should not be relied upon as the sole indicator of our future performance.

We are in a highly competitive and evolving field and face competition from well-established tissue processors, as well as new market entrants.

Our business is in a very competitive and evolving field. Competition from other tissue processors and other companies in our industry, and from research and academic institutions, is intense, expected to increase and subject to rapid change and could be significantly affected by new product introductions as well as changes in reimbursement that could favor certain products and competitors over others. Established competitors and newer market entrants are investing in additional clinical research that may allow them to gain further clinician usage, adoption and payer coverage of their products. In addition, consolidation and cost containment measures in the healthcare industry may cause hospitals to consolidate their purchases with suppliers that have a broad portfolio of products. This would continue to give rise to demands for price concessions, which could have an adverse effect on our business, results of operations and financial condition. Further, competitors may introduce placental-based membrane products in the future at more favorable pricing, adding new features or gaining additional reimbursement coverage, or utilize sales and marketing practices that negatively impact the industry. Further, they may copy our products outside the United States. The presence of this competition may lead to pricing pressure, which could have an adverse effect on our business, results of operations and financial condition.

Defects, failures or quality issues associated with our products could lead to product recalls or safety alerts, adverse regulatory actions, litigation, including product liability claims, and negative publicity that could erode our competitive advantage and market share and materially adversely affect our reputation, business, results of operations and financial condition.

Quality is extremely important to us and our customers due to the serious and costly consequences of product failure. Quality and safety issues may occur with respect to any of our products, and our future operating results will depend on our ability to maintain an effective quality control system and effectively train and manage our workforce with respect to our quality system. The development, manufacture and control of our products are subject to extensive and rigorous regulation by numerous government agencies, including the FDA. Compliance with these regulatory requirements, including but not limited to the FDA’s Quality System Regulation (QSR), CGTP, and adverse events/recall reporting requirements in the United States, is subject to continual review and is monitored rigorously through periodic inspections by the FDA.

The results of these inspections can include inspectional observations on FDA’s Form FDA-483, untitled letters, warning letters, or other forms of enforcement. If the FDA were to conclude that we are not in compliance with applicable laws or regulations, the FDA could take a number of regulatory actions, including preventing us from manufacturing or distributing any or all of our products or limiting the extent of our manufacturing or distribution, which could materially adversely affect our business. In addition, a prolonged interruption or limitation in the manufacturing or distribution of one or more of our products as a result of non-compliance could decrease our supply of products available for sale, which could reduce our net sales, gross profits and market share, as well as harm our overall business, prospects, financial condition and results of operations.

Our manufacturing facilities and those of our suppliers and independent sales agencies are also subject to periodic regulatory inspections. If the FDA were to conclude that we or our suppliers or sales agencies have failed to comply with any of these requirements, it could institute a wide variety of enforcement actions, ranging from a public warning letter to more severe sanctions, such as product recalls or seizures, orders for product detention or destruction, withdrawals, monetary penalties, consent decrees, injunctive actions to halt the manufacture or distribution of products, restrictions on operations or other civil or criminal sanctions. Civil or criminal sanctions could be assessed against our officers, employees, or us. Any adverse regulatory action against us or our suppliers or sales agencies, depending on its magnitude, may restrict us from obtaining needed supplies or effectively manufacturing, marketing and selling our products.

In addition, we cannot predict the results of future legislative activity or future court decisions, any of which could increase regulatory requirements, subject us to government investigations or expose us to unexpected litigation. Any regulatory action or litigation, regardless of the merits, may result in substantial costs, divert management’s attention from other business concerns and place additional restrictions on our sales or the use of our products. In addition, negative publicity, including regarding a quality or safety issue, could damage our reputation, reduce market acceptance of our products, cause us to lose customers and decrease demand for our products. Any actual or perceived quality issues may also result in issuances of FDA public safety communications or physician’s advisories against our products or cause us to conduct voluntary recalls. Any product defects or problems, regulatory action, litigation, negative publicity or recalls could disrupt our business and have a material adverse effect on our business, results of operations and financial condition.

Rapid technological change could cause our products to become obsolete and if we do not enhance our product offerings through our research and development efforts, we may be unable to effectively compete.

The technologies underlying our products are subject to rapid and profound technological change. Competition intensifies as technical advances in each field are made and become more widely known. We can give no assurance that others will not develop services, products, or processes with significant advantages over the products, services, and processes that we offer or are seeking to develop. Any such occurrence could have a material and adverse effect on our business, results of operations and financial condition.

We plan to enhance and broaden our product offerings to expand our penetration of the wound care market in response to changing customer demands and competitive pressure and technologies, but we may not be successful. The success of any new product offering or enhancement to an existing product will depend on numerous factors, including our ability to:

•	properly identify and anticipate physician and patient needs;

•	develop and introduce new products or product enhancements in a timely manner;

•	adequately protect our intellectual property and avoid infringing upon the intellectual property rights of third parties;

•	demonstrate the safety and efficacy of new products, including through the conduct of additional clinical trials;

•	obtain the necessary regulatory clearances or approvals for new products or product enhancements;

•	achieve adequate coverage and reimbursement for our products; and

•	compete successfully against other skin substitutes and other modalities for treating wounds such as negative-pressure wound therapy and hyperbaric oxygen therapy.

If we do not develop and, when necessary, obtain regulatory clearance or approval for new products or product enhancements in time to meet market demand, or if there is insufficient demand for these products or enhancements, our results of operations will suffer. Our research and development efforts may require a substantial investment of time and resources before we are adequately able to determine the commercial viability of a new product, technology, material or other innovation. In addition, even if we are able to successfully develop enhancements or new generations of our products, these enhancements or new generations of products may not be covered or reimbursed by government health benefit programs such as Medicare or private health plans, may not produce sales in excess of the costs of development and/or may be quickly rendered obsolete by changing customer preferences or the introduction by our competitors of products embodying new technologies or features.

Many of our products depend on the availability of tissue from human donors, and any disruption in supply could adversely affect our business.

The success of our human tissue products depends upon, among other factors, the availability of tissue from human donors. Any failure to obtain tissue from our sources will interfere with our ability to effectively meet demand for our products incorporating human tissue. The availability of donated tissue could also be adversely impacted by regulatory changes, public opinion of the donor process and our own reputation in the industry. We may not be successful in our ability to scale tissue recovery efforts to meet the potential future demand of our pipeline. Obtaining adequate supplies of human tissue involves several risks, including limited control over availability (due to, for example, access to hospital accounts and the number of consenting mothers), quality, delivery schedules, and eligibility requirements. In addition, any interruption in the supply of any human tissue component could harm our ability to manufacture our products until a new source of supply, if any, could be found. We also utilize third-party providers of tissue collection services on an as-needed basis to mitigate risks but there can be no assurance that these third parties will be able to provide donated tissues at all times. We may be unable to find a sufficient alternative supply channel in a reasonable time period or on commercially reasonable terms, if at all, which would have an adverse effect on our business, results of operations and financial condition.

We depend on our senior leadership team and may not be able to retain or replace these employees or recruit additional qualified personnel, which would harm our business, results of operations and financial condition.

Our business and success are materially dependent on attracting and retaining members of our senior leadership team to formulate and execute our business plans. Our future success will also depend, in part, upon our ability to attract and retain skilled personnel, including sales, managerial and technical personnel. There can be no assurance that we will be able to continue to find and attract additional qualified employees to support our expected growth or retain any such personnel.

Our revenues depend on adequate reimbursement from public and private insurers and health systems and changes to the ways in which our products are reimbursed in various sites of service could adversely impact our financial results.

Our success depends on the extent to which our customers receive adequate reimbursement for the costs of our products and related treatments from third-party payers, including government healthcare programs, such as Medicare and Medicaid, as well as private insurers and health systems. Government and other third-party payers attempt to contain healthcare costs by limiting both coverage and the level of payment of medical products, particularly new products. Therefore, significant uncertainty may exist as to the reimbursement status of new healthcare products by third-party payers. The reimbursement landscape for our products varies depending upon the site in which the products are administered. If we are not successful in obtaining adequate coverage and payment for our products from these third-party payers in one or more of the sites of service where our products are used, it could have an adverse effect on market acceptance of our products. Inadequate reimbursement levels would likely also create downward price pressure on our products. Even if we do succeed in obtaining widespread coverage and reimbursement rates or policies for our products, future changes in coverage or payment rates or policies could have a negative impact on our business, financial condition and results of operations. Changes in the coverage and payment environment as described above could result in declines in our revenue that would adversely affect our business, financial condition and results of operation.

Further, we have experienced some reluctance by payers to cover our products under certain circumstances, including for applications other than those for which we have published clinical efficacy data. Since 2022, several wide-ranging proposals have been published for public comment, including relating to payment methodology within the physician office, with potential to change how CMS reimburses for skin substitute products at a national level. At a regional level, three MACs signaled their intent to change coverage guidance by moving LCDs through the process. While these were ultimately withdrawn, all of the MACs released proposed LCDs that, if finalized, would eliminate Medicare coverage for our products until acceptable peer-reviewed evidence is developed to support coverage. If the national reimbursement proposals were to be adopted, it would significantly change Medicare policies governing the reimbursement of skin substitute products principally when used for the care of chronic wounds.

Interruptions in the supply of our products or inventory loss may adversely affect our business, results of operations and financial condition.

Our products are manufactured using technically complex processes requiring specialized facilities, highly specific raw materials and other production constraints. The complexity of these processes, as well as strict company and government standards for the manufacture and storage of our products subjects us to production risks. In addition to ongoing production risks, process deviations or unanticipated effects of approved process changes may result in non-compliance with regulatory requirements including stability requirements or specifications. Most of our products must be stored and transported within a specified temperature range. For example, if environmental conditions deviate from that range, our products’ remaining shelf-lives could be impaired or their safety and efficacy could be adversely affected, making them unsuitable for use. These deviations may go undetected. The occurrence of actual or suspected production and distribution problems can lead to lost inventories, and in some cases recalls, with consequential reputational damage and the risk of product liability. The investigation and remediation of any identified problems can cause production delays and result in substantial additional expenses. Any future failure in the storage or manufacture of our products or loss in supply could result in a loss of our market share and negatively affect our revenues and operations.

Increased prices for, or unavailability of, raw materials used in our products could adversely affect our business, results of operations and financial condition.

Our profitability is affected by the prices of the raw materials used in the manufacture of our products. These prices may fluctuate based on a number of factors beyond our control, including changes in supply and demand, general economic conditions, labor costs, fuel related delivery costs, competition, excise and other indirect taxes and government regulation. Due to the highly competitive nature of the healthcare industry and the cost containment efforts of our customers and third-party payers, we may be unable to pass along cost increases for key components or raw materials through higher prices to our customers. If the cost of key components or raw materials increases, and we are unable fully to recover these increased costs through price increases or offset these increases through other cost reductions, we could experience lower margins and profitability. Significant increases in the prices of raw materials that cannot be recovered through productivity gains, price increases or other methods could adversely affect our business, results of operations and financial condition.

We contract with and are dependent upon our distributors.

We market and distribute products to medical professionals, such as podiatrists and plastic surgeons, indirectly primarily through distributors. In 2023, approximately 82% of our sales were through our relationships with distributors. If our relationships with our distributors were terminated for any reason, it could materially and adversely affect our revenues and profits. Because the distributor often controls the customer relationships within its territory, there is a risk that if our relationship with the distributor ends, our relationship with the customer will be lost. Because our distributors are not employees, there is a risk we will be unable to ensure that our sales processes, compliance safeguards, and related policies will be adhered to despite our communication and training of distributors regarding these requirements. Furthermore, if we fail to maintain relationships with our distributor there could be an adverse effect on our business, results of operations, and financial condition. We may obtain the assistance of additional distributors and independent sales agents to sell products in certain sales channels, particularly in territories and fields where agents are commonly used. Our success is partially dependent upon our ability to train, retain and motivate our distributors and their representatives to appropriately and compliantly sell our products in certain territories or fields. They may not be successful in implementing our marketing plans or compliance safeguards. Some of our distributors do not sell our products exclusively and may offer similar products from other companies. Our distributors may terminate their contracts with us, may devote insufficient sales efforts to our products or may focus their sales efforts on other products that produce greater commissions for them, which could have an adverse effect on our business, results of operations and financial condition. We also may not be able to find additional independent sales agencies and distributors who will agree to appropriately and compliantly market or distribute our products on commercially reasonable terms, if at all. If we are unable to establish new independent sales representative and distribution relationships or renew current distribution agreements on commercially acceptable terms, our business, financial condition, and results of operations could be materially and adversely affected.

Moreover, pursuant to the Distribution Agreement with the Distributor of our AW2 product, the distributor provides many of the services relating to the commercialization of that product, including, among other things, insurance coverage and eligibility, claims processing, quality assurance, inventory management and returns, and other day-to-day operations services. Our reliance on this third party to perform these services on our behalf increases the risk that we are unable to ensure that our sales processes, compliance safeguards, and related policies will be adhered to and any noncompliance with these policies or regulations may adversely affect our business, financial condition, and results of operations and exacerbate the other risks described in this section.

Disruption of our manufacturing facilities could adversely affect our business, financial condition and results of operations.

We own and operate a state-of-the-art, AATB accredited, cGTP compliant manufacturing facility located in Pompano Beach, Florida, which is a 6,100 sq. ft. manufacturing facility with multiple ISO 5 and ISO 7 suites designed for commercial production of HCT/Ps. Our business depends upon the continued operation of our manufacturing facility. Risks that could impact our ability to use these facilities include the occurrence of natural and other disasters, the outbreak of pandemics, and the need to comply with the requirements of directives from government agencies, including the FDA. If our manufacturing facilities were to become unavailable, this could have a material adverse effect on our business, financial condition and results of operations during the period of such unavailability.

We depend on our senior leadership team and may not be able to retain or replace these employees or recruit additional qualified personnel, which would harm our business, results of operations and financial condition.

Our business and success are materially dependent on attracting and retaining members of our senior leadership team to formulate and execute our business plans. Our future success will also depend, in part, upon our ability to attract and retain skilled personnel, including sales, managerial and technical personnel. There can be no assurance that we will be able to continue to find and attract additional qualified employees to support our expected growth or retain any such personnel.

We will need to continue to expand our organization, and managing growth may be more difficult than expected.

Managing our growth may be more difficult than we expect. We anticipate that a period of significant expansion will be required to penetrate and service the markets for our existing and anticipated future products and to continue to develop new products. This expansion will place a significant strain on management, operational and financial resources. To manage the expected growth of our operations and personnel, we must both modify our existing operational and financial systems, procedures and controls and implement new systems, procedures and controls. We must also expand our finance, administrative, and operations staff. Management may be unable to hire, train, retain, motivate and manage necessary personnel or to identify, manage and exploit existing and potential strategic relationships and market opportunities.

Our principal business operations are located in Florida and may be subject to interruptions caused by hurricanes and other natural disasters.

Our physical facilities and employees are all located in Florida and thus our business operations are more susceptible than businesses located in other parts of the country to interruptions caused by hurricanes and flooding. These natural disasters pose a risk of damage to our facilities and interruptions to our business, which could be prolonged, as a result of extended power outages, the unavailability of our employees during periods when they must attend to personal circumstances, and the inability of third parties to provide necessary services to us due to similar factors. Damage to our facilities and extended interruption of our business could result in lost revenues and other material adverse consequences for our business, which may not be adequately covered by insurance or for which insurance may not be available.

The formation of physician-owned distributorships (“PODs”) could result in increased pricing pressure on our products or harm our ability to sell our products to physicians who own or are affiliated with those distributorships.

PODs are medical product distributors that are owned, directly or indirectly, by physicians. These physician owners may derive a proportion of their revenue from selling or arranging for the sale of medical products for use in procedures they perform on their own patients at hospitals or ambulatory surgery centers that agree to purchase from or through the POD, or that otherwise furnish ordering physicians with income that is based directly or indirectly on those orders of medical products. The Office of Inspector General (“OIG”) of the Department of Health & Human Services has issued a Special Fraud Alert on PODs, indicating that they are inherently suspect under the federal Anti-Kickback Statute.

Our commercial strategy emphasizes selling directly to healthcare providers principally through independent medical distributors and also through direct and contract salesforces. To our knowledge, we do not directly sell to or distribute any of our products through PODs. The number and strength of PODs in the industry may continue to grow as economic pressures increase throughout the industry and hospitals, ambulatory surgery centers, insurers and physicians search for ways to reduce costs, and, in the case of the physicians, identify additional sources to increase their incomes. These companies and the physicians who own, or partially own, PODs may have significant market knowledge, access to and influence on the physicians who use our products and the hospitals that purchase our products, and we may not be able to compete effectively for business from physicians who own PODs or for sales to healthcare provider customers that exclusively purchase through PODs..

We face the risk of product liability claims and may not be able to obtain or maintain adequate product liability insurance.

While we have had a low product complaint and adverse event rate historically, our business exposes us to the risk of product liability claims that are inherent in the manufacturing, processing and marketing of human tissue products. We may be subject to such claims if our products cause, or appear to have caused, an injury. Claims may be made by patients, healthcare providers or others selling our products. Product liability claims can be expensive to defend (regardless of merit), divert our management’s attention, result in substantial damage awards against us, harm our reputation, and generate adverse publicity, which could result in the withdrawal of, or reduced acceptance of, our products in the market.

Although we have product liability insurance that we believe is adequate, this insurance is subject to deductibles and coverage limitations, and we may not be able to maintain this insurance at an acceptable cost or on acceptable terms or be able to secure increased coverage (if needed), nor can we be sure that existing or future claims against us will be covered by our product liability insurance. Moreover, the existing coverage of our insurance or any rights of indemnification and contribution that we may have may not be sufficient to offset existing or future claims. If we are unable to maintain product liability insurance at an acceptable cost or on acceptable terms with adequate coverage or otherwise protect ourselves against potential product liability claims or we underestimate the amount of insurance we need, we could be exposed to significant liabilities, which may harm our business. A product liability claim or other claim with respect to uninsured liabilities or for amounts in excess of insured liabilities could result in significant costs and significant harm to our business. Even if a claim is not successful, defending such claim would be time-consuming and expensive, may damage our reputation in the marketplace, and would likely divert our management’s attention.

The products we process are derived from human tissue and therefore have the potential for disease transmission.

The utilization of human tissue creates the potential for transmission of communicable disease, including, without limitation, human immunodeficiency virus, viral hepatitis, syphilis and other viral, fungal or bacterial pathogens. We are required and have implemented controls to comply with federal and state regulations intended to prevent communicable disease transmission.

New communicable diseases emerge in the human population from time to time. If a new communicable disease has a period during which time the causative agent is present in human cells or tissue but symptoms are not present or linked to the causative agent, it is possible that cell and tissue donations could be contaminated by that infectious agent. Typically, early in an outbreak of a new disease, tests for the causative agent do not exist. During this early phase, we must rely on screening of donors and patients (e.g., for behavioral risk factors or physical symptoms) to reduce the risk of cell and tissue contamination. Screening methods are generally less sensitive and specific than a direct test as a means of identifying potentially contaminated cell and tissue units. In addition, screening methods may not be effective in instances where screened individuals are not symptomatic, do not have known risk factors, or where risk factors or symptoms for a new infectious agent are not understood.

During the early phase of an outbreak of a new communicable disease, our ability to manufacture safe products would depend on the manufacturing process’ capacity to inactivate or remove the infectious agent. We maintain strict quality controls designed in accordance with CGTP to help ensure the safe procurement and processing of our tissue, including terminal sterilization of our products. These controls are intended to prevent the transmission of communicable disease. However, risks exist with any human tissue implantation. To the extent that a product’s manufacturing process is inadequate to inactivate or remove an infectious agent, including any known or new infectious agent,our ability to manufacture and distribute that product would be impaired.

If a new communicable disease were to emerge in the human population, the regulatory and public health authorities could impose precautions to limit the transmission of the disease that would impair our ability to procure cells or tissues, manufacture our product candidates, or both. Such precautionary measures could be taken even before there is conclusive medical or scientific evidence that a disease poses a risk for HCT/Ps.

In recent years, new testing and viral inactivation methods have been developed that more effectively detect and inactivate infectious viruses in collected cells and tissues. There can be no assurance, however, that such new testing and inactivation methods will adequately screen for, and inactivate, all infectious agents in the cells and tissues used in the production of our products.

Also, negative publicity concerning disease transmission from other companies’ improperly processed donated tissue could have a negative impact on the demand for our products and adversely affect our business, financial condition and results of operations.

We may expand or contract our business through acquisitions, licenses, investments, and other commercial arrangements with other companies or technologies, which may adversely affect our business, results of operations and financial condition.

We periodically evaluate opportunities to acquire companies or divisions, technologies, products, and rights through licenses, distribution agreements, investments, and outright acquisitions to grow our business. In connection with one or more of those transactions, we may:

•	issue additional equity securities that would dilute our shareholders’ value;

•	use cash that we may need in the future to operate our business;

•	incur debt that could have terms unfavorable to us or that we might be unable to repay;

•	structure the transaction in a manner that has unfavorable tax consequences, such as a stock purchase that does not permit a step-up in the tax basis for the assets acquired;

•	be unable to realize the anticipated benefits, such as increased revenues, cost savings, or synergies from additional sales of existing or newly acquired products;

•	be unable to successfully integrate, operate, maintain and manage our newly acquired operations;

•	divert management’s attention from the existing business to integrate, operate, maintain and manage our newly acquired operations and personnel;

•	acquire unknown liabilities that could subject us to government investigations and/or litigation or other actions that make it impossible to realize the anticipated benefits of the transaction;

•	be unable to secure the services of key employees related to the acquisition; and

•	be unable to succeed in the marketplace with the acquisition.

Any of these items could materially and adversely affect our revenues, financial condition, and profitability. Business acquisitions also involve the risk of unknown liabilities associated with the acquired business, which could be material. Additional liabilities related to acquisitions could include lack of compliance with government regulations that could subject us to investigation and civil and criminal sanctions. For example, we may acquire a company that was not compliant with FDA quality requirements or was making payments or other forms of remuneration to physicians to induce them to use their products. Incurring unknown liabilities or the failure to realize the anticipated benefits of an acquisition could materially and adversely affect our business and we may lose our entire investment or be unable to recover our initial investment, which could include the cost of acquiring licenses or distribution rights, acquiring products, purchasing initial inventory, or investments in early stage companies. Inability to recover our investment, or any write off of such investment, associated goodwill, or assets, could have a material and adverse effect on our business, results of operations and financial condition.

New lines of business or new products and services may subject us to additional risks.

From time to time, we may implement or may acquire new lines of business or we may offer new products and services within existing lines of business. There are risks and uncertainties associated with these efforts, particularly in instances where the markets are not fully developed or are evolving such as the regulation of physician-owned durable medical equipment suppliers that sell our wound care supplies. In developing and marketing new lines of business and new products and services, we may invest significant time and resources. External factors, such as regulatory compliance obligations, competitive alternatives, lack of market acceptance, and shifting market preferences, may also affect the successful implementation of a new line of business or a new product or service. Failure to successfully manage these risks in the development and implementation of new lines of business or new products or services could have a material adverse effect on our business, results of operations and financial condition.

We may implement a product recall or voluntary market withdrawal, which could significantly increase our costs, damage our reputation, disrupt our business and adversely affect our business, results of operations and financial condition.

The processing and marketing of our tissue products involves an inherent risk that our tissue products or processes may not meet applicable quality standards and requirements. In the event that one or more of our products experiences a failure to meet such standards and requirements, we may voluntarily implement a recall or market withdrawal or may be required to do so by a regulatory authority.

A recall or market withdrawal of one of our products could be costly and may divert management resources. A recall or withdrawal of one of our products, or a similar product processed by another entity, also could impair sales of our products as a result of confusion concerning the scope of the recall or withdrawal, or as a result of the damage to our reputation for quality and safety.

A cyberattack or significant disruptions of our information technology systems could adversely affect our business, results of operation and financial condition.

A cyberattack, a disruption in availability, or the unauthorized alteration of systems or data could adversely affect our business, results of operations and financial condition. We rely on technology for day-to-day operations as well as positioning to enhance our stance in the market. We generate intellectual property that is central to the future success of the business and transmit large amounts of confidential information. Additionally, we collect, store and transmit confidential information of customers, patients, employees and third parties. We also have outsourced significant elements of our operations to third parties, including significant elements of our information technology infrastructure, and, as a result, we are managing many independent vendor relationships with third parties who may or could have access to our confidential information. The continually changing threat landscape of cybersecurity today makes our systems potentially vulnerable to service interruptions or to security breaches from inadvertent or intentional actions by our employees, partners, and vendors, and from attacks by malicious third parties, including supply chain attacks originating at our third-party partners. Such attacks are of ever-increasing levels of sophistication. Attacks are made by individuals or groups that have varying levels of expertise, some of which are technologically advanced and well-funded including, without limitation, nation states, organized criminal groups and hacktivists organizations.

To ensure protection of our information, we have invested in cybersecurity and have implemented processes and procedural controls to maintain the confidentiality and integrity of such information. We measure these controls and their success through a cybersecurity framework that is based on industry standards. While we have invested in the protection of our data and technology, there can be no guarantees that our efforts will prevent all service interruptions or security breaches. Any such interruption or breach of our systems could adversely affect our business operations and result in the loss of critical or sensitive confidential information or intellectual property, and could result in financial, legal and reputational harm to our business, including legal claims and proceedings, liability under laws that protect the privacy of personal information, government enforcement actions and regulatory penalties, as well as remediation costs. We also maintain cyber liability insurance. However, this insurance may not be sufficient to cover the financial, legal or reputational losses that may result from an interruption or breach of our systems.

If a breach of our measures protecting personal data covered by HIPAA state privacy laws, or state data breach notification laws occurs, we may incur significant liabilities and operational disruptions.

The Health Insurance Portability and Accountability Act of 1996, as amended, or HIPAA, and the regulations that have been issued under it, impose certain obligations, including mandatory contractual terms, with respect to safeguarding the privacy and security of protected health information. The requirements and restrictions apply to “covered entities” (which include health care providers and insurers) as well as to their “business associates” that receive access to protected health information from such covered entities to provide services to or perform certain activities on their behalf. The statute and regulations also impose notification obligations on covered entities and their business associates in the event of a breach of the privacy or security of protected health information. We provide services to and on behalf of customers that are HIPAA covered entities or business associates and occasionally receive protected health information from such customers in the course of our business. As such, we believe that we are HIPAA business associates and therefore subject to HIPAA’s requirements and restrictions with respect to handling such protected health information, and have executed business associate agreements with certain customers. We also collect, use, and disclose personally identifiable information that is governed by state privacy laws, such as the California Consumer Privacy Act, as amended.

The secure processing, storage, maintenance, and transmission of this critical information are vital to our operations and business strategy, and we devote significant resources to protecting such information. Although we take reasonable measures to protect sensitive data from unauthorized access, use, or disclosure, no security measures can guarantee the security of information, and our information technology and infrastructure may be vulnerable to attacks by hackers or viruses or breached due to employee or contractor error, malfeasance or other malicious or inadvertent disruptions. Any such breach or interruption could compromise our networks and the information stored there could be accessed by unauthorized parties, publicly disclosed, lost or stolen. Any such access, breach, or other loss or unauthorized use or disclosure of information could result in legal claims or proceedings, and liability under federal or state laws that protect the privacy or security of identifiable information, such as HIPAA, state privacy laws, and state data breach notification laws, and regulatory penalties. Notice of breaches may be required to affected individuals, the Secretary of Health and Human Services or other state, federal or foreign regulators, and for extensive breaches, notice may need to be made to the media or state attorneys general. Such a notice could harm our reputation and our ability to compete.

Unauthorized access, loss or dissemination could also disrupt our operations (including our ability to conduct our analysis, provide test results, bill payors or patients, process claims and appeals, provide customer assistance, conduct research and development activities, collect, process and prepare company financial information, provide information about our tests and other patient and health care provider education and outreach efforts through our website, and manage the administrative aspects of our business) and damage our reputation, any of which could adversely affect our business. There can be no assurance that we will be successful in preventing cyberattacks or successfully mitigating their effects. To the extent that any disruption or security breach results in a loss of or damage to our data or applications or our customers and any other third party’s data, or inappropriate disclosure or theft of confidential, proprietary or personal information, we could incur substantial liability, suffer reputational damage or poor financial performance, or become the subject of litigation and/or regulatory actions by state, federal or non-US authorities, any of which could adversely affect our business.

It is possible the data protection laws may be interpreted and applied in a manner that is inconsistent with our practices. If so, this could result in government-imposed fines or orders requiring that we change our practices, which could adversely affect our business. In addition, these privacy regulations may differ from country to country and state to state, and may vary based on whether testing is performed in the United States or in the local country. Complying with these various laws and regulations could cause us to incur substantial costs or require us to change our business practices and compliance procedures in a manner adverse to our business. Further, compliance with data protection laws and regulations could require us to take on more onerous obligations in our contracts, restrict our ability to collect, use and disclose data, or in some cases, impact our ability to operate in certain jurisdictions. We can provide no assurance that we are or will remain in compliance with diverse privacy and security requirements in all of the jurisdictions in which we do business. If we fail to comply or are deemed to have failed to comply with applicable privacy protection laws and regulations such failure could result in government enforcement actions and create liability for us, which could include substantial civil and/or criminal penalties, as well as private litigation and/or adverse publicity that could negatively affect our operating results and business.

Public health pandemics or outbreaks could adversely impact our business.

Our operations may be affected by the outbreak of public health pandemics or outbreaks. The ultimate disruption which may be caused by any particular outbreak is uncertain; however, it may result in a material adverse impact on our financial position, operations and cash flows. Possible areas that may be affected include, but are not limited to, negative impact on our workforce, unavailability of professional services and other resources, disruption in supply chain that may interrupt the supply of human tissue component needed to manufacture our products, restrictions imposed by local governments, or disruption to credit markets necessary for the success of our business model.

Risks Related to Government Regulation of Our Products

We conduct business in a heavily regulated industry, and failure to comply with applicable laws and regulations pertaining to our business could result in substantial penalties, damage our reputation, and have a material adverse effect on our business and operations.

The life sciences and health care industries are highly regulated, and there can be no assurance that the regulatory environment in which we operate will not change significantly and adversely to us in the future. Areas of the regulatory environment that may affect our ability to conduct business include, without limitation:

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federal and state laws applicable to HCT/Ps, billing practices and claims payment and/or regulatory agencies enforcing those laws and regulations;
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federal and state fraud and abuse laws;
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federal and state laws applicable to pre-clinical and clinical (human subject) research;
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coverage and payment levels by Medicare, Medicaid, other governmental payors and private insurers;
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restrictions on coverage of, and payment for, HCT/Ps;
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state licensing laws;
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federal and state laws and enforcement policies governing the development, use and distribution of HCT/Ps;
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federal, state and local laws governing the handling and disposal of medical and hazardous waste;
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federal and state Occupational Safety and Health Administration rules and regulations;
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HIPAA and similar state data privacy laws; and
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similar laws and regulations as set forth above in foreign jurisdictions where we may operate.

In particular, the laws and regulations governing the marketing of HCT/Ps are extremely complex and, in many instances, there are no significant regulatory or judicial interpretations of these laws and regulations. For example, our HCT/Ps are, and may in the future be, actively regulated by the FDA pursuant to the Section 361 of the Public Health Services Act (“PHSA”). Among other things, pursuant to the PHSA and its implementing regulations, the FDA regulates the research, design, testing, manufacturing, safety, labeling, storage, record keeping, marketing and promotion and sales and distribution of HCT/Ps in the United States to ensure that HCT/Ps distributed domestically are safe and effective for their intended uses. If we fail to adequately comply with the requirements for the HCT/Ps we offer that the FDA currently regulates as a HCT/P, our business operations may be harmed.

Federal and state fraud and abuse and similar laws are frequently enforced by the respective governments and can lead to costly and time-consuming investigations as well as litigation. The government may consider some of our marketing practices non-compliant with applicable laws. This may lead to significant fines and the exclusion form participation in government healthcare programs (e.g., Medicare and Medicaid).

The FDA may in the future determine that certain of our products that are, or are derived from, human cells or tissues, do not qualify for regulation solely under Section 361 of the Public Health Service Act (“Section 361”), and may require that we revise our labeling and marketing claims for these products or that we suspend sales of such products until FDA pre-market clearance or approval is obtained, which could adversely affect our business, results of operations, and financial condition.

The products we manufacture and process are derived from human tissue. Amniotic and other birth tissue have generally been regulated as HCT/Ps and are therefore eligible to be subject to regulation solely under Section 361 (“Section 361 HCT/P”) depending on whether the specific product at issue and the claims made for it are consistent with the applicable criteria. HCT/Ps that do not meet these criteria are subject to more extensive regulation as drugs, medical devices, biological products, or combination products. These HCT/Ps must comply with both the FDA’s requirements for HCT/Ps and the requirements applicable to biologics, devices, or drugs, as applicable, including pre-market clearance, approval, or licensure from the FDA. Obtaining FDA pre-market clearance, approval, or licensure involves significant time and investment by us.

While we believe that we are currently in material compliance with applicable laws and regulations as historically enforced by the FDA, we cannot assure you that the FDA will agree with our determination; and a determination that we have violated these laws and regulations, or a public announcement that we are being investigated for possible violations, could adversely affect our business, prospects, results of operations, or financial condition.

Any future regulatory changes could also have adverse consequences for us and make it more difficult or expensive for us to conduct our business by requiring pre-market clearance, approval, or licensure and compliance with additional post-market regulatory requirements with respect to our products. For example, the FDA may in the future impose conditions, such as labeling restrictions, or requirements that one or more of our products be manufactured in compliance with current good manufacturing practices (“cGMP”) such as those currently applicable to drugs, biologics, or medical devices, which would require significant additional time and cost investments by us. Moreover, increased regulatory scrutiny within the industry in which we operate could lead to increased regulation of HCT/Ps, including Section 361 HCT/Ps, which could ultimately increase our costs and adversely impact our business, results of operations and financial condition.

Obtaining and maintaining any necessary regulatory approvals, including conducting clinical trials, for certain of our products or potential products could be expensive and time consuming.

Where applicable, the process of obtaining regulatory clearances, approvals, or licensures to market a drug, medical device, biological product, or a combination product from the FDA may be costly and time consuming, and such clearances, approvals, or licensures may not be granted on a timely basis, or at all. The FDA may take the position that some of the products that we currently market are not Section 361 HCT/Ps and require, among other things, a New Drug Application, Biologics License Application, 510(k) clearance, or Premarket Approval from the FDA. Some of the future products and enhancements to our current products that we may develop or may acquire and market may require marketing clearance, approval, or licensure from the FDA. However, if required, clearance, approval, or licensure may not be granted with respect to any of our products or enhancements and further FDA review may add delays that could adversely affect our ability to market such products or enhancements.

If FDA disagrees that any of our products is a Section 361 HCT/P, the process of developing and executing clinical trials and manufacturing processes that would be necessary to support FDA approval, licensure, or clearance would require the expenditure of substantial time, effort and financial resources and may take years to complete, including costs incurred on top of those fees incurred as part of conducting various clinical studies while marketing our products under Section 361. Additionally, the FDA may limit the indications for use or place other conditions on any approvals, licensures, or clearances that could restrict the commercial application of the products. If we do receive approval, licensure, or clearance, some types of changes to the approved, licensed, or cleared product(s), such as adding new indications or doses, manufacturing changes and additional labeling claims, would be subject to further testing requirements and further FDA review and approval. Our revenues could be adversely affected if the FDA limited the indications for use or required other conditions that restrict the commercial application of our products.

Additionally, there are significant costs associated with clinical trials that can be difficult to accurately estimate. Clinical trials may not be successful or may return results that do not support approval, licensure, or clearance. Moreover, the results of early clinical trials are not necessarily predictive of future results, and any product we advance into clinical trials may not have favorable results in later clinical trials. Our interpretation of data and results from our clinical trials does not ensure that we will achieve similar results in future clinical trials. In addition, clinical data are often susceptible to various interpretations and analyses, and many companies that have believed their products performed satisfactorily in earlier clinical trials or retrospective studies have nonetheless failed to replicate results in later clinical trials.

If any of our products cause or contribute to a death, serious injury, or adverse reaction, we will be required to report such death, serious injury, or adverse reaction under applicable HCT/P reporting regulations, and such events can result in voluntary corrective actions or agency enforcement actions.

Under FDA HCT/P reporting regulations, HCT/P manufacturers are required to report to the FDA information that a HCT/P has or may have caused or contributed to a death, serious injury, or adverse reaction. If such a death, serious injury, or adverse reaction were to occur, and we or our collaborators are unable to demonstrate that the adverse events were caused by factors other than our or our collaborator’s products, regulatory authorities could order us to remove, recall, destroy, or cease manufacturing the affected HCT/P. Any of these occurrences may harm our and our collaborators’ ability to manufacture, identify and develop HCT/Ps, and may significantly harm our business, financial condition, result of operations, and prospects.

Our business is subject to extensive regulation by the FDA and other authorities, which is costly, and our failure to comply could result in negative effects on our business, results of operations and financial condition.

The FDA has specific regulations governing our tissue-based products, or HCT/Ps. The FDA has broad post-market and regulatory and enforcement powers, even for Section 361 HCT/Ps. The FDA’s regulation of HCT/Ps includes requirements for registration and listing of products, donor screening and testing, processing and distribution, labeling, record keeping and adverse-reaction reporting, and inspection and enforcement.

HCT/Ps that are regulated as drugs, biological products, medical devices or combination products are subject to even more stringent regulation by the FDA. Even if pre-market clearance, approval or licensure is obtained, the licensure, approval or clearance may place substantial restrictions on the indications for which the product may be marketed or to whom it may be marketed, may require warnings to accompany the product or impose additional restrictions on the sale or use of the product. In addition, regulatory approval is subject to continuing compliance with regulatory standards, including the FDA’s cGMP or quality system regulations.

If we fail to comply with applicable FDA or state regulations regarding our tissue products, the FDA or state authorities could take enforcement action, including, without limitation, any of the following sanctions and the manufacture of our products or processing of our tissue could be delayed or terminated:

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untitled letters, warning letters, cease and desist orders, fines, injunctions, and civil penalties;
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recall, administrative detention, seizure or destruction of our products;
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operating restrictions, partial suspension or total shutdown of production;
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refusing our requests for clearance, approval or licensure of new products;
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withdrawing or suspending current applications for approval, licensure or clearance or approvals, licenses or clearances already granted;
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refusal to grant export approval for our products; and
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criminal prosecution.

Any of these sanctions could also result in higher than anticipated costs or lower than anticipated sales and have a material adverse effect on our reputation, business, results of operations and financial condition.

The FDA’s regulation of HCT/Ps may continue to evolve. Complying with any such new regulatory requirements may entail significant time delays and expense, which could have an adverse effect on our business, results of operations and financial condition.

The AATB has issued operating standards for tissue banking. Compliance with these standards is a requirement in order to become an accredited tissue bank. In addition, some states have their own tissue banking regulations.

In addition, procurement of certain human organs and tissue for transplantation is subject to the restrictions of various federal and state regulations such as the NOTA, which prohibits the transfer of certain human organs, including skin and related tissue for valuable consideration, but permits the reasonable payment associated with the removal, transportation, implantation, processing, preservation, quality control and storage of human tissue and skin. We reimburse tissue banks, hospitals and physicians for their services associated with the recovery and storage of donated human tissue. Although we have independent third-party appraisals that confirm the reasonableness of the service fees we pay, if we were to be found to have violated NOTA’s prohibition on the sale or transfer of human tissue for valuable consideration, we could potentially be subject to fines or criminal enforcement sanctions, which could adversely affect our results of operations.

Finally, we and other manufacturers of skin substitutes are required to provide ASP information to CMS on a quarterly basis. The Medicare payment rates are updated quarterly based on this ASP information. We rely upon a number of assumptions as permitted by law in calculating the ASP that we consider reasonable, including assumptions regarding the BFSF paid to service providers. Given the lack of guidance or clarification from HHS and CMS regarding certain aspects of these calculations, it is possible that our calculations of average ASP may be challenged by regulators or in qui tam actions. If we are found to have made a misrepresentation in the reporting of ASP, we may be subject to civil monetary penalties of up to $16,630 for each misrepresentation for each day in which the misrepresentation was applied. Manufacturers found to have submitted false ASP data are subject to civil monetary penalties of up to $230,464 per item of false information. False Claims Act liability and criminal liability can also attach.

We may be subject to fines, penalties, injunctions and other sanctions if we are deemed to be promoting our products for uses that require, but lack, regulatory approval.

The FDA and the FTC regulate the advertising and promotion of HCT/Ps to ensure that the claims made are consistent with those permitted by the PHSA or other applicable laws, that there are adequate and reasonable data to substantiate the claims and that the promotional labeling and advertising is neither false nor misleading in any respect. If the FDA or FTC determines that any of our advertising or promotional claims are false, misleading, not substantiated or not permissible, we may be subject to enforcement actions, including warning letters, and we may be required to revise our promotional claims and make other corrections or restitutions.

As a general rule, FDA regulations require that the marketing of Section 361 HCT/Ps, which do not require FDA licensure, approval, or clearance, only be for homologous uses, and that the promotion of any licensed biological products, approved drugs, or approved or cleared devices only be for FDA-licensed, -approved, or -cleared indications. Generally, unless they are later licensed, approved, or cleared by FDA for other uses, the FDA contends that we may not make claims about the safety or effectiveness of our Section 361 products, or promote them as safe or effective, for uses other than homologous uses. Such limitations present a risk that the FDA or other federal or state law enforcement authorities could determine that the nature and scope of our sales, marketing and support activities, though designed to comply with all FDA requirements, constitute the promotion of our products for a non-homologous or unapproved use in violation of the federal PHSA or FDCA. We also face the risk that the FDA or other governmental authorities might pursue enforcement based on past activities that we have discontinued or changed, including prior sales activities, marketing materials, arrangements with institutions and doctors, educational and training programs and other activities.

Investigations concerning the promotion of unapproved product uses and related issues are typically expensive, disruptive and burdensome and generate negative publicity. If our promotional activities are found to be in violation of the law, we may face significant legal action, fines, penalties, and even criminal liability and may be required to substantially change our sales, promotion, grant and educational activities. There is also a possibility that we could be enjoined from selling some or all of our products for any unapproved use. In addition, as a result of an enforcement action against us or any of our executive officers, we could be excluded from participation in government healthcare programs such as Medicare and Medicaid.

While we believe we are fully in compliance with the FDA's Guidance on Section 361 HCT/Ps, there can be no assurance that we have correctly interpreted the FDA Guidance, or that we will not need to discontinue marketing a product and/or may be subject to fines, penalties, injunctions, and other sanctions if we are deemed to be promoting the use of our products for unapproved uses. Such regulatory penalties by the FDA could adversely affect our business and results of operations.

We and our sales representatives, whether employees or independent contractors, must comply with various federal and state anti-kickback, self-referral, false claims and similar laws, any breach of which could cause an adverse effect on our business, results of operations and financial condition.

Our relationships with physicians, hospitals and other healthcare providers are subject to various federal and state healthcare fraud and abuse laws. Healthcare fraud and abuse laws are complex, and, in some instances, even minor or inadvertent violations can give rise to liability. Possible sanctions for violation of the healthcare fraud and abuse laws include, without limitation, monetary fines, civil and criminal penalties, exclusion from participating in the federal and state healthcare programs, including, without limitation, Medicare, Medicaid, the VA health programs and TRICARE (the healthcare program administered by or on behalf of the U.S. Department of Defense for uniformed service members, including both those in active duty and retirees, as well as their dependents), and forfeiture of amounts collected in violation of such prohibitions. Many states have similar fraud and abuse laws that may apply to all payers, not just federal healthcare programs, imposing fines and penalties for violations A finding of a violation of one or more of these laws, or even a government investigation or inquiry into the same, would likely result in a material adverse effect on the market price of our Common Stock, as well as on our business, results of operations, and financial condition.

The federal AKS is a criminal law that prohibits, among other things, any person from knowingly and willfully offering, paying, soliciting or receiving remuneration, directly or indirectly, in cash or in kind, to induce or reward referrals, purchases or orders or arranging for or recommending the purchase, order or referral of any item or service for which payment may be made in whole or in part by a federal healthcare program, such as the Medicare and Medicaid programs. The term “remuneration” has been broadly interpreted to include anything of value, whether in cash or in kind. Under the federal AKS as amended, a person or entity need not have actual knowledge of this statute or specific intent to violate it. Further, any claims for items or services resulting from a violation of the federal AKS may be considered false or fraudulent for purposes of the federal FCA. A conviction for violation of the AKS results in criminal fines and penalties, possible incarceration for individuals, and requires mandatory exclusion from participation in federal health care programs. Although there are a number of statutory exceptions and regulatory safe harbors to the federal AKS that protect certain common industry practices from prosecution, the exceptions and safe harbors are drawn narrowly, and arrangements may be subject to scrutiny or penalty if they do not fully satisfy all elements of an available exception or safe harbor. We have entered into consulting agreements, speaker agreements, research agreements and product development agreements with physicians and other healthcare providers, including some who may order or recommend our products or make decisions to use them. In addition, some of these providers own our stock, which they purchased in arm’s-length transactions on terms identical to those offered to non-physicians, or received stock awards from us in the past as consideration for services performed by them. Further, on occasion, we may provide free product or discounted product to our customers. In addition, in the course of our business with our customers or consultants, we may cover the costs of certain meals or travel expenses related to the conduct of business with us. We also compensate independent contractor sales agents for negotiating sales of our products to customers. While we believe these transactions generally meet the requirements of applicable laws, including the federal AKS and analogous state laws, it is possible that our arrangements with physicians and other healthcare providers may be questioned by regulatory or enforcement authorities under such laws, which could lead us to redesign the arrangements and subject us to significant civil or criminal penalties. In addition, we have conducted training sessions on these principles. If, however, regulatory or enforcement authorities were to view these arrangements as non-compliant with applicable laws, there would be risk of government investigations/inquiries or penalties. There is also risk that one or more of our employees or agents will disregard the rules we have established. Because our strategy relies on the involvement of physicians and other healthcare providers, who consult with us on the design of our products, perform clinical research on our behalf or educate other health care professionals about the efficacy and uses of our products, we could be materially impacted if regulatory or enforcement agencies or courts interpret our financial relationships with physicians and other healthcare providers, who refer or order our products to be in violation of applicable laws. This could harm our reputation and the reputations of the healthcare providers we engage to provide services on our behalf. In addition, the cost of noncompliance with these laws could be substantial since we could be subject to monetary fines and civil or criminal penalties, and we could also be excluded from federally-funded healthcare programs, including Medicare, Medicaid, VA and TRICARE.

The FCA imposes civil liability on any person or entity that knowingly submits, or causes the submission of, a false or fraudulent claim to the U.S. government. Damages under the FCA can be significant and consist of the imposition of fines and penalties. The FCA also allows a private individual or entity to sue on behalf of the government to recover civil penalties and treble damages as a whistleblower. FCA liability is potentially significant in the healthcare industry because the statute provides for treble damages and mandatory penalties of between $13,946 and $27,894 per false claim or statement for penalties assessed after February 12, 2024. Violations of the FCA can also potentially subject the Company to exclusion from federal healthcare programs.

Manufacturers can be held liable under the FCA even when they do not submit claims directly to government payers if they are deemed to “cause” the submission of false or fraudulent claims. Claims deemed tainted by a violation of the federal AKS are false for purposes of the FCA. The DOJ on behalf of the federal government has previously alleged that the marketing and promotional practices of pharmaceutical and medical device manufacturers, including the off-label promotion of products or the payment of prohibited kickbacks to doctors and other healthcare providers, may violate the FCA, resulting in the submission of improper claims to federal and state healthcare programs such as Medicare and Medicaid. In certain cases, manufacturers have entered into criminal and civil settlements with the federal government under which they entered into plea agreements, paid substantial monetary amounts and entered into onerous corporate integrity agreements with the government that require, among other things, substantial reporting and remedial actions, as well as oversight and review by an outside entity, an Independent Review Organization (“IRO”), at substantial expense to us.

The HIPAA criminal federal healthcare fraud statute makes it criminal to knowingly and willfully execute, or attempt to execute, a scheme or artifice to defraud any health care benefit program or to obtain, by means of false or fraudulent pretenses, representations or promises, any of the money or property owned by, or under the custody or control of, any health care benefit program, in connection with the delivery of or payment for health care benefits, items or services.

There are federal and state laws requiring detailed reporting of manufacturer interactions with and payments to healthcare providers, such as the federal Physician Payments Sunshine Act (“Sunshine Act”). The Sunshine Act requires, among others, “applicable manufacturers” of drugs, devices, biological products, and medical supplies reimbursed under Medicare, Medicaid or the Children’s Health Insurance Program to annually report to CMS information related to payments and other transfers of value provided to “covered recipients.” The term covered recipients includes teaching hospitals and U.S.-licensed physicians, physician assistants, nurse practitioners, clinical nurse specialists, certified nurse anesthetists, and certified nurse-midwives. There is the risk that CMS or another government agency may take the position that our products are not human cell and tissue products regulated solely under Section 361, and thereby assert that we are currently subject to the Sunshine Act, which could subject us to civil penalties and the administrative burden of having to comply with the law.

There are state law equivalents to the AKS and FCA. There are also so-called state “all-payer” anti-kickback laws which may apply to items or services reimbursed by any third-party payer, including commercial insurers, as well as when no insurer is involved (i.e. cash-pay patients).

The enforcement of all of these laws is uncertain and subject to rapid change. Federal or state regulatory or enforcement authorities may investigate or challenge our current or future activities under these laws. Any investigation or challenge could have a material adverse effect on our business, financial condition and results of operations. Any state or federal regulatory or enforcement review of us, regardless of the outcome, would be costly and time consuming. Additionally, we cannot predict the impact of any changes in these laws, whether these changes are retroactive or will have effect on a going-forward basis only.

The MACs proposed LCDs for skin substitutes that could reduce or eliminate Medicare coverage for our products, which would have a material adverse effect on utilization of our products, our business and our revenue.

On April 25, 2024, all of the MACs proposed LCDs for skin substitutes that, if finalized, would eliminate Medicare coverage for our products until acceptable peer-reviewed evidence is developed to support coverage. The proposed LCDs would also limit the number of applications of skin substitute products per wound episode. We do not know the timing or outcome of the proposed LCDs and whether they will be finalized by the MACs. If the LCDs are finalized, and we are unable to convince the MACs that we have adequate evidence to support Medicare coverage for our products, or that the MACs should allow an appropriate number of applications of skin substitute products, the LCDs could materially and adversely impact utilization of our products, our business and our revenue.

Our results of operations may be adversely affected by current and potential future healthcare reforms.

In response to perceived increases in healthcare costs in recent years, there have been and continue to be proposals by the U.S. federal government, state governments, regulators and third-party payers to control these costs and, more generally, to reform the U.S. healthcare system. In the U.S., the PPACA was enacted in 2010 with a goal of reducing the cost of healthcare and substantially changing the way healthcare is financed by both government and private insurers.

In addition, other legislative changes have been proposed and adopted in the U.S. since the PPACA was enacted. The Budget Control Act of 2011 created measures for spending reductions by Congress. A Joint Select Committee on Deficit Reduction, tasked with recommending a targeted deficit reduction of at least $1.2 trillion for the years 2013 through 2021, was unable to reach required goals, thereby triggering the legislation’s automatic reduction to several government programs. This included aggregate reductions of Medicare payments to providers of 2% per fiscal year, which went into effect on April 1, 2013. In January 2013, the American Taxpayer Relief Act was signed into law, which, among other things, further reduced Medicare payments to several provider types, including hospitals.

In addition to the ACA, the Medicare Access and CHIP Reauthorization Act of 2015 (“MACRA”) repealed the Sustainable Growth Rate formula used to calculate Medicare payment updates for physicians providing services to Medicare beneficiaries. In its place, MACRA introduced the Quality Payment Program (“QPP”), which is a value-based program that focuses on quality and outcomes as a metric for physician reimbursement. In addition, the PPACA encourages hospitals and physicians to work collaboratively through shared savings programs as well as other bundled payment initiatives. These shifts could lead to a consolidation of hospital providers into larger delivery networks with increased price negotiation strength resulting in downward pressure on our selling prices. Although we believe that we are well positioned to minimize any such impact on our business, our inability to address the consolidation trend could materially and adversely affect our business and results of operations.

There is uncertainty with respect to the impact future legislation or regulation may have, if any, and any changes will likely take time to unfold and could have an impact on coverage and reimbursement for healthcare items and services, including our products. We believe that there is substantial uncertainty over how benefit plans purchased on exchanges will cover our products, how the expansion or contraction of the Medicaid program will affect access to our products, the effect of risk-sharing payment models such as Accountable Care Organizations and other value-based purchasing programs on coverage for our product, and the effect of the general increase or decrease in federal oversight of healthcare payers. The taxes imposed and the expansion in government’s role in the U.S. healthcare industry may result in decreased revenues, lower reimbursements by payers for our products and reduced medical procedure volumes, all of which could have a material adverse effect on our business, results of operations and financial condition.

Federal and state laws that protect the privacy and security of personal information may increase our costs and limit our ability to collect, disclose, and use that information and subject us to liability if we are unable to fully comply with such laws.

Numerous federal and state laws, rules and regulations govern the collection, dissemination, use, security and confidentiality of personal information, including protected health information and individually identifiable health information. These laws include:

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provisions of HIPAA that limit how covered entities and business associates may use and disclose protected health information, provide certain rights to individuals with respect to that information and impose certain security requirements;
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HITECH, which strengthened and expanded the HIPAA Privacy Rule and Security Rules, imposed data breach notification obligations, created new tiers of civil monetary penalties, amended HIPAA to make civil and criminal penalties directly applicable to business associates and gave state attorneys general new authority to file civil actions for damages or injunctions in U.S. federal courts to enforce the federal HIPAA laws and seek attorneys’ fees and costs associated with pursuing federal civil actions;
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other federal and state laws restricting the use and protecting the privacy and security of personal information, including health information, many of which are not preempted by HIPAA;
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federal and state consumer protection laws; and
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federal and state laws regulating the conduct of research with human subjects.

Penalties for violations of these laws vary. For instance, penalties for failure to comply with a requirement of HIPAA and the HITECH Act vary significantly, and include civil monetary penalties of up to $2,067,813 per violation, not to exceed $2,067,813 per calendar year for each provision of HIPAA that is violated and, in certain circumstances, criminal penalties with fines up to $250,000 per violation and/or imprisonment. However, a single breach incident can result in findings of violations of multiple provisions, leading to possible penalties in excess of $2,067,813 for violations in a single year. A person who knowingly obtains or discloses individually identifiable health information in violation of HIPAA may face a criminal penalty of up to $50,000 and up to one-year imprisonment. The criminal penalties increase if the wrongful conduct involves false pretenses or the intent to sell, transfer, or use identifiable health information for commercial advantage, personal gain, or malicious harm. In addition, responding to government investigations regarding alleged violations of these and other laws and regulations, even if ultimately concluded with no findings of violations or no penalties imposed, can consume company resources and impact our business and, if public, harm our reputation.

Further, various states, such as California, Massachusetts, and Washington, have implemented similar privacy laws and regulations that impose restrictive requirements regulating the use and disclosure of health information and other personally identifiable information. These laws and regulations are not necessarily preempted by HIPAA, particularly if a state affords greater protection to individuals than HIPAA. Where state laws are more protective, we may have to comply with the stricter provisions. In addition to fines and penalties imposed upon violators, some of these state laws also afford private rights of action to individuals who believe their personal information has been misused. The interplay of federal and state laws may be subject to varying interpretations by courts and government agencies, creating complex compliance issues for us and our customers and potentially exposing us to additional expense, adverse publicity and liability. Further, as regulatory focus on privacy issues continues to increase and laws and regulations concerning the protection of personal information expand and become more complex, these potential risks to our business could intensify. Changes in laws or regulations associated with the enhanced protection of certain types of sensitive data, such as PHI, or personally identifiable information along with increased customer demands for enhanced data security infrastructure, could greatly increase our cost of providing our products, decrease demand for our services, reduce our revenue and/or subject us to additional liabilities.

As part of our business operations, including our medical record keeping, third-party billing and reimbursement and research and development activities, we collect and maintain protected health information in paper and electronic format. Standards related to collecting and maintaining health information, whether implemented pursuant to HIPAA, HITECH, state laws, federal or state action or otherwise, could have a significant effect on the manner in which we handle personal information, including healthcare-related data, and communicate with payers, providers, patients, donors and others, and compliance with these standards could impose significant costs on us or limit our ability to offer services, thereby negatively impacting the business opportunities available to us.

If we are alleged to have not complied with existing or new laws, rules and regulations related to personal information, we could be subject to litigation and to sanctions that include monetary fines, civil or administrative penalties, civil damage awards or criminal penalties.

Risks Related to Our Intellectual Property

Our ability to protect our intellectual property and proprietary technology through patents and other means is uncertain and may be inadequate, which could have an adverse effect on our business, results of operations and financial condition.

Our success depends significantly on our ability to protect our proprietary rights to the technologies used in our products. We rely on patent protection, as well as a combination of copyright, trade secret and trademark laws and nondisclosure, confidentiality and other contractual restrictions to protect our proprietary technology, including our licensed technology. These legal means afford only limited protection and may not adequately protect our rights or permit us to gain or keep any competitive advantage. In addition, our pending patent applications include claims to material aspects of our products that may not be protected by issued patents. The patent application process can be time consuming and expensive. Our pending patent applications might not result in issued patents, and issued patents may later be determined to be invalid or unenforceable as a result of district court litigation or related administrative proceedings. Competitors may be able to design around our patents or develop products that provide outcomes that are comparable or even superior to ours. Although we have taken steps to protect our intellectual property and proprietary technology, including entering into confidentiality agreements and intellectual property assignment agreements with some of our officers, employees, consultants and advisors, such agreements may not be enforceable or may not provide meaningful protection for our trade secrets or other proprietary information in the event of unauthorized use or disclosure or other breaches of the agreements.

The failure to obtain and maintain patents or protect our intellectual property rights could have an adverse effect on our business, results of operations, and financial condition. Whether a patent claim is valid is a complex matter of science, facts and law, and therefore we cannot be certain that, if challenged in a court of law, or through an administrative proceeding, our patent claims would be upheld. If any of those patent claims are invalidated or determined to be unenforceable, our competitive advantage may be reduced or eliminated.

In the event a competitor infringes upon our licensed patents, issued patents, pending patent applications or other intellectual property rights, enforcing those rights may be costly, uncertain, difficult and time consuming. Even if successful, litigation to enforce or defend our intellectual property rights could be expensive and time consuming and could divert our management’s attention. Further, bringing litigation to enforce our patents subjects us to the potential for counterclaims. Other companies or entities may commence, actions seeking to establish the invalidity of our patents and certain related claims. In the event that any of our patent claims are challenged, a court, the United States Patent and Trademark Office (“USPTO”), or the Patent Trial and Appeal Board (“PTAB”) of the USPTO may invalidate one or more challenged patent claims or determine that the patent is unenforceable, which could harm our competitive position. If the USPTO or the PTAB ultimately cancels or narrows the claim scope of any of our patents through these proceedings, it could prevent or hinder us from being able to enforce them against competitors. Such adverse decisions could negatively impact our business, results of operations, and financial condition.

We may become subject to claims of infringement of the intellectual property rights of others, which could prohibit us from developing our products, require us to obtain licenses from third parties or to develop non-infringing alternatives, and subject us to substantial monetary damages.

Third parties could assert that our products infringe one or more claims of their issued patents or other intellectual property rights. Whether a product infringes a patent claim or other intellectual property right involves a complex combination of legal and factual issues, the determination of which is often uncertain. Therefore, we cannot be certain that we have not infringed the intellectual property rights of others. Because patent applications are not immediately published, and may take years to issue, there also may be applications now pending of which we are unaware that may later result in issued patent claims that our products or processes may infringe. There also may be existing patents or pending patent applications of which we are unaware that our products or processes may inadvertently infringe.

Any infringement claim could cause us to incur significant costs, place significant strain on our financial resources, divert management’s attention from our business and harm our reputation. If the relevant patent claims at issue in such a dispute were upheld as valid and enforceable and we were found to infringe, we could be prohibited from selling any product that is found to infringe those claims through an injunction unless we could obtain licenses to use the technology covered by the asserted patent claims or other intellectual property, or are able to design around the patent claim or claims at issue or other intellectual property. We may be unable to obtain such a license on terms acceptable to us, if at all, and we may not be able to redesign our products to avoid infringement. A court could also order us to pay compensatory damages for such infringement, plus prejudgment interest and could, in addition, treble the compensatory damages and award attorney fees. These damages could be substantial and could harm our reputation, business, financial condition and operating results. A court also could enter orders that temporarily, preliminarily or permanently enjoin us and our customers from making, using, or selling products, and could enter an order mandating that we undertake certain remedial measures. Depending on the nature of the relief ordered by the court, we could become liable for additional damages to third parties. Further, because of the substantial amount of discovery required in connection with intellectual property litigation, there is a risk that some of our trade secrets or other confidential information could be compromised by inadvertent or court-ordered disclosure during this type of litigation.

We may be subject to damages resulting from claims that we, our employees, or our independent contractors have wrongfully used or disclosed alleged trade secrets, proprietary or confidential information of our competitors or are in breach of non-competition or non-solicitation agreements with our competitors.

We may hire additional employees who are currently employed at other tissue companies, including our competitors. Additionally, consultants or other independent agents with which we may contract may be or have been in a contractual arrangement with one or more of our competitors. Although no claims are currently pending, we may be subject to claims that we, our employees, or our independent contractors have inadvertently or otherwise used or disclosed trade secrets or other proprietary information of these former employers or competitors. In addition, we have been and may in the future be subject to claims that we caused an employee to breach the terms of his or her non-competition or non-solicitation agreement. Litigation may be necessary to defend against these claims. Even if we are successful in defending against these claims, litigation could result in substantial costs and be a distraction to management. If we fail to defend such claims, in addition to paying monetary damages, we may lose valuable intellectual property rights or personnel. Any future litigation or the threat thereof may adversely affect our ability to hire additional direct sales representatives. A loss of key personnel or their work product could hamper or prevent our ability to market existing or new products, which could severely harm our business, financial condition and operating results.

Changes in U.S. patent law could diminish the value of patents in general, thereby impairing our ability to protect our products.

Success in the biopharmaceutical industry is heavily dependent on intellectual property, particularly patents. Obtaining and enforcing patents in the biopharmaceutical industry involve both technological and legal complexity, and therefore obtaining and enforcing biopharmaceutical patents is costly, time-consuming and inherently uncertain.

Recent patent reform legislation could increase the uncertainties and costs of prosecuting patent applications and enforcing and defending patents. Enacted in 2011, the Leahy-Smith America Invents Act, or the Leahy-Smith Act, made significant changes to U.S. patent law, including provisions that affect the prosecution of patent applications and also affect patent litigation. The U.S. Patent and Trademark Office developed new regulations and procedures to govern administration of the Leahy-Smith Act, and many of the substantive changes to patent law associated with the Leahy-Smith Act, including the first to file provisions, only became effective in March 2013. The full impact of the Leahy-Smith Act on our business is not yet clear, but it could result in increased costs and more limited patent protection, either of which could adversely affect our business, results of operations and financial condition.

Moreover, recent U.S. Supreme Court rulings have narrowed the scope of patent protection available in certain circumstances and weakened the rights of patent owners in certain situations. In addition to increasing uncertainty regarding our ability to obtain patents in the future, this combination of events has created uncertainty regarding the value of any patents we do obtain. Depending on decisions by the U.S. Congress, the federal courts, and the U.S. Patent and Trademark Office, the laws and regulations governing patents could change in unpredictable ways that would weaken our ability to obtain new patents or to enforce any current or future patents that we may own or license.

Risks Related to our Common Stock

Even if our common stock is listed on Nasdaq, there can be no assurance that we will be able to comply with Nasdaq’s continued listing standards.

We have applied to list our common stock on The Nasdaq Capital Market under the symbol “BSEM”. We cannot guarantee that we will be successful in listing our common stock on Nasdaq, and our common stock may continue to trade on the Pink tier of the OTC Marketplace under the symbol “BSEM.”

Assuming that our common stock is listed, there can be no assurance any broker will be interested in trading our common stock. Therefore, it may be difficult to sell your common stock if you desire or need to sell them. We cannot provide any assurance that an active and liquid trading market in our common stock will develop or, if developed, that such market will continue. Once our common stock is approved for listing on Nasdaq, there is no guarantee that we will be able to maintain such listing for any period of time by perpetually satisfying Nasdaq’s continued listing requirements. Our failure to continue to meet these requirements may result in our common stock being delisted from Nasdaq.

We will incur significant costs as a result of operating as a public company and our management expects to devote substantial time to public company compliance programs.

As a public company, we will incur significant legal, accounting and other expenses due to our compliance with regulations and disclosure obligations applicable to us, including compliance with the Sarbanes-Oxley Act, as well as rules implemented by the SEC and Nasdaq. Shareholder activism, the current political environment and the current high level of government intervention and regulatory reform may lead to substantial new regulations and disclosure obligations, which may lead to additional compliance costs and impact, in ways we cannot currently anticipate, the manner in which we operate our business. Our management and other personnel will devote a substantial amount of time to these compliance programs and monitoring of public company reporting obligations and as a result of the new corporate governance and executive compensation related rules, regulations and guidelines prompted by the Dodd-Frank Act and further regulations and disclosure obligations expected in the future, we will likely need to devote additional time and costs to comply with such compliance programs and rules. These rules and regulations will cause us to incur significant legal and financial compliance costs and will make some activities more time-consuming and costly.

To comply with the requirements of being a public company, we may need to undertake various actions, including implementing new internal controls and procedures and hiring new accounting or internal audit staff. The Sarbanes-Oxley Act requires that we maintain effective disclosure controls and procedures and internal control over financial reporting. We are continuing to develop and refine our disclosure controls and other procedures that are designed to ensure that information required to be disclosed by us in the reports that we file with the SEC is recorded, processed, summarized and reported within the time periods specified in SEC rules and forms, and that information required to be disclosed in reports under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), is accumulated and communicated to our principal executive and financial officers. Our current controls and any new controls that we develop may become inadequate and weaknesses in our internal control over financial reporting may be discovered in the future. As discussed below, our auditors identified material weaknesses in our financial reporting during our audits for the years ended December 31, 2023 and 2022. The Company is currently working on remediating these weaknesses in our financial reporting by expanding our internal accounting resources and engaging outside consultants, as needed, to remediate such weaknesses.

Any failure to develop or maintain effective controls when we become subject to this requirement could negatively impact the results of periodic management evaluations and annual independent registered public accounting firm attestation reports regarding the effectiveness of our internal control over financial reporting that we may be required to include in our periodic reports we will file with the SEC under Section 404 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), harm our operating results, cause us to fail to meet our reporting obligations or result in a restatement of our prior period financial statements. In the event that we are not able to demonstrate compliance with the Sarbanes-Oxley Act, that our internal control over financial reporting is perceived as inadequate or that we are unable to produce timely or accurate financial statements, investors may lose confidence in our operating results and the price of our common stock could decline. In addition, if we are unable to continue to meet these requirements, we may not be able to remain listed on Nasdaq.

The elimination of monetary liability against our directors, officers and employees under our Amended and Restated Articles of Incorporation and the existence of indemnification rights to our directors, officers and employees may result in substantial expenditures by us and may discourage lawsuits against our directors, officers and employees.

Our Amended and Restated Articles of Incorporation contain provisions that eliminate the liability of our directors for monetary damages to us and our shareholders. Our Amended and Restated Bylaws also require us to indemnify our officers and directors. We may also have contractual indemnification obligations under our agreements with our directors, officers and employees. The foregoing indemnification obligations could result in us incurring substantial expenditures to cover the cost of settlement or damage awards against directors, officers and employees that we may be unable to recoup. These provisions and resulting costs may also discourage our shareholders from bringing a lawsuit against directors, officers and employees for breaches of their fiduciary duties, and may similarly discourage the filing of derivative litigation by our shareholders against our directors, officers and employees even though such actions, if successful, might otherwise benefit us and our shareholders.

If we fail to maintain an effective system of internal controls, we may not be able to accurately report our financial results or prevent fraud which could subject us to regulatory sanctions, harm our business and operating results and cause the trading price of our stock to decline.

Effective internal controls required under Section 404 of the Sarbanes-Oxley Act are necessary for us to provide reliable financial reports and effectively prevent fraud. If we cannot provide reliable financial reports or prevent fraud, our business, reputation and operating results could be harmed. We have discovered, and may in the future discover, areas of our internal controls that need improvement. We cannot be certain that the measures we have taken or intend to take will ensure that we maintain adequate controls over our financial processes and reporting in the future. Any failure to implement required new or improved controls or difficulties encountered in their implementation could subject us to regulatory sanctions, harm our business and operating results or cause us to fail to meet our reporting obligations. Inferior internal controls could also harm our reputation and cause investors to lose confidence in our reported financial information, which could have a negative impact on the trading price of our stock.

We are an “emerging growth company” and the reduced disclosure requirements applicable to emerging growth companies could make our common stock less attractive to investors.

As a company with less than $1.235 billion in revenues during our last fiscal year, we qualify as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act enacted in 2012 (the “JOBS Act”). Emerging growth companies may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies, including not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. Investors could find our common stock less attractive because we may rely on these exemptions. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock and our stock price may be more volatile.

In addition, Section 102 of the JOBS Act also provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act, for complying with new or revised accounting standards. An “emerging growth company” can therefore delay the adoption of certain accounting standards until those standards would otherwise apply to private companies.

We are a “smaller reporting company”, and the reduced reporting requirements applicable to smaller reporting companies may make our common stock less attractive to investors.

We are a “smaller reporting company” as defined in Rule 12b-2 under the Exchange Act. For as long as we continue to be a smaller reporting company, we may take advantage of exemptions from various reporting requirements that are applicable to other public companies that are not smaller reporting companies, including reduced financial statement and other financial information disclosure, and reduced disclosure obligations regarding executive compensation in our annual and periodic reports and proxy statements. We will remain a smaller reporting company as long as either (i) the market value of our common stock held by non-affiliates is less than $250 million or (ii) our annual revenue is less than $100 million during the most recently completed fiscal year and the market value of our common stock held by non-affiliates is less than $700 million. Our public float is measured as of the last business day of our most recently completed second fiscal quarter, and annual revenues are as of the most recently completed fiscal year for which audited financial statements are available. We cannot predict if investors will find our common stock less attractive because we may rely on these exemptions. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock and our share price may be more volatile than that of an otherwise comparable company that does not avail itself of the same or similar exemptions.

Raising additional capital may cause dilution to our existing shareholders and restrict our operations.

We may seek additional capital through a combination of public and private equity offerings and debt financings. We, and indirectly, our shareholders, will bear the cost of issuing and servicing such securities. Because our decision to issue debt or equity securities in any future offering will depend on market conditions and other factors beyond our control, we cannot predict or estimate the amount, timing, or nature of any future offerings. To the extent that we raise additional capital through the sale of equity or debt securities, your ownership interest will be diluted, and the terms may include liquidation or other preferences that adversely affect your rights as a shareholder. The incurrence of indebtedness would result in increased fixed payment obligations and could involve restrictive covenants, such as limitations on our ability to incur additional debt, limitations on our ability to acquire, sell, or license intellectual property rights and other operating restrictions that could adversely impact our ability to conduct our business.

Our common stock price may be volatile and could fluctuate, which could result in substantial losses for investors.

Our common stock is currently quoted on the OTC Pink under the symbol, “BSEM.” The market price of our common stock is likely to be highly volatile and could fluctuate widely in price in response to various factors, many of which are beyond our control, including:

▪	government regulation of us and operations;

▪	the establishment of partnerships;

▪	intellectual property disputes;

▪	additions or departures of key personnel;

▪	sales of our common stock;

▪	our ability to integrate operations, technology, products and services;

▪	operating results below expectations;

▪	loss of any strategic relationship;

▪	industry developments;

▪	economic and other external factors; and

▪	period-to-period fluctuations in our financial results.

You should consider any one of these factors to be material. Our stock price may fluctuate widely as a result of any of the above.

In addition, the securities markets have from time-to-time experienced significant price and volume fluctuations that are unrelated to the operating performance of particular companies. These market fluctuations may also materially and adversely affect the market price of our common stock.

We identified material weaknesses in our internal control over financial reporting. If we are unable to remediate these material weaknesses, or if we identify additional material weaknesses in the future or otherwise fails to maintain effective internal control over financial reporting, we may not be able to accurately or timely report our financial condition or results of operations, which may adversely affect our business and share price.

A material weakness is a deficiency, or combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of the annual or interim financial statements will not be prevented or detected on a timely basis. As of and for the years ended December 31, 2023 and 2022, the material weaknesses are as follows:

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segregation of duties - financial reporting and proper preparation and review of accounting schedules; and
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information technology.

These material weaknesses resulted in adjustments related to inventory, equity-based compensation and accruals for the years ended December 31, 2022 and 2023.

Additionally, these material weaknesses could result in a misstatement of substantially all of our accounts or disclosures that would result in a material misstatement to the annual or interim financial statements that would not be prevented or detected. We have begun implementation of a plan to remediate the material weaknesses, which will result in significant future costs for the Company.

We are working to remediate the material weaknesses as efficiently and effectively as possible. At this time, we cannot provide an estimate of costs expected to be incurred in connection with implementing this remediation plan; however, these remediation measures will be time consuming, will result in us incurring significant costs and will place significant demands on its financial and operational resources.

While we are designing and implementing measures to remediate its existing material weaknesses, we cannot predict the success of such measures or the outcome of its assessment of these measures at this time. We can give no assurance that these measures will remediate any of the deficiencies in its internal control over financial reporting, or additional material weaknesses in its internal control over financial reporting will not be identified in the future. Our current controls and any new controls that it develops may become inadequate because of changes in conditions in its business, personnel, IT systems and applications, or other factors. Any failure to design or maintain effective internal control over financial reporting or any difficulties encountered in their implementation or improvement could increase compliance costs, negatively impact share trading prices, or otherwise harm our operating results or cause it to fail to meet its reporting obligations. The effectiveness of our internal control over financial reporting is subject to various inherent limitations, including cost limitations, judgments used in decision making, assumptions about the likelihood of future events, the possibility of human error and the risk of fraud. If we are unable to remediate the material weaknesses, our ability to record, process, summarize and report information within the time periods specified in the rules and forms of the SEC could be adversely affected, which, in turn, may adversely affect our reputation and business and the market price of our common stock. In addition, any such failures could result in litigation or regulatory actions by the Securities and Exchange Commission (the “SEC”) or other regulatory authorities, loss of investor confidence and harm to our reputation and financial condition, or diversion of financial and management resources from the operation of our business.

As a public company, we will be required, pursuant to Section 404 of the Sarbanes-Oxley Act, to furnish a report by management on, among other things, the effectiveness of its internal control over financial reporting. our independent registered public accounting firm is not required to attest to the effectiveness of our internal control over financial reporting until after we are no longer an “emerging growth company,” as defined in the JOBS Act, or a “smaller reporting company,” as defined in Item 10(f)(1) of Regulation S-K. We may not be able to conclude on an ongoing basis that we have effective internal control over financial reporting, in which case our independent registered public accounting firm could not issue an unqualified opinion related to the effectiveness of our internal control over financial reporting. If we are unable to conclude that we have effective internal control over financial reporting and our independent registered public accounting firm is unable to issue an unqualified opinion related to the effectiveness of our internal control over financial reporting, investors could lose confidence in our reported financial information, which could have a material adverse effect on the trading price of our common stock.

If securities or industry analysts do not publish research or publish inaccurate or unfavorable research about our business, the price of the common stock and trading volume could decline.

The trading market for the common stock depends in part on the research and reports that securities or industry analysts publish about us or our business. If few or no securities or industry analysts cover us, the trading price for the common stock would be negatively impacted. If one or more of the analysts who covers us downgrades the common stock, publishes incorrect or unfavorable research about our business, ceases coverage of us, or fails to publish reports on us regularly, demand for the common stock could decrease, which could cause the price of the common stock or trading volume to decline.

Fluctuations in revenue or results of operations could cause additional volatility in our stock price.

Any unanticipated shortfall in our revenue in any fiscal quarter could have an adverse effect on our results of operations in that quarter. The effect on our net income of such a shortfall could be exacerbated by the relatively fixed nature of most of our costs, which primarily include personnel costs as well as facilities costs. These fluctuations could cause the trading price of our stock to be negatively affected. Our quarterly operating results have varied substantially in the past and may vary substantially in the future.

Certain provisions of Florida law and anti-takeover provisions in our organizational documents may discourage or prevent a change of control, even if an acquisition would be beneficial to shareholders, which could affect our share price adversely and prevent attempts by shareholders to remove current management.

The Florida Business Corporation Act (the “FBCA”) includes several provisions applicable to us that may discourage potential acquirors. Such provisions include provisions that:

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allow directors to take other stakeholders into account in discharging their duties;
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a requirement that certain transactions with a shareholder of 10% or more ownership must be approved by the affirmative vote of two-thirds of the other shareholders unless approved by a majority of the disinterested directors or certain fair price requirements are met; and
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voting rights acquired by a shareholder at ownership levels at or above one-fifth, one-third and a majority of voting power are denied unless authorized by the Board prior to such acquisition or by a majority of the other shareholders (excluding interested shares (as defined in the FBCA)).

Additionally, our organizational documents contain provisions:

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authorizing our board to approve the issuance of up to 15,000,000 shares of “blank check” preferred stock without shareholder approval upon the terms and conditions and with the rights, privileges and preferences as our board may determine;
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restricting persons who may call shareholder meetings;
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permitting shareholders to remove directors only by super-majority vote; and
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providing the Board with the exclusive right to fill vacancies and to fix the number of directors.

These provisions of Florida law and our Amended and Restated Articles of Incorporation and Amended and Restated Bylaws could negatively affect our share price, prevent attempts by shareholders to remove current management, prohibit or delay mergers or other takeovers or changes of control of us and discourage attempts by other companies to acquire us, even if such a transaction would be beneficial to our shareholders.

If the voting power of our capital stock continues to be highly concentrated, it may prevent you and other minority shareholders from influencing significant corporate decisions and may result in conflicts of interest.

As of the date of this Form 10 Registration Statement, Jason Matuszewski, our Chief Executive Officer and Director, Andrew Van Vurst, our Chief Operating Officer and Director, and Henry Van Vurst, a greater than 5% shareholder and father of Andrew Van Vurst, each hold 100 Series A-1 Convertible Preferred Shares, which as a group grants them effective control of us. The Series A-1 Convertible Preferred Shares entitle their holders to a number of votes equal to the number of shares issuable upon conversion times 2,000,000 granting the holders of Series A-1 Convertible Preferred Shares, as a group, effective control of us. If the holders of the Series A-1 Convertible Preferred Shares were to vote together, they would hold effectively 100% of the voting power of us. The Series A-1 Convertible Preferred Shares are convertible, at the option of the holders, or automatically upon a public offering resulting in gross proceeds to us of not less than $30 million, in whole but not in part, into 300 shares of common stock. As a result, management will have majority voting power over all matters requiring shareholder votes, including: the election of directors; mergers, consolidations and acquisitions; the sale of all or substantially all of our assets and other decisions affecting our capital structure; amendments to our Amended and Restated Articles of Incorporation or our Amended and Restated Bylaws; and our winding up and dissolution.

This concentration of voting power may delay, deter or prevent acts that would be favored by our other shareholders. The interests of management may not always coincide with our interests or the interests of our other shareholders. This concentration of voting power may also have the effect of delaying, preventing or deterring a change in control of us. Also, management may seek to cause us to take courses of action that, in their judgment, could enhance their investment in us, but which might involve risks to our other shareholders or adversely affect us or our other shareholders. As a result, the market price of our common stock could decline or shareholders might not receive a premium over then-current market price of our common stock upon a change in control. In addition, this concentration of voting power may adversely affect the trading price of our common stock because investors may perceive disadvantages in owning shares in a company with significant shareholders.

We will be a “controlled company” within the meaning of Nasdaq listing standards and, as a result, will qualify for exemptions from certain corporate governance requirements. You may not have the same protections afforded to shareholders of companies that are subject to such requirements.

Through the Series A-1 Convertible Preferred Shares, as a group, Jason Matuszewski, our Chief Executive Officer and Director, Andrew Van Vurst, our Chief Operating Officer and Director, and Henry Van Vurst have effective control of the Company. Accordingly, we will be a “controlled company” within the meaning of Nasdaq listing standards and, as a result, will qualify for, and may rely on, exemptions from certain corporate governance requirements. You may not have the same protections afforded to shareholders of companies that are subject to such requirements.

Because we will be considered a “controlled company” for the purposes of Nasdaq listing rules, we will qualify for, and may rely on, exemptions from certain corporate governance requirements, including that a majority of the company consist of “independent directors,” as defined under Nasdaq listing rules. In addition, we will not be required to have a nominating and corporate governance committee or compensation committee that is composed entirely of independent directors with written charters addressing the committees’ purposes and responsibilities and an annual performance evaluation of these committees.

If at any time we cease to be a “controlled company” under Nasdaq listing rules, we intend to take any action that may be necessary to comply with Nasdaq listing rules, subject to a permitted “phase-in” period. These and any other actions necessary to achieve compliance with such rules may increase our legal and administrative costs, will make some activities more difficult, time-consuming and costly and may also place additional strain on our personnel, systems and resources.

Our common stock may be subject to the “penny stock” rules in the future. It may be more difficult to resell securities classified as “penny stock.”

Our common stock may be subject to “penny stock” rules (generally defined as non-exchange traded stock with a per-share price below $5.00) in the future. While our common stock will not be considered “penny stock” assuming we are successful in having them listed on Nasdaq, if we are unable to maintain that listing and our common stock is no longer listed on Nasdaq, unless we maintain a per-share price above $5.00, our common stock will become “penny stock.” These rules impose additional sales practice requirements on broker-dealers that recommend the purchase or sale of penny stocks to persons other than those who qualify as “established customers” or “accredited investors.” For example, broker-dealers must determine the appropriateness for non-qualifying persons of investments in penny stocks. Broker-dealers must also provide, prior to a transaction in a penny stock not otherwise exempt from the rules, a standardized risk disclosure document that provides information about penny stocks and the risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, disclose the compensation of the broker-dealer and its salesperson in the transaction, furnish monthly account statements showing the market value of each penny stock held in the customer’s account, provide a special written determination that the penny stock is a suitable investment for the purchaser, and receive the purchaser’s written agreement to the transaction.

Legal remedies available to an investor in “penny stocks” may include the following:

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If a “penny stock” is sold to the investor in violation of the requirements listed above, or other federal or states securities laws, the investor may be able to cancel the purchase and receive a refund of the investment; and
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If a “penny stock” is sold to the investor in a fraudulent manner, the investor may be able to sue the persons and firms that committed the fraud for damages.

These requirements may have the effect of reducing the level of trading activity, if any, in the secondary market for a security that becomes subject to the penny stock rules. The additional burdens imposed upon broker-dealers by such requirements may discourage broker-dealers from effecting transactions in our securities, which could severely limit the market price and liquidity of our securities. These requirements may restrict the ability of broker-dealers to sell our common stock and may affect your ability to resell our common stock.

Many brokerage firms will discourage or refrain from recommending investments in penny stocks. Most institutional investors will not invest in penny stocks. In addition, many individual investors will not invest in penny stocks due, among other reasons, to the increased financial risk generally associated with these investments.

For these reasons, penny stocks may have a limited market and, consequently, limited liquidity. We can give no assurance at what time, if ever, our common stock will not be classified as a “penny stock” in the future.

If the benefits of any proposed acquisition do not meet the expectations of investors, shareholders or financial analysts, the market price of our common stock may decline.

If the benefits of any proposed acquisition do not meet the expectations of investors or securities analysts, the market price of our common stock prior to the closing of the proposed acquisition may decline. The market values of our common stock at the time of the proposed acquisition may vary significantly from their prices on the date the acquisition target was identified.

In addition, broad market and industry factors may materially harm the market price of our common stock irrespective of our operating performance. The stock market in general has experienced price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of the particular companies affected. The trading prices and valuations of these stocks, and of our securities, may not be predictable. A loss of investor confidence in the market for retail stocks or the stocks of other companies which investors perceive to be similar to us could depress our stock price regardless of our business, prospects, financial conditions or results of operations. A decline in the market price of our securities also could adversely affect our ability to issue additional securities and our ability to obtain additional financing in the future.

Sales of a substantial number of our common stock in the public markets by our existing shareholders in the future could cause the price of the common stock to fall.

Sales of a substantial number of our common stock in the public market in the future or the perception that these sales might occur, could depress the market price of the common stock and could impair our ability to raise capital through the sale of additional equity securities from time to time. We are unable to predict the effect that any such sales may have on the prevailing market price of the common stock.

We have never declared or paid any cash dividends or distributions on our capital stock, and we do not anticipate paying any cash dividends on our common stock in the foreseeable future.

We have never declared or paid any cash dividends or distributions on our capital stock. We currently intend to retain our future earnings, if any, to support operations and to finance expansion and therefore we do not anticipate paying any cash dividends on our common stock in the foreseeable future.

The declaration, payment and amount of any future dividends will be made at the discretion of the board of directors, and will depend upon, among other things, the results of our operations, cash flows and financial condition, operating and capital requirements, contractual limitations under future credit facilities and other factors as the board of directors considers relevant. There is no assurance that future dividends will be paid, and, if dividends are paid, there is no assurance with respect to the amount of any such dividend.

We may become involved in securities class action litigation that could divert management’s attention and harm our business.

The stock market in general, and the shares of emerging growth companies in particular, have experienced extreme price and volume fluctuations. These fluctuations have often been unrelated or disproportionate to the operating performance of the companies involved. If these fluctuations occur in the future, the market price of our shares could fall regardless of our operating performance. In the past, following periods of volatility in the market price of a particular company’s securities, securities class action litigation has often been brought against that company. If the market price or volume of our shares suffers extreme fluctuations, then we may become involved in this type of litigation, which would be expensive and divert management’s attention and resources from managing our business.

As a public company, we may also from time to time make forward-looking statements about future operating results and provide some financial guidance to the public markets. Projections may not be made timely or set at expected performance levels and could materially affect the price of our shares. Any failure to meet published forward-looking statements that adversely affect the stock price could result in losses to investors, shareholder lawsuits or other litigation, sanctions or restrictions issued by the SEC.

Our Amended and Restated Articles of Incorporation and Amended and Restated Bylaws provide that the state and federal courts of the State of Florida will be the sole and exclusive forum for substantially all disputes between us and our shareholders, which could limit our shareholders’ ability to obtain a favorable judicial forum for disputes with us or our directors, officers or other employees.

Article XIX our Amended and Restated Articles of Incorporation, and Section 7.4 of our Amended and Restated Bylaws, provide that, unless we consent in writing to the selection of an alternative forum, the state and federal courts of the State of Florida will be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of us, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of ours to us or our shareholders, (iii) an action asserting a claim arising pursuant to any provision of the Florida Business Corporation Act, or (iv) any action asserting a claim governed by the internal affairs doctrine. Additionally, pursuant to Article XIX our Amended and Restated Articles of Incorporation and Section 7.4 of our Amended and Restated Bylaws, the prevailing parties of any such actions will be entitled to recover from the other party reasonable attorneys’ fees, costs and expenses incurred in connection with the prosecution or defense of such action. However, these forum clauses will not apply to claims which are vested in the exclusive jurisdiction of a court or forum other than state and federal courts in the State of Florida. For instance, these exclusive forum provisions will not apply to actions arising under federal securities laws, including suits brought to enforce any liability or duty created by the Securities Act, the Exchange Act, or the rules and regulations thereunder. These provisions will not apply to suits brought to enforce a duty or liability created by the Exchange Act. It is possible that a court of law could rule that choice of forum provision is inapplicable or unenforceable if challenged in a proceeding or otherwise. Therefore, these exclusive forum provisions will not relieve us of our duty to comply with the federal securities laws and the rules and regulations thereunder, and our shareholders will not be deemed to have waived our compliance with these laws, rules and regulations.

These exclusive forum provisions may limit a shareholder’s ability to bring a claim in a judicial forum of its choosing for disputes with us or our directors, officers or other employees, which may discourage lawsuits against us or our directors, officers or other employees. In addition, shareholders who do bring a claim in the state or federal court in the State of Florida could face additional litigation costs in pursuing any such claim, particularly if they do not reside in or near Florida. The state or federal court of the State of Florida may also reach different judgments or results than would other courts, including courts where a shareholder would otherwise choose to bring the action, and such judgments or results may be more favorable to us than to our shareholders. However, the enforceability of similar exclusive forum provisions in other companies’ articles of incorporation and bylaws have been challenged in legal proceedings, and it is possible that a court could find these types of provisions to be inapplicable to, or unenforceable in respect of, one or more of the specified types of actions or proceedings. If a court were to find the exclusive forum provision to be inapplicable or unenforceable in an action, we might incur additional costs associated with resolving such action in other jurisdictions.

Item 2. Financial Information

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following management’s discussion and analysis of financial condition and results of operations is intended to provide information necessary to understand our audited consolidated financial statements for the years ended December 31, 2023 and 2022 and unaudited financial statements for the three and six months ended June 30, 2024 and 2023, and highlight certain other information which, in the opinion of management, will enhance a reader’s understanding of our financial condition, changes in financial condition and results of operations.

The following discussion and analysis of our results of operations and financial condition should be read in conjunction with our financial statements and the notes to those financial statements that are included elsewhere in this Form 10. Our discussion includes forward-looking statements based upon current expectations that involve risks and uncertainties, such as our plans, objectives, expectations and intentions. Actual results and the timing of events could differ materially from those anticipated in these forward-looking statements as a result of a number of factors. See “Cautionary Note Regarding Forward-Looking Statements” at the beginning of this Form 10.

Overview

We aim to be the leader in regenerative medicine focused on the development, manufacture, and commercialization of placental-derived allografts for advanced wound care. Our mission is to change patients’ lives for the better with the power of superior processes and an unwavering commitment to innovation, quality and superior outcomes.

Prior to 2018, our business was focused on research and development efforts primarily focused on the development of regenerative medicine products. Since 2018, upon our acquisition of Vera, our primary business became the development, manufacture, and distribution of tissue allografts for the advanced wound care market with a focus on the treatment of diabetic ulcers, pressure ulcers and venous ulcers. We market and distribute products directly to medical professionals, such as podiatrists and plastic surgeons, through direct and indirect sales forces and indirectly through distributors. Today, our products are comprised solely of placenta-derived allografts (which are human tissues that are derived by one person and used to treat multiple other persons) but we intend to expand our portfolio of products across the continuum of advanced wound care.

Leveraging our proprietary BioREtain processing method, we manufacture perinatal tissue allografts at the highest levels of quality. BioREtain has been developed by applying the latest research in tissue processing technology, focused on maintaining natural growth factors and preserving tissue structure.

Our allografts, including VENDAJE, VENDAJE AC, VENDAJE OPTIC and AmnioWrap2 are trusted by top clinicians across a range of specialties. Our wound covering products have been shown through clinical and scientific studies to support tissue healing of chronic and hard-to-heal wounds and improve patient outcomes.

The quality of our allografts is essential to our success. Our lab is accredited by the AATB accredited and meets the FDA and cGTP requirements. We strive to provide products and services which not only meet but exceed, CGTP requirements. VENDAJE, VENDAJE AC, AmnioWrap2, and VENDAJE OPTIC are perinatal tissue-derived allografts.

Key Factors Affecting Our Business and Operating Results

Market Trends

According to Allied Market Research, the global advanced wound care market size was valued at $10.3 billion in 2022, and is projected to reach $17.8 billion by 2032, growing at a CAGR of 5.6% from 2023 to 2032. The growth of the advanced wound care market is driven by a rise in adoption of evidence-based treatments for chronic wounds, wide availability of advanced therapy devices and rapid increase in the geriatric population. Moreover, the increase in prevalence of chronic diseases such as diabetes and obesity and rise in disposable income in developing economies fuel the adoption of advanced wound care therapies. For instance, according to the National Diabetes Statistics Report for 2022 by Centers for Disease Control and Prevention ("CDC"), in 2022, about 37.3 million people were estimated to suffer from diabetes in the U.S. As the number of people with diabetes continues to grow, so does the risk of developing diabetic foot ulcers, leading to higher demand for effective treatment options.

The prevalence of both acute and chronic wounds has grown not only in the U.S., but also globally. According to Grand View Research, the global wound care dressing market was valued at $14.20 billion in 2023 and is projected to grow at a CAGR of 4.16% from 2024 to 2030. The increasing prevalence of diverse wounds, including pressure ulcers and surgical site wounds, coupled with a growing aging population and a rise in traumatic accidents globally, is anticipated to drive the growth of the market.

We believe that we will benefit from the expected growth of the global advanced wound care market. Through our in-house manufacturing capabilities and knowledge of navigation the complex regulatory environment, we believe we are well positioned to capture the significant potential growth in the advanced wound care market.

On September 8, 2023, we entered into the Distribution Agreement with the Distributor for the distribution of our AW2 product. During the year ended December 31, 2023, revenues earned from the sale of AW2 under the Distribution Agreement were $13,625,947. During the three and six months ended June 30, 2024, revenues earned from the sale of AW2 under the Distribution Agreement were $74,423,600 and $115,558,500, respectively. As of June 30, 2024 and December 31, 2023, accounts receivable due under this arrangement were $78,073,127 and $11,126,598, respectively. We reported net income for the first time on a US GAAP basis for the three and six months ended June 30, 2024. We had net income of $6,286,028 and $9,543,420 for the three and six months ended June 30, 2024, respectively, as compared to a net loss of $2,855,026 and $6,435,114, for the three and six months ended June 30, 2023, respectively.

In August 2023, three MACs published changes to their Local Coverage Determinations (“LCDs”) that were intended to go into effect on October 1, 2023, before ultimately being abandoned. These LCDs included language that would have lowered the number of allowed applications of a product below what is commonly used in standard practice by physicians today (supported by clinical evidence) and reflected by LCDs currently in force with the MACs. Additionally, the LCDs outlined those skin substitute products which would explicitly be eligible for coverage and those which would not. While these LCDs ultimately were not implemented, the MACs have indicated plans to bring forth a new proposed LCD for skin substitutes in the future, which could include elements that could be unfavorable to our business.

On April 25, 2024, all seven MACs released a proposed LCD which includes language that would require published, peer reviewed evidence supporting evidence supporting their use of as adjunctive treatment. Products not meeting this criteria would potentially be removed from the allowable products list. Currently, management cannot determine the timing of when, if any, decision will be made on the proposed LCD.

Components of our Results of Operations

Revenue, Net

Our revenue, net is derived from selling our products to customers, including sales to distributors, private physician offices, wound care centers, hospital inpatient and outpatient settings, nursing homes and federal facilities, whose medical professionals use our products to treat patients with advanced wound care. These customers choose advanced wound care products based upon a variety of factors, including product efficacy, ease of product use, price, availability of coverage and adequate third-party reimbursement. We recognize revenue, net from product sales at a point in time when control of our product has transferred to the customer, which generally occurs upon shipment. Shipping and handling costs are included as a component of revenue and are passed through to customers with an equal offsetting amount included in cost of goods sold. Revenue, net is recognized in an amount that reflects the consideration that we expect to receive in exchange for the product, net of discounts. Based on prior experience, and the nature of the product, variable consideration resulting from product discounts is not material. Returns from customers are not accepted. Accordingly, there is no provision for sales returns recorded for any period presented.

Costs of Goods Sold

Cost of goods sold represents costs directly related to the production of our products. Products sold are typically shipped directly to the customer with costs associated with shipping and handling included as a component of cost of goods sold. Costs associated with any inventory write-downs resulting from quarterly physical inventory counts are also included within cost of goods sold.

Cost of goods sold includes product testing costs, quality assurance costs, personnel costs, manufacturing costs, raw materials and product costs, depreciation and facility costs associated with our manufacturing and warehouse facilities. Fluctuations in our cost of goods sold correspond with the fluctuations in these costs as well as sales volume.

Gross Profit

Gross profit is calculated as revenue, net less cost of goods sold. Gross margin is calculated as gross profit divided by revenue, net. Our gross margin is affected by product and geographic sales mix, realized pricing of our products, the efficiency of our manufacturing operations and the costs of materials used to make our products. Regulatory actions, including with respect to reimbursement for our products, may require costly expenditures or result in pricing pressure, and may decrease our gross profit and gross margin.

Sales and Marketing Expenses

Sales and marketing expenses consist primarily of BFSF paid under the Distribution Agreement, advertising, sales and marketing personnel, strategic and digital marketing, and trade show expenses. Pursuant to the Distribution Agreement, the Distributor invoices us monthly for BFSF.

The BFSF is consideration payable to the Distributor for a distinct service the Distributor is providing to us. In accordance with ASC 606-10-32-26, such distinct services provided by a customer are accounted for in the same way that other purchases from suppliers would be accounted for. If the amount of consideration payable to the customer exceeds the fair value of the distinct good or service that the entity receives from the customer, then the entity shall account for such an excess as a reduction of the transaction price. We have determined that the fair value of the BFSF does not exceed the consideration paid to the Distributor for these services. Therefore, we record, as revenue, the sales price per cm2 for all AW2 products sold to the Distributor upon shipment and recognize the BFSF as an operating expense within sales and marketing expenses.

General, Administrative & Other Expenses

General, administrative and other expenses consist mainly of payroll expenses, share-based compensation, legal and professional fees and general office expenses.

Research and Development Expenses

Research and development expenses include payroll expenses for our research and development personnel, expenses related to improvements in our manufacturing processes, enhancements to our currently available products, and additional investments in our product and platform development pipeline. Our research and development expenses also include expenses for clinical trials. We expense research and development expenses as incurred. We generally expect that research and development expenses will increase as we continue to conduct clinical trials on new and existing products, move products through the regulatory pathway, bring new products to market, and enhance our manufacturing process and procedures.

Results of Operations for the Three and Six Months Ended June 30, 2024 and 2023

Comparison of the three months ended June 30, 2024 and 2023

	Three Months Ended June 30,
	2024	2023
Revenue, net	$74,491,996	$1,068,400
Cost of goods sold	3,747,896	206,104
Gross profit	70,744,100	862,296
Sales and marketing expenses	58,997,880	590,975
General and administrative expenses	2,787,822	2,863,787
Research and development expenses	85,154	60,904
Depreciation and amortization expense	54,113	60,018
Total operating expenses	61,924,969	3,575,684
Other expense, net	219,166	141,638
Income tax expense	2,313,937	-
Net income (loss)	$6,286,028	$(2,855,026)

Revenues, net

We earned revenues, net of $74,491,996 for the three months ended June 30, 2024, as compared with $1,068,400 for the three months ended June 30, 2023, an increase of $73,423,596. The increase in revenue, net was primarily due to revenue earned from the Distribution Agreement with the Distributor, which was driven by the continued successful commercial acceptance into the post-acute setting of AmnioWrap2.

Cost of Goods Sold

For the three months ended June 30, 2024 and 2023, costs of goods sold were $3,747,896 and $206,104, respectively, an increase of $3,541,792. The increase was primarily attributable to an increase in licensing fees from accelerated production sales of AmnioWrap2 in 2024.

Gross Profit and Gross Profit Margin

For the three months ended June 30, 2024 and 2023, our gross profit was $70,744,100 and $862,296, respectively, an increase of $69,881,804. This increase is attributed to revenue earned from the sales of AmnioWrap2.

For the three months ended June 30, 2024 and 2023, our gross profit margin was 95% and 81%, respectively. The increase in gross profit margin is due to the sale of our lower cost AmnioWrap2 product in 2024 and from manufacturing efficiencies obtained during 2024.

Sales and Marketing Expenses

For the three months ended June 30, 2024, sales and marketing expenses were $58,997,880 and $590,975, respectively, an increase of $58,406,905. The increase year over year is almost all attributable to BFSF expenses of $57,952,327 due to Venture Medical, the distributor of our AmniWrap2 product. The remaining incremental increase in expense of $454,578 is attributable to increases in sales commissions, general marketing expenses and credit loss expenses.

General and Administrative Expenses

For the three months ended June 30, 2024 and 2023, general and administrative expenses were $2,787,822 and $2,863,787, respectively, a decrease of $75,965, and consisted mainly of payroll related expenses and share-based compensation. The decrease period over period results from the three months ended June 30, 2023 including $720,500 for a legal settlement offset by an increase in payroll and related expenses as we began increasing headcount in the end of 2023 and first quarter of 2024 due to overall Company growth.

Research & Development

Our research and development expenses for the three months ended June 30, 2024 were $85,154 as compared to $60,904, respectively, an increase of $24,250 for the three months ended June 30, 2023. The increase in research and development expenses period over period are due to additional expenses incurred in the second quarter of 2024 related the extension of expiration dates on certain products.

Total Operating Expenses

For the three months ended June 30, 2024 and 2023, we incurred total operating expenses of $61,924,969 and $3,575,684, respectively, an increase of $58,349,285 year over year. The increase is primarily attributed to increased BFSF related to the Distribution

Agreement with Venture Medical, our Distributor of AmnioWrap2, which was $57,952,327 of the $58,349,285 incremental expense period over period.

Other Expense, net

For the three months ended June 30, 2024 and 2023, we realized other expense, net of $219,166 and $141,638, respectively. This represents an increase of $77,528. This increase is attributed to the amortization of a debt discount associated with a promissory note executed in June 1, 2023 with a warrant with a relative fair value of $305,310 which is being amortized over a two year period.

Net Income (Loss)

Our net income was $6,286,028 for the three months ended June 30, 2024, as compared to a net loss of $2,855,026 for the three months ended June 30, 2023. The improvement was primarily due to revenue earned from the Distribution Agreement with the Distributor, which was driven by the continued successful commercial acceptance into the post-acute setting of AmnioWrap2.

Comparison of the six months ended June 30, 2024 and 2023

	Six Months Ended June 30,
	2024	2023
Revenue, net	$116,396,209	$1,644,503
Cost of goods sold	5,972,600	307,253
Gross profit	110,423,609	1,337,250
Sales and marketing expenses	89,549,433	1,095,373
General and administrative expenses	7,183,774	6,169,423
Research and development expenses	155,901	130,632
Depreciation and amortization expense	107,778	118,363
Total operating expenses	96,996,886	7,513,791
Other expense, net	384,679	258,573
Income tax expense	3,498,624	-
Net income (loss)	$9,543,420	$(6,435,114)

Revenues, net

We earned revenues, net of $116,396,209 for the six months ended June 30, 2024, as compared with $1,644,503 for the six months ended June 30, 2023, an increase of $114,751,706. The increase in revenue, net was primarily due to revenue earned from the Distribution Agreement with the Distributor, which was driven by the continued successful commercial acceptance into the post-acute setting of AmnioWrap2.

Cost of Goods Sold

For the six months ended June 30, 2024 and 2023, costs of goods sold were $5,972,600 and $307,253 respectively, an increase of $5,665,347. The increase was primarily attributable to an increase in licensing fees from our accelerated AmnioWrap2 product sales in 2024.

Gross Profit and Gross Profit Margin

For the six months ended June 30, 2024 and 2023, our gross profit was $110,423,609 and $1,337,250, respectively, an increase of $109,086,359. This increase can be attributed mainly to accelerated sales of AmnioWrap2.

For the six months ended June 30, 2024 and 2023, our gross profit margin was 95% and 81%, respectively. The increase in gross profit margin is due to the sale of our lower cost AmnioWrap2 product during 2024 and from manufacturing efficiencies obtained during 2024.

Sales and Marketing Expenses

For the six months ended June 30, 2024, total sales and marketing expenses were $89,549,433, compared to $1,095,373 for the six months ended June 30, 2023, an increase of $88,454,060. The increase is attributable almost entirely to $87,792,126 in BFSF expense due to Venture Medical the distributor of our AmnioWrap2 product. The remaining increase in sales and marketing expenses year over year is attributable to our increased attendance and sponsorship of trade shows and new marketing materials to support the sales of AmnioWrap2. We expect the BFSF will continue to be largest component of sales and marketing expenses in the near term.

General and Administrative Expenses

For the six months ended June 30, 2024 and 2023, general and administrative expenses were $7,183,774 and $6,169,423, respectively, an increase of $1,014,351. The increase in general and administrative expenses year over year is due to increases in headcount and related stock-based compensation.

Research & Development

Our research and development expenses for the six months ended June 30, 2024 were $155,901, as compared to $130,632 for the six months ended June 30, 2023, an increase of $25,269. The increase in research and development expenses period over period are due to additional expenses incurred for the six months ended June 30, 2024 related to the extension of patent expiration dates on certain products.

Total Operating Expenses

For the six months ended June 30, 2024 and 2023, we incurred total operating expenses of $96,996,886 and $7,513,791, respectively. This represents an increase of $89,483,095. The increase is primarily attributed to increased BFSF related to our Distribution Agreement with Venture Medical, the Distributor of our AmnioWrap2 product and increased stock-based compensation, which was $88,391,449 of the $89,483,095 incremental expense period over period.

Other Expense, net

For the six months ended June 30, 2024 and 2023, we realized other expense, net of $384,679 and $258,573, respectively. This represents an increase of $126,106. This increase is primarily attributed to the amortization of a debt discount associated with a promissory note executed in June 1, 2023 with a warrant with a relative fair value of $305,310 which is being amortized over a two year period.

Net Income (Loss)

Our net income was $9,543,420 for the six months ended June 30, 2024, as compared to a net loss of $6,435,114 for the six months ended June 30, 2023. The improvement was primarily due to revenue earned from the Distribution Agreement with the Distributor, which was driven by the continued successful commercial acceptance into the post-acute setting of AmnioWrap2.

Results of Operations for the Years Ended December 31, 2023 and 2022

Comparison of the years ended December 31, 2023 and 2022

	Years Ended December 31,
	2023	2022
Revenue, net	$16,685,405	$6,875,202
Cost of goods sold	1,260,558	881,754
Gross profit	15,424,847	5,993,448
Sales and marketing expenses	11,986,385	954,059
General and administrative expenses	10,646,421	9,252,744
Research and development expenses	341,996	224,775
Depreciation and amortization expense	229,014	243,418
Total operating expenses	23,203,816	10,674,996
Other expense, net	(704,015)	(2,550,248)
Net loss	$(8,482,984)	$(7,231,796)

Revenue, net

We earned revenue, net of $16,685,405 for the year ended December 31, 2023, as compared to $6,875,202 for the year ended December 31, 2022, an increase of $9,810,203. The increase in revenue, net was primarily due to the launch of our AmnioWrap2 product in September 2023 through the Distributor.

Cost of Goods Sold

For the years ended December 31, 2023 and 2022, costs of goods sold were $1,260,558 and $881,754, respectively, an increase of $378,804. The increase was primarily attributable to an increase in licensing fees from our accelerated AmnioWrap2 product sales.

Gross Profit

For the years ended December 31, 2023 and 2022, our gross profit was $15,424,847 and $5,993,448, respectively. This represents an increase of $9,431,399. This increase can be attributed mainly to an increase in sales volume from our AmnioWrap2 product combined with a decrease in sales from our higher cost, flowable products.

Sales and Marketing Expenses

For the years ended December 31, 2023 and 2022, our sales and marketing expenses were $11,986,385 and $954,059 respectively. We incurred $9,536,800 in BFSF during the year ended December 31, 2023 from the Distribution Agreement, which was the primary driver of increase in sales and marketing expenses year over year. We incurred $198,168 and $93,288 in advertising expenses for the years ended December 31, 2023 and 2022, respectively.

General and Administrative Expenses

For the years ended December 31, 2023 and 2022, general and administrative expenses were $10,646,421 and $9,252,744, respectively, and consisted mainly of payroll related expenses including stock-based compensation expenses, which were $6,670,116 and $5,377,036 for the years ending December 31, 2023 and 2022, respectively. The remaining increase was primarily attributable to increases in accounting and legal fees as we continued to prepare to become a fully reporting public company and a legal settlement of $720,500 in 2023.

Research & Development Expenses

For the years ended December 31, 2023 and 2022, research and development expenses were $341,996 and $224,775, respectively. The increase in research and development expenses year over year are due to increases in studies to extend the shelf life of our products as well as additional expenditures in evaluating our BioREtain process.

Total Operating Expenses

For the years ended December 31, 2023 and 2022, we incurred total operating expenses of $23,203,816 and $10,674,996, respectively. This represents an increase of $12,528,820. The increase is primarily attributed to increased BFSF related to the Distribution Agreement, which accounted for $9,536,800 of the $12,528,820 incremental expense year over year. The remaining increase is attributed to an increase in headcount and stock-based compensation as well as increased accounting and legal fees as we continue to prepare become a fully reporting public company. We also incurred $720,500 in 2023 associated with a legal settlement. We expect to incur additional headcount cost and BFSF costs as we continue to grow the business.

Other Expense, net

For the years ended December 31, 2023 and 2022, we realized other expense, net of $704,015 and $2,550,248, respectively. This represents a decrease of $1,846,233. This decrease is primarily attributed to a one time debt restructuring charge of $2,083,197 in 2022, partially offset by an increase in interest expense due to new promissory notes executed in 2023.

Net loss

As a result of the above factors, our net loss was $8,482,984 for the year ended December 31, 2023, as compared to a net loss of $7,231,796 for the year ended December 31, 2022.

Liquidity and Capital Resources

Since our inception, we have funded our operations and capital expenditures through cash flows from product sales, third-party debt and proceeds from the sale of our capital stock. We have incurred net losses of $8,482,984, and $7,231,796 for the years ended December 31, 2023 and 2022, respectively, and had an accumulated deficit and working capital deficit of $45,624,117 and $3,021,835 as of December 31, 2023, respectively. We had net income of $6,286,028 and $9,543,420 for the three and six months ended June 30, 2024, respectively, as compared to a net loss of $2,855,026 and $6,435,114 for the three and six months ended June 30, 2023, respectively. We have an accumulated deficit of $36,080,697 and working capital surplus of $12,512,673 as of June 30, 2024.

Our primary uses of cash are working capital requirements, capital expenditure and debt service payments. Additionally, from time to time, we may use capital for acquisitions and other investing and financing activities. Working capital is used principally for our personnel as well as manufacturing costs related to the production of our products. Our working capital requirements vary from period to period depending on manufacturing volumes, the timing of shipments and the payment cycles of our customers and payers. Our capital expenditures consist primarily of building improvements, manufacturing equipment, and computer hardware and software.

For the next twelve months, we expect to continue to fund our business through revenues generated from the sales of our products. Based on our current level of operations and available cash, we believe our cash flow from operations will provide sufficient liquidity to fund our current obligations, debt service requirements and capital spending over the next twelve months. As a result of our intention to list our common stock on Nasdaq, we will need to hire additional personnel and implement procedures and processes to address public company regulatory requirements and customary practices. We expect to incur additional annual expenses as a public company for, among other things, directors’ and officers’ liability insurance, director fees and additional internal and external accounting and legal and administrative resources, including increased audit and legal fees.

To the extent additional funds are necessary to meet our long-term liquidity needs as we continue to execute on our business strategy, we anticipate that they will be obtained through additional equity or debt financings, other strategic financing transactions or a combination of these potential sources of funds. There can be no assurance that we will be able to obtain additional funds on terms acceptable to us, on a timely basis or at all.

As of December 31, 2023 we had total current assets of $12,599,053 and total current liabilities of $15,620,888. As of June 30, 2024, we had total current assets of $87,982,987 and total current liabilities of $75,470,314.

As of December 31, 2023, we had a cash balance of $239,406, a decrease of $532,730, as compared to $772,136 at December 31, 2022. As of June 30, 2024, we had a cash balance of $6,572,126, an increase of $6,248,412, as compared to $323,714 as of June 30, 2023.

Debt Obligations

GMA Bridge Fund Loans

On July 27, 2018, the Company entered into a $1 million Bridge Loan Agreement and Promissory Note with GMA Bridge Fund, LLC (“GMA”) (the “July 2018 Bridge Note”), with an interest rate of 0.50% per month for the first six months and 0.75% per month through the Maturity Date of July 27, 2019. Amounts outstanding under the July 2018 Bridge Note were not repaid on the maturity date and remain outstanding.

On October 5, 2018, the Company entered into a $2 million Bridge Loan Agreement and Promissory Note (the “October 2018 Bridge Note” and together with the July 2018 Bridge Note, the “Notes”), with an interest rate of 0.50%, per month for the first six months and 0.75% per month through the Maturity Date of October 5, 2019. Amounts outstanding under the October 2018 Bridge Note were not repaid on the maturity date and remain outstanding.

In August 2019, the Company received a default notice from GMA with respect to the Notes based on non-payment. The Company continues to accrue interest on these Notes in accordance with the agreements. On September 23, 2024, GMA submitted a Demand for Arbitration to the American Arbitration Association relating to the repayment of the Notes in the amount of $3,000,000 plus interest.

Convertible Notes

On May 17, 2019, a $400,000 convertible note issued by the Company to an unrelated third party, was amended and restated to include unpaid interest to date of $73,450 and require interest only payments of $4,734 per month at a rate of 12% per annum with a maturity of June 1, 2022. The conversion option within the original promissory note was also eliminated. On March 31, 2022, the note was modified to extend the maturity date of the note to December 31, 2023, and to give the noteholder the right to convert the note into shares of the Company’s common stock at a $0.70 conversion price. On November 10, 2023, the lender elected to convert the unpaid principal of $473,350 into 676,215 shares of the Company's common stock.

On December 23, 2022, the Company issued a convertible promissory note in the amount of $250,000 at a simple interest rate of 5% per annum. Upon maturity on December 23, 2024, all amounts due and owing under the note automatically convert into common stock at a price of $1.00 per share. The noteholder had the right from time to time, commencing on or after the issuance date, to convert any or all amounts due under the note to common shares. In February 2023 the noteholder converted all amounts due under the note, including accrued interest of $2,357, into 252,357 shares of the Company’s common stock.

Cash Flows for the Six Months Ended June 30, 2024 and 2023

The following table provides a summary of our cash flows for the periods indicated.

	Six Months Ended June 30,		Change
	2024	2023	Amount	%
Net cash provided by (used in) operating activities	$6,901,300	$(1,625,166)	$8,526,466	-524.65%
Net cash used in investing activities	(175,588)	(169,749)	(5,839)	3.44%
Net cash (used in) provided by financing activities	(392,992)	1,346,493	(1,739,485)	-129.19%
Net change in cash	6,332,720	(448,422)	6,781,142	-1512.22%
Cash end of period	$6,572,126	$323,714	$6,248,412	1930.23%

Operating Activities

Net cash provided by operating activities for the six months ended June 30, 2024 was $6,901,300, which resulted from net income of $9,543,420, non-cash charges of $4,948,511, and net cash inflows of $7,590,631 from changes in operating assets and liabilities. The change in operating assets and liabilities primarily resulted from increases in accounts receivable and increases in BFSF payable pursuant to the Distribution Agreement.

Net cash used in operating activities for the six months ended June 30, 2023, was $1,625,166 which resulted from non-cash charges of $4,622,055 and net cash outflows of $187,893 from changes in operating assets and liabilities, offset by net loss of $6,435,114. The change in operating assets and liabilities primarily resulted from decreases in accounts receivables offset by increases in accounts payable resulting from timing of when we pay our vendors.

Investing Activities

Net cash used in investing activities was $175,588 for the six months ended June 30, 2024, compared to $169,749 for the six months ended June 30, 2023. The increase in net cash used in investing activities was primarily attributable to increased capital expenditures during the six months ended June 30, 2024.

Financing Activities

Net cash used in financing activities was $392,992 for the six months ended June 30, 2024, compared to net cash provided by financing activities of $1,346,493 in the six months ended June 30, 2023. The decrease in net cash provided by financing activities was primarily attributable to the close out of our private placement offering in the first quarter of 2023 and borrowings on notes payable of $1,080,230 during the six months ended June 30, 2023.

Cash Flows for the Years Ended December 31, 2023 and 2022

The following table provides a summary of our cash flows for the periods indicated.

	Years Ended December 31,		Change
	2023	2022	Amount	%
Net cash (used in) provided by operating activities	$(3,498,960)	$303,575	$(3,802,535)	-1252.59%
Net cash used in investing activities	(210,330)	(469,484)	259,154	-55.20%
Net cash provided by financing activities	3,176,560	597,712	2,578,848	431.45%
Net change in cash	(532,730)	431,803	(964,533)	-223.37%
Cash end of year	$239,406	$772,136	$(532,730)	-68.99%

Operating Activities

Net cash used in operating activities for the year ended December 31, 2023 was $3,498,960, which resulted from non-cash charges of $7,704,931, offset by a net loss of $8,482,984 and net cash outflows of $2,720,907 from changes in operating assets and liabilities. The change in operating assets and liabilities primarily resulted from increases in accounts receivable, which decreases cash, of $11,334,524, offset by an increase in BFSF liability, which increases cash, of $7,787,211.

Net cash provided by operating activities for the year ended December 31, 2022 was $303,575, which resulted from non-cash charges of $7,832,926, offset by a net loss of $7,231,796 and net cash outflows of $297,555 from changes in operating assets and liabilities. The change in operating assets and liabilities primarily resulted from increases in inventory and prepaid expense asset accounts offset by increases in accrued interest payable.

Investing Activities

Net cash used in investing activities was $210,330 for the year ended December 31, 2023, compared to $469,484 for the fiscal year ended December 31, 2022. The decrease in net cash used in investing activities was primarily attributable to less investment in property plant and equipment in 2023 due to planned building improvements completed during 2022.

Financing Activities

Net cash provided by financing activities was $3,176,560 for the year ended December 31, 2023, compared to $597,712 in the fiscal year ended December 31, 2022. The increase in net cash provided in financing activities was primarily attributable to an increase in short-term note borrowing of $1,568,719 and issuance of common stock for cash of $2,379,500 in 2023 offset by repayment of notes payable of $763,398.

Contractual Obligations

Contractual obligations associated with ongoing business activities are expected to result in cash payments in future periods. For more information regarding our contractual commitments, see Item 15, Note 12, Commitments and Contingencies, in the financial statements for the years ended December 31, 2023 and 2023, and Item 15, Note 10, Commitments and Contingencies, in the financial statements for the three and six months ended June 30, 2024 and 2023.

Going Concern

To date, we have funded operations primarily through equity and debt financings. We incurred net losses of $8,482,984, and $7,231,796 for the years ended December 31, 2023 and 2022, respectively, and had an accumulated deficit and working capital deficit of $45,624,117 and $3,021,835, respectively, as of December 31, 2023. We had net income of $6,286,028 for the three months ended June 30, 2024 as compared to a net loss of $2,855,026 for the three months ended June 30, 2023. We had net income of $9,543,420 for the six months ended June 30, 2024 as compared to a net loss of $6,435,114 for the six months ended June 30, 2023. We have an accumulated deficit of $36,080,697 and working capital of $12,512,673 as of June 30, 2024, respectively. While there was substantial doubt of our ability to continue as a going concern in our financial statements for the year ended December 31, 2023, we believe this doubt has been alleviated by the significant increase in our revenue, net income and cash flows from operations in 2024. We expect cash flows from operations to be sufficient to fund our obligations for the twelve months following the date of this filing.

The change in our financial position was primarily due to revenue earned from the Distribution Agreement with the Distributor, which was driven by the continued successful commercial acceptance into the post-acute setting of AmnioWrap2. Management has determined that there is no longer a substantial doubt regarding our ability to continue as a going concern.

Critical Accounting Policies

Our management’s discussion and analysis of our financial condition and results of operations is based on our financial statements, which have been prepared in accordance with U.S. generally accepted accounting principles, or “GAAP.” The preparation of these financial statements requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenue and expenses during the reported period. In accordance with GAAP, we base our estimates on historical experience and on various other assumptions that we believe are reasonable under the circumstances. Actual results may differ from these estimates under different assumptions or conditions. Our significant accounting policies are described below and in Note 2 to our audited financial statements appearing elsewhere in this Registration Statement on Form 10, and we believe those accounting policies are critical to the process of making significant judgments and estimates in the preparation of our financial statements.

Revenue Recognition-Generally

We record revenue from product sales in accordance with ASC 606, Revenue from Contracts from Customers. We record revenue from product sales at a point in time when control of our product has transferred to the customer which generally occurs upon shipment. Shipping and handling costs are included as a component of revenue and are passed through to customers with an equal offsetting amount included in cost of goods sold.

Revenue is recognized in an amount that reflects the consideration that we expect to receive in exchange for the product, which is generally fixed. Based on prior experience, and the nature of the product, variable consideration resulting from product discounts is not material.

Returns from customers are not accepted. Accordingly, there is no provision for sales returns recorded for any period presented.

Revenue Recognition-Distribution Agreement

During the year ended December 31, 2023, we executed the Distribution Agreement with the Distributor for the sale and distribution of our AW2 product. We license the right to manufacture and commercialize AW2 from an unrelated party and in conjunction with the licensing arrangement, pay a per square centimeter license fee for all AW2 products sold by the Distributor.

The Distributor purchases the AW2 product from us at a fixed fee per square centimeter with no right of return. Separately, the Distributor invoices us monthly for distinct BFSF.

The BFSF is consideration payable to the Distributor for a distinct service the Distributor is providing to us. In accordance with ASC 606-10-32-26, such distinct services provided by a customer are accounted for in the same way that other purchases from suppliers would be accounted for. If the amount of consideration payable to the customer exceeds the fair value of the distinct good or service that the entity receives from the customer, then the entity shall account for such an excess as a reduction of the transaction price.

We have determined that the fair value of the BFSF does not exceed the consideration paid to the Distributor for these services. Therefore, we record, as revenue, the sales price per cm2 for all AW2 products sold to the Distributor upon shipment and recognize the BFSF as an operating expense within sales and marketing expenses.

Share-Based Compensation

We measure the fair value of stock options and other stock-based awards granted to employees on the grant date and recognize the assessed fair value as share-based compensation expense, straight-line, over the requisite service period to achieve the award based on the vesting requirements, to the extent that the achievement of performance conditions associated with such awards, as applicable, are determined to be “probable.”

Share-based payment arrangements are measured at fair value on the grant date. The fair value of equity incentive awards, which are usually shares of our common stock, are generally measured at the last trading price on the grant date.

The fair value of stock options is calculated using an appropriate valuation technique. The valuation technique generally requires us to make certain assumptions, including (1) the fair value of the common stock, (2) the expected volatility of our stock price, (3) the expected term of the award, (4) the risk-free interest rate, and (5) expected dividends. Given the lack of volume of trading in our stock, our expectation for volatility is generally based on the average trading volatility of a peer group of approximately 15 publicly traded companies with adequate volume. We utilize the simplified method for the expected term of the awards as we have no history of stock option exercises to date. Our assumption for the risk-free rate is derived from prevailing U.S. Treasuries with similar terms to the award on the grant date. We assume no dividends will be paid in our option pricing model as we have not yet paid dividends and have no plans to do so in the near term.

To the extent that any such awards are subject to a market condition, the resolution of the market condition is reflected in the fair value of the grant date. Further, the requisite service period associated with an award containing a market condition must derive the service period over which the market condition is expected to be met. Fair value and derived service periods are generally determined using a Monte Carlo simulation. Subsequent to the determination of fair value, we recognize expense to the extent we evaluate that performance conditions associated with share-based payment arrangements are probable of occurring.

Income Taxes

We account for income taxes according to the ASC 740, Income Taxes (“ASC 740”) using the asset and liability method, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been recognized in the financial statements or in our tax returns. Deferred taxes are determined based on the difference between the financial statement and tax basis of assets and liabilities using enacted tax rates in effect in the years in which the differences are expected to reverse. Changes in deferred tax assets and liabilities are recorded in the provision for income taxes. We assess the likelihood that its deferred tax assets will be and, to the extent it believes, based upon the weight of available evidence, that it is more likely than not that our portion of the deferred tax assets will not be realized, a valuation allowance is established through a charge to income tax expense. In evaluating its ability to recover its deferred tax assets, we consider all available positive and negative evidence, including projected future taxable income, prudent and feasible tax planning strategies and recent financial operations.

We account for uncertainty in income taxes recognized in the financial statements by applying a two-step process to determine the amount of tax benefit to be recognized. First, the tax position must be evaluated to determine the likelihood that it will be sustained upon external examination by the taxing authorities. If the tax position is deemed more-likely-than-not to be sustained, the tax position is then assessed to determine the amount of benefit to recognize in the financial statements. The amount of the benefit that may be recognized is the largest amount that has a greater than 50% likelihood of being realized upon ultimate settlement. To the extent we determine that such tax provisions will not be sustained, the provision for income taxes would include the effects of any resulting income tax reserves, or unrecognized tax benefits, that are considered appropriate as well as the related net interest and penalties.

Off-Balance Sheet Arrangements

As of June 30, 2024, December 31, 2023, and 2022, we did not have any off-balance sheet arrangements.

Recently Issued Accounting Pronouncements

We have implemented all new accounting pronouncements that are in effect. These pronouncements did not have any material impact on the financial statements unless otherwise disclosed, and we do not believe that there are any other new accounting pronouncements that have been issued that might have a material impact on its financial position or results of operations.

Item 3. Properties

We own and operate a state-of-the-art, AATB accredited, cGTP compliant, 6,100 square foot manufacturing facility, which also serves as our corporate headquarters, located at 2836 Center Port Circle, Pompano Beach, FL 33064.

On March 15, 2024, we entered a thirty-eight (38) month lease for additional office space located at 4901 N.W. 17th Way, Suite 606, Fort Lauderdale, Florida 33309, which we use as a work location for our administrative corporate functions, commencing April 1, 2024.

Item 4. Security Ownership of Certain Beneficial Owners and Management

The following table sets forth information known to the Company regarding the beneficial ownership of shares of common stock and the Series A-1 Convertible Preferred Stock by:

• each person who is the beneficial owner of more than 5% of issued and outstanding shares of common stock and the Series A-1 Convertible Preferred Stock;

• each of the Company’s named executive officers and directors; and

• all of the Company’s executive officers and directors as a group.

In addition, the Company has 5 shares of Series B-1 Convertible Stock outstanding, which are held by an unrelated party. Each share of Series B-1 Convertible Preferred Stock is convertible, at the option of the holder, or automatically upon a qualified public offering resulting in gross proceeds to us of not less than $30 million, in whole but no in part, into six shares of common stock.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days. In computing the number of shares of common stock and the Series A-1 Convertible Preferred Shares beneficially owned by a person and the percentage ownership, the Company deemed outstanding (i) shares of common stock subject to options and warrants held by that person that are currently exercisable or exercisable within 60 days of June 30, 2024, and (ii) shares of common stock issuable upon conversion of the Series A-1 Convertible Preferred Stock, which are convertible into shares of common stock at any time at the option of the holders. The Company did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person. Unless otherwise indicated, the Company believes that all persons named in the table have sole voting and investment power with respect to all shares of our capital stock beneficially owned by them.

The percentage ownership of common stock and the Series A-1 Preferred Shares is based on 16,338,436 shares of common stock and 300 Series A-1 Convertible Preferred Shares, respectively, outstanding as of September 24, 2024. Unless otherwise indicated, the business address of each of the beneficial owners listed below is c/o BioStem Technologies, Inc., 2836 Center Port Circle, Pompano Beach, FL 33064.

Name of Beneficial Owner	Number of shares of Common Stock(1)%		Number of shares of Series A-1 Convertible Preferred Shares	%	% of Total Voting Power
Directors and Named Executive Officers:
Jason Matuszewski	2,583,359(2)	14.60%	100	33.33%	33.33%
Andrew Van Vurst	2,884,115(3)	16.30%	100	33.33%	33.33%
Michael A. Fortunato	261,250(4)	1.58%	−	−	*
Brandon Poe	33,878	*	−	−	*
Kenneth Warrington	7,462(5)	*	−	−	*
Thomas J. Dugan	12,392	*	−	−	*
Patrick Daly	7,989	*	−	−	*
Total Directors and Executive Officers	5,790,445	34.93%	200	66.66%	66.66%
Greater than 5% Holders
Henry Van Vurst	1,291,534(6)	7.90%	100	33.33%	33.33%
Michael Dietzen	1,025,000	6.27%	−	−	*
* Less than 1%.

(1)

The number of shares of common stock beneficially owned by each person includes any common stock issuable upon the conversion of the Series A-1 Convertible Preferred Shares beneficially owned by such person. Each Series A-1 Convertible Preferred Share is convertible, at the option of the holder, in whole but not in part, into 300 shares of common stock. The Series A-1 Convertible Preferred Shares entitle their holders to a number of votes equal to the number of shares issuable upon conversion times 2,000,000, granting the holders of Series A-1 Convertible Preferred Shares, as a group, effective control over us.

(2)

Includes 100 shares of common stock issuable upon conversion of 100 Series A-1 Convertible Preferred Shares currently held and 1,350,000 shares of common stock issuable upon the exercise of fully vested stock options.

(3)

Includes 100 shares of common stock issuable upon conversion of 100 Series A-1 Convertible Preferred Shares currently held and 1,350,000 shares of common stock issuable upon the exercise of fully vested stock options.

(4)	Includes 231,250 shares of our common stock issuable upon the exercise of fully vested stock options.
(5)	Represents 7,462 shares of our common stock issuable upon the exercise of fully vested stock options.

(6)	Includes 100 shares of common stock issuable upon conversion of 100 Series A-1 Convertible Preferred Shares currently held.

Item 5. Directors and Executive Officers

The following table sets forth the name and age as of June 30, 2024, and position of the individuals who currently serve as our directors and executive officers.

Name	Age	Position
Jason Matuszewski	38	Chief Executive Officer and Director
Michael A. Fortunato	57	Chief Financial Officer
Andrew Van Vurst	33	Chief Operating Officer and Director
Shawn McCarrey	66	Chief Commercial Officer
Brandon Poe	55	Independent Director
Kenneth Warrington	53	Independent Director
Thomas J. Dugan	66	Independent Director and Chairman
Patrick Daly	60	Independent Director

Set forth below is a brief biography of each of our executive officers and directors.

Executive Officers

Jason Matuszewski

Jason Matuszewski is the Chief Executive Officer and co-founder of BioStem Technologies, a leading regenerative medicine company specializing in placental-derived allografts for advanced wound care. He has served as the Chief Executive Officer since 2018 and as a member of the Board since October 2019. He holds a B.S. in Mechanical Engineering Technology and a minor in Mathematics from the Milwaukee School of Engineering and is Six Sigma Black Belt certified. His extensive background includes strategic operations planning, regulatory compliance, continuous process improvement, and advanced problem-solving. Jason's journey to founding BioStem Technologies in 2014 stemmed from a blend of technical expertise and a deep interest in solving complex supply chain and process challenges across industries. Having worked for major companies like SC Johnson, ATI Ladish Forging, Nemak, and HUSCO International, where he led manufacturing and quality engineering initiatives, Jason became interested in applying these skills to the life sciences sector.

The founding of BioStem was driven by a vision to leverage cutting-edge tissue processing technology to revolutionize wound care and regenerative medicine. When Jason co-founded BioStem alongside Andrew Van Vurst, the company was rooted in the idea of using perinatal tissue to create innovative products that could address critical gaps in wound healing. One of the company’s breakthroughs was the development of the proprietary BioREtain method, which preserves the biological properties of placental tissue for more effective healing outcomes. This innovation allowed BioStem to differentiate itself from competitors in the regenerative medicine market and positioned the company as a leader in the space.

At BioStem, Jason co-developed the company’s proprietary BioREtain processing method and played a key role in securing 18 granted patents with an additional 8 patents pending, focusing on innovations in wound healing and placental tissue allografts. In addition to his work at BioStem, Jason serves on the Processing and Distribution Council of the American Association of Tissue Banks (AATB) and is a member of the Government Affairs Committee for BioFlorida.

Michael A. Fortunato

Mr. Fortunato has served as our Chief Financial Officer since October 2022. Mr. Fortunato brings over 30 years of experience as a financial accountant to his role at BioStem Technologies, where he has overseen all of our financial functions since 2021 when he began working for us as the Controller. Mr. Fortunato served as a Director of Financial Accounting Advisory Services at Macias, Gini & O’Connell LLP from 2020 to 2021. Mr. Fortunato served as the controller for a private equity backed tele-medicine company from 2018 to 2019. Mr. Fortunato served as the controller for SoftBank Group, Inc., the private equity subsidiary of Softbank, Inc. from 2016 to 2018. He began his career in 1994 with Ernst & Young and spent 11 years at “Big 4” accounting firms, focused on serving clients within the health and life sciences industries. Over his career, Mr. Fortunato had the opportunity to participate in six IPOs which honed his deep expertise in SEC reporting, accounting for mergers and acquisitions, and internal auditing and controls. Mr. Fortunato had the opportunity to serve a diverse client base that included prominent health and life sciences organizations. He also spent nearly seven years with the SEC's Enforcement Division in the San Francisco Regional Office from 2005 to 2012, where he monitored compliance with SEC rules and regulations for companies located from Silicon Valley to Washington State. Thanks to his work with the federal government, Mr. Fortunato has a keen understanding of how to ensure internal compliance with accounting regulations, including Sarbanes-Oxley. On the other side of the desk, his in-house roles with Yahoo!, Inc., from 2012 to 2014, and Facebook, from 2014 to 2016, gave Michael additional merger and acquisition experience and to develop strong, cross-functional external reporting teams. Mr. Fortunato holds a Bachelor of Science in accounting from Rutgers University and active CPA licenses in the State of Florida and Commonwealth of Pennsylvania.

Andrew Van Vurst

Mr. Van Vurst is a co-founder of the Company and has served as our Chief Operating Officer and as a member of our board of directors since 2016. Mr. Van Vurst is a veteran and manufacturing operations expert with over ten years of experience working in FDA-regulated pharmaceutical and tissue processing firms. Before beginning his biopharmaceutical career, Andrew served as an aviation mechanic and flight captain in the United States Marine Corps. He co-founded Biostem Technologies in 2014 and played a pivotal role in our development, working to establish revenue streams, ensure compliance with FDA and state pharmacy board guidelines. During the early years with BioStem Technologies, he worked as Director of Operations for Nesvik Pharmaceuticals, a wholly-owned subsidiary of BioStem and Qualified Pharma Ingredients , where he managed research and development activities for four 505(b)(2) products and built out an API repackaging facility from the ground up until 2019. He serves as a Processing and Distribution Council Member for the AATB and is an AATB-certified Tissue Banking Specialist. The board of directors believes that Mr. Van Vurst is qualified to serve as a director based on his experience in manufacturing operations and experience working in FDA-regulated pharmaceutical and tissue processing firms.

Shawn McCarrey

Mr. McCarrey has served as our Chief Commercial Officer since January 2024. Mr. McCarrey previously served as Chief Commercial Officer for BLUEWAVE Technologies, Inc., a medical technology manufacturer, from November 2022 to December 2023, where he helped commercialize the company's proprietary system in the O&P, Wound Care and Podiatric markets. From September 2021 to October 2022, he was the head of SFM Consulting, LLC where he provided commercial guidance to multiple device companies, one of which was BLUEWAVE. He was previously VP of Sales for Glytec, a cloud-based insulin management software provider, from November 2020 to August 2021, and served as Senior VP of Sales in regenerative medicine at medical device firm, AxoGen, from 2013 to 2019. Additionally, he brings valuable leadership experience from his time at Bayer, where he significantly expanded the company's install base. At Possis Medical, Mr. McCarrey was pivotal in launching many new products over a decade, contributing to a substantial increase in the company's sales. Mr. McCarrey received his Bachelor of Science in Marketing at Central Michigan University.

Independent Directors

Brandon Poe

Mr. Poe has served as an Independent Director of ours since September 2022. Mr. Poe is a veteran executive with more than 25 years of financial experience across various industries, including life sciences, medical devices and healthcare services. He currently serves as Chief Financial Officer of Midi Health, a leader in women's healthcare and has served in that position since December 2023. Previously, from November 2021 to January 2023, he served as Chief Financial Officer of Jumpcode Genomics, a genomic tools company unlocking the power of next-generation sequencing using CRISPR clean technology and from January 2021 to November 2021, as Chief Financial Officer at Genome Medical, a genomic telehealth provider, where he led all aspects of finance at both companies. From June 2013 to January 2021, Mr. Poe has also held the positions of Vice President of Finance at Illumina, a leader in genomics technology; and from June 2008 to June 2013, as Chief Financial Officer at Sotera Wireless, a medical device start-up; and from June 2004 to August 2007, as Vice President of Finance at Inverness Medical Innovations, a point-of-care diagnostics company acquired by Abbott. Mr. Poe received his bachelor's degree from Bucknell University and his MBA from the University of Chicago Booth School of Business. The board of directors believes that Mr. Poe is qualified to serve as a director based on his extensive financial experience across various industries, including life sciences, medical devices and healthcare services.

Kenneth Warrington

Mr. Warrington has served as an Independent Director of ours since March 2022. Since December 2023, Mr. Warrington has served as the Executive Director of Strategic Business Development and Technical Services at uBriGene Bioscience, a global contract manufacturing and development organization providing gene and cell therapy contract research and manufacturing services. From December 2021 to October 2023, Mr. Warrington served as the Chief Technology Officer of Lacerta Therapeutics, a clinical-stage gene therapy company. From May 2020 to December 2021, Mr. Warrington served as the Head of Strategy and Innovation at GenScript ProBio, a biotechnology company. From June 2019 to May 2020, Mr. Warrington served as the SVP of Operations and Business Development before assuming the role of chairman of the scientific advisory board. Mr. Warrington has decades of broad expertise across the cell and gene therapy product development continuum from discovery through GMP-compliant manufacturing to support IND-enabling pre-clinical and early-stage clinical programs, and has deep knowledge in advanced therapy manufacturing, including live attenuated and virus-like particle vaccines, live challenge viruses, viral vectors, and cell & gene-modified cell therapies. He served on the faculty at the University of Florida, Pediatrics-Division of Cellular & Molecular Therapy, with a research program focused on AAV vector development and production. Following his transition into industry in 2008, Dr. Warrington has held the lead technical operation and business development roles for global contract testing and manufacturing organizations, including Meridian Life Science, SGS Life Science, and Wuxi Apptec. He was formerly the SVP of Operations and Business Development at Biostem Life Sciences before assuming the role of chairman of the scientific advisory board. Mr. Warrington holds a Bachelor of Science in Biology & Chemistry from St. Lawrence University and a Ph.D. in Pharmacology & Experimental Therapeutics from the University of Florida. The board of directors believes that Mr. Warrington is qualified to serve as a director based on his decades of broad expertise across the cell and gene therapy product development continuum.

Thomas J. Dugan

Mr. Dugan has served as an Independent Director and Chairman of the Board since December 2023. He is a Co-Founder and Partner at 360 Life Sciences Advisors, a medical device consulting practice. Mr. Dugan was the President of Integrum, Inc., a pioneer in osseointegrated orthopedic implants from 2021 to 2023. He was the Chief Executive Officer and Board Member at Amniox Medical, a pioneer in amniotic membrane products for wound care and surgical applications, from 2015 to 2018. He previously served as President of SurgiQuest, Inc., a commercial stage global medical technology company (acquired by Conmed), President of the Americas for Smith and Nephew Wound Management, a portfolio medical technology company providing advanced wound management products, and in senior executive roles at SonoSite Inc. (acquired by Fuji), InterVascular Inc. (acquired by Getinge), and Tyco Healthcare (acquired by Medtronic). Mr. Dugan served on the board of directors of Rita Medical Systems (acquired by AngioDynamics), and various venture-backed medical device companies. He chaired the Wound Healing and Tissue Regeneration sector of AdvaMed and served on the board of MITA, the industry trade group for medical imaging. He currently serves as Chairman of the Board for TYBR Health, a venture-backed company focused on prevention of surgical adhesions. Mr. Dugan is qualified to serve as a director based on his extensive operating and strategic experience in the medical technology industry as a C-level executive in large, global organizations and start-ups, including wound care-focused companies. Additionally, his service on other boards and audit committees enables him to contribute valuable perspectives and leadership as our Board Chairman.

Patrick Daly

Mr. Daly has served as an Independent Director on the Board since December 2023. From January 2019 to present, Mr. Daly has served as an Advisor to Pappas Capital. From April 2021 to present, Mr. Daly has served as the Global VP of MedTech Market Measurement and previously as Global VP of Commercial Solutions at IQVIA, a leading global provider of advanced analytics, technology solutions, and clinical research services to the life sciences industry. He is a global executive leader who guides the strategy, roadmap, and GTM deliverables of the MedTech Market Measurement function at IQVIA. Mr. Daly was a founder and president and CEO at Cohera Medical Inc., a medical device company focused on surgical adhesives and sealants, from January 2006 to December 2018. Mr. Daly received a Bachelor of Science in Foreign Area Studies from the United States Military Academy at West Point. The board of directors believes that Mr. Daly is qualified to serve as a director based on his over 35 years of experience in the medical technology industry.

Term of Office

Our directors are appointed for a one-year term to hold office until the next annual general meeting of our shareholders after their appointment or until their resignation or removal from office in accordance with our Amended and Restated Bylaws. Our officers are appointed by our board of directors and hold office until removed by the board, subject to their respective employment agreements.

Scientific Advisory Board

The following sets forth the names and the biographies as of June 30, 2024, of the members of our Scientific Advisory Board:

Kenneth Warrington, Ph.D., Chairman

Biographical information with respect to Kenneth Warrington, Ph.D. is set forth above.

Jeffrey K. Harrison Ph.D.

Jeffrey K. Harrison, Ph.D. is a Professor of Pharmacology & Therapeutics in the College of Medicine at the University of Florida. He directs an NIH-funded pre-clinical/translational research lab that seeks to better understand the role of chemokines and immune cells in the progression of brain tumors and their resistance to immunotherapies. He has collaborated with numerous pharmaceutical companies, large and small, to evaluate novel therapeutic agents in pre-clinical models of glioma. He also provides formal teaching to the next generation of scientists about the process by which novel small molecules and biologic agents are evaluated in preclinical studies that are aimed toward taking these therapeutics into first-in-human clinical trials. He holds a B.S in Cellular & Molecular Biology and a Ph.D. in Pharmacology from the University of Michigan.

Shaun Opie Ph.D.

Shaun Opie, Ph.D. is a healthcare executive and has co-founded several laboratories in multiple disciplines including cardiac stem cell transplantation, clinical diagnostics, and cannabis safety testing. Before pursuing his entrepreneurial interests, he was a clinical trial administrator at Banner Health and oversaw an active, multi-site, sponsored clinical research program providing support for investigational new drugs, devices, and biologics, as well as tissue collection/biobanking and medical education research. He has held multiple adjunct faculty appointments at Arizona State University in the College of Health Solutions and also spent two years as an invited Entrepreneurship Expert at the W.P. Carey School of Business. Dr. Opie has a proven public-speaking track record and is an author of numerous scientific publications and textbooks. He has a BS in Biology from Bucknell University and a Ph.D. in Molecular Genetics/Virology from the University of Florida.

Dan Shelly Ph.D., MBA.

Daniel Shelly, Ph.D., MBA is Vice President of Business Development and Alliances at Prescient Therapeutics. At Prescient, he is responsible for advancing the development of a next-generation Chimeric Antigen Receptor T and or NK Cell therapy technology along with small molecule targeted therapies. Prior to Prescient, he was Director of Global Business Development and Strategic Partnerships for the Global non-profit organization PATH where he was involved in the identification of new and innovative partnerships for vaccine and therapeutics development applicable to low and middle-income countries. He has an additional 18 years of industry experience having worked for Albumedix, Novozymes Biopharma, Meridian Life Science, and Kendle International. He has been responsible for asset in-licensing, alliances, and out-licensing of core drug delivery technologies along with biologics manufacturing, proposal writing, contract negotiations, market assessments, and clinical development/out-licensing of several vaccines. Dr. Shelly is also an adjunct professor in the Masters in Clinical Drug Development program at the UC College of Pharmacy. He has a B.S. in Animal Behavior from Lehigh University, a MA in Comparative Physiology from College of William and Mary, a Ph.D. in Molecular Physiology from Florida State University, and an MBA in Management of Advanced Technology and Innovation from the University of Cincinnati.

Item 6. Executive Compensation

2023 Summary Compensation Table

The following table provides information regarding the compensation paid by us during the years ended December 31, 2023 and 2022 to Jason Matuszewski our Chief Executive Officer, Andrew Van Vurst our Chief Operating Officer and Michael Fortunato, our Chief Financial Officer. We refer to these individuals as our “named executive officers.”

Name and Position	Year	Salary(1) ($)	Bonus ($)	Stock Awards(2) ($)	Option Awards(2) ($)	All Other Compensation(1)	Total ($)
Jason Matuszewski, Chief Executive	2023	$275,000	$-	$-	$-	$-	$275,000
Officer and Director(1)	2022	$200,000	$-	$385,442	$7,414,645	$-	$8,000,087
Andrew Van Vurst, Chief Operating	2023	$275,000	$-	$-	$-	$-	$275,000
Officer and Director(1)	2022	$200,000	$-	$385,442	$7,414,645	$-	$8,000,087
Michael Fortunato, Chief Financial Officer	2023	$200,000	$-	$-	$255,000	$-	$455,000
	2022	$150,000	$-	$80,000	$-	$-	$230,000

(1)
Prior to and continuing through 2022, Jason Matuszewski, our current CEO, and Andrew Van Vurst, our current COO elected to forgo their cash compensation to conserve our cash position. We also owed unpaid cash salaries to the former CEO, Henry Van Vurst. As of December 31, 2021, the total amount due for unpaid salaries to these four individuals was $1,167,418 of which, $243,995 was owed to our previous CEO, a related party. In March 2022, these individuals elected to convert all their unpaid salaries into 1,739,169 shares of our common stock at a $0.70 conversion price approved by the board of directors. Due to the conversion price being less than the quoted market price of our stock on the date of conversion, an additional stock-based compensation charge of $1,913,084 was incurred for the year ended December 31, 2022. As of December 31, 2023 and 2022, there are no salaries payable due to any of these individuals. The amounts shown under the stock column represent the unpaid salary from 2021 and 2022 and paid in shares in 2022.
(2)
The amounts in these columns do not reflect compensation actually received by the named executive officer nor do they reflect the actual value that will be recognized by the named executive officer. Instead, the amounts reflect the aggregate grant date fair value of restricted stock unit awards and stock option awards, computed in accordance with FASB ASC Topic 718. For additional information on the valuation assumptions regarding these restricted stock unit awards and stock option awards, refer to Note 11 to our financial statements for the year ended December 31, 2023, which are included elsewhere in this Form 10.

Narrative Disclosure to Summary Compensation Table

For the fiscal years ended December 31, 2023 and 2022, the compensation program for our named executive officers consisted of base salary and certain equity awards.

Executive Employment Agreements

Executive Employment Agreement with Jason Matuszewski

On July 22, 2022, we entered into an Executive Employment Agreement with Jason Matuszewski (the “Matuszewski Agreement”) pursuant to which Mr. Matuszewski agreed to serve as our Chief Executive Officer for an initial term of one year, which term will be automatically extended for one year periods unless either party gives written notice of non-extension to the other no later than 90 days prior to the expiration of the then applicable term. The base salary under the Matuszewski Agreement is $275,000 per year, subject to increase as approved by our Board of Directors, and Mr. Matuszewski is eligible for bonuses as to be determined by our Board of Directors from time to time. Pursuant to the Matuszewski Agreement, we agreed to grant Mr. Matuszewski options to purchase up to 2,250,00 shares of our common stock pursuant to our 2021 Equity Incentive Plan (the “Plan”).

The Matuszewski Agreement can be terminated by a written notice of non-extension, and will terminate on either death or disability of Mr. Matuszewski, a termination by us with or without “cause” or a termination by Mr. Matuszewski with or without “good reason,” each as defined in the Matuszewski Agreement.

In the event that we terminate Mr. Matuszewski’s employment with cause, Mr. Matuszewski shall be entitled to: (i) all accrued but unpaid base salary through the date of termination; (ii) any unpaid or unreimbursed expenses incurred; and (iii) any benefits provided under our employee benefit plans upon a termination of employment (excluding any employee benefit plan to the extent providing for severance or similar benefits), in accordance with the terms contained therein to be paid within 10 days of the termination.

If the Matuszewski Agreement is terminated by us without cause, we will have to give Mr. Matuszewski 10 days’ written notice, and we will pay Mr. Matuszewski a single lump sum in cash within 10 days following the termination consisting of any unpaid base salary, accrued but unpaid bonus and benefits (then owed, or accrued and owed in the future) through the date of termination, three times the base salary in effect immediately prior to such termination if such termination occurs prior to the third anniversary of the effective date of the Matuszewski Agreement and two times such base salary if such termination occurs on or following the third anniversary of the effective date of the Matuszewski Agreement and all unreimbursed expenses incurred by the executive.

If the Matuszewski Agreement is terminated by Mr. Matuszewski for good reason, he will have to provide us 10 days’ written notice setting forth in reasonable specificity the event that constitutes good reason, which written notice, to be effective, must be provided to us within 90 days of the occurrence of such event and Mr. Matuszewski will be entitled to receive the same lump sum as he would receive if the Matuszewski Agreement was terminated by us without cause. If the Matuszewski Agreement is terminated by Mr. Matuszewski without good reason, he will have to provide us 10 days’ written notice of such termination and he will be entitled only to the accrued obligations.

In the event of the death or disability of Mr. Matuszewski, his estate will be entitled to any accrued obligations owed under the Matuszewski Agreement.

We refer you to the copy of the Matuszewski Agreement, which is attached as Exhibit 10.3 to this Form 10, as this summary is subject to, and is qualified in its entirety by reference to, the full Matuszewski Agreement.

Amendment to Executive Employment Agreement with Jason Matuszewski

On October 24, 2022, we entered into Amendment No. 1 to Executive Employment Agreement with Jason Matuszewski (the “Matuszewski Amendment”) to the Matuszewski Agreement. Pursuant to the Matuszewski Amendment, the option award granted in the Matuszewski Agreement was rescinded and terminated and we agreed to issue Mr. Matuszewski an option award to acquire 2,250,000 shares of our common stock at an exercise price of $2.00 per share.

We refer you to the copy of the Matuszewski Amendment, which is attached as Exhibit 10.4 to this Form 10, as this summary is subject to, and is qualified in its entirety by reference to, the full Matuszewski Amendment.

Executive Employment Agreement with Andrew Van Vurst

On July 22, 2022, we entered into an Executive Employment Agreement with Andrew Van Vurst (the “Van Vurst Agreement”) pursuant to which Mr. Van Vurst agreed to serve as our Chief Operating Officer for an initial term of one year, which such term will be automatically extended for one year periods unless either party gives written notice of non-extension to the other no later than 90 days prior to the expiration of the then applicable term. The base salary under the Mr. Van Vurst Agreement is $275,000 per year, subject to increase as approved by our Board of Directors, and Mr. Van Vurst is eligible for bonuses as to be determined by our Board of Directors from time to time. Pursuant to the Mr. Van Vurst Agreement, we agreed to grant Mr. Van Vurst options to purchase up to 2,250,000 shares of our common stock pursuant to Plan.

The Van Vurst Agreement can be terminated either by a written notice of non-extension, and will terminate on either death or disability of Mr. Van Vurst, a termination by us with or without “cause” or a termination by Mr. Van Vurst with or without “good reason,” each as defined in the Van Vurst Agreement In the event that we terminate Mr. Van Vurst’s employment with cause, Mr. Van Vurst shall be entitled to (i) all accrued but unpaid base salary through the date of termination (ii) any unpaid or unreimbursed expenses incurred, and (iii) any benefits provided under our employee benefit plans upon a termination of employment (excluding any employee benefit plan to the extent providing for severance or similar benefits), in accordance with the terms contained therein to be paid within 10 days of the termination.

If the Van Vurst Agreement is terminated by us without cause, we will have to give Mr. Van Vurst 10 days written notice, and we will pay Mr. Van Vurst a single lump sum in cash within 10 days following the termination consisting of any unpaid base salary, accrued but unpaid bonus and benefits (then owed, or accrued and owed in the future) through the date of termination, three times the base salary in effect immediately prior to such termination if such termination occurs prior to the third anniversary of the effective date of the Van Vurst Agreement and two times such base salary if such termination occurs on or following the third anniversary of the effective date of the Van Vurst Agreement and all unreimbursed expenses incurred by the executive.

If the Van Vurst Agreement is terminated by Mr. Van Vurst for good reason, he will have to provide us 10 days' written notice setting forth in reasonable specificity the event that constitutes good reason, which written notice, to be effective, must be provided to us within 90 days of the occurrence of such event and Mr. Van Vurst will be entitled to receive the same lump sum as he would receive if the Van Vurst Agreement was terminated by us without cause. If the Van Vurst Agreement is terminated by Mr. Van Vurst without good reason, he will have to provide us with 10 days’ written notice of such termination and he will be entitled only to any accrued obligations.

In the event of the death or disability of Mr. Van Vurst, his estate will be entitled to any accrued obligations.

We refer you to the copy of the Van Vurst Agreement, which is attached as Exhibit 10.6 to this Form 10, as this summary is subject to, and is qualified in its entirety by reference to, the full Van Vurst Agreement.

Amendment to Executive Employment Agreement with Andrew Van Vurst

On October 24, 2022, we entered into Amendment No. 1 to Executive Employment Agreement with Andrew Van Vurst (the “Van Vurst Amendment”) to the Van Vurst Agreement. Pursuant to the Van Vurst Amendment, the option award granted in the Van Vurst

Agreement was rescinded and terminated and we agreed to issue Mr. Van Vurst an option award to acquire 2,250,000 shares of our common stock at an exercise price of $2.00 per share.

We refer you to the copy of the Van Vurst Amendment, which is attached as Exhibit 10.7 to this Form 10, as this summary is subject to, and is qualified in its entirety by reference to, all of the provisions of the full Van Vurst Amendment.

Executive Employment Agreement with Michael Fortunato

In July 2022, we entered into an Amended and Restated Executive Employment Agreement with Michael Fortunato (the “Fortunato Agreement”), which amended and restated in its entirety the Executive Employment Agreement entered into on August 16, 2021, between us and Michael Fortunato. Pursuant to the Fortunato Agreement, Mr. Fortunato agreed to be employed and serve as our Chief Financial Officer for an initial term of one year, which term will be automatically extended for one year periods unless either party gives written notice of non-extension to the other no later than 90 days prior to the expiration of the then applicable term. The base salary under the Fortunato Agreement is $200,000 per year, subject to increases approved by our Board of Directors, and beginning in January 2023, we agreed to pay Mr. Fortunato bonuses as to be determined by the Board of Directors from time to time. Pursuant to the Fortunato Agreement, we agreed to grant Mr. Fortunato (i) options to purchase up to 200,000 shares of our common stock pursuant to the Plan and (ii) agreed to grant on January 1, 2023, options to acquire 100,000 shares of our common stock under the Plan.

The Fortunato Agreement can be terminated either by a written notice of non-extension, and will terminate on either death or disability of Mr. Fortunato, a termination by us with or without “cause” or a termination by Mr. Fortunato with or without “good reason,” each as defined in the Fortunato Agreement. In the event that, during the term, there occurs any change of control (as defined in the Fortunato Agreement) and thereafter (i) the Fortunato Agreement and the term are terminated by us without cause; or (ii) the Fortunato Agreement and the term are terminated by Mr. Fortunato with good reason or (iii) there is a material diminution by us of compensation and benefits (taken as a whole) provided to Mr. Fortunato immediately prior to a change of control, then at the time of even in clause (i), (ii) or (iii) above, we shall pay to Mr. Fortunato as a lump-sum payment and amount equal to one year of the base salary payable to Mr. Fortunato at such time.

If the Fortunato Agreement is terminated by us for cause, we will have to give Mr. Fortunato not less than 20 days’ written notice of our intention to terminate him with cause, such notice to state in detail the particular act or acts or failure or failures to act that constitute the grounds on which the proposed termination with cause is based, and such termination shall be effective at the expiration of such 20 day notice period unless Mr. Fortunato has fully cured such act or acts or failure or failures to act that give rise to cause during such period. In the event that we terminate Mr. Fortunato’s employment with cause, any unvested portion of the equity grants will immediately be forfeited as of the termination date without any further action, and Mr. Fortunato shall be entitled to (i) all accrued but unpaid base salary through the date of termination (ii) any unpaid or unreimbursed expenses incurred, and (iii) any benefits provided under our employee benefit plans upon a termination of employment (excluding any employee benefit plan to the extent providing for severance or similar benefits), in accordance with the terms contained therein.

If the Fortunato Agreement is terminated by us without cause, any equity grants made to Mr. Fortunato, to the extent not already vested, be deemed automatically vested, and Mr. Fortunato will be entitled to any accrued obligations owed, continued payment of base salary during the severance term, payable in accordance with our regular payroll practices and to the extent permitted by applicable law without any penalty continuation coverage under our group health plan.

If the Fortunato Agreement is terminated by Mr. Fortunato for good reason, he will have to provide us 20 days’ written notice setting forth in reasonable specificity the event that constitutes good reason, which written notice, to be effective, must be provided to us within 60 days of the occurrence of such event. During such 20 day notice period, we shall have a cure right (if curable), and if not cured within such period, Mr. Fortunato’s termination will be effective upon the expiration of such cure period, and he will be entitled to the same payments and benefits as provided for a termination by us without cause. If the Fortunato Agreement is terminated by Mr. Fortunato without good reason, he will have to provide us 30 days’ written notice of such termination and any unvested portion of the equity grants shall immediately be forfeited as of the termination date without any further action, and Mr. Fortunato shall be entitled only to the accrued obligations.

In the event of the death or disability of Mr. Fortunato, his estate will be entitled to any accrued obligations.

We refer you to the copy of the Fortunato Agreement, which is attached as Exhibit 10.5 to this Form 10, as this summary is subject to, and is qualified in its entirety by reference to, the full Fortunato Agreement.

Equity Awards

Although we do not have a formal policy with respect to the grant of equity incentive awards to our executive officers, we believe that equity grants provide our executives with a strong link to our long-term performance, create an ownership culture and help to align the interests of our executives and our shareholders. In addition, we believe that equity grants promote executive retention because they incentivize executive officers to remain in our employment during the vesting period. Accordingly, our Board periodically reviews the equity incentive compensation of our named executive officers and grant equity incentive awards to them from time to time.

CEO and COO Stock Options Awards

Market-Based Option Grants

In July 2022, the Board of Directors approved and amended executive employment agreements for the Company’s Chief Executive Officer (“CEO”) and Chief Operating Officer (“COO”). Commencing July 15, 2022 the CEO and COO annual base salary is $275,000 each. Additionally, in October 2022 the Board of Directors granted 2,250,000 options at an exercise price of $2.00, to both the CEO and COO, for a total of 4,500,000 options, with vesting of options based on Sustained Market Capitalization targets as follows:

Vesting Trigger	Number of Options
On the date Sustained Market Capitalization first equals or exceeds $29,268,520	900,000
On the date Sustained Market Capitalization first equals or exceeds $58,537,040	900,000
On the date Sustained Market Capitalization first equals or exceeds $117,074,080	900,000
On the date Sustained Market Capitalization first equals or exceeds $175,611,120	900,000
On the date Sustained Market Capitalization first equals or exceeds $234,148,160	900,000

Sustained Market Capitalization is the average market capitalization for the 90 trading days immediately prior to the date of such determination. Upon vesting, the options may be exercised for up to 10 years after the date of grant.

In March 2023, the first market capitalization triggers were achieved resulting in the vesting of 900,000 options. During the first quarter of 2024, the second market capitalization triggers were met resulting in the vesting of an additional 900,000 option awards. In the second quarter of 2024, the third market capitalization triggers were met resulting in the vesting of an additional 900,000 option awards.

CFO Stock Option Award

In January 2023, the Board of Directors awarded 100,000 stock options to the CFO of the company having a grant date fair value of $255,000. The options have a ten (10) year term and vest over four (4) years.

Executive Equity Awards Made After December 31, 2023

In September 2024, the Compensation Committee approved a grant of restricted stock units to certain executive officers, which shall vest and settle over the course of three years following the grant date. Jason Matuszewski, Andrew Van Vurst, Michael Fortunato and Shawn McCarrey each received a grant of restricted stock units valued at $1,000,000, $900,000, $500,000 and $500,000, respectively.

Equity Incentive Plans

2021 Plan

On May 3, 2021, our Board of Directors, and our shareholders, adopted a share incentive plan. The purpose of the BioStem Technologies, Inc. 2021 Equity Incentive Plan (the “2021 Plan”) is to provide us with the ability to make certain grants of equity securities, or rights to receive our equity securities, for the purpose of attracting and retain the best available personnel for positions of substantial responsibility, to provide additional incentive to our employees, directors and consultants and to promote our success of our business. Recipients of awards under the 2021 Plan are referred to as “Participants.” The 2021 Plan is administered by our Board of Directors (the “Administrator”). The Administrator will have general powers to implement and administer the 2021 Plan, including determining the value of Shares and the Award, to select the recipients of Awards, to approve the agreements related to Awards, and to determine the determine the terms and conditions, not inconsistent with the terms of the 2021 Plan, of any Award, to modify any Awards made, and to make all other determinations deemed necessary or advisable for the operations of the 2021 Plan.

The 2021 Plan permits the grant of Incentive Stock Options, Nonstatutory Stock Options, Stock Appreciation Rights (“SARs”), Restricted Stock, Restricted Stock Units, Performance Awards, Cash-Based Awards and Other Stock-Based Awards, and as discussed below, each of which are referred to as “Awards”). Nonstatutory Stock Options, SARs, Restricted Stock, Restricted Stock Units, Performance Shares and Performance Units may be granted to employees, directors and consultants/contractors, and Incentive Stock Options may be granted only to employees (all of whom may be referred to as “Service Providers”). Each Award will be evidenced by an Award agreement in the form as attached to the 2021 Plan for the particular form of Award, with may have such changes as the Administrator, in its sole discretion, will determine.

The 2021 Plan covers up to 1,350,000 shares of common stock (“Shares”) which may be used for Awards. If an Award expires or becomes un-exercisable without having been exercised in full, is surrendered or forfeited, the unacquired Shares will become available for future grant or sale under the 2021 Plan (unless the 2021 Plan has terminated). There were 280,662 Shares available for award as of July 2, 2024 under the 2021 Plan.

A copy of the 2021 Plan is filed herewith as Exhibit 10.1.

2022 Plan

On January 11, 2023, our Board of Directors, and on January 18, 2023, our shareholders, adopted a share incentive plan. The purpose of the BioStem Technologies, Inc. 2022 Equity Incentive Plan (the “2022 Plan”) is to provide us with the ability to make certain grants of equity securities, or rights to receive our equity securities, for the purpose of attracting and retain the best available personnel for positions of substantial responsibility, to provide additional incentive to our employees, directors and consultants and to promote our success of our business. Recipients of awards under the 2022 Plan are referred to as “Participants.” The 2022 Plan is administered by our Board of Directors (the “Administrator”). The Administrator will have general powers to implement and administer the 2022 Plan, including determining the value of Shares and the Award, to select the recipients of Awards, to approve the agreements related to Awards, and to determine the determine the terms and conditions, not inconsistent with the terms of the 2022 Plan, of any Award, to modify any Awards made, and to make all other determinations deemed necessary or advisable for the operations of the 2022 Plan.

The 2022 Plan permits the grant of Incentive Stock Options, Nonstatutory Stock Options, Stock Appreciation Rights (“SARs”), Restricted Stock, Restricted Stock Units, Performance Awards, Cash-Based Awards and Other Stock-Based Awards, and as discussed below, each of which are referred to as “Awards”). Nonstatutory Stock Options, SARs, Restricted Stock, Restricted Stock Units, Performance Shares and Performance Units may be granted to employees, directors and consultants/contractors, and Incentive Stock Options may be granted only to employees (all of whom may be referred to as “Service Providers”). Each Award will be evidenced by an Award agreement in the form as attached to the 2022 Plan for the particular form of Award, with may have such changes as the Administrator, in its sole discretion, will determine.

The 2022 Plan covers up to 1,752,693 shares of common stock (“Shares”) which may be used for Awards. If an Award expires or becomes un-exercisable without having been exercised in full, is surrendered or forfeited, the unacquired Shares will become available for future grant or sale under the 2022 Plan (unless the 2022 Plan has terminated). There were 765,193 Shares available for award as of July 2, 2024 under the 2022 Plan.

A copy of the 2022 Plan is filed herewith as Exhibit 10.2.

Features Applicable to our 2021 Plan and 2022 Plan

The following features apply to each our 2021 Plan and our 2022 Plan, referred to together in the following description as the "Plan."

Option Awards

Options, which may be either an Incentive Stock Option or a Nonstatutory Stock Option, represent the right to acquire Shares for a specific exercise price. The two different forms of options have differing tax treatment under U.S. tax laws, and have different requirements and restrictions, and as recipients. Generally, Incentive Stock Options may only be issued to employees. Each option Award will have a term of 10 years, provided that the Administrator may modify this, or any other term related to an option Award or any other Award, as the Administrator may determine.

If a Participant ceases to be a Service Provider, other than upon the Participant’s termination as the result of the Participant’s death or disability, the Participant may exercise his or her Option within such period of time as is specified in the Award agreement, and, in the absence of a specified time in the Award agreement, the Option will remain exercisable for three months following the Participant’s termination. Unless otherwise provided by the Administrator, if on the date of termination, the Participant is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option will revert to the Plan. If a Participant ceases to be a Service Provider as a result of the Participant’s disability, the Participant may exercise his or her Option within such period of time as is specified in the Award agreement to the extent the Option is vested on the date of termination (but in no event later than the expiration of the term of such Option as set forth in the Award agreement). In the absence of a specified time in the Award agreement, the Option will remain exercisable for twelve months following the Participant’s termination. Unless otherwise provided by the Administrator, if on the date of termination, the Participant is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option will revert to the Plan. If a Participant dies while a Service Provider, the Option may be exercised following the Participant’s death within such period of time as is specified in the Award agreement to the extent that the Option is vested on the date of death (but in no event may the option be exercised later than the expiration of the term of such Option as set forth in the Award agreement), by the Participant’s designated beneficiary or personal representative and, in the absence of a specified time in the Award agreement, the Option will remain exercisable for twelve months following Participant’s death. Unless otherwise provided by the Administrator, if at the time of death Participant is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option will immediately revert to the Plan.

Stock Appreciation Rights

Stock Appreciation Rights (“SARs”) represent the right to receive, upon exercise thereof, an amount in cash as set forth in the Plan and the applicable Award agreement, which are generally the increase in value, if any, of the Shares between the date of grant and the date of exercise of the applicable SAR. The per Share exercise price for the Shares that will determine the amount of the payment to be received upon exercise of an SAR will be determined by the Administrator and will be no less than 100% of the fair market value per Share on the date of grant. Otherwise, the Administrator, subject to the provisions of the Plan, will have complete discretion to determine the terms and conditions of SARs granted under the Plan. Upon exercise of an SAR, a Participant will be entitled to receive payment from us in an amount determined by multiplying (i) the difference between the fair market value of a Share on the date of exercise over the exercise price; and (ii) the number of Shares with respect to which the SAR is exercised. At the discretion of the Administrator, the payment upon SAR exercise may be in cash, in Shares of equivalent value, or in some combination thereof.

Restricted Stock

Awards under the Plan may be made in restricted stock, which are grants of Shares which are subject to vesting and forfeiture. A Participant receiving a grant of restricted stock may vote the applicable Shares prior to vesting and will be entitled to receive all dividends and other distributions paid with respect to such Shares, unless the Administrator provides otherwise, but may not sell or transfer the Shares until vested. The Administrator may determine the amount, vesting period and other terms and conditions of the restricted stock award.

Restricted Stock Units

Restricted Stock Units (“RSUs”) are units which may, once vested, be settled by us via the issuance of Shares, or via the payment of cash based on the value of the Shares at such time. The Administrator will set vesting criteria in its discretion, which, depending on the extent to which the criteria are met, will determine the number of RSUs that will be paid out to the Participant. The Administrator may set vesting criteria based upon the achievement of Company-wide, divisional, business unit, or individual goals, applicable federal or state securities laws, or any other basis determined by the Administrator in its discretion. Participants have no voting rights with respect to Shares represented by RSU until the date of the issuance of such Shares. However, the Administrator may provide in the Award agreement evidencing any RSU that the Participant shall be entitled to dividend equivalent rights with respect to the payment of cash dividends on the Shares during the period beginning on the date such Award is granted and ending, with respect to each share subject to the Award, on the earlier of the date the Award is settled or the date on which it is terminated.

Performance Units and Performance Shares

Performance Units and Performance Shares are Awards which may be earned in whole or in part upon attainment of performance goals or other vesting criteria as the Administrator may determine and which may be settled for cash, Shares or other securities or a combination of the foregoing. The Administrator will set performance objectives or other vesting provisions in its discretion which, depending on the extent to which they are met, will determine the number or value of Performance Units/Shares that will be paid out to the Service Providers. The time period during which the performance objectives or other vesting provisions must be met will be called the “Performance Period.” The Administrator may also set performance objectives based upon the achievement of Company-wide, divisional, business unit or individual goals, applicable federal or state securities laws, or any other basis determined by the Administrator in its discretion, as set forth in the Plan, with respect to the vesting or payment of Performance Units and Performance Shares. Participants have no voting rights with respect to Shares represented by Performance Share Awards until the date of the issuance of such Shares, if any. However, the Administrator, in its discretion, may provide in the Award evidencing any Performance Share Award that the Participant shall be entitled to dividend equivalent rights with respect to the payment of cash dividends on the Shares during the period beginning on the date the Award is granted and ending, with respect to each share subject to the Award, on the earlier of the date on which the Performance Shares are settled or the date on which they are forfeited.

Cash-Based Awards and Other Stock-Based Awards

The Plan also permits other cash-based Awards and stock-based Awards as the Administrator may determine, which may include equity-based or equity-related Awards not otherwise described by the terms of the Plan, in such amounts and subject to such terms and conditions as the Administrator shall determine.

Additional Provisions

As noted above, the Plan includes form agreements for Awards of Options, restricted stock, SARs and RSUs, and the Administrator generally has the power to modify the terms and conditions of these form agreements as the Administrator may determine.

The Plan provides that any Director who is not an employee (an “Outside Director”) may not be granted, in any fiscal year, Awards with a grant date fair value (computed as of the date of grant in accordance with U.S. generally accepted accounting principles) of more than $300,000.

Unless the Administrator provides otherwise, vesting of Awards granted under the Plan will be suspended during any unpaid leave of absence. A Participant will not cease to be an employee in the case of (i) any leave of absence approved by us or (ii) transfers between locations of ours or between us, our parent or subsidiaries. For purposes of Incentive Stock Options, no such leave may exceed 3 months, unless reemployment upon expiration of such leave is guaranteed by statute or contract.

Unless determined otherwise by the Administrator, Awards may not be sold, pledged, assigned, hypothecated, or otherwise transferred in any manner other than by will or by the laws of descent and distribution, and may be exercised, during the lifetime of the Participant, only by the Participant.

In the event that any dividend or other distribution (whether in the form of cash, Shares, other securities, or other property), recapitalization, share subdivision, share consolidation, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of Shares or other of our securities, or other change in our corporate structure affecting the Shares occurs, the Administrator, in order to prevent diminution or enlargement of the benefits or potential benefits intended to be made available under the Plan, will adjust the number and class of shares of stock that may be delivered under the Plan and/or the number, class, and price of shares of stock covered by each outstanding Award, and the numerical Share limits as set forth in the Plan. In the event of the proposed dissolution or liquidation of us, the Administrator will notify each Participant as soon as practicable prior to the effective date of such proposed transaction. To the extent it has not been previously exercised, an Award will terminate immediately prior to the consummation of such proposed action.

In the event of a merger of us with or into another corporation or other entity or a Change in Control, each outstanding Award will be treated as the Administrator determines (subject to the provisions of the Plan) without a Participant’s consent, including, without limitation, that (i) Awards will be assumed, or substantially equivalent awards will be substituted, by the acquiring or succeeding corporation (or an affiliate thereof) with appropriate adjustments as to the number and kind of shares and prices; (ii) upon written notice to a Participant, that the Participant’s Awards will terminate upon or immediately prior to the consummation of such merger or Change in Control; (iii) outstanding Awards will vest and become exercisable, realizable, or payable, or restrictions applicable to an Award will lapse, in whole or in part prior to or upon consummation of such merger or Change in Control, and, to the extent the Administrator determines, terminate upon or immediately prior to the effectiveness of such merger or Change in Control; (iv) (A) the termination of an Award in exchange for an amount of cash and/or property, if any, equal to the amount that would have been attained upon the exercise of such Award or realization of the Participant’s rights as of the date of the occurrence of the transaction (and, for the avoidance of doubt, if as of the date of the occurrence of the transaction the Administrator determines in good faith that no amount would have been attained upon the exercise of such Award or realization of the Participant’s rights, then such Award may be terminated by us without payment), or (B) the replacement of such Award with other rights or property selected by the Administrator in its sole discretion; or (v) any combination of the foregoing.

In the event that the successor corporation does not assume or substitute for the Award (or portion thereof), the Participant will fully vest in and have the right to exercise all of his or her outstanding Options and SARs, including Shares as to which such Awards would not otherwise be vested or exercisable, all restrictions on Restricted Stock and Restricted Stock Units will lapse, and, with respect to Awards with performance-based vesting, all performance goals or other vesting criteria will be deemed achieved at 100% of target levels and all other terms and conditions met, in all cases, unless specifically provided otherwise under the applicable Award agreement or other written agreement between the Participant and us or any of its Subsidiaries or Parents, as applicable. In addition, if an Option or SAR is not assumed or substituted in the event of a merger or change in control, the Administrator will notify the Participant in writing or electronically that the Option or SAR will be exercisable for a period of time determined by the Administrator in its sole discretion, and the Option or SAR will terminate upon the expiration of such period.

In the event of a Change in Control, with respect to Awards granted to an Outside Director, the Outside Directors will fully vest in and have the right to exercise Options and/or SARs as to all of the Shares underlying such Award, including those Shares which would not otherwise be vested or exercisable, all restrictions on Restricted Stock and Restricted Stock Units will lapse, and, with respect to Awards with performance-based vesting, all performance goals or other vesting criteria will be deemed achieved at 100% of target levels and all other terms and conditions met, unless specifically provided otherwise under the applicable Award agreement or other written agreement between the Participant and us or any of its subsidiaries or parents.

All Awards under the Plan will be subject to recoupment under any clawback policy that we are required to adopt pursuant to the listing standards of any national securities exchange or association on which our securities are listed or as is otherwise required by the Dodd-Frank Wall Street Reform and Consumer Protection Act or other applicable laws. In addition, the Administrator may impose other clawback, recovery or recoupment provisions in an Award agreement as the Administrator determines necessary or appropriate.

If the Participant’s service to us or any of its affiliates as a service provider is terminated for any reason, then any Award which has not vested as of such time in accordance with its terms shall automatically be forfeited and cancelled and shall cease to vest, be exercisable or otherwise provide any benefit to Participant. This forfeiture provision may be amended in any Award agreement.

Members of the Board or the Administrator and any of our officers or employees or any of our affiliates to whom authority to act for the Board, the Administrator or we are delegated will be indemnified by us against all reasonable expenses, including attorneys’ fees, actually and necessarily incurred in connection with the defense of any action, suit or proceeding to which they or any of them may be a party by reason of any action taken or failure to act under or in connection with the Plan, and against all amounts paid by them in settlement thereof (provided such settlement is approved by independent legal counsel selected by us) or paid by them in satisfaction of a judgment in any such action, suit or proceeding, except in relation to matters as to which it shall be adjudged in such action, suit or proceeding that such person is liable for gross negligence, bad faith, intentional misconduct, dishonesty, willful default or fraud in duties.

The Plan is effective upon its adoption by the Board and will continue in effect for a term of 10 years from the date adopted by the Board, unless terminated as set forth in the Plan. The Administrator may at any time amend, alter, suspend or terminate the Plan. Except to the extent governed by applicable federal law, the validity, interpretation, construction and performance of the Plan and each Award agreement is governed by the laws of the state of Florida, without regard to its conflict of law rules.

Outstanding Equity Awards as of December 31, 2023

The following table shows the number of shares covered by unvested equity awards held by the Company’s named executive officers on December 31, 2023.

Name	Number of securities underlying unexercised options (#) exercisable	Number of securities underlying unexercised options (#) unexercisable	Equity incentive plan awards: number of securities underlying unexercised unearned options (#)	Option exercise price ($)	Option expiration date
Jason Matuszewski, CEO	450,000	1,800,000	1,800,000	$2.00	October 24, 2032
Andrew Van Vurst, COO	450,000	1,800,000	1,800,000	$2.00	October 24, 2032
Michael Fortunato, CFO	200,000	-	-	$1.07	August 16, 2031
	-	100,000	-	$2.99	January 3, 2033

Director Compensation

The following table presents the total compensation for each person who served as a non-employee director of the Company during the fiscal year ended December 31, 2023.

Name	Fees earned or paid in cash	Stock awards(1)(2)	Total
Brandon Poe	$20,000	$40,000	$60,000
Kenneth Warrington	$45,000	$-	$45,000
Thomas J. Dugan	$20,000	$40,000	$60,000
Patrick Daly	$30,000	$30,000	$60,000
(1)
The amounts in the “Stock Awards” column reflect the aggregate grant date fair value of awards computed in accordance with FASB ASC Topic 718. For additional information on the valuation assumptions regarding the fiscal 2023 grants, refer to our financial statements included elsewhere.
(2)
The following table sets forth the aggregate number of unvested shares outstanding at December 31, 2023 for each of our non-employee directors.

Name	Aggregate Number of Unvested Stock Awards Outstanding at December 31, 2023
Brandon Poe	11,707
Kenneth Warrington	–
Thomas J. Dugan	11,611
Patrick Daly	7,661

During 2023, we issued 20,070 shares of our common stock to Brandon Poe as compensation for his services as an independent director. During 2023, we paid $10,000 to Brandon Poe as compensation for his services as an independent director and $10,000 for his services as audit committee chair. During 2023, we issued 12,392 shares of our common stock and paid $20,000 in cash to Thomas J. Dugan as compensation for his services as an independent director. During 2023, we paid $45,000 to Ken Warrington as compensation for his services as an independent director. During 2023, we paid $30,000 to Patrick Daly as compensation for his services as an independent director.

Other than the foregoing, we did not pay any compensation or make any equity awards or non-equity awards to any of our directors during 2023. Directors may be reimbursed for travel and other expenses directly related to their activities as directors. Directors who serve as employees receive no additional compensation for their service as directors.

In September 2024, the Board approved a new director compensation program, which is comprised of the following types and levels of compensation.

Annual Equity Grant. Annually, with the first annual grant commencing on August 27, 2025, non-employee directors will receive an equity grant in the form of restricted stock units with a value equal to $130,000 at the date of issuance. Such award vests quarterly over the one-year period commencing on the grant date.

In addition, in September 2024, the Board approved a grant of restricted stock units to each non-employee current director with a value equal to $200,000 based on the closing price of the Company’s common stock on the OTC market, which shall vest quarterly over the course of three years following the grant date.

Retainer and Fees Paid in Cash. The annual retainer for non-employee directors is $50,000. Directors serving as members of a committee to the Board are entitled to additional annual retainers of $10,000. The chair of the Board, to the extent the chair is a non-employee director, is entitled to an additional retainer of $50,000, and the Chair of a committee of the Board is entitled to an additional retainer of $20,000. Non-employee directors are also reimbursed for incidental expenses associated with each Board or Committee meeting. Directors who are employees do not receive any additional compensation for their services as a director.

Agreements with Independent Directors

Independent Director Agreements

We expect to enter into Independent Director Agreements (each, a “Director Agreement”) with our remaining independent director, Kenneth Warrington, and any new independent directors, providing for certain matters related to each such person’s service as an independent director.

Pursuant to the Director Agreement, each independent director agrees to serve as an independent director and to devote as much time as is reasonably necessary to perform director’s duties as a director, including duties as a member of one or more committees of the Board, to which the director may hereafter be appointed. The director party to the Director Agreement agrees that he or she will not, without the prior notification to the Board, engage in any other business activity which could materially interfere with the performance of Director’s duties, services and responsibilities to us or which is in violation of the reasonable policies established from time to time by us, provided that the foregoing will not limit the applicable director’s activities on behalf of any current employer and its affiliates the Board of Directors of any entities on which applicable director currently sits. The Director Agreements provide that the Board may require the resignation of the director if it determines that the director’s other business activity materially interferes with the performance of the Director’s duties, services and responsibilities to us.

The Director Agreements provide that the applicable director confirms that they are an “independent director” with respect to us (as such term has been construed under the Nasdaq Stock Exchange), and the director will also provide certain customary representations and warranties as to such director’s “accredited investor” status with respect to the receipt of any securities of ours.

Each Director Agreement provides the compensation payable to the applicable director, which is expected to be as follows: approximately $10,000 to $45,000 retainer per year. In addition, we may grant to director certain shares, options or other equity awards, as may be determined by the Board or a committee thereof, and the Director Agreement also provides that we will reimburse the applicable director for all reasonable out-of-pocket expenses incurred by the director in attending any in-person meetings or incurred in good faith in connection with the performance of the director’s duties for us.

The term of the Director Agreements continue until the director resigns or is removed in accordance with our Amended and Restated Articles of Incorporation, or the death of the director.

In September 2024, we amended the Director Agreements to remove the compensation provisions based on adopting the new director compensation program.

Independent Director Agreement with Brandon Poe

On September 6, 2022, we entered into an Independent Director Agreement with Brandon Poe (the “Poe Agreement”) pursuant to which Mr. Poe agreed to serve as an Independent Director and to devote as much time as is reasonably necessary to perform his duties as a director, including duties as a member of one or more committees of the Board, to which he may be appointed. Pursuant to the Poe Agreement, Mr. Poe agreed that he will not, without the prior notification to the Board, engage in any other business activity which could materially interfere with the performance of his duties, services and responsibilities to us or which is in violation of the reasonable policies established from time to time by us, provided that the foregoing will not limit Mr. Poe’s activities on behalf of any current employer and the Board of Directors of any entities on which he currently sits. Pursuant to the Poe Agreement, the Board may require Mr. Poe’s resignation if it determines that his other business activity materially interferes with the performance of his duties, services and responsibilities to us.

The term of the Poe Agreement is from the date of execution until the earlier of such time as Mr. Poe resigns or is removed from his position or until his death. Pursuant to the Poe Agreement, we agreed to compensate Mr. Poe as follows: (i) $10,000 retainer annually in cash; (ii) $10,000 retainer in cash annually for each year that Mr. Poe serves as Chairman of the Audit Committee; (iii) $30,000 in shares of our common stock to be issued on the execution date of the Poe Agreement and on each annual anniversary, with the amount of shares to be determined by dividing $30,000 by the volume weighted average price (“VWAP”) of our common stock; and (iv) $10,000 in shares of common stock, with the amount of shares to be determined by dividing $30,000 by VWAP for each year that Mr. Poe serves as Chairman of the Audit Committee. The Poe Agreement also provides that we will reimburse Mr. Poe for all reasonable out-of-pocket expenses incurred by him during the term in attending any in-person meetings or incurred in good faith in connection with the performance of his duties for us.

Independent Director Agreement with Thomas J. Dugan

On December 8, 2023, we entered into an Independent Director Agreement with Thomas J. Dugan (the “Dugan Agreement”) pursuant to which Mr. Dugan agreed to serve as an Independent Director and to devote as much time as is reasonably necessary to perform his duties as a director, including duties as a member of one or more committees of the Board, to which he may be appointed. Pursuant to the Dugan Agreement, Mr. Dugan agreed to promptly notify us if he expects his other employment will in any way impact his independence.

The term of the Dugan Agreement is from the date of execution until the earlier of such time as Mr. Dugan resigns or is removed from his position or until his death. Pursuant to the Dugan Agreement, we agreed to compensate Mr. Dugan as follows: (i) $20,000 retainer annually in cash and (ii) $40,000 in shares of our common stock to be issued on the execution date of the Dugan Agreement and on each annual anniversary, with the amount of shares to be determined by dividing $40,000 by the VWAP of our common stock.

The Dugan Agreement also provides that we will reimburse Mr. Dugan for all reasonable out-of-pocket expenses incurred by him during the term in attending any in-person meetings or incurred in good faith in connection with the performance of his duties.

Independent Director Agreement with Patrick Daly

On December 16, 2023, we entered into an Independent Director Agreement with Patrick Daly (the “Daly Agreement”) pursuant to which Mr. Daly agreed to serve as an Independent Director and to devote as much time as is reasonably necessary to perform his duties as a director, including duties as a member of one or more committees of the Board, to which he may be appointed. Pursuant to the Daly Agreement, Mr. Daly agreed to promptly notify us if he expects this his other employment will in any way impact his independence. The term of the Daly Agreement is from the date of execution until the earlier of such time as Mr. Daly resigns or is removed from his position or until his death.

Pursuant to the Daly Agreement, we agreed to compensate Mr. Daly as follows: (i) $30,000 retainer annually in cash and (ii) $30,000 in shares of our common stock to be issued on the execution date of the Daly Agreement and on each annual anniversary, with the amount of shares to be determined by dividing $30,000 by the VWAP of our common stock. The Daly Agreement also provides that we will reimburse Mr. Daly for all reasonable out-of-pocket expenses incurred by him during the term in attending any in-person meetings or incurred in good faith in connection with the performance of his duties for us.

Compensation Committee Interlocks and Insider Participation

None of our executive officers serve on the board of directors or compensation committee of a company that has an executive officer that serves on our board of directors. No member of our board is an executive officer of a company in which one of our executive officers serves as a member of the board of directors or compensation committee of that company.

Item 7. Certain Relationships and Related Transactions, and Director Independence

Related Party Transactions

Under Item 404 of SEC Regulation S-K, a related person transaction is any actual or proposed transaction, arrangement or relationship or series of similar transactions, arrangements or relationships, including those involving indebtedness not in the ordinary course of business, to which we or our subsidiaries were or are a party, or in which we or our subsidiaries were or are a participant, in which the amount involved exceeded or exceeds the lesser of $120,000 or one percent of the average of our total assets at year-end for the last two completed fiscal years and in which any of our directors, nominees for director, executive officers, beneficial owners of more than 5% of any class of our voting securities (a “significant shareholder”), or any member of the immediate family of any of the foregoing persons, had or will have a direct or indirect material interest.

We recognize that transactions between us and any of our directors or executives or with a third party in which one of our officers, directors or significant shareholders has an interest can present potential or actual conflicts of interest and create the appearance that our decisions are based on considerations other than the best interests of us and our shareholders.

The Audit Committee of the Board of Directors is charged with responsibility for reviewing, approving and overseeing any transaction between us and any related person (as defined in Item 404 of Regulation S-K), including the propriety and ethical implications of any such transactions, as reported or disclosed to the Audit Committee by the independent auditors, employees, officers, members of the Board of Directors or otherwise, and to determine whether the terms of the transaction are not less favorable to us than could be obtained from an unaffiliated party.

Convertible Notes with Related Parties

From time to time, we engage in transactions with related parties. On February 5, 2018 and October 4, 2018, the Company issued two promissory notes aggregating $300,000, to a shareholder and father of Jason Matuszewski, the Company’s CEO, at an interest rate of 8 percent per annum and a maturity date of December 31, 2022. The notes were amended on March 25, 2022, to extend the due date of the notes to December 31, 2023, and to include a provision to convert into shares of the Company’s common stock all amounts due under the note at $0.70 per share. On November 1, 2023, the lender elected to convert the unpaid principal and accrued interest of $368,427 into 526,325 shares of the Company's common stock.

Securities Issued to Related Parties

On October 31, 2023, we entered into a Note Exchange Agreement with Victor Matuszewski and Karen Matuszewski, who are the parents of Jason Matuszewski, our Chief Executive Officer and Director, pursuant to which they agreed to exchange the aggregate principal and accrued interest in the aggregate amount of $368,427 owed under (i) a Promissory Note dated as of October 4, 2018 and (ii) a Promissory Note dated as of February 5, 2018, in each case as amended on March 25, 2022, for 526,325 shares of our common stock.

Board Committees and Director Independence

Our common stock currently trades on the Pink tier of the OTC Marketplace under the symbol “BSEM.” We have applied to list our common stock on Nasdaq under the symbol “BSEM”. We cannot guarantee that we will be successful in listing our Common Stock on Nasdaq. In order to list our Common Stock on Nasdaq, we are required to comply with the Nasdaq standards including those relating to corporate governance, requiring, among other things, that:

●	A majority of our Board of Directors to consist of “independent directors” as defined by the applicable rules and regulations of the Nasdaq Capital Market;

●

The compensation of our executive officers to be determined, or recommended to the Board of Directors for determination, by independent directors constituting a majority of the independent directors of the Board in a vote in which only independent directors participate or by a Compensation Committee comprised of at least two independent directors as well as composed entirely of independent directors;

●

That director nominees to be selected, or recommended to the Board of Directors for selection, by independent directors constituting a majority of the independent directors of the Board in a vote in which only independent directors participate or by a nomination committee comprised of at least two independent directors as well as composed entirely of independent directors; and

●

Establishment of an audit committee with at least three independent directors as well as composed entirely of independent directors, where at least one of the independent directors qualifies as an audit committee financial expert under SEC rules and as a financially sophisticated audit committee member under the Nasdaq Capital Market rules.

Under applicable rules of the Nasdaq Capital Market, a director will only qualify as an “independent director” if, in the opinion of the listed company’s board of directors, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In order to be considered independent for purposes of Rule 10A-3, a member of an audit committee of a listed company may not, other than in his or her capacity as a member of the audit committee, the board of directors, or any other board committee, accept, directly or indirectly, any consulting, advisory, or other compensatory fee from the listed company or any of its subsidiaries or otherwise be an affiliated person of the listed company or any of its subsidiaries. For purposes of the audit committee composition requirements, we must have at least one independent director on our audit committee at the time of listing on the Nasdaq Capital Market, at least two independent directors within 90 days of listing on the Nasdaq Capital Market and at least three independent directors within one year of listing on the Nasdaq Capital Market, where at least one of the independent directors qualifies as an audit committee financial expert under SEC rules and as a financially sophisticated audit committee member under the Nasdaq Capital Market rule.

Our Board of Directors has affirmatively determined that four of its six directors, Brandon Poe, Kenneth Warrington, Thomas J. Dugan and Patrick Daly are independent directors. Therefore, more than a majority of the members of the Board of Directors consist of independent directors.

Committees of the Board of Directors

Audit Committee

We have established an audit committee, which consists of three independent directors, including Brandon Poe, Thomas Dugan and Patrick Daly. Mr. Poe qualifies as an audit committee financial expert under SEC rules and as a financially sophisticated audit committee member under the Nasdaq Listing Rules. Mr. Poe is the chair of the audit committee. Our audit committee adopted a written charter, a copy of which will be posted on the Corporate Governance section of our website, at https://www.biostemtechnologies.com/.

Our audit committee is authorized to:

• approve and retain the independent auditors to conduct the annual audit of our financial statements;
• review the proposed scope and results of the audit;
• review and pre-approve audit and non-audit fees and services;
• review accounting and financial controls with the independent auditors and our financial and accounting staff;
• review and approve transactions between us and our directors, officers and affiliates;
• recognize and prevent prohibited non-audit services;
• establish procedures for complaints received by us regarding accounting matters; and
• oversee internal audit functions, if any.

Compensation Committee

We have established a compensation committee which consists of Patrick Daly, Kenneth Warrington and Brandon Poe, who are all independent directors. Patrick Daly serves as the chair of the compensation committee.

We have also adopted a compensation committee charter defining the committee’s primary duties in a manner consistent with the rules of the SEC and Nasdaq.

Nominating and Corporate Governance Committee

We have established a nominating and corporate governance committee which consists of Kenneth Warrington, Patrick Daly and Thomas Dugan, who are all independent directors. Kenneth Warrington serves as the chair of the nominating and corporate governance committee.

We have also adopted a nominating and corporate governance committee charter defining the committee’s primary duties in a manner consistent with the rules of the SEC and the Nasdaq.

Item 8. Legal Proceedings

From time to time, claims are made against the Company in the ordinary course of business, which could result in litigation. Claims and associated litigation are subject to inherent uncertainties and unfavorable outcomes could occur, such as monetary damages, fines, penalties, or injunctions prohibiting the Company from selling one or more products or engaging in other activities. The occurrence of an unfavorable outcome in any specific period could have a material adverse effect on the Company’s results of operations for that period or future periods.

On September 23, 2024, GMA submitted a Demand for Arbitration to the American Arbitration Association relating to the repayment of the Notes in the amount of $3,000,000 plus interest. For additional information, please refer to “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Liquidity and Capital Resources”.

Item 9. Market Price of and Dividends on the Registrant’s Common Equity and Related Shareholder Matters

Market Information

We have applied to list our common stock on Nasdaq under the symbol “BSEM”. We cannot guarantee that we will be successful in listing our common stock on Nasdaq, and our common stock may continue to trade only on the Pink tier of the OTC Marketplace under the symbol “BSEM.”

Our stock has been traded on the OTC and there can be no assurance that a liquid market for our common stock will ever develop. The tables below reflect inter-dealer prices, without retail mark-up, markdown or commission, and may not necessarily represent actual transactions.

As of September 24, 2024, the last reported sales price reported on the OTC Markets, Inc. for our common stock was $10.16 per share and we had 316 holders of record of our common stock. Over-the-counter market quotations reflect inter-dealer prices, without retail mark-up, markdown or commission, and may not necessarily represent actual transactions. As of August 30, 2024 there were 300 Series A-1 Convertible Preferred Shares issued and outstanding held by 3 holders and 5 Series B-1 Convertible Preferred Shares issued and outstanding held by 1 holder. The number of record holders was determined from the records of our transfer agent and does not include beneficial owners of common stock whose shares are held in the names of various security brokers, dealers or registered clearing agencies.

Holders

As of September 24, 2024, we had 16,338,436 shares of our common stock outstanding, and there were approximately 316 shareholders of record of our common stock. As of September 24, 2024, we had 300 Series A-1 Convertible Preferred Shares held by 3 holders and 5 Series B-1 Convertible Preferred Shares, held by one holder issued and outstanding.

Common and Preferred Stock

Our authorized capital stock consists of 975,000,000 shares of common stock and 25,000,000 shares of preferred stock, par value $0.001 per share. We have designated 300 shares of Series A-1 Convertible Preferred Shares and 500,000 shares of Series B-1 Convertible Preferred Shares.

Equity Compensation Plan Information

The table below sets forth information as of June 30, 2024:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)		(b)	(c)
Equity compensation plans approved by security holders
Stock Options	1,612,462	(1)	$3.61	1,490,231
Equity compensation plans not approved by security holders

Unvested Restricted Stock Units	64,481	(2)	$12.32	-
Stock Option Grants	380,000	(3)	$1.52	-
Market-Based Option Grants	4,500,000	(4)	$2.00	-
Total	6,556,943		$2.47	1,490,231
(1)
Represents shares issuable under upon the exercise of common stock options to purchase 1,612,462 shares of common stock issued under or 2022 and 2021 Equity Incentive Plans.
(2)
Represents shares issuable upon the settlement of the outstanding unvested Restricted Stock Units ("RSUs") with respect to 64,481 common stock shares. The fair value of the RSUs is based on the closing price of our common stock on the OTC market on the date of grant.

(3)
Represents shares issuable upon the exercise of 380,000 common stock options at a weighted average exercise price of $1.52 issued to a service provider and our Chief Financial Officer. These common stock options were not issued under our 2022 or 2021 Equity Incentive Plans.
(4)
Represents shares issuable upon the exercise of 4,500,000 common stock options at an exercise price of $2.00 issued in October 2022 by the Board to our Chief Executive Officer and Chief Operating Officer, with vesting of options based on sustained market capitalization targets. These common stock options were not issued under our 2022 or 2021 Equity Incentive Plans.

Dividends

We have not declared any cash dividends since inception and do not anticipate paying any cash dividends in the foreseeable future. The payment of cash dividends is within the discretion of the Board of Directors and will depend on our earnings, capital requirements, financial condition, and other relevant factors. There are no restrictions that currently limit our ability to pay cash, or other, dividends on our common stock other than those generally imposed by applicable state law.

Item 10. Recent Sales of Unregistered Securities

The following information represents securities we sold since August 31, 2021, which were not registered under the Securities Act. Included are sales of reacquired securities, as well as new issues, securities issued in exchange for property, services, or other securities, and new securities resulting from the modification of outstanding securities.

Issuances Exempt Under Rule 701

The sales and issuances of the securities described below were made pursuant to exemptions from the registration requirement of the Securities Act pursuant to Rule 701 thereunder. We requested our stock transfer agent to affix appropriate legends to the stock certificate issued to each recipient and the transfer agent affixed the appropriate legends. Each of the recipients of securities in any of the transactions described below either received or had adequate access, through their relationship with us and through our public filings, to information about us.

During the Year Ended December 31, 2021

Employees. From August 31, 2021 until December 31, 2021, we issued an aggregate of 266,824 shares of our common stock to a total of 18 employees as compensation for services provided.

Scientific Advisory Board. From August 31, 2021 until December 31, 2021, we issued an aggregate of 30,473 shares of our common stock to three members of our Scientific Advisory Board for scientific advisory board services.

Other Consultants. From August 31, 2021 until December 31, 2021, we issued an aggregate of 33,332 shares of our common to a service provider

During the Year Ended December 31, 2022

Employees. During the year ended December 31, 2022, we issued an aggregate of 66,668 shares of our common stock to an employee as compensation for services provided and 25,000 shares of our common stock to Michael Fortunato, our Chief Financial Officer, as compensation for services provided. In addition, we issued: (i) 298,621 shares of our common stock to Henry Van Vurst, a shareholder and father of our COO, upon a conversion of $209,035 of unpaid salary; (ii) 339,286 shares of our common stock to John Radtke, our former head of sales, upon a conversion of unpaid salary; (iii) 550,631 shares of our common stock to Andrew Van Vurst, our COO and Director, upon a conversion of $385,442 of unpaid salary; and (iv) 550,631 shares of our common stock to Jason Matuszewski, our CEO and Director, upon a conversion of $385,442 of unpaid salary.

Directors. During the year ended December 31, 2022, we issued an aggregate of 13,808 shares of our common stock to Brandon Poe as compensation for his services as a non-employee director.

Scientific Advisory Board. During the year ended December 31, 2022, we issued an aggregate of 23,924 shares of our common stock to three members of our Scientific Advisory Board for scientific advisory board services.

Other Consultants. During the year ended December 31, 2022, we issued an aggregate of 13,331 shares of our common stock to a law firm as compensation for legal services.

During the Year Ended December 31, 2023

Directors. During the year ended December 31, 2023, we issued an aggregate of 40,451 shares of our common stock to three of our non-employee directors as compensation for their services as non-employee directors.

Scientific Advisory Board. During the year ended December 31, 2023, we issued an aggregate of 16,614 shares of our common stock to members of our Scientific Advisory Board for scientific advisory board services.

Other Consultants. During the year ended December 31, 2023, we issued an aggregate of 255,047 shares of our common stock to legal, marketing and other service providers as compensation for their services.

2024 Year to Date

Employees. Since January 1, 2024, we issued an aggregate of 615,000 options to purchase shares of our common stock to 24 employees. The total grant date fair value of the options was $4,365,700 and the options vest over four years. In addition, the second and third Sustained Market Capitalization targets were met for the CEO and COO market-based stock option award resulting in the vesting of a total of 1,800,000 options for the six months ended June 30, 2024.

Scientific Advisory Board. Since January 1, 2024, we issued an aggregate of 2,166 shares of our common stock to three members of our Scientific Advisory Board for scientific advisory board services.

Other Consultants. Since January 1, 2024, we issued 60,000 shares of our common stock to our investor relations firm as compensation for their services. In conjunction with this issuance, we also issued to the investor relations firm fully vested warrants to purchase 50,000 shares, 50,000 shares and 100,000 shares of common stock with exercise prices of $4.00, $5.00 and $6.00, respectively, and exercise period of five years.

Issuances Related to Capital Raising Activities

The sales and issuances of the securities described below were made pursuant to the exemptions from registration contained in Section 4(a)(2) of the Securities Act and Regulation D under the Securities Act. Each purchaser represented that such purchaser’s intention to acquire the shares for investment only and not with a view toward distribution. We requested our stock transfer agent to affix appropriate legends to the stock certificate issued to each purchaser and the transfer agent affixed the appropriate legends. Each purchaser was given adequate access to sufficient information about us to make an informed investment decision.

On May 25, 2021, we issued 50,000 shares of our common stock to one investor at a price of $1.00 per share. We used the proceeds for working capital and to fund general operations.

On June 1, 2021, we issued 50,000 shares of our common stock to one investor at a price of $2.00 per share. We used the proceeds for working capital and to fund the general operations.

On September 15, 2021, we issued 25,000 shares of our common stock to one investor at a price of $1.00 per share. We used the proceeds for working capital and to fund general operations.

On December 23, 2021, we issued 130,440 shares of our common stock pursuant to a conversion of a promissory note.

From May 25, 2021 to September 21, 2021, we completed private sales of 125,000 common stock units at $1.00 per unit for gross proceeds of $125,000. Each unit consisted of one share of common stock and one common stock purchase warrant at an exercise price of $2.00. The warrants have a five-year term. We used the proceeds for working capital and to fund general operations.

On March 29, 2022, we issued 141,090 shares of our common stock pursuant to a conversion of a promissory note.

On July 29, 2022, we issued 343,877 shares of our common stock pursuant to a conversion of a promissory note.

On August 10, 2022, we issued 50,000 shares of our common stock to one investor at a price of $2.80 per share. We used the proceeds for working capital and to fund general operations.

On February 8, 2023, we issued 500,000 shares of our common stock to repurchase a non-controlling 10% interest in our wholly owned operating subsidiary, Blue Tech Industries, Inc.

On February 28, 2023, we issued 252,357 shares of our common stock pursuant to a conversion of a promissory note.

On September 13, 2023, we issued 60,000 shares of our common stock at a price of $2.15 per share to one investor. We used the proceeds for working capital and to fund general operations.

From March 13, 2023, to October 30, 2023, we completed private sales of 249,333 shares of our common stock at a price of $1.50 per share to 18 investors. We used the proceeds for working capital and to fund general operations.

On October 31, 2023, we entered into a Note Exchange Agreement with Victor Matuszewski and Karen Matuszewski, pursuant to which the Matuszewskis agreed to exchange the aggregate principal and accrued interest in the aggregate amount of $368,427 owed under (i) a Promissory Note dated as of October 4, 2018 and (ii) a Promissory Note dated as of February 5, 2018, in each case as amended on March 25, 2022 for 526,325 shares of our common stock.

On November 1, 2023, we issued 200,000 shares of our common stock pursuant to the exercise of a common stock purchase warrant with an exercise price of $1.50 per share.

On November 3, 2023, we closed a private placement of our common stock to accredited investors for an aggregate of 1,337,000 units at a price of $1.50 per unit for gross proceeds of $2 million. Each unit consists of one common stock share and one common share purchase warrant at $1.50 per share and $2.00 per warrant. We intend to use the net proceeds from this private placement to complete clinical trials to support product performance, expand brand awareness and product distribution, and execute product pipeline plans.

On November 9, 2023, we entered into a Note Exchange Agreement with Jeffrey Meilander, pursuant to which Mr. Meilander agreed to exchange a Convertible Promissory Note dated as of August 16, 2016 as amended on December 27, 2018, March 17, 2019, May 17, 2019 and March 31, 2023 with $473,350.34, being all of the principal amount and accrued interest owed to Meilander pursuant to the note for 676,215 shares of our common stock.

On December 23, 2023, we issued 37,500 shares of common stock pursuant to the exercise of a common stock purchase warrant with an exercise price of $2.00 per share.

From May 1, 2023, to October 21, 2023, 373,135 warrants were issued with a note payable, 150,000 warrants were issued in connection with a legal settlement, and 1,337,000 warrants were issued in connection with a private placement of common stock and common stock warrant units for cash. As of December 31, 2023, warrants outstanding consist primarily of warrants to service providers, warrants issued with debt, warrants issued in a legal settlement and warrants issued with the sale of units in a private placement. During the year ended December 31, 2022, 50,000 warrants were issued in connection with the sale of common stock.

On January 4, 2024, we issued 2,942 shares of our common stock pursuant to the conversion of a promissory note.

On January 8, 2024, we issued 12,500 shares of our common stock pursuant to the exercise of a common stock purchase warrant with an exercise price of $2.00 per share.

On January 30, 2024, we issued 50,000 shares of our common stock pursuant to the exercise of a common stock purchase warrant with an exercise price of $2.00 per share.

On February 6, 2024, we issued 25,000 shares of our common stock pursuant to the exercise of a common stock purchase warrant with an exercise price of $2.00 per share.

On April 5, 2024, we agreed to repurchase 117,359 shares of common stock for $1.00 that had been previously issued to a service provider. As of the repurchase date, we and the service provider agreed to release all claims with no restrictions.

In July and August 2024, the Company issued 50,000 shares of its common stock to three holders of common stock purchase warrants in exchange for a total of approximately $100,000 in cash.

Item 11. Description of Registrant’s Securities to be Registered

General

Our authorized capital stock consists of 975,000,000 shares of common stock and 25,000,000 shares of preferred stock, par value $0.001 per share. We have designated 300 shares of Series A-1 Convertible Preferred Shares and 500,000 shares of Series B-1 Convertible Preferred Shares. As of June 30, 2024, there were 16,287,139 shares of our common stock issued and outstanding and 300 Series A-1 Convertible Preferred Shares and 5 Series B-1 Convertible Preferred Shares issued and outstanding.

Prior to listing on Nasdaq, we expect to adopt further amended and restated articles of incorporation and bylaws to reflect our status as a Nasdaq-listed company registered with the SEC.

Common Stock

Our common stock is entitled to one vote per share on all matters submitted to a vote of the shareholders, including the election of directors. Except as otherwise required by law or provided in any resolution adopted by the Board of Directors with respect to any series of preferred stock, the holders of our common stock will possess all voting power. Generally, all matters to be voted on by shareholders must be approved by a majority (or, in the case of contested election of directors, by a plurality) of the votes entitled to be cast by all shares of our common stock that are present in person or represented by proxy, subject to any voting rights granted to holders of any preferred stock. Holders of our common stock representing 33.33% of the voting power of our capital stock issued, outstanding and entitled to vote, represented in person or by proxy, are necessary to constitute a quorum at any meeting of our shareholders. A vote by the holders of a majority of our outstanding shares is required to effectuate certain fundamental corporate changes such as liquidation, merger or an amendment to our Amended and Restated Articles of Incorporation. Our Amended and Restated Articles of Incorporation do not provide for cumulative voting in the election of directors.

Subject to any preferential rights of any outstanding series of preferred stock created by the Board of Directors from time to time, the holders of shares of our common stock will be entitled to such cash dividends as may be declared from time to time by the Board of Directors from funds available therefore.

Subject to any preferential rights of any outstanding series of preferred stock created from time to time by the Board of Directors, upon liquidation, dissolution or winding up, the holders of shares of our common stock, according to their interests, will be entitled to receive all assets available for distribution to such holders.

In the event of any merger or consolidation with or into another company in connection with which shares of our common stock are converted into or exchangeable for shares of stock, other securities or property (including cash), all holders of our common stock will be entitled to receive the same kind and amount of shares of stock and other securities and property (including cash). Holders of our common stock have no pre-emptive rights, no conversion rights and there are no redemption provisions applicable to our common stock.

Preferred Stock

The Board of Directors may become authorized to authorize preferred shares of stock and to divide the authorized shares of our preferred stock into one or more series, each of which must be so designated as to distinguish the shares of each series of preferred stock from the shares of all other series and classes. The Board of Directors is authorized, within any limitations prescribed by law and our Amended and Restated Articles of Incorporation, to fix and determine the designations, rights, qualifications, preferences, limitations and terms of the shares of any series of preferred stock including, but not limited to, the following:

(1)	The number of shares constituting that series and the distinctive designation of that series, which may be by distinguishing number, letter or title;

(2)

The dividend rate on the shares of that series, whether dividends will be cumulative, and if so, from which date(s), and the relative rights of priority, if any, of payment of dividends on shares of that series;

(3)	Whether that series will have voting rights, in addition to the voting rights provided by law, and, if so, the terms of such voting rights;

(4)

Whether that series will have conversion privileges, and, if so, the terms and conditions of such conversion, including provision for adjustment of the conversion rate in such events as the Board of Directors determines;

(5)

Whether or not the shares of that series will be redeemable, and, if so, the terms and conditions of such redemption, including the date or date upon or after which they are redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;

(6)	Whether that series will have a sinking fund for the redemption or purchase of shares of that series, and, if so, the terms and amount of such sinking fund;

(7)

The rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution or winding up of the corporation, and the relative rights of priority, if any, of payment of shares of that series; and

(8)	Whether that series will have the right to subscribe for or to purchase any of our securities or any securities of any other corporation or entity; and

(9)	Any other relative rights, preferences and limitations of that series.

Series A-1 Convertible Preferred Shares

We have designated 300 shares of preferred stock with a par value of $0.001 as “Series A-1 Convertible Preferred Shares”. The Series A-1 Convertible Preferred Shares entitle their holders to a number of votes equal to the number of shares issuable upon conversion times 2,000,000 granting the holders of Series A-1 Convertible Preferred Shares, as a group, effective control of us. There are no voting, shareholder, or other agreements between the holders of the Series A-1 Convertible Preferred Shares to vote together as a group.

Each Series A-1 Convertible Preferred Shares are convertible, at the option of the holders, or automatically upon a Qualified Public Offering resulting in gross proceeds to us of not less than $30 million, in whole but not in part, into shares of common stock.

Holders of Series A-1 Convertible Preferred Shares are not entitled to receive dividends, out of assets legally available thereof, prior and in preference to any declaration or payment of any dividend on the common stock or any other capital stock of the Corporation.

Series B-1 Convertible Preferred Shares

We have designated 500,000 shares of preferred stock with a par value of $0.001 as “Series B-1 Convertible Preferred Shares”. The Series B-1 Convertible Preferred Shares entitle their holders to votes equal to the number of shares issuable upon conversion.

Each Series B-1 Convertible Preferred Share is convertible, at the option of the holders, or automatically upon a qualified public offering resulting in gross proceeds to us of not less than $30 million, in whole but not in part, into six shares of common stock.

The Series B-1 Convertible Preferred Shares shall be entitled to receive an annual dividend, payable in newly issued common stock, in an amount equal to ten percent of the number of then existing Series B-1 Convertible Preferred Shares issued and outstanding prior and in preference to any declaration or payment of any dividend on the common stock or any other capital stock of the Corporation. This dividend shall be cumulative.

Anti-Takeover Effects of Certain Provisions of Our Amended and Restated Articles of Incorporation and Amended and Restated Bylaws

Provisions of our Amended and Restated Articles of Incorporation and our Amended and Restated Bylaws could make it more difficult to acquire us by means of a merger, tender offer, proxy contest, open market purchases, removal of incumbent directors and otherwise. These provisions, which are summarized below, are expected to discourage types of coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of us to first negotiate with us. We believe that the benefits of increased protection of our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us outweigh the disadvantages of discouraging takeover or acquisition proposals because negotiation of these proposals could result in an improvement of their terms.

Vacancies. Newly created directorships resulting from any increase in the number of directors and any vacancies on the Board of Directors resulting from death, resignation, disqualification, removal or other cause may be filled by a majority of the remaining directors on the Board.

Bylaws. Our Amended and Restated Articles of Incorporation and Amended and Restated Bylaws authorizes the Board of Directors to adopt, repeal, rescind, alter or amend our bylaws without shareholder approval.

Removal. Except as otherwise provided, a director may be removed from office only by the affirmative vote of the holders of not less two thirds of the voting power of the issued and outstanding stock entitled to vote.

Calling of Special Meetings of Shareholders. Our Amended and Restated Bylaws provide that special meetings of shareholders for any purpose or purposes may be called at any time only by the Board.

Effects of authorized but unissued common stock and blank check preferred stock. One of the effects of the existence of authorized but unissued common stock and undesignated preferred stock may be to enable the Board of Directors to make more difficult or to discourage an attempt to obtain control of us by means of a merger, tender offer, proxy contest or otherwise, and thereby to protect the continuity of management. If, in the due exercise of its fiduciary obligations, the Board of Directors were to determine that a takeover proposal was not in our best interest, such shares could be issued by the Board of Directors without shareholder approval in one or more transactions that might prevent or render more difficult or costly the completion of the takeover transaction by diluting the voting or other rights of the proposed acquirer or insurgent shareholder group, by putting a substantial voting block in institutional or other hands that might undertake to support the position of the incumbent board of directors, by effecting an acquisition that might complicate or preclude the takeover, or otherwise.

In addition, our Amended and Restated Articles of Incorporation grant the Board of Directors broad power to establish the rights and preferences of authorized and unissued shares of preferred stock. The issuance of shares of preferred stock could decrease the amount of earnings and assets available for distribution to holders of shares of common stock. The issuance also may adversely affect the rights and powers, including voting rights, of those holders and may have the effect of delaying, deterring or preventing a change in control of us.

Cumulative Voting. Our Amended and Restated Articles of Incorporation, do not provide for cumulative voting in the election of directors, which would allow holders of less than a majority of the stock to elect some directors.

Choice of Forum. Article XIX our Amended and Restated Articles of Incorporation, and Section 7.4 of our Amended and Restated Bylaws, provide that, unless we consent in writing to the selection of an alternative forum, the state and federal courts of the State of Florida will be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of us, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee to us or our shareholders, (iii) an action asserting a claim arising pursuant to any provision of the Florida Business Corporation Act, or (iv) any action asserting a claim governed by the internal affairs doctrine. Additionally, pursuant to Article XIX our Amended and Restated Articles of Incorporation and Section 7.4 of our Amended and Restated Bylaws, the prevailing parties of any such actions will be entitled to recover from the other party reasonable attorneys’ fees, costs and expenses incurred in connection with the prosecution or defense of such action. However, these forum clauses will not apply to claims which are vested in the exclusive jurisdiction of a court or forum other than state and federal courts in the State of Florida. For instance, these exclusive forum provisions will not apply to actions arising under federal securities laws, including suits brought to enforce any liability or duty created by the Securities Act, the Exchange Act, or the rules and regulations thereunder. These provisions will not apply to suits brought to enforce a duty or liability created by the Exchange Act. It is possible that a court of law could rule that choice of forum provision is inapplicable or unenforceable if challenged in a proceeding or otherwise. Therefore, these exclusive forum provisions will not relieve us of our duty to comply with the federal securities laws and the rules and regulations thereunder, and shareholders will not be deemed to have waived our compliance with these laws, rules and regulations. These exclusive forum provisions may limit a shareholder’s ability to bring a claim in a judicial forum of its choosing for disputes with us or our directors, officers or other employees, which may discourage lawsuits against us or our directors, officers or other employees. In addition, shareholders who do bring a claim in the state or federal court in the State of Florida could face additional litigation costs in pursuing any such claim, particularly if they do not reside in or near Florida. The state or federal court of the State of Florida may also reach different judgments or results than would other courts, including courts where a shareholder would otherwise choose to bring the action, and such judgments or results may be more favorable to us than to our shareholders. However, the enforceability of similar exclusive forum provisions in other companies’ articles of incorporation and bylaws have been challenged in legal proceedings, and it is possible that a court could find these types of provisions to be inapplicable to, or unenforceable in respect of, one or more of the specified types of actions or proceedings. If a court were to find the exclusive forum provision to be inapplicable or unenforceable in an action, we might incur additional costs associated with resolving such action in other jurisdictions.

Other Securities to be Registered

None.

Transfer Agent

The transfer agent and registrar, for our common stock is VStock Transfer, LLC.

The transfer agent and registrar’s address is at 18 Lafayette Place, Woodmere, New York 11598. The transfer agent’s telephone is (212) 828-8436.

Item 12. Indemnification of Directors and Officers

We were organized under the laws of the State of Florida and are subject to the Florida Business Corporation Act, or the FBCA. Subject to the procedures and limitations stated therein Section 607.0831 of the FBCA provides that a director is not personally liable for monetary damages to the corporation or any person for any statement, vote, decision or failure to act, regarding corporate management or policy, by a director unless (a) the director breached or failed to perform his duties as a director and (b) the director’s breach of, or failure to perform, those duties constitutes: (i) a violation of criminal law, unless the director had reasonable cause to believe his conduct was lawful or had no reasonable cause to believe his conduct was unlawful; (ii) a transaction from which the director derived an improper personal benefit, either directly or indirectly; (iii) a circumstance under which the liability provisions of Section 607.0834 of the FBCA, relating to a director’s liability for voting in favor of or assenting to an unlawful distribution, are applicable; (iv) in a proceeding by, or in the right of the corporation to procure a judgment in its favor or by or in the right of a shareholder, conscious disregard for the best interest of the corporation, or willful misconduct; or (v) in a proceeding by or in the right of someone other than the corporation or a shareholder, recklessness or an act or omission which was committed in bad faith or with malicious purpose or in a manner exhibiting wanton or willful disregard of human rights, safety or property.

Subject to the procedures and limitations stated therein, Section 607.0850(1) of the FBCA empowers a Florida corporation, such as us, to indemnify any person who was or is a party to any proceeding (other than any action by, or in the right of, the corporation), by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against liability incurred in connection with such proceeding, including any appeal thereof, if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

Section 607.0850(2) of the FBCA also empowers a Florida corporation, such as us, to indemnify any person who was or is a party to any proceeding by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, or other enterprise, against expenses and amounts paid in settlement not exceeding, in the judgment of the Board of Directors, the estimated expense of litigating the proceeding to conclusion, actually and reasonably incurred in connection with the defense or settlement of such proceeding, including any appeal thereof, if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable unless, and only to the extent that, the court in which such proceeding was brought, or any other court of competent jurisdiction, shall determine upon application that, despite the adjudication of liability but in view of all circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.

To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any proceeding referred to in Sections 607.0850(1) or 607.0850(2) of the FBCA, or in defense of any claim, issue or matter therein, he or she shall be indemnified against expenses actually and reasonably incurred by him or her in connection therewith.

The indemnification and advancement of expenses provided pursuant to Section 607.0850 of the FBCA, our Amended and Restated Articles of Incorporation and our Amended and Restated Bylaws provide that are not exclusive, and a corporation may make any other or further indemnification of or advancement of expenses to any of its directors, officers, employees or agents under any bylaw, agreement, vote of shareholders or disinterested directors, or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding such office. However, a director, officer, employee or agent is not entitled to indemnification or advancement of expenses if a judgment or other final adjudication establish that his or her actions, or omissions to act, were material to the cause of action so adjudicated and constitute: (i) a violation of the criminal law, unless the director, officer, employee or agent had reasonable cause to believe his conduct was lawful or had no reasonable cause to believe his conduct was unlawful; (ii) a transaction from which the director, officer, employee or agent derived an improper personal benefit; (iii) in the case of a director, a circumstance under which the liability provisions of Section 607.0834 of the FBCA, relating to a director’s liability for voting in favor of or assenting to an unlawful distribution, are applicable; or (iv) willful misconduct or a conscious disregard for the best interests of the corporation in a proceeding by or in the right of the corporation to procure a judgment in its favor or in a proceeding by or in the right of a shareholder.

Our Amended and Restated Articles of Incorporation and our Amended and Restated Bylaws provide that we shall, to the fullest extent permitted by Section 607.0850 of the FBCA, as the same may be amended and supplemented, indemnify any and all persons whom it shall have power to indemnify under Section 607.0850 of the FBCA from and against any and all of the expenses, liabilities or other matters referred to in or covered by Section 607.0850 of the FBCA. Further, the indemnification provided for in our Amended and Restated Articles of Incorporation and Amended and Restated Bylaws is not exclusive of any other rights to which those indemnified may be entitled under any by-law, agreement, vote of shareholders or disinterested directors or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding such office and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such person.

Pursuant to our Amended and Restated Articles of Incorporation and our Amended and Restated Bylaws, we plan to maintain an insurance policy covering directors and officers under which the insurer agrees to pay, subject to certain exclusions, for any claim made against our directors and officers for a wrongful act for which they may become legally obligated to pay or for which we are required to indemnify our directors and officers.

We also have director’s and officer’s insurance which protects each of our directors and officers from liability for actions taken in their capacity as directors or officers. This insurance may provide broader coverage for such individuals than may be required by the provisions of the Amended and Restated Articles of Incorporation.

Insofar as the limitation of, or indemnification for, liabilities arising under the Securities Act may be permitted to directors, officers, or persons controlling us pursuant to the foregoing, or otherwise, we have been advised that, in the opinion of the SEC, such limitation or indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Item 13. Financial Statements and Supplementary Data

Our audited financial statements for the fiscal years ended December 31, 2023 and 2022 are included here on pages F-15 through F-39 and were audited by Marcum LLP. Our unaudited financial statements for the three and six months ended June 30, 2024 and 2023 are included hereto as F-2 through F-13.

Item 14. Changes in and Disagreements with Accountants on Accounting and Financial Disclosure

None.

Item 15. Financial Statements and Exhibits

(a) Financial Statements.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Unaudited Interim Financial Statements as of and for the three and six months ended June 30, 2024:
F-2	Consolidated Balance Sheets
F-3	Consolidated Statements of Operations
F-4	Consolidated Statement of Stockholders’ Equity (Deficit)
F-6	Consolidated Statements of Cash Flows
F-7	Notes to Unaudited Consolidated Financial Statements

Audited Financial Statements as of and for the years ended December 31, 2023 and 2022:
F-19	Report of Independent Registered Public Accounting Firm (PCAOB ID No. 688)
F-20	Consolidated Balance Sheets
F-21	Consolidated Statements of Operations
F-22	Consolidated Statement of Stockholders’ Equity (Deficit)
F-23	Consolidated Statements of Cash Flows
F-24	Notes to Consolidated Financial Statements

BioStem Technologies, Inc. and Subsidiaries

Consolidated Balance Sheets

	June 30, 2024	December 31, 2023
	(unaudited)
Current Assets
Cash	$6,572,126	$239,406
Accounts receivable, net	78,190,570	11,371,730
Inventory, net	1,370,749	658,678
Prepaid expenses and other assets	1,849,542	329,239
Total current assets	87,982,987	12,599,053
Long-Term Assets
Property and equipment, net	1,443,677	1,154,856
Construction-in-process	43,423	202,700
Right-of-use asset, net	318,334	11,443
Intangible assets, net	285,870	347,604
Goodwill	244,635	244,635
Other assets	867,069	-
Total assets	$91,185,995	$14,560,291

Current Liabilities
Accounts payable and accrued expenses	$8,077,526	$1,391,711
Bona fide services fee payable (Note 4)	60,792,973	7,787,211
Accrued interest	1,829,534	1,697,787
Short-term finance lease	-	8,988
Operating lease liabilities	99,567	-
Notes payable, net of discount	4,083,660	4,445,782
Other current liabilities	587,054	289,409
Total current liabilities	75,470,314	15,620,888
Long-Term Liabilities
Operating lease liabilities, less current portion	235,598	-
Finance lease liabilities, less current portion	-	3,294
Notes payable, less current portion	142,437	265,635
Other long-term liabilities, less current portion	-	14,850
Total long-term liabilities	378,035	283,779
Total liabilities	75,848,349	15,904,667

Commitments and contingencies (Note 10)

Stockholders' Equity (Deficit)
Series A-1 convertible preferred stock, $0.001 par value authorized, 300 shares; issued and outstanding, 300 shares as of June 30, 2024 and December 31, 2023.	-	-
Series B-1 convertible preferred stock, $0.001 par value authorized, 500,000 shares; issued and outstanding 5 shares as of June 30, 2024 and December 31, 2023.	-	-
Common stock, $0.001 par value authorized, 975,000,000 shares issued and outstanding 16,287,139 and 16,214,390 shares as of June 30, 2024 and December 31, 2023.	16,288	16,215
Additional paid-in capital	51,445,401	44,306,872
Treasury stock, 18,000 shares at cost	(43,346)	(43,346)
Accumulated deficit	(36,080,697)	(45,624,117)
Total stockholders' equity (deficit)	15,337,646	(1,344,376)
Total liabilities and stockholders' equity (deficit)	$91,185,995	$14,560,291

See the Condensed Notes to the Unaudited Consolidated Financial Statements

BioStem Technologies, Inc. and Subsidiaries

Consolidated Statements of Operations

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
Revenue, net	$74,491,996	$1,068,400	$116,396,209	$1,644,503
Cost of goods sold	3,747,896	206,104	5,972,600	307,253
Gross profit	70,744,100	862,296	110,423,609	1,337,250
Operating expenses:
Sales and marketing expenses	58,997,880	590,975	89,549,433	1,095,373
General and administrative expenses	2,787,822	2,863,787	7,183,774	6,169,423
Research and development expenses	85,154	60,904	155,901	130,632
Depreciation and amortization expense	54,113	60,018	107,778	118,363
Total operating expenses	61,924,969	3,575,684	96,996,886	7,513,791
Income (loss) from operations	8,819,131	(2,713,388)	13,426,723	(6,176,541)
Other income (expense):
Interest expense	(219,051)	(143,040)	(382,993)	(263,466)
Other income (expense)	(115)	1,402	(1,686)	4,893
Other expense, net	(219,166)	(141,638)	(384,679)	(258,573)
Income (loss) from operations before income taxes	8,599,965	(2,855,026)	13,042,044	(6,435,114)
Income tax expense	(2,313,937)	-	(3,498,624)	-
Net income (loss)	$6,286,028	$(2,855,026)	$9,543,420	$(6,435,114)

Basic net income (loss) per share attributable to common stockholders	$0.39	$(0.22)	$0.59	$(0.50)

Diluted net income (loss) per share attributable to common stockholders	$0.30	$(0.22)	$0.46	$(0.50)

Basic weighted average common shares outstanding	16,296,689	13,259,109	16,306,640	12,917,247

Diluted weighted average common shares outstanding	20,919,096	13,259,109	20,657,707	12,917,247

See the Condensed Notes to the Unaudited Consolidated Financial Statements

BioStem Technologies, Inc. and Subsidiaries

Consolidated Statements of Stockholders' Equity (Deficit)

(Unaudited)

	Series A-1		Series B-1		Common Stock
Three Months Ended June 30, 2024	Shares	Amount	Shares	Amount	Shares	Amount	Additional Paid-In Capital	Treasury Stock	Accumulated Deficit	Total Stockholders' Equity (Deficit)
Balance as of March 31, 2024	300	$-	5	$-	16,343,496	$16,344	$47,850,007	$(43,346)	$(42,366,725)	$5,456,280

Stock based compensation-stock options	-	-	-	-	-	-	746,817	-	-	746,817

Issuance of common stock for services	-	-	-	-	1,002	1	44,621	-	-	44,622

Issuance of common stock and warrants for prepaid services	-	-	-	-	60,000	60	2,803,840	-	-	2,803,900

Common stock repurchased and retired	-	-	-	-	(117,359)	(117)	116	-	-	(1)

Net income	-	-	-	-	-	-	-	-	6,286,028	6,286,028

Balance as of June 30, 2024	300	$-	5	$-	16,287,139	$16,288	$51,445,401	$(43,346)	$(36,080,697)	$15,337,646

	Series A-1		Series B-1		Common Stock
Three Months Ended June 30, 2023	Shares	Amount	Shares	Amount	Shares	Amount	Additional Paid-In Capital	Treasury Stock	Accumulated Deficit	Total Stockholders' Equity (Deficit)
Balance as of March 31, 2023	300	$-	5	$-	13,105,186	$13,106	$36,191,326	$(43,346)	$(40,721,221)	$(4,560,135)

Stock based compensation-stock options	-	-	-	-	-	-	1,158,507	-	-	1,158,507

Issuance of common stock for services	-	-	-	-	62,052	62	202,463	-	-	202,525

Issuance of common stock for cash	-	-	-	-	109,333	109	163,891	-	-	164,000

Issuance of shares and warrants in legal settlement	-	-	-	-	200,000	200	639,300	-	-	639,500

Warrant issued with note payable	-	-	-	-	-	-	305,310	-	-	305,310

Net loss	-	-	-	-	-	-	-	-	(2,855,026)	(2,855,026)

Balance as of June 30, 2023	300	$-	5	$-	13,476,571	$13,477	$38,660,797	$(43,346)	$(43,576,247)	$(4,945,319)

See the Condensed Notes to the Unaudited Consolidated Financial Statements

BioStem Technologies, Inc. and Subsidiaries

Consolidated Statements of Stockholders' Equity (Deficit)

(Unaudited)

	Series A-1		Series B-1		Common Stock
Six Months Ended June 30, 2024	Shares	Amount	Shares	Amount	Shares	Amount	Additional Paid-In Capital	Treasury Stock	Accumulated Deficit	Total Stockholders' Equity (Deficit)
Balance as of December 31, 2023	300	$-	5	$-	16,214,390	$16,215	$44,306,872	$(43,346)	$(45,624,117)	$(1,344,376)

Stock based compensation-stock options	-	-	-	-	-	-	3,932,101	-	-	3,932,101

Issuance of common stock for services	-	-	-	-	2,166	2	137,385	-	-	137,387

Conversion of debt and accrued interest to common stock	-	-	-	-	2,942	3	15,207	-	-	15,210

Issuance of common shares for cash received on warrant exercises	-	-	-	-	125,000	125	249,880	-	-	250,005

Issuance of common stock and warrants for prepaid services	-	-	-	-	60,000	60	2,803,840	-	-	2,803,900

Common stock repurchased and retired	-	-	-	-	(117,359)	(117)	116	-	-	(1)

Net income	-	-	-	-	-	-	-	-	9,543,420	9,543,420

Balance as of June 30, 2024	300	$-	5	$-	16,287,139	$16,288	$51,445,401	$(43,346)	$(36,080,697)	$15,337,646

	Series A-1		Series B-1		Common Stock
Six Months Ended June 30, 2023	Shares	Amount	Shares	Amount	Shares	Amount	Additional Paid-In Capital	Treasury Stock	Accumulated Deficit	Noncontrolling Interest	Total Stockholders' Equity (Deficit)
Balance as of December 31, 2022	300	$-	5	$-	12,161,047	$12,162	$33,095,921	$(43,346)	$(37,141,133)	$126,444	$(3,949,952)

Stock based compensation-stock options	-	-	-	-	-	-	3,463,661	-	-	-	3,463,661

Issuance of common stock for services	-	-	-	-	113,834	114	404,805	-	-	-	404,919

Issuance of common stock for cash	-	-	-	-	249,333	249	373,751	-	-	-	374,000

Conversion of debt and accrued interest to common stock	-	-	-	-	252,357	252	252,105	-	-	-	252,357

Issuance of shares for purchase of noncontrolling interest	-	-	-	-	500,000	500	125,944	-	-	(126,444)	-

Issuance of shares and warrants in legal settlement	-	-	-	-	200,000	200	639,300	-	-	-	639,500

Warrant issued with note payable	-	-	-	-	-	-	305,310	-	-	-	305,310

Net loss	-	-	-	-	-	-	-	-	(6,435,114)	-	(6,435,114)

Balance as of June 30, 2023	300	$-	5	$-	13,476,571	$13,477	$38,660,797	$(43,346)	$(43,576,247)	$-	$(4,945,319)

See the Condensed Notes to the Unaudited Consolidated Financial Statements

BioStem Technologies, Inc. and Subsidiaries

Consolidated Statements of Cash Flows

(Unaudited)

	Six Months Ended June 30,
	2024	2023
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$9,543,420	$(6,435,114)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation expense	46,044	55,730
Amortization expense	61,734	58,245
Amortization of debt discount	172,886	-
Amortization of right-of-use asset	33,510	-
Stock-based compensation - stock options	3,932,101	3,463,661
Issuance of common stock for services	137,387	404,919
Stock and warrants issued for legal settlement	-	639,500
Amortization of prepaid services paid with common stock warrants	389,849	-
Provision for credit losses	175,000	-
Changes in operating assets and liabilities:
Accounts receivable	(66,993,840)	(128,131)
Inventory	(712,071)	(103,052)
Prepaid expenses and other assets	26,679	(4,955)
Accounts payable and accrued expenses	6,685,815	259,818
Accrued interest	131,747	149,321
Bona fide service fee payable	53,005,762	-
Other current liabilities	270,513	14,892
Other long-term liabilities	(5,236)	-
Net cash provided by (used in) operating activities	6,901,300	(1,625,166)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	(175,588)	(64,749)
Purchases of assets	-	(105,000)
Net cash used in investing activities	(175,588)	(169,749)

CASH FLOWS FROM FINANCING ACTIVITIES:
Borrowings on notes payable	-	1,080,230
Repayments on notes payable	(642,996)	(103,353)
Repayments on finance leases	-	(4,384)
Issuance of common stock for cash	-	374,000
Issuance of common stock for warrant exercise	250,005	-
Common stock repurchased	(1)	-
Net provided by (used in) financing activities	(392,992)	1,346,493

Cash, cash equivalents:
Net change during the period	6,332,720	(448,422)
Balance, beginning of period	239,406	772,136
Balance, end of period	$6,572,126	$323,714

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid for interest	$78,360	$116,502
SCHEDULE OF NON-CASH INVESTING AND FINANCING ACTIVITIES:
Conversion of debt and accrued interest to shares of common stock	$15,210	$252,357
Issuance of shares for repurchase of noncontrolling interest	$-	$126,444
Issuance of common stock and warrants for prepaid services	$2,803,900	$-
Right-of-use asset and liability	$340,401	$-
Warrant issued with note payable	$-	$305,310
Construction-in-process transferred to property and equipment	$159,277	$-

See the Condensed Notes to the Unaudited Consolidated Financial Statements

BioStem Technologies, Inc. and Subsidiaries

Condensed Notes to the Consolidated Financial Statements

For the Three and Six Months Ended June 30, 2024 and 2023

(Unaudited)

Note 1 - Organization and Description of Business

BioStem Technologies, Inc. (hereinafter “the Company”), was incorporated as Aladdin & Company Trading in Utah on July 7, 2006. Aladdin & Company Trading later changed its name to Caribbean Casino & Gaming Corporation and re-domiciled in Florida on March 2, 2009. On January 7, 2013, Caribbean Casino & Gaming Corporation changed its name to Caribbean International Holdings, Inc. On August 28, 2014, the Company changed its name to BioStem Technologies, Inc.

Since 2018, the Company’s primary business is the development, manufacture, and sale of tissue allografts for the advanced wound care market with a focus on the treatment of diabetic, pressure and venous ulcers. The Company markets and distributes products to medical professionals, such as podiatrists and plastic surgeons, indirectly through distributors and, to a lesser extent, through direct and contract salesforces.

The Company’s fiscal year end is December 31.

Note 2—Summary of Significant Accounting Policies

Basis of Presentation and Consolidation

The consolidated financial statements of the Company are presented in United States dollars and have been prepared in accordance with accounting principles generally accepted in the United States of America ("U.S. GAAP”). In the opinion of management, the Company has made all necessary adjustments, which include normal recurring adjustments, for a fair statement of the Company’s consolidated financial position and results of operations for the periods presented. Certain information and disclosures included in these interim consolidated financial statements have been condensed or omitted pursuant to the U.S. Securities and Exchange Commission ("SEC”) rules. These condensed consolidated financial statements should be read in conjunction with our audited consolidated financial statements and accompanying notes for the year ended December 31, 2023, as filed with the Over-the-Counter (“OTC”) Market on April 24, 2024. The results for the six month periods ended June 30, 2024 and 2023, are not necessarily indicative of the results to be expected for a full year, any other interim periods or any future year or periods.

The accompanying consolidated financial statements are prepared in accordance with US GAAP and include the accounts of BioStem Technologies, Inc. and all its wholly- owned subsidiaries BioStem Life Sciences, Inc. and Nesvik Pharmaceuticals, Inc, which is currently inactive. All intercompany transactions have been eliminated in consolidation.

Prior to January 2023 the Company owned a controlling interest (90%) in an operating subsidiary, Blue Tech Industries, Inc. (d/b/a BioStem Life Sciences, Inc. or “BSLS”). In January 2023, the Company repurchased the remaining 10% noncontrolling interest (“NCI”) in exchange for common stock of the Company. In June 2024, the Company created Auxocell Operations Inc (“Auxocell”), a new subsidiary 100% owned by BioStem Technologies. Auxocell is domiciled in Nevada and holds all of the assets acquired in the Auxocell asset acquisition (see Note 7).

Use of Estimates

The preparation of these interim unaudited consolidated financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes.

Such estimates and assumptions impact both assets and liabilities, including but not limited to the estimated fair value of stock-based payments, and the valuation of deferred tax assets.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the consolidated financial statements, which management considered in formulating its estimate could change in the near term due to one or more future non-conforming events. Accordingly, actual results could differ significantly from estimates.

Risks and Uncertainties

The Company’s operations are subject to risk and uncertainties including financial, operational, regulatory, and other risks including the potential risk of business failure.

BioStem Technologies, Inc. and Subsidiaries

Condensed Notes to the Consolidated Financial Statements

For the Three and Six Months Ended June 30, 2024 and 2023

(Unaudited)

The Company has experienced, and in the future expects to continue to experience, variability in its sales and earnings. The factors expected to contribute to this variability include, among others: (i) the uncertainty associated with the commercialization and ultimate success of the Company’s products; (ii) competition inherent in the markets where products are expected to be sold; (iii) general economic conditions; and (iv) the related volatility of prices pertaining to the cost of sales.

The Company has a high customer concentration in which our revenue and accounts receivable come from a limited number of customers. Accordingly, each year there may be a small number of customers from whom we generate our revenue. These customers may not be repeat purchasers and in each year it may be a different single purchaser or small number of purchasers from which we generate a large percentage of our revenues. The Company relies on these purchasers and there is a risk that these purchasers may be unable to make payment under their obligations to us, thereby affecting our revenues. In September 2023, the Company executed a distribution and services agreement with a large medical distributor located in the United States for the distribution of the Company’s Amnio Wrap 2 products. During the three and six months ended June 30, 2024, this customer accounted for approximately 99% of our total revenues (see Note 4).

Summary of Significant Accounting Policies

The significant accounting policies applied in the Company’s audited financial statements, as disclosed in its annual financial report filed with the OTC on April 24, 2024, are applied consistently in these unaudited interim consolidated financial statements.

Recently Issued and Adopted Accounting Pronouncements

In June 2016, the Financial Accounting Standards Board (“FASB”) issued ASU No. 2016-13, Financial Instruments-Credit Losses (Topic 326), which requires entities to measure all expected credit losses for financial assets held at the reporting date based on historical experience, current conditions, and reasonable and supportable forecasts. This replaces the existing incurred loss model and is applicable to the measurement of credit losses on financial assets measured at amortized cost. This standard was effective for fiscal years beginning after December 15, 2019, including interim periods within those fiscal years with early adoption permitted. In November 2019, the FASB issued ASU No. 2019-10, Financial Instruments—Credit Losses (Topic 326), Derivatives and Hedging (Topic 815) and Leases (Topic 842): Effective Dates, which defers the effective date of Topic 326. Topic 326 was effective for the Company beginning January 1, 2023. The Company adopted this ASU January 1, 2023 and it did not have a significant impact on its consolidated financial statements and related disclosures.

Note 3 - Inventory

Inventory is stated at the lower of cost or estimated net realizable value. Inventory cost is determined by the first-in, first-out (“FIFO”) basis. Inventory costs include raw materials, labor and operating overhead which includes supplies, depreciation and amortization of leased lab equipment and other related costs.

The Company performs an assessment of the recoverability of inventory cost during each reporting period, and it provides an allowance for slow-moving, excess, and obsolete inventories to their estimated net realizable value in the period in which the need for an allowance is first identified. Such impairment charges are recorded within cost of goods sold. During the three and six months ended June 30, 2024 and 2023, the Company did not record any such impairments.

The table below presents the Company’s inventory values, by category, as of June 30, 2024 and December 31, 2023, respectively:

	June 30, 2024	December 31, 2023
Raw Materials	$290,385	$69,473
Finished Goods	1,080,364	589,205
Total-net realizable value	$1,370,749	$658,678

Note 4 - Revenue Recognition

The Company records revenue from product sales in accordance with ASC 606 (“ASC 606”), Revenue from Contracts with Customers.

The Company recognizes revenue from product sales at a point in time when control of the Company’s product has transferred to the customer, which generally occurs upon shipment. Shipping and handling costs are included as a component of revenue. Shipping and handling costs are passed through to customers with an equal offsetting amount included in cost of goods sold.

BioStem Technologies, Inc. and Subsidiaries

Condensed Notes to the Consolidated Financial Statements

For the Three and Six Months Ended June 30, 2024 and 2023

(Unaudited)

Revenue is recognized in an amount that reflects the consideration that the Company expects to receive in exchange for the product, which is generally fixed. Based on prior experience, and the nature of the product, variable consideration resulting from product discounts is not material.

Returns from customers are not accepted. Accordingly, there is no provision for sales returns recorded for any period presented.

Distribution and Services Agreement

In September 2023, the Company executed a distribution and services agreement (“D&S Agreement”) with a large medical distributor located in the United States (the “Distributor”) for the distribution of the Company’s Amnio Wrap 2 (“AW2”) products. The Company licenses the rights to manufacture and commercialize AW2 from an unrelated party and in conjunction with the licensing arrangement, pays a per square centimeter license fee for all AW2 products sold by the Distributor.

The Distributor purchases the AW2 products from the Company at a fixed fee per square centimeter (“Sales Price”) with no right of return. Separately, the Distributor invoices the Company monthly for distinct sales, marketing and distribution services it provides on behalf of the Company (“Bona Fide Services Fee or BFSF”).

The BFSF is consideration payable to the Distributor for a distinct service the Distributor is providing to the Company. In accordance with ASC 606-10-32-26, such distinct services provided by a customer are accounted for in the same way that other purchases from suppliers would be accounted for. If the amount of consideration payable to the customer exceeds the fair value of the distinct good or service that the entity receives from the customer, then the entity shall account for such an excess as a reduction of the transaction price.

The Company has determined that the fair value of the BFSF does not exceed the consideration paid to the Distributor for these services. Therefore, the Company records, as revenue, the Sales Price per cm2 for all AW2 products sold to the Distributor upon shipment and recognizes the BFSF as an operating expense within sales and marketing expenses.

During the three and six months ended June 30, 2024, revenues earned from the sale of AW2 under the distribution and services agreement were $74,423,600 and $115,558,500, respectively, and BFSF was $57,952,327 and $87,792,126, respectively, which is included in sales and marketing expenses on the consolidated statement of operations. During the three and six months ended June 30, 2024, we incurred license fees for the AW2 products sold by the Distributor of $2,933,800 and $4,751,200, respectively, which are included in cost of goods sold on the consolidated statements of operations. We did not incur such revenues or expenses during the three and six months ended June 30, 2023.

As of June 30, 2024 and December 31, 2023, accounts receivable due under this arrangement were $78,073,127 and $11,126,598, respectively, and amounts due to the Distributor for BFSF were $60,792,973 and $7,787,211, respectively, which has been presented as Bona Fide Services Fee payable on the consolidated balance sheets. The BFSF is paid upon receipt of outstanding accounts receivable. As of June 30, 2024 and December 31, 2023, accrued license fees were $3,097,950 and $521,475, respectively, which has been presented within accounts payable and accrued expenses on the consolidated balance sheets.

Disaggregation of Revenue

The following table provides information about revenue disaggregated by major products categories:

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
Membrane product net revenue	$74,491,996	$304,165	$115,708,803	$323,315
Cord product net revenue	-	764,235	687,406	1,321,488
Total Net Revenue	$74,491,996	$1,068,400	$116,396,209	$1,644,803

Contract Balances

The following table provides information about the Company’s accounts receivable and contract liabilities from contracts with customers as of June 30, 2024 and December 31, 2023:

	June 30, 2024	December 31, 2023
Accounts receivable, net	$78,190,570	$11,371,730
Contract liabilities	$8,812	$8,731

BioStem Technologies, Inc. and Subsidiaries

Condensed Notes to the Consolidated Financial Statements

For the Three and Six Months Ended June 30, 2024 and 2023

(Unaudited)

Accounts receivable represent the Company’s unconditional rights to consideration for product shipped. Contract liabilities represent amounts collected from customers upfront upon placement of an order for product which is included in other current liabilities in the Company’s unaudited consolidated balance sheets. The Company generally recognizes revenue from contract liabilities within the following fiscal year.

Accounts receivable, net are carried at the original invoice amount less an allowance for credit losses which is based upon historical loss patterns, the number of days that billings are past due, an evaluation of the potential risk of loss associated with delinquent accounts and current market conditions and reasonable and supportable forecasts of future economic conditions to form adjustments to historical loss patterns. Accounts receivable, net are considered impaired and written-off when it is probable that all contractual payments due will not be collected in accordance with the terms of the agreement. As a result of this analysis, the Company has reserved for estimated credit losses of $223,166 and $48,166 as of June 30, 2024 and December 31, 2023, respectively.

The activity to our estimate for credit losses related to our accounts receivable was as follows:

	June 30, 2024	December 31, 2023
Beginning balance	$48,166	$115,149
Credit loss provision	175,000	26,547
Write-offs	-	(93,530)
Ending balance	$223,166	$48,166

Contract Costs

The Company incurs incremental costs to obtain contracts with its customers. These costs consist primarily of sales commissions paid to our sales force. As the expected period of amortization is not expected to exceed one year, the Company has elected to expense such costs as incurred.

Cost of Goods Sold

Cost of goods sold represents costs directly related to the production of the Company’s products. Products sold are typically shipped directly to the customer with costs associated with shipping and handling included as a component of the cost of goods sold. Costs associated with any inventory write-downs resulting from quarterly physical inventory counts are also included in the cost of goods sold.

Note 5 - Net Income (Loss) Per Share

Basic net income (loss) per share is computed by dividing the net income (loss) by the weighted-average number of common shares outstanding for the period. Diluted earnings per share is computed by adjusting the weighted-average number of common shares outstanding to include outstanding common stock options, restricted stock awards, warrants to purchase common stock, convertible preferred stock, and common stock issuable in connection with convertible notes. For periods in which the Company has reported net losses, diluted net loss per share is the same as basic net loss per share because dilutive common shares are not assumed to have been issued if their effect is anti-dilutive.

BioStem Technologies, Inc. and Subsidiaries

Condensed Notes to the Consolidated Financial Statements

For the Three and Six Months Ended June 30, 2024 and 2023

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
Net income (loss) available to common shareholders (numerator)	$6,286,028	$(2,855,026)	$9,543,420	$(6,435,114)

Weighted-average number of common shares (denominator)	16,296,689	13,259,109	16,306,640	12,917,247

Basic earnings (loss) per common share	$0.39	$(0.22)	$0.59	$(0.50)

Weighted-average number of common shares	16,296,689	13,259,109	16,306,640	12,917,247
Potential shares of common stock arising from stock options, warrants, and unvested RSU's	4,622,407	-	4,351,067	-
Total shares-diluted (denominator)	20,919,096	13,259,109	20,657,707	12,917,247

Diluted earnings (loss) per common share	$0.30	$(0.22)	$0.46	$(0.50)

Anti-dilutive weighted shares excluded from the calculation of diluted loss per common share	-	7,246,882	-	7,246,882

Note 6 - Property, Equipment and Construction in Process

The following table presents property, equipment, and construction in process as of June 30, 2024 and December 31, 2023:

	June 30, 2024	December 31, 2023
Building	$433,448	$433,448
Building improvements	1,043,643	694,134
Land	75,000	75,000
Machinery and equipment	909,192	930,334
Computer and office equipment	64,702	64,702
Furniture and fixtures	68,066	68,066
Total property and equipment	2,594,051	2,265,684
Less: accumulated depreciation	(1,150,374)	(1,110,828)
Property, plant and equipment, net	$1,443,677	$1,154,856

Construction-in-process	$43,423	$202,700

Depreciation expense was $21,868 and $27,139 for the three months ended June 30, 2024 and 2023, respectively. Depreciation expense was $46,044 and $55,730 for the six months ended June 30, 2024 and 2023, respectively.

Note 7 - Intangible Assets Other Than Goodwill

The Company’s intangible assets were acquired in business combinations or asset acquisitions and are recognized at fair value using generally accepted valuation methods deemed appropriate for the type of intangible asset acquired and reported net of accumulated amortization, separately from goodwill. On February 23, 2023, the Company entered into an agreement to acquire certain intangible assets of Auxocell Laboratories, Inc. (“Auxocell”). The purchase price for Auxocell was $105,000 paid in cash which was allocated to the intangible assets acquired, intellectual property. This transaction was accounted for as an asset acquisition.

Intangible assets with finite lives are amortized over their estimated useful lives. Intangible assets include developed technology, intellectual property, and customer relationships.

Amortization of intangible assets with finite lives is calculated on the straight-line method based on the following estimated useful lives:

Website and software development costs	5 years
Intellectual property	5 years
Customer relationships	7 years

BioStem Technologies, Inc. and Subsidiaries

Condensed Notes to the Consolidated Financial Statements

For the Three and Six Months Ended June 30, 2024 and 2023

(Unaudited)

Acquired intangible assets with finite useful lives are reviewed for impairment when events or changes in circumstances suggest that the carrying value of these assets may not be recoverable. No impairment losses were recognized by the Company for the six months ended June 30, 2024 or 2023.

The following table presents intangible assets other than goodwill as of June 30, 2024 and December 31, 2023:

	As of June 30, 2024
	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Intellectual property	$152,000	$67,167	$84,833
Website & software development costs	225,907	83,870	142,037
Customer relationships	354,000	295,000	59,000
Total	$731,907	$446,037	$285,870

	As of December 31, 2023
	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Intellectual property	$152,000	$53,307	$98,693
Website & software development costs	225,907	61,279	164,628
Customer relationships	354,000	269,717	84,283
Total	$731,907	$384,303	$347,604

During each of the three months ended June 30, 2024 and June 30, 2023, amortization expense was $30,867 and $30,878, respectively. During each of the six months ended June 30, 2024 and June 30, 2023, amortization expense was $61,734 and $58,245, respectively.

Future expected amortization expense of intangible assets is as follows:

Year Ending December 31,
2024 (remaining)	$61,732
2025	104,372
2026	66,181
2027	50,085
2028	3,500
Total	$285,870

Note 8 - Notes Payable

The following table presents the carrying value of the Company's notes payable as of June 30, 2024 and December 31, 2023:

BioStem Technologies, Inc. and Subsidiaries

Condensed Notes to the Consolidated Financial Statements

For the Three and Six Months Ended June 30, 2024 and 2023

(Unaudited)

	June 30, 2024	December 31, 2023
On July 27, 2018, the Company entered into a Bridge Loan Agreement and Promissory Note, with an interest rate of 0.50% per month for the first six months and 0.75% per month through the Maturity Date of July 27, 2019. This agreement has not been repaid on the maturity date and is currently in default.(1)	$1,000,000	$1,000,000
On October 5, 2018, the Company entered into a Bridge Loan Agreement and Promissory Note, with an interest rate of 0.50%, per month for the first six months and 0.75% per month through the Maturity Date of October 5, 2019. This agreement has not been repaid on the maturity date and is currently in default.(1)	2,000,000	2,000,000

On April 29, 2022, the Company entered an $850,000 mortgage note at 8.25 % per annum with a maturity date of May 1, 2024. Between June 1, 2022, and the maturity date, the Company is required to make monthly interest only payments of $6,021 with a balloon payment of $850,000 due May 1, 2024. On May 1, 2024 the note was reviewed and extended with a new maturity date of May 25, 2025 at 10.00% per annum. The Company is required to make monthly interest only payments of $7,083 with a ballon payment of $850,000 due May 25, 2025. The loan is secured by the corporate headquarters building with an approximate net book value of $337,000.

	850,000	850,000
On April 30, 2020, the Company obtained a $263,400 Paycheck Protection Program ("PPP") Term Note from a financial institution. Loan was subject to forgiveness if certain criteria were met, if not, due in five years with 1% of interest. Payments were deferred for the first seven months of the loan. In 2021, $193,354 of the note was forgiven and the remaining balance will be repaid. This was paid in full as of June 30, 2024.	-	26,462
On May 18, 2020, the Company obtained a $150,000 Economic Injury Disaster Loan. Installment payments, including principal and interest, of $731 monthly, began 30 months from the promissory note or November 18, 2022. Interest will accrue at an annual rate of 3.75%. Payments made through June 30, 2024 and December 31, 2023 have not exceeded accrued interest amounts.	150,000	150,000
The Company obtained three separate loans from the same lender and aggregate principal of $284,719. The loans bear interest at a rate of 23.0% per annum. The Company is required to make minimum monthly payments of $18,831. The loans mature after various times through August 2024. This loan is secured by the Company's receivables, inventory and other tangible and intangible assets. This was paid in full as of June 30, 2024.	-	80,748
On June 1, 2023, the Company issued a promissory note in the amount of $750,000 with an interest rate of 12.0% per annum. Between July 1, 2023 and the maturity date of May 25, 2025, the Company is required to make minimum monthly payments of principal and interest of $35,305 monthly. The Note is an unsecured obligation (2).	366,030	549,427
On September 13, 2023, the Company entered an $279,800 financing arrangement with a lender. The financing is collateralized by a portion of the Company's outstanding accounts receivable. The Company is required to make 36 weekly payments of $7,772. This was paid in full as of June 30, 2024.	-	155,444
On September 14, 2023, the Company entered an $278,000 financing arrangement with a lender. The financing is collateralized by a portion of the Company's outstanding accounts receivable. The Company is required to make 36 weekly payments of $7,723. This was paid in full as of June 30, 2024.	-	162,155
In July 2023, the Company issued a promissory note in the amount of $50,000 with an interest rate of 1% per annum and a maturity date of September 30, 2023 extended to December 2023. The loan was converted to company stock and paid off on January 4, 2024. During the six months ended June 30, 2024, $15,000 of principal and $210 of accrued interest were converted to shares of common stock and the remaining balance of $35,000 was paid in full on January 4, 2024.	-	50,000
Total notes payable	$4,366,030	$5,024,236
Less: unamortized discounts	(139,933)	(312,819)
Total notes payable, net	$4,226,097	$4,711,417
Less: current portion of notes payable	(4,083,660)	(4,445,782)
Notes payable-long-term	$142,437	$265,635

(1) In August 2019, the Company received notice from GMA Bridge Fund, LLC that the Company is in default for the loan that matured on July 27, 2019, for non-payment and gave the Company notice that the note which matured on October 5, 2019, was also in default. The Company continues to accrue interest on these loans.

(2) In connection with the issuance of the $750,000 promissory note, the lender received 373,134 common stock warrants with an exercise price of $2.00 and exercise period of five years. The Company recorded a debt discount of $305,310 based on the relative fair value of the warrants. The fair value of the warrants was determined using a Black-Scholes pricing model and the following assumptions: expected term 3 years, risk free interest rate of 3.98%, and volatility of 107.74%.

Future maturities required on the notes payable are as follows:

Year Ending December 31,
2024 (remaining)	$4,018,983
2025	208,384
2026	3,918
2027	4,068
2028	4,223
Thereafter	126,454
Total	4,366,030
Less: unamortized discounts	(139,933)
Total notes payable	$4,226,097

BioStem Technologies, Inc. and Subsidiaries

Condensed Notes to the Consolidated Financial Statements

For the Three and Six Months Ended June 30, 2024 and 2023

(Unaudited)

Note 9 - Stockholders' Equity (Deficit)

Series A-1 Convertible Preferred Shares

The Company has designated 300 shares of preferred stock with a par value of $0.001 as “Series A-1 Convertible Preferred Shares”.

The Series A-1 Convertible Preferred Shares entitle their holders to a number of votes equal to the number of shares issuable upon conversion times 2,000,000 granting the holders of Series A-1 Convertible Preferred Shares, as a group, effective control of the Company.

Each Series A-1 Convertible Preferred Shares are convertible, at the option of the holders, or automatically upon a Qualified Public Offering resulting in gross proceeds to the Company of not less than $30 million, in whole but not in part, into 300 shares of common stock.

Holders of Series A-1 Convertible Preferred Shares are not entitled to receive dividends, out of assets legally available thereof, prior and in preference to any declaration or payment of any dividend on the common stock or any other capital stock of the Corporation.

As of June 30, 2024 and December 31, 2023, there are 300 shares of Series A-1 Convertible Preferred Shares outstanding.

Series B-1 Convertible Preferred Shares

The Company has designated 500,000 shares of preferred stock with a par value of $0.001 as “Series B-1 Convertible Preferred Shares”.

The Series B-1 Convertible Preferred Shares entitle their holders to votes equal to the number of shares issuable upon conversion.

Each Series B-1 Convertible Preferred Share is convertible, at the option of the holders, or automatically upon a Qualified Public Offering resulting in gross proceeds to the Company of not less than $30 million, in whole but no in part, into 6 shares of common stock.

The Series B-1 Preferred Shares shall be entitled to receive an annual dividend, payable in newly issued common stock, in an amount equal to ten percent of the number of then existing Series B-1 Preferred Shares issued and outstanding prior and in preference to any declaration or payment of any dividend on the common stock or any other capital stock of the Corporation. This Dividend shall be cumulative and was not significant as of June 30, 2024 and December 31, 2023.

As of June 30, 2024 and December 31, 2023, there are 5 shares of Series B-1 Convertible Preferred Shares outstanding.

Common Stock Issuances

The Company is authorized to issue 975,000,000 shares of common stock with a par value of $0.001 per share as of June 30, 2024 and December 31, 2023.

Six months ended June 30, 2024

During the six months ended June 30, 2024, the Company issued 2,166 shares of common stock for services with a market value of $137,387, based on the market price of the Company's stock on the grant date.

During the six months ended June 30, 2024, the Company converted $15,210 of outstanding debt into 2,942 shares of common stock.

During the six months ended June 30, 2024, the Company issued 125,000 shares of common stock for warrant exercises during the six months ended June 30, 2024 for approximately $250,000.

During the six months ended June 30, 2024, the Company agreed to repurchase and retired 117,359 shares of common stock for $1.00 that had been previously issued to a service provider.

Six months ended June 30, 2023

During the six months ended June 30, 2023, the Company issued 113,834 shares of common stock for services with a market value of $404,919 based on the market price of the Company’s stock on the grant date.

BioStem Technologies, Inc. and Subsidiaries

Condensed Notes to the Consolidated Financial Statements

For the Three and Six Months Ended June 30, 2024 and 2023

(Unaudited)

During the six months ended June 30, 2023, the Company converted $252,357 of outstanding debt into 252,357 shares of common stock.

During the six months ended June 30, 2023, the Company issued 249,333 shares of common stock for cash proceeds of $374,000.

During the six months ended June 30, 2023, the Company settled a legal matter by issuing an individual $81,000 in cash, 200,000 shares of common stock, and 150,000 five-year common stock warrants with an exercise price of $1.50. The fair value of the shares of common stock and warrants were estimated at $639,500 based on quoted market prices for the common stock and a Black-Scholes pricing model for the warrants and the following assumptions: expected term of 5 years, risk free interest rate of 3.72% and volatility of 121.00%. The aggregate settlement amount of $720,500 has been reflected as a component of general and administrative expenses in the three and six months ended June 30, 2023.

In January 2023, the, the Company entered into a share exchange agreement with the noncontrolling interest holder of 10% of the Company’s other controlled subsidiary, BSLS whereby the Company exchanged 500,000 shares of common stock for 100 shares of BSLS shares held by the noncontrolling interest.

Common Stock and Warrants for Services

On April 8, 2024, the Company entered into an agreement with a service provider to provide certain services until December 27, 2025 in exchange for 60,000 shares of common stock with a fair value of $860,400 based on the market price of the Company's common stock on the grant date.

Further, the Company issued the service provider a common stock purchase warrant (“Warrant”) which permits the service provider to purchase 50,000, 50,000 and 100,000 shares of the Company’s common stock at a price of $4.00 per share, $5.00 per share and $6.00 per share, respectively. The Warrant is immediately exercisable at any time, in whole or in part, by the service provider from April 8, 2024, to April 8, 2029. The total estimated grant date fair value of the Warrant using the Black-Scholes option pricing model was $1,943,500 and will be recognized into expense over the term of the service provider’s agreement. The following inputs were utilized in the Black-Scholes option pricing model to estimate the Warrant fair value: common stock price $10.78, exercise price of $4 - $6, volatility of $124.34%, and risk-free rate of 4.43%.

The initial value of the common stock and warrants have been reflected as an increase to additional paid in capital and prepaid expenses in the aggregate amount of $2,803,900. The fair value of these stock-based payments will be amortized into expense over the service term of the agreement through December 2025. During the three and six months ended June 30, 2024, we amortized $389,849 into expense which is classified within general and administrative expenses on the consolidated statements of operations. As of June 30, 2024, the remaining unrecognized prepaid amount related to the common stock and warrants issued for services was $2,414,054 of which $1,596,991 has been classified within prepaid expenses and other assets and $817,060 is classified within long-term other assets on the consolidated balance sheets.

Note 10 - Commitments and Contingencies

Operating Leases

On March 15, 2024, the Company entered into a thirty-eight (38) month lease for office space commencing April 1, 2024. On April 1, 2024, the Company occupied its new expanded office space in Fort Lauderdale, Florida and received the months of April and May rent free. Monthly lease payments are $10,159, $10,329 and $10,504 for the periods June 1, 2024 through May 31, 2025, June 1, 2025 through May 31, 2026 and June 1, 2026 through May 31, 2027, respectively. Further, the Company executed a lease for office equipment which commenced April 2024 and requires monthly lease payments of $1,029 through July 2027.

Upon the leases commencing, the Company recognized an operating right-of-use asset and operating lease liabilities of approximately $340,000 for the present value of the lease payments required over the term of the lease using a weighted average incremental borrowing rate of 12%.

Right-of-use asset is summarized below:

BioStem Technologies, Inc. and Subsidiaries

Condensed Notes to the Consolidated Financial Statements

For the Three and Six Months Ended June 30, 2024 and 2023

(Unaudited)

	June 30, 2024	December 31, 2023
Right-of-use assets	$340,401	$-
Accumulated amortization	(22,067)	-
Right-of-use assets, net	$318,334	$-

Operating lease liabilities are summarized below:

	June 30, 2024	December 31, 2023
Operating lease liabilities, current	$99,567	$-
Operating lease liabilities, less current portion	235,598	-
Total operating lease liabilities	$335,165	$-

Future payments required on the operating lease liabilities, over a weighted average remaining lease term of approximately 3 years, are as follows:

Year Ending December 31,
2024 (remaining)	$67,126
2025	135,444
2026	137,522
2027	59,724
Total	399,816
Less present value discount	(64,651)
Total operating lease liabilities	$335,165

The following table summarizes the supplemental cash flow information for the six months ended June 30, 2024 and 2023:

	Six Months Ended June 30,
	2024	2023
Operating cash flows from lease liabilities	$12,217	$-

During the three and six months ended June 30, 2024, we incurred rent expense of approximately $22,000 in connection with the operating leases. During the three and six months ended June 30, 2023, we did not have any leases subject to ASC 842 or leases with a term of less than twelve months.

Legal Matters

From time to time, claims are made against the Company in the ordinary course of business, which could result in litigation. Claims and associated litigation are subject to inherent uncertainties and unfavorable outcomes could occur, such as monetary damages, fines, penalties, or injunctions prohibiting the Company from selling one or more products or engaging in other activities. The occurrence of an unfavorable outcome in any specific period could have a material adverse effect on the Company’s results of operations for that period or future periods.

The Company is a party to an action filed by a former employee in June 2024 alleging a breach of contract to the termination agreement of this employee. Management, in consultation with its attorneys, cannot reasonably estimate a loss associated with this claim, if any, at this time, as the matter is early in the process.

Note 11 - Income Taxes

The Company is principally subject to taxation in the United States. The Company is in the process of conducting a section 382 study to determine if there are any Federal or State limitations on the Company's net operating loss carryovers. As of June 30, 2024, the federal and state net operating losses totaled approximately $32,000,000 and $18,000,000, respectively. The income tax expense for the three and six months ended June 30, 2024 was $2,313,937 and $3,498,624, respectively. As of June 30, 2024, included within accounts payable and accrued expenses on the unaudited consolidated balance sheet is income taxes payable of $3,498,624. This estimate does not include the utilization of net operating loss carryovers due to the pending study.

BioStem Technologies, Inc. and Subsidiaries

Condensed Notes to the Consolidated Financial Statements

For the Three and Six Months Ended June 30, 2024 and 2023

(Unaudited)

The income tax rate for the three and six months ended June 30, 2024 was 26% and 26%, respectively, an increase from the U.S. statutory rate of 21% primarily due to the tax adjustments related to state income taxes, executive compensation, and other nondeductible expenses.

Note 12 - Subsequent Events

The Company has evaluated all transactions and events after the balance sheet date through September 26, 2024 the date on which these financials were available to be issued, and except as already included below, has determined that no additional disclosures are required.

In July and August of 2024, the Company issued 50,000 shares of its common stock to three holders of common stock purchase warrants in exchange for a total of approximately $100,000 in cash.

On August 27, 2024, upon recommendation from the Company's compensation committee, the Board approved the following changes to certain executive compensation plans, effective immediately:

Officer Salary STI Cash Plan RSU Awards

Jason Matuszewski $500,000 $500,000 $1,000,000

Andrew Smith-Van Vurst $475,000 $475,000 $900,000

Michael Fortunato $275,000 $137,500 $500,000

Shawn McCarrey $200,000 $100,000 $500,000

The short-term incentive ("STI") cash plan will be remitted during the first quarter following the end of a calendar fiscal year. The common stock shares to be granted under the RSU awards will be based on the closing price of the Company's stock on the OTC market as of the date of the board consent and will vest quarterly on a pro-rata basis over a period of three years.

Additionally, the Compensation Committee recommended to the Board of Directors increased fee structures for all non-employee directors of the Company. The Board of Directors approved the following increases:

(i) each non-employee director of the Company is entitled to an annual cash fee of $50,000;

(ii) each member of a committee of the Board is entitled to an additional annual cash fee of $10,000;

(iii) each chair of a committee of the Board is entitled to an additional annual cash fee of $20,000;

(iv) the chair of the Board, to the extent the chair is a non-employee director, is entitled to an additional annual cash fee of $50,000;

(v) each non-employee director of the Company is granted

(a) upon appointment to the Board, a number of restricted stock units with a value equal to $200,000 based on the closing price of the Company’s common stock on the OTC market which shall vest and settle into shares of common stock of the Company quarterly over the course of the three years following the grant date (the “Initial Grant”) and

(b) annually, commencing in the year following the Initial Grant, a number of restricted stock units with a value equal to $130,000 at the date of issuance, a grant date of the date of the annual meeting of shareholders of the Company and which restricted stock units will vest and settle into shares of common stock of the Company quarterly from the date of issuance until they vest in full on the earlier of the one-year anniversary of the date of issuance and the day immediately prior to the date of the following year’s annual meeting of shareholders of the Company; and

(vi) reimbursement of expenses incurred by the director in connection with their service on the Board.

On September 10, 2024, the Company entered into a Note Purchase and Security Agreement with an unrelated medical device company ("Progenacare Global LLC") that provides technology advances in biomaterials for the affordable advanced wound care market. As of September 11, 2024, the Company had provided a short term note receivable of $1,250,000 with 10% interest which matures in 12 months. The note receivable is secured by membership interests of Progenacare Global LLC.

BioStem Technologies, Inc. and Subsidiaries

Condensed Notes to the Consolidated Financial Statements

For the Three and Six Months Ended June 30, 2024 and 2023

(Unaudited)

On September 23, 2024, GMA submitted a Demand for Arbitration to the American Arbitration Association relating to the repayment of the Notes in the amount of $3,000,000 plus interest.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and Board of Directors of

BioStem Technologies, Inc. and Subsidiaries

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheet of BioStem Technologies, Inc. and Subsidiaries (the “Company”) as of December 31, 2023 and 2022, the related consolidated statements of operations, changes in stockholders’ deficit and cash flows for each of the two years in the period ended December 31, 2023, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2023 and 2022,and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2023, in conformity with accounting principles generally accepted in the United States of America.

Explanatory Paragraph – Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As more fully described in Note 2, the Company has a significant working capital deficiency, has incurred significant losses and may need to raise additional funds to meet its obligations and sustain its operations. These conditions raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 2. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the Company's financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) ("PCAOB") and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Critical Audit Matters

Critical audit matters are matters arising from the current period audit of the financial statements that were communicated or required to be communicated to the audit committee and that: (1) relate to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgments. We determined that there are no critical audit matters.

/s/ Marcum llp

We have served as the Company’s auditor since 2022.

Fort Lauderdale, FL

April 19, 2024

BioStem Technologies, Inc. and Subsidiaries

Consolidated Balance Sheets

	December 31,
	2023	2022
ASSETS
Current Assets:
Cash	$239,406	$772,136
Accounts receivable, net	11,371,730	37,206
Inventory, net	658,678	395,228
Prepaid expenses and other assets	329,239	281,931
Total current assets	12,599,053	1,486,501
Property and equipment, net	1,154,856	1,249,784
Construction-in-process	202,700	103,110
Right-of-use asset, net	11,443	19,832
Intangible assets, net	347,604	362,571
Goodwill	244,635	244,635
Total assets	$14,560,291	$3,466,433
LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts payable and accrued expenses	$1,391,711	$570,115
Bona fide services fee payable (Note 2)	7,787,211	-
Accrued interest	1,697,787	1,478,421
Short-term finance lease	8,988	9,238
Notes payable	4,445,782	3,018,679
Related party convertible notes payable	-	300,000
Other convertible notes payable	-	723,350
Other current liabilities	289,409	228,303
Total current liabilities	15,620,888	6,328,106
Finance lease, less current portion	3,294	11,305
Notes payable, less current portion	265,635	1,026,462
Other long-term liabilities, less current portion	14,850	50,512
Total long term liabilities	283,779	1,088,279
Total liabilities	15,904,667	7,416,385

Commitments and contingencies (Note 14)

Stockholders' Deficit:
Series A-1 convertible preferred stock, $0.001 par value, 300 shares authorized as of December 31, 2023 and 2022; 300 shares issued and outstanding as of December 31, 2023 and 2022.	-	-
Series B-1 convertible preferred stock, $0.001 par value, 500,000 shares authorized as of December 31, 2023 and 2022; 5 shares issued and outstanding as of December 31, 2023 and 2022.	-	-
Common stock, $0.001 par value, 975,000,000 shares authorized as of December 31, 2023 and 2022; 16,214,390 and 12,161,047 shares issued and outstanding as of December 31, 2023 and 2022, respectively.	16,215	12,162
Additional paid-in capital	44,306,872	33,095,921
Treasury stock, 18,000 shares at cost	(43,346)	(43,346)
Accumulated deficit	(45,624,117)	(37,141,133)
Noncontrolling interest	-	126,444
Total stockholders' deficit	(1,344,376)	(3,949,952)
Total liabilities and stockholders' deficit	$14,560,291	$3,466,433

See the Notes to Consolidated Financial Statements.

BioStem Technologies, Inc. and Subsidiaries

Consolidated Statements of Operations

	Years Ended December 31,
	2023	2022
Revenue, net	$16,685,405	$6,875,202
Cost of goods sold	1,260,558	881,754
Gross profit	15,424,847	5,993,448
Operating Expenses:
Sales and marketing expenses	11,986,385	954,059
General and administrative expenses	10,646,421	9,252,744
Research and development expenses	341,996	224,775
Depreciation and amortization expense	229,014	243,418
Total operating expenses	23,203,816	10,674,996
Loss from operations	(7,778,969)	(4,681,548)
Other Income (Expense):
Loss on extinguishment of debt	-	(2,083,197)
Interest expense	(700,326)	(468,153)
Other (expense) income	(3,689)	1,102
Other expense, net	(704,015)	(2,550,248)
Loss from operations before income taxes	(8,482,984)	(7,231,796)
Income taxes	-	-
Net loss	(8,482,984)	(7,231,796)
Less: Net loss attributable to noncontrolling interest	-	(38,847)
Net loss attributable to BioStem Technologies, Inc.	$(8,482,984)	$(7,192,949)
Basic and diluted net loss per share attributable to common stockholders of BioStem Technologies, Inc.	$(0.62)	$(0.63)
Basic and diluted weighted average common shares outstanding	13,707,077	11,404,995

See the Notes to Consolidated Financial Statements.

BioStem Technologies, Inc. and Subsidiaries

Consolidated Statements of Changes in Stockholders' Deficit

	Series A-1		Series B-1		Common Stock
	Shares	Amount	Shares	Amount	Shares	Amount	Additional Paid-In Capital	Treasury Stock	Accumulated Deficit	Noncontrolling Interest	Total Stockholders' Deficit
Balance as of December 31, 2021	300	$-	5	$-	9,744,180	$9,744	$24,022,487	$(43,346)	$(29,948,184)	$165,291	$(5,794,008)

Stock based compensation-stock options	-	-	-	-	-	-	2,990,101	-	-	-	2,990,101

Issuance of common stock for services	-	-	-	-	142,731	143	473,708	-	-	-	473,851

Share-based compensation-conversion of unpaid salaries at a discount to market value (Note 12)	-	-	-	-	-	-	1,913,084	-	-	-	1,913,084

Conversion of unpaid salaries (Note 12)	-	-	-	-	1,739,169	1,740	1,224,403	-	-	-	1,226,143

Issuance of common stock for cash	-	-	-	-	50,000	50	49,950	-	-	-	50,000

Conversion of debt and accrued interest to common stock	-	-	-	-	484,967	485	338,991	-	-	-	339,476

Loss on extinguishment of debt (Note 7)	-	-	-	-	-	-	2,083,197	-	-	-	2,083,197

Net loss	-	-	-	-	-	-	-	-	(7,192,949)	(38,847)	(7,231,796)

Balance as of December 31, 2022	300	-	5	-	12,161,047	12,162	33,095,921	(43,346)	(37,141,133)	126,444	(3,949,952)

Stock based compensation-stock options	-	-	-	-	-	-	5,755,856	-	-	-	5,755,856

Issuance of common stock for services	-	-	-	-	312,112	312	913,948	-	-	-	914,260

Issuance of common stock for cash	-	-	-	-	1,586,333	1,586	2,377,914	-	-	-	2,379,500

Conversion of debt and accrued interest to common stock	-	-	-	-	1,454,898	1,455	1,092,679	-	-	-	1,094,134

Issuance of shares for repurchase of noncontrolling interest	-	-	-	-	500,000	500	125,944	-	-	(126,444)	-

Issuance of shares and warrants in legal settlement	-	-	-	-	200,000	200	639,300	-	-	-	639,500

Warrant issued with note payable	-	-	-	-	-	-	305,310	-	-	-	305,310

Net loss	-	-	-	-	-	-	-	-	(8,482,984)	-	(8,482,984)

Balance as of December 31, 2023	300	$-	5	$-	16,214,390	$16,215	$44,306,872	$(43,346)	$(45,624,117)	$-	$(1,344,376)

See the Notes to Consolidated Financial Statements.

BioStem Technologies, Inc. and Subsidiaries

Consolidated Statements of Cash Flows

	Years Ended December 31,
	2023	2022
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(8,482,984)	$(7,231,796)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Depreciation expense	100,668	136,046
Amortization expense	128,356	86,420
Amortization of debt discount	166,291	-
Stock-based compensation expense	5,755,856	4,903,184
Loss on extinguishment of debt	-	2,083,197
Issuance of common stock for services	914,260	473,851
Stock and warrants issued for legal settlement	639,500	-
Provision for bad debt	-	150,228
Changes in operating assets and liabilities:
Accounts receivable	(11,334,524)	112,703
Inventory	(263,450)	(135,180)
Prepaid expenses and other assets	(47,308)	(243,847)
Accounts payable and accrued expenses	821,570	(77,140)
Accrued interest	290,150	226,465
Salaries payable	-	58,721
Bona fide service fee payable	7,787,211	-
Other liabilities	25,444	(239,277)
Net cash (used in) provided by operating activities	(3,498,960)	303,575
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	(105,330)	(243,577)
Purchases of assets (see Note 3)	(105,000)	(225,907)
Net cash used in investing activities	(210,330)	(469,484)
CASH FLOWS FROM FINANCING ACTIVITIES:
Repayments on PPP loan	-	(18,679)
Borrowings on notes payable	1,568,719	850,000
Repayments on notes payable	(763,398)	(520,833)
Borrowings on convertible note payable	-	250,000
Repayments on finance leases	(8,261)	(12,776)
Issuance of common stock for cash	2,379,500	50,000
Net cash provided by financing activities	3,176,560	597,712

Net change during the year	(532,730)	431,803
Balance, beginning of year	772,136	340,333
Balance, end of year	$239,406	$772,136
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid for taxes	$-	$-
Cash paid for interest	$480,960	$226,465
SCHEDULE OF NON-CASH INVESTING AND FINANCING ACTIVITIES:
Conversion of debt and accrued interest to shares of common stock	$1,094,134	$339,476
Issuance of shares for repurchase of noncontrolling interest	$126,444	$-
Conversion of officers unpaid salary to common stock	$-	$1,226,143
Warrant issued with note payable	$305,310	$-

BioStem Technologies, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2023 and 2022

Note 1 - Organization and Description of Business

BioStem Technologies, Inc. (hereinafter “the Company”), was incorporated as Aladdin & Company Trading in Utah on July 7, 2006. Aladdin & Company Trading later changed its name to Caribbean Casino & Gaming Corporation and re-domiciled to Florida on March 2, 2009. On January 7, 2013, Caribbean Casino & Gaming Corporation further changed its name to Caribbean International Holdings, Inc. On August 28, 2014, the Company changed its name to BioStem Technologies, Inc.

Since 2018, the Company’s primary business is the development, manufacture, and sale of tissue allografts for the advanced wound care market with a focus on the treatment of diabetic, pressure and venous ulcers. The Company markets and distributes products directly to medical professionals, such as podiatrists and plastic surgeons, through direct and indirect salesforces and indirectly through distributors.

The Company’s fiscal year end is December 31.

Note 2 - Going Concern and Summary of Significant Accounting Policies

Going Concern

As reflected in the accompanying consolidated financial statements, the Company incurred net losses of $8,482,984 and $7,231,796 for the years ended December 31, 2023 and 2022, respectively, and has an accumulated deficit and working capital deficit of $45,624,117 and $3,021,835 as of December 31, 2023, respectively. These factors raise substantial doubt about the Company’s ability to continue as a going concern.

The ability of the Company to continue its operations is dependent on management’s plans, which includes the raising of capital through debt and/or equity markets, restructuring outstanding debt and additional funding from other traditional financing sources, including convertible debt and/or other term notes, until such time that funds provided by operations are sufficient to fund working capital requirements. The Company may need to incur liabilities with certain related parties to sustain the Company’s operations.

The Company will require additional funding to finance the growth of its current and expected future operations as well as to achieve its strategic objectives. The Company’s cash currently available, along with anticipated revenues, may not be sufficient to meet its cash needs for the near future. There can be no assurance that financing will be available in amounts or terms acceptable to the Company, if at all.

The accompanying consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. These financial statements do not include any adjustments relating to the recovery of the recorded assets or the classification of the liabilities that might be necessary should the Company be unable to continue as a going concern.

Summary of Significant Accounting Policies

Basis of Presentation and Consolidation

The accompanying consolidated statements are prepared in accordance with accounting principles generally accepted in the United States ("US GAAP") and include the accounts of BioStem Technologies, Inc. and its wholly-owned subsidiaries. All intercompany transactions have been eliminated in consolidation.

As of, and for the years ended December 31, 2023 and 2022, the Company had a wholly-owned, non-operating subsidiary Nesvik Pharmaceuticals, Inc.

Prior to January 2023, the Company owned a controlling interest (90%) in an operating subsidiary, Blue Tech Industries, Inc. (d/b/a BioStem Life Sciences, Inc. or “BSLS”). In January 2023, the Company repurchased the remaining 10% noncontrolling interest (“NCI”) in exchange for common stock of the Company. The 10% NCI of BSLS was reported as NCI within the consolidated financial statements as of and for the year ended December 31, 2023. As of December 31, 2023, the Company has two wholly-owned subsidiaries, one of which is inactive.

Use of Estimates

The preparation of the consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes.

BioStem Technologies, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2023 and 2022

Such estimates and assumptions impact both assets and liabilities, including but not limited to the estimated fair value of stock-based payments and the valuation of deferred tax assets.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the consolidated financial statements, which management considered in formulating its estimate could change in the near term due to one or more future non-conforming events. Accordingly, actual results could differ significantly from estimates.

Risks and uncertainties

The Company’s operations are subject to risk and uncertainties including financial, operational, regulatory, and other risks including the potential risk of business failure.

The Company has experienced, and in the future expects to continue to experience, variability in its sales and earnings. The factors expected to contribute to this variability include, among others: (i) the uncertainty associated with the commercialization and ultimate success of the Company’s products; (ii) competition inherent in the markets where products are expected to be sold; (iii) general economic conditions; and (iv) the related volatility of prices pertaining to the cost of sales.

Cash and Cash Equivalents

The Company considers cash and cash equivalents to include all stable, highly liquid investments with maturities, when acquired, of three months or less. There are no cash equivalents as of December 31, 2023 and 2022.

Concentrations of Risks

Financial instruments that subject the Company to concentration of risk consist primarily of cash and trade and accounts receivable. The Company maintains its cash balances with large, high-credit quality financial institutions and, at times, such deposits may be more than federally insured limits. The Company has not experienced any losses on its deposits.

One customer accounted for approximately 98% of accounts receivable as of December 31, 2023. Three customers accounted for approximately 81% of accounts receivable as of December 31, 2022. For the year ended December 31, 2023, the Company generated approximately 82% of its consolidated revenue from one customer. For the year ended December 31, 2022, the Company generated approximately 30% of its consolidated revenue from one customer.

Accounts Receivable, net

Accounts receivable, net are carried at the original invoice amount less an allowance for credit losses which is based upon historical loss patterns, the number of days that billing are past due, an evaluation of the potential risk of loss associated with delinquent accounts and current market conditions and reasonable and supportable forecasts of future economic conditions to form adjustments to historical loss patterns. Accounts receivable, net are considered impaired and written-off when it is probable that all contractual payments due will not be collected in accordance with the terms of the agreement. As a result of the analysis, the Company has reserved for estimated credit losses of $48,166 and $115,149 as of December 31, 2023 and 2022, respectively.

Activity related to the Company’s allowance for credit losses during the year ended December 31, 2023 was as follows:

Balance as of December 31, 2022	$115,149
Credit loss provision	26,547
Write-offs	(93,530)
Balance as of December 31, 2023	$48,166

Inventory

Inventory is stated at the lower of cost or estimated net realizable value. Inventory cost is determined by the first-in, first-out (“FIFO”) basis. Inventory costs include raw material, labor, operating overhead, supplies, depreciation and amortization of leased lab equipment and other related costs.

The Company performs an assessment of the recoverability of inventory cost during each reporting period, and it provides a valuation allowance for slow-moving, excess, and obsolete inventories to their estimated net realizable value in the period in which the need for

BioStem Technologies, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2023 and 2022

an allowance is first identified. Such impairment charges are recorded within cost of goods sold. As of December 31, 2023 and 2022, the Company estimated a reserve of $0 and $25,000, respectively.

The table below presents the Company’s inventory values, by category, as of December 31, 2023 and 2022:

	December 31,
	2023	2022
Raw Materials	$69,473	$74,040
Finished Goods	589,205	346,188
Total-gross value	658,678	420,228
Less: valuation allowance	-	(25,000)
Total net realizable value	$658,678	$395,228

Property and Equipment and Construction in Progress

Property and equipment (“PP&E”) consists of land, building and building improvements, machinery and equipment, computer and office equipment, furniture and fixtures. The Company separately presents construction-in-progress (“CIP”) on the consolidated balance sheet. CIP is related to the construction or development of PP&E that has yet to be placed into service for its intended use. Land and assets held as CIP are not depreciated.

PP&E is stated at cost, less accumulated depreciation. Depreciation expense commences once a PP&E asset is ready for its intended use and is computed using the straight-line method based on the estimated useful lives of the related assets as follows:

Category	Estimated Useful Life
Land	Infinite (not depreciated)
Building and Building Improvements	3-39 years
Machinery and Equipment	3-7 years
Computer and Office Equipment	3 years
Furniture and Fixtures	5-7 years
Construction in Progress	Not depreciated until placed into service

The useful lives of PP&E are determined when those assets are initially recognized. The useful lives in the table above represents the best estimate of the useful lives based on current facts and circumstances but may differ from the actual useful lives due to changes to business operations, changes in the planned use of assets, and technological advancements if and when management determines a change in the estimated useful life assumption for any asset, the remaining carrying amount of the asset is accounted for prospectively and depreciated or amortized over the revised estimated useful life.

Repair and maintenance costs are charged to expense as incurred. Upon sale or retirement of property and equipment, the related cost and accumulated depreciation are removed from the accounts and any gain or loss is reflected in the consolidated financial statements.

Goodwill, Acquired Intangible Assets, and Other Long-Lived Assets

Goodwill

Goodwill represents the excess of the purchase price of an acquired business over the fair value of the identifiable assets acquired and liabilities assumed. Goodwill is not amortized but is tested for impairment at least annually (as of December 31), or more frequently if events or circumstances indicate the carrying value may no longer be recoverable and that an impairment loss may have occurred. Circumstances that could trigger an impairment test include, but are not limited to, a significant adverse change in the business climate or legal factors, an adverse action or assessment by a regulator, or unanticipated competition. The Company operates as one segment, which is the sole reporting unit, and therefore goodwill is tested for impairment at the consolidated level.

In January 2022, the Company adopted the provisions of Account Standards Update (“ASU”) 2017-04 Intangibles - Goodwill and Other (Topic 350): Simplifying the Test for Goodwill Impairment. The amendments in this ASU simplify the subsequent measurement of goodwill by eliminating Step 2 from the goodwill impairment test and eliminating the requirement for a reporting unit with a zero or negative carrying amount to perform a qualitative assessment. Because the book value of the Company’s reporting unit is negative, the Company is not required to perform a qualitative assessment. Management believes, based on the price of its common stock as of December 31, 2023 that the fair value of the reporting unit is greater than the book value of the reporting unit. As such, it is unlikely that goodwill is impaired as of December 31, 2023 and no impairment charge was recorded in either period presented.

BioStem Technologies, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2023 and 2022

No impairment losses were recognized by the Company for the years ended December 31, 2023 and 2022.

Acquired Intangible Assets

The Company’s intangible assets were acquired in business combinations or asset acquisitions and were recognized at fair value using generally accepted valuation methods deemed appropriate for the type of intangible asset acquired and reported net of accumulated amortization, separately from goodwill. During 2023, the Company entered into an agreement to acquire certain intangible assets AuxoCell Laboratories, Inc. ("AuxoCell"). The purchase price for AuxoCell was $105,000 paid in cash which was allocated to the intangible assets acquired, intellectual property. This transaction was accounted for as an asset acquisition.

Intangible assets with finite lives are amortized over their estimated useful lives. Intangible assets include developed technology, intellectual property, and customer relationships.

Amortization of intangible assets with finite lives is calculated on the straight-line method based on the following estimated useful lives:

Website and software development costs	5 years
Intellectual property	5 years
Customer relationships	7 years

Acquired intangible assets with finite useful lives are reviewed for impairment when events or changes in circumstances suggest that the carrying value of these assets may not be recoverable. No impairment losses were recognized by the Company for the years ended December 31, 2023 and 2022.

Long-Lived Assets

Long-lived assets consist primarily of PP&E, CIP and intangible assets with finite lives. The Company reviews long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset or asset group may not be recoverable. Factors that the Company considers in deciding when to perform an impairment review include, but not limited to, significant underperformance of the business in relation to expectations, significant negative industry or economic trends and significant changes or planned changes in the use of the assets. When such an event occurs, the Company determines whether there has been impairment by comparing the anticipated undiscounted future net cash flows to the related asset group’s carrying value. If an asset is determined to be impaired, the asset is written down to fair value, which is determined based either on discounted cash flows or appraised value, depending on the nature of the asset. The Company did not record any impairment of other long-lived assets during the years ended December 31, 2023 and 2022, respectively.

Business Combinations

We account for business combinations under the acquisition method of accounting. The purchase price of each acquired business is allocated to the tangible and intangible assets acquired and the liabilities assumed on the basis of their respective fair values on the date of acquisition. Any excess of the purchase price over the fair value of the separately identifiable assets acquired and the liabilities assumed is allocated to goodwill. Conversely, any excess of the fair value of assets acquired and liabilities assumed over the purchase prices is accounted for as a bargain purchase.

Purchase price allocations are based on information regarding the fair value of assets acquired and liabilities assumed as of the dates of acquisition. We determine the fair values used in purchase price allocations for intangible assets based on historical data, estimated discounted future cash flows, and expected royalty rates for trademarks and trade names as well as certain other assumptions. The valuation of assets acquired, and liabilities assumed requires several judgments and is subject to revision as additional information about the fair value of assets and liabilities becomes available. Additional information, which existed as of the acquisition date but at that time was unknown to us, may become known during the remainder of the measurement period, a period not to exceed twelve months from the acquisition date.

Advertising Expenses

BioStem Technologies, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2023 and 2022

The Company expenses advertising costs as incurred. The Company incurred $198,168 and $93,288 in advertising expenses for the years ended December 31, 2023 and 2022, respectively, which are included as part of general and administrative expenses within the statements of operations.

Research and Development Costs

Research and development costs include personnel costs for the Company’s research and development personnel, expenses related to improvements to the manufacturing process, enhancements to the Company’s currently available products, and additional investments in the product and platform development pipeline. The Company expenses research and development costs as incurred. Research and development costs were $341,996 and $224,775 for the years ended December 31, 2023 and 2022, respectively, as presented on the consolidated statements of operations.

Leases

The Company accounts for leases by applying ASU No. 2016-02, Leases (“ASC 842”). The Company has elected to not to apply ASC 842 to arrangements with lease terms of 12 months or less.

In accordance with ASC 842, the Company determines if an arrangement is, or contains a lease at inception or modification of the arrangement. An arrangement is, or contains a lease, if there are identified assets and the right to control the use of the assets is conveyed to the Company over a period in exchange for consideration. Control over the use of the identified asset means the Company has both the right to obtain substantially all the economic benefits from the use of the asset and the right to direct the use of the asset.

Lease right-of-use (ROU) assets and lease liabilities are recognized at commencement date and initially measured based on the present value of lease payments over the defined lease term. Interest expense is recognized over the lease term using the effective interest method. In the absence of a readily determinable interest rate, the Company discounts the expected future lease payments using an incremental borrowing rate based on information in effect at the lease commencement date. Lease terms include optional renewal periods when it's reasonably certain on the commencement date that such option will be exercised. See Note 9, Finance Leases and Related Obligation for further finance lease-related disclosures.

Stock Based Compensation –Employees and Non-Employees

The Company accounts for stock options with service-based conditions, performance-based conditions and market based conditions and restricted stock (“RSU’s") to employees, directors and third-party service providers, based on their estimated fair value on the date of grant. The fair value and derived service period of stock options with market based vesting conditions is estimated using the Monte Carlo valuation model. The fair value of each service-based and performance-based stock option grant is estimated on the date of grant using the Black-Scholes option-pricing model. The Company has limited public float and lacks Company-specific historical and implied volatility information for its stock. Therefore, the Company estimates its expected stock price volatility based on the historical volatility of publicly traded peer companies and expects to continue to do so until such time as it has adequate historical data regarding the volatility of its own traded stock price. The expected term of the Company’s stock options has been determined utilizing the simplified method for awards that qualify as “plain-vanilla” options. The risk-free interest rate is determined by reference to the U.S. Treasury yield curve in effect at the time of grant of the award for time periods approximately equal to the expected term of the award. The expected dividend yield is zero since the Company has never paid cash dividends on its common stock and does not expect to pay any cash dividends in the foreseeable future.

Stock-based compensation expense associated with market-based stock options is recognized over the derived service period estimated using a Monte Carlo valuation method. Stock-based compensation associated with service-based stock options is recognized on a straight-line basis over the vesting term. Stock-based compensation expense associated with performance-based options is recognized when the performance measure is probable of being achieved.

The fair value of RSUs is based on the fair value of the Company’s stock on the date of grant. The Company recognizes stock-based compensation expense for RSUs on a straight-line basis over the vesting term.

The Company accounts for forfeitures as they occur.

Revenue Recognition

BioStem Technologies, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2023 and 2022

The Company records revenue from product sales in accordance with ASC 606 (“ASC 606”), Revenue from Contracts with Customers.

The Company recognizes revenue from product sales at a point in time when control of the Company’s product has transferred to the customer, which generally occurs upon shipment. Shipping and handling costs are included as a component of revenue and are passed through to customers with an equal offsetting amount included in cost of goods sold.

Revenue is recognized in an amount that reflects the consideration that the Company expects to receive in exchange for the product, which is generally fixed. Based on prior experience, and the nature of the product, variable consideration resulting from product discounts is not material.

Returns from customers are not accepted. Accordingly, there is no provision for sales returns recorded for any period presented.

Distribution and Services Agreement

During the year ended December 31, 2023, the Company executed a distribution and services agreement (“D&S Agreement”) with a large medical distributor located in the United States (the “Distributor”) for the distribution of the Company’s Amnio Wrap 2 (“AW2”) product. The Company licenses the rights to manufacture and commercialize AW2 from an unrelated party and in conjunction with the licensing arrangement, pays a per square centimeter license fee for all AW2 products sold by the Distributor.

The Distributor purchases the AW2 product from the Company at a fixed fee per square centimeter (“Sales Price”) with no right of return. Separately, the Distributor invoices the Company monthly for distinct sales, marketing and distribution services it provides on behalf of the Company (“Bona Fide Services Fee or BFSF”).

The BFSF is consideration payable to the Distributor for a distinct service the Distributor is providing to the Company. In accordance with ASC 606-10-32-26, such distinct services provided by a customer are accounted for in the same way that other purchases from suppliers would be accounted for. If the amount of consideration payable to the customer exceeds the fair value of the distinct good or service that the entity receives from the customer, then the entity shall account for such an excess as a reduction of the transaction price.

The Company has determined that the fair value of the BFSF does not exceed the consideration paid to the Distributor for these services. Therefore, the Company records, as revenue, the sales price per cm2 for all AW2 products sold to the Distributor upon shipment and recognizes the BFSF as an operating expense within sales and marketing expenses.

During the year ended December 31, 2023, revenues earned from the shipment of AW2 under the distribution and services agreement were $13,625,947 and BFSF were $9,536,800, which are included in selling and marketing expenses on the consolidated statement of operations. As of December 31, 2023, accounts receivable due under this arrangement was $11,126,598 and amounts due to Distributor for BFSF $7,787,211 which has been presented as Bona Fide Services Fee payable on the consolidated balance sheet. The BFSF is paid upon receipt of outstanding accounts receivables.

Disaggregation of Revenue

The following table provides information about revenue disaggregated by major products categories:

	Years Ended December 31,
	2023	2022
Membrane product net revenue	$14,542,269	$4,044,360
Cord product net revenue	2,143,136	2,830,842
Total net revenue	$16,685,405	$6,875,202

Contract Balances

The following table provides information about the Company’s accounts receivables and contract liabilities from contracts with customers as of December 31, 2023 and 2022:

	December 31,
	2023	2022
Accounts receivable	$11,371,730	$37,206
Contract liabilities	$8,731	$8,065

BioStem Technologies, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2023 and 2022

Accounts receivable represent the Company’s unconditional rights to consideration for product shipped. Contract liabilities represent amounts collected from customers upfront upon placement of an order for product which is included in other current liabilities in the Company’s balance sheets. The Company generally recognizes revenue from contract liabilities within the following fiscal year.

Contract Costs

The Company incurs incremental costs to obtain contracts with its customers. These costs consist primarily of sales commissions paid to our sales force. As the expected period of amortization is not expected to exceed one year, the Company has elected to expense such costs as incurred.

Cost of Goods Sold

Cost of goods sold represents costs directly related to the production of the Company’s products and are costs passed through to customers. Products sold are typically shipped directly to the customer with costs associated with shipping and handling included as a component of cost of goods sold. Costs associated with any inventory write-downs resulting from quarterly physical inventory counts are also included within cost of goods sold.

Net Loss Per Share

Basic net loss per share is computed by dividing the net loss by the weighted-average number of common shares outstanding for the period. Diluted net loss is computed by adjusting net loss to reallocate undistributed earnings based on the potential impact of dilutive securities, including outstanding common stock options, restricted stock awards, warrants to purchase common stock, convertible preferred stock, and common stock issuable in connection with convertible notes. For periods in which the Company has reported net losses, diluted net loss per share is the same as basic net loss per share because dilutive common shares are not assumed to have been issued if their effect is anti-dilutive.

For the years ended December 31, 2023 and 2022, the following potentially dilutive shares were excluded from the computation of diluted loss per share as including them would have been anti-dilutive.

	December 31,
	2023	2022
Stock options	6,117,462	5,672,462
Stock warrants	2,035,135	478,456
Preferred stock	330	330
Total	8,152,927	6,151,248

Income Taxes

The Company accounts for income taxes in accordance with the asset and liability method. Under the asset and liability method, deferred tax assets and liabilities are recognized based upon anticipated future tax consequences attributable to differences between financial statement carrying amounts of assets and liabilities and their respective tax bases. The provision for income taxes is comprised of the current tax liability and the change in deferred tax assets and liabilities. The Company establishes a valuation allowance to the extent that it is more likely than not that deferred tax assets will not be recoverable against future taxable income.

Deferred tax assets and liabilities are measured using the enacted tax rates that will be in effect for the years in which those tax assets are expected to be realized or settled. The Company regularly assesses the likelihood that its deferred tax assets will be realized from recoverable income taxes or recovered from future taxable income based on the realization criteria set forth in the relevant authoritative guidance. To the extent that the Company believes any amounts are not more likely than not to be realized, the Company records a valuation allowance to reduce its deferred tax assets. The realization of deferred tax assets is dependent upon future earnings, if any, the timing and amount of which are uncertain. Accordingly, as of December 31, 2023 and 2022, the net deferred tax assets have been fully offset by a valuation allowance. If the Company subsequently realizes deferred tax assets that were previously determined to be unrealizable, the respective valuation allowance would be reversed, resulting in an adjustment to earnings in the period such determination is made.

In addition, the calculation of tax liabilities involves dealing with uncertainties in the application of complex tax regulations. The Company recognizes potential liabilities based on its estimate of whether, and the extent to which, additional taxes will be due. The Company accounts for uncertain tax positions in accordance with the relevant guidance, which prescribes a recognition threshold and measurement approach for uncertain tax positions taken or expected to be taken in a Company’s income tax return, and provides guidance on recognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition. The guidance

BioStem Technologies, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2023 and 2022

utilizes a two-step approach for evaluation uncertain tax positions. Step one, Recognition, requires a Company to determine if the weight of available evidence indicates a tax position is more likely than not to be sustained upon audit. Step two, Measurement, is based on the largest amount of benefit, which is more likely than not to be realized on ultimate settlement. A liability is reported for unrecognized tax benefits resulting from uncertain tax positions taken or expected to be taken in a tax return. Any interest and penalties related to unrecognized tax benefits are recorded as income tax expense.

Fair Value Measurements

The Company defines fair value as the exchange price that would be received from the sale of an asset or paid to transfer a liability in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. Valuation techniques used to measure fair value must maximize the use of observable inputs and minimize the use of unobservable inputs. The authoritative guidance describes three levels of inputs that may be used to measure fair value:

• Level I—Observable inputs that reflect unadjusted quoted prices for identical assets or liabilities in active markets;

• Level II—Observable inputs other than Level I prices, such as unadjusted quoted prices for similar assets or liabilities in active markets, unadjusted quoted prices for identical or similar assets or liabilities in markets that are not active, or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities; and

• Level III—Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities. These inputs are based on the Company’s own assumptions used to measure assets and liabilities at fair value and require significant management judgment or estimation.

The categorization of a financial instrument within the fair value hierarchy is based upon the lowest level of input that is significant to its fair value measurement. The Company’s assessment of the significance of a particular input to the fair value measurement in its entirety requires management to make judgments and consider factors specific to the assets or liabilities.

The Company’s financial instruments that are carried at fair value consist of only cash, a Level I asset, as of December 31, 2023 and 2022.

Recently Issued Accounting Pronouncements Adopted

In June 2016, the Financial Accounting Standards Board (“FASB”) issued ASU No. 2016-13, Financial Instruments Credit Losses (Topic 326), which requires entities to measure all expected credit losses for financial assets held at the reporting date based on historical experience, current conditions, and reasonable and supportable forecasts. This replaces the existing incurred loss model and is applicable to the measurement of credit losses on financial assets measured at amortized cost. This standard was effective for fiscal years beginning after December 15, 2019, including interim periods within those fiscal years with early adoption permitted. In November 2019, the FASB issued ASU No. 2019-10, Financial Instruments—Credit Losses (Topic 326), Derivatives and Hedging (Topic 815) and Leases (Topic 842): Effective Dates, which defers the effective date of Topic 326. As a smaller reporting Company, Topic 326 will now be effective for the Company beginning January 1, 2023. The Company adopted this ASU January 1, 2023 and it did not have a significant impact on its consolidated financial statements and related disclosures.

In August 2020, the FASB issued ASU No. 2020-06, Debt—Debt with Conversion and Other Options (Subtopic 470- 20) and Derivatives and Hedging—Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity (ASU 2020-06). ASU 2020-06 simplifies the accounting for certain financial instruments with characteristics of liabilities and equity, including convertible instruments and contracts in an entity’s own equity. Those instruments that do not have a separately recognized embedded conversion feature will no longer recognize a debt issuance discount related to such a conversion feature and would recognize less interest expense on a periodic basis. It also removes from ASC 815-40-25-10 certain conditions for equity classification and amends certain guidance in ASC Topic 260 on the computation of EPS for convertible instruments and contracts in an entity’s own equity. An entity can use either a full or modified retrospective approach to adopt the ASU’s guidance. As a smaller reporting Company, the Company is required to adopt this ASU for the fiscal year beginning January 1, 2024, with early adoption permitted for fiscal years beginning after December 15, 2020, and interim periods within those fiscal years. The Company adopted this ASU January 1, 2022 and it did not have a significant impact on its consolidated financial statements and related disclosures.

In May 2022, the FASB issued ASU No. 2022-04, Earnings Per Share (Topic 260), Debt— Modifications and Extinguishments (Subtopic 470-50), Compensation—Stock Compensation (Topic 718), and Derivatives and Hedging— Contracts in Entity’s Own Equity (Subtopic 815-40) (ASU 2022-04). ASU 2022-04 updates current accounting guidance for modifications or exchanges of freestanding equity-classified written call options that remain equity-classified after modification or exchange as an exchange of the original

BioStem Technologies, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2023 and 2022

instrument for a new instrument. The ASU specifies that the effects of modifications or exchanges of freestanding equity-classified written call options that remain equity after modification or exchange should be recognized depending on the substance of the transaction, whether it be a financing transaction to raise equity (topic 340), to raise or modify debt (topic 470 and 835), or other modifications or exchanges. If the modification or exchange does not fall under topics 340, 470, or 835, an entity may be required to account for the effects of such modifications or exchanges as dividends which should adjust net income (or loss) in the basic EPS calculation. This guidance was effective for fiscal years beginning after December 15, 2022, with early adoption permitted. The Company is required to apply the amendments within this ASU prospectively to modifications or exchanges occurring on or after the effective date of the amendment. The Company adopted this ASU January 1, 2023 and it did not have a significant impact on its consolidated financial statements and related disclosures.

Recently Issued Accounting Pronouncements Not Yet Adopted

In December 2023, FASB issued ASU 2023- 09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures (ASU 2023-09). The ASU focuses on income tax disclosures around effective tax rates and cash income taxes paid. ASU 2023-09 requires public business entities to disclose, on an annual basis, a rate reconciliation presented in both dollars and percentages. The guidance requires the rate reconciliation to include specific categories and provides further guidance on disaggregation of those categories based on a quantitative threshold equal to 5% or more of the amount determined by multiplying pretax income (loss) from continuing operations by the applicable statutory rate. For entities reconciling to the US statutory rate of 21%, this would generally require disclosing any reconciling items that impact the rate by 1.05% or more. ASU 2023-09 is effective for public business entities for annual periods beginning after Dec. 15, 2024 (generally, calendar year 2025) and effective for all other business entities one year later. Entities should adopt this guidance on a prospective basis, though retrospective application is permitted. The adoption of ASU 2023-09 is expected to have a financial statement disclosure impact only and is not expected to have a material impact on the Company’s consolidated financial statements.

Other pronouncements issued by the FASB or other authoritative accounting standards groups with future effective dates are either not applicable or are not expected to be significant to the Company’s financial position, results of operations or cash flows.

Note 3 - Property and Equipment, net

The following table presents property and equipment as of December 31, 2023 and 2022:

	December 31,
	2023	2022
Building	$433,448	$433,448
Building Improvements	694,134	688,394
Land	75,000	75,000
Machinery and Equipment	930,334	930,334
Computer and Office Equipment	64,702	64,702
Furniture and Fixtures	68,066	68,066
Total property and equipment	2,265,684	2,259,944
Less: Accumulated Depreciation	(1,110,828)	(1,010,160)
Total property and equipment, net	$1,154,856	$1,249,784

Depreciation expense related to property and equipment, net was $100,668 and $136,046 for the years ended December 31, 2023 and 2022, respectively.

Note 4 - Intangible Assets Other Than Goodwill

The following table presents intangible assets other than goodwill as of December 31, 2023 and 2022:

	December 31, 2023
	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Intellectual property	$152,000	$53,307	$98,693
Website & software development costs	225,907	61,279	164,628
Customer relationships	354,000	269,717	84,283
Total	$731,907	$384,303	$347,604

BioStem Technologies, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2023 and 2022

	December 31, 2022
	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Intellectual property	$47,000	$29,095	$17,905
Website & software development costs	225,907	16,099	209,808
Customer relationships	354,000	219,142	134,858
Total	$626,907	$264,336	$362,571

During each of the years ended December 31, 2023 and 2022, amortization expense was $119,967 and $73,384, respectively.

Future expected amortization expense of intangible assets is as follows:

Year Ending December 31,
2024	$123,466
2025	104,372
2026	66,181
2027	50,085
2028	3,500
Total	$347,604

Note 5 - Notes Payable

The following table presents the carrying value of the Company's notes payable as of December 31, 2023 and 2022:

BioStem Technologies, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2023 and 2022

	December 31,
	2023	2022
On July 27, 2018, the Company entered into a Bridge Loan Agreement and Promissory Note, with an interest rate of 0.50% per month for the first six months and 0.75% per month through the Maturity Date of July 27, 2019. This agreement has not been repaid on the maturity date and is currently in default (1).	$1,000,000	$1,000,000
On October 5, 2018, the Company entered into a Bridge Loan Agreement and Promissory Note, with an interest rate of 0.50%, per month for the first six months and 0.75% per month through the Maturity Date of October 5, 2019. This agreement has not been repaid on the maturity date and is currently in default (1).	2,000,000	2,000,000

On April 29, 2022, the Company entered an $850,000 mortgage note at 8.25% per annum with a maturity date of May 1, 2024. Between June 1, 2022, and the maturity date, the Company is required to make monthly interest only payments of $6,021 with a balloon payment of $850,000 due May 1, 2024. On May 1, 2024 the note was reviewed and extended with a new maturity date of May 25, 2025 at 10.00% per annum. The Company is required to make monthly interest only payments of $7,083 with a ballon payment of $850,000 due May 25, 2025. The loan is secured by the corporate headquarters building with a net book value of approximately $420,000 as of December 31, 2023.

	850,000	850,000
On April 30, 2020, the Company obtained a $263,400 Paycheck Protection Program ("PPP") Term Note from a financial institution. Loan was subject to forgiveness if certain criteria were met, if not, due in five years with 1.0% of interest. Payments were deferred for the first seven months of the loan. In 2021, $193,354 of the note was forgiven and the remaining balance will be repaid.	26,462	45,141
On May 18, 2020, the Company obtained a $150,000 Economic Injury Disaster Loan. Installment payments, including principal and interest, of $731 monthly, began 30 months from the promissory note or November 18, 2022. Interest will accrue at an annual rate of 3.75%.	150,000	150,000
The Company obtained three separate loans from the same lender and aggregate principal of $284,719. The loans bear interest at a rate of 23.0% per annum. The Company is required to make minimum monthly payments of $18,831. The loans mature after various times through August 2024. This loan is secured by the Company's receivables, inventory and other tangible and intangible assets.	80,748	-
On June 1, 2023, the Company issued a promissory note in the amount of $750,000 with an interest rate of 12.0% per annum. Between July 1, 2023 and the maturity date of May 25, 2025, the Company is required to make minimum monthly payments of principal and interest of $35,305 monthly. The Note is an unsecured obligation (2).	549,427	-
On September 13, 2023, the Company entered an $279,800 financing arrangement with a lender. The financing is collateralized by a portion of the Company's outstanding accounts receivable. The Company is required to make 36 weekly payments of $7,772.	155,444	-
On September 14, 2023, the Company entered an $278,000 financing arrangement with a lender. The financing is collateralized by a portion of the Company's outstanding accounts receivable. The Company is required to make 36 weekly payments of $7,723.	162,155	-
In July 2023, the Company issued a promissory note in the amount of $50,000 with an interest rate of 1% per annum and a maturity date of September 30, 2023 extended to December 2023. This note is currently in default.	50,000	-
Total notes payable	$5,024,236	$4,045,141
Less: unamortized discounts	(312,819)	-
Total notes payable	$4,711,417	$4,045,141
Less: current portion of notes payable, net of unamortized discounts of $249,213	(4,445,782)	(3,018,679)
Notes payable-long-term, net of unamortized discounts of $63,606	$265,635	$1,026,462

(1)
In August 2019, the Company received notice from GMA Bridge Fund, LLC that the Company is in default for the loan that matured on July 27, 2019, for non-payment and gave the Company notice that the note which matured on October 5, 2019, was also in default. The Company continues to accrue interest on these loans. and is in discussion with the lender to renegotiate the terms of these notes
(2)
In connection with the issuance of the $750,000 promissory note, the lender received 373,134 common stock warrants with an exercise price of $2.01 and exercise period of five years. The Company recorded a debt discount of $305,310 based on the relative fair value of the warrants. The fair value of the warrants was determined using a Black-Scholes pricing model and the following assumptions: expected term 3 years, risk free interest rate of 3.98%, and volatility of 107.74%).

On December 5, 2018, the Company issued a $250,000 Promissory Note, which originally bore interest at a rate of 18.0% per annum and matured on August 30, 2019. In March 2020, the Promissory Note was amended, and the interest rate reduced to 8.0% and the maturity date extended to March 5, 2022. On March 24, 2022, the note was amended to extend the due date to December 31, 2023 and to provide for the noteholder to convert this note into shares of the Company’s common stock at a $0.70 conversion price. On March 29, 2022, the noteholder elected to convert all amounts due under this note into 141,090 shares of common stock.

BioStem Technologies, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2023 and 2022

Year Ending December 31,
2024	$4,694,995
2025	186,652
2026	3,918
2027	4,068
2028	4,223
Thereafter	130,380
Total	5,024,236
Less: unamortized discounts	(312,819)
Total notes payable	$4,711,417

Note 6 - Convertible Notes Payable

The following table presents convertible notes payable as of December 31, 2023 and 2022:

	December 31,
	2023	2022

On May 17, 2019, a convertible note with original principal of $400,000, was amended and restated to include in the principal unpaid interest to date of $73,450 and require interest only payments of $4,734 per month at a rate of 12.0% per annum with a maturity of June 1, 2022. The conversion option within the original promissory note was also eliminated. On March 31, 2022, the note was modified to extend the maturity date of the note to December 31, 2023, and to provide for the noteholder to convert this note into shares of the Company’s common stock at a $0.70 conversion price. On November 10, 2023, the lender elected to convert the unpaid principal of $473,350 into 676,215 shares of the Company's common stock.

	$-	$473,250

On December 23, 2022, the Company issued a convertible promissory note in the amount of $250,000 at a simple interest rate of 5.0% per annum. Upon maturity on December 23, 2024, all amounts due and owing under the note automatically convert into common stock at a price of $1.00 per share. The noteholder had the right from time to time, commencing on or after the issuance date, to convert any or all amounts due under the note to common shares. In February 2023 the noteholder converted all amounts due under the note, including accrued interest of $2,357, into 252,357 shares of the Company’s common stock.

		250,000
Total	$-	$723,250
Less: current portion of convertible notes payable	-	(723,250)
Convertible notes payable, noncurrent	$-	$-

Note 7 - Related Party Convertible Notes Payable

The table below presents related party convertible notes payable as of December 31, 2023 and 2022:

	December 31,
	2023	2022
On February 5, 2018 and October 4, 2018, the Company issued two promissory notes aggregating $300,000, to a shareholder and immediate family member of the Company’s CEO, at an interest rate of 8.0% per annum and a maturity date of December 31, 2022. The notes were amended on March 25, 2022, to extend the due date of the note to December 31, 2023 and to include a provision to convert all amounts due under the note at $0.70 per share. On November 1, 2023, the lender elected to convert the unpaid principal and accrued interest of $368,427 into 526,325 shares of the Company's common stock.	$-	$300,000
Total Related Party Notes Payable	$-	$300,000
Less: Current Portion	-	(300,000)
Total Related Party Notes Payable	$-	$-

BioStem Technologies, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2023 and 2022

As described in the tables above, certain notes were amended in March 2022 which included 1) the extension of the maturity dates of the notes and 2) the addition of a conversion feature which allowed the noteholders to convert all amounts due under the notes into shares of the Company's common stock at a conversion price of $0.70. Because the modified notes included a substantive conversion feature not in the original notes, the Company accounted for the restructured notes as an extinguishment.

For the year ended December 31, 2022, the Company recorded a loss on the extinguishment of debt in the amount of $2,083,197 which represents the estimated fair value of the amended notes over the book value of the original notes.

For the years ended December 31, 2023 and 2022, interest expense related to the notes disclosed in Notes 6, 7 and 8 was $607,593 and $443,958, respectively. For the years ended December 31, 2023 and 2022, interest expense incurred on the related party notes payable was $20,000 and $16,530, respectively. As of December 31, 2023 and 2022, accrued interest related to all notes is $1,697,787 and $1,478,421, respectively, which includes $0 and $48,427 of accrued interest on related party notes payable, respectively.

Note 8 - Other Long-Term Liabilities

Other long-term liabilities consist of settlements related to finance arrangements for equipment abandoned by the Company but for which there is an ongoing obligation. The table below presents the Company's other long-term liabilities as of December 31, 2023 and 2022:

	December 31,
	2023	2022
Equipment finance lease #1: The original agreement was dated September 12, 2018, for a total amount due of $142,345. The Company was in default for non-payment as of December 31, 2020. The Company settled with the lender on July 15, 2022, for a total of $105,000 to be paid as follows: (1) $1,800 per month beginning July 16, 2021, through June 16, 2022; (2) payments of $2,000 per month beginning July 16, 2022, through June 16, 2023; and (3) payments of $2,475 per month from July 16, 2023, through June 16, 2025.	$44,550	$71,400
Equipment finance lease #2: The original agreement with one finance Company dated September 2018 for a total amount due of $130,621; stated interest rate of 11.9% to be repaid over 60 months.	5,962	37,759
Equipment finance lease #3: The original agreement with one finance Company dated December 2018 for a total amount of $43,837; stated interest rate of 12.26% to be repaid over 60 months.	-	11,048
Total	$50,512	$120,207
Less: current portion (included in other current liabilities)	(35,662)	(69,695)
Total Other long-term liabilities	$14,850	$50,512

Future cash commitments related to other long-term liabilities are as follows:

Year Ending December 31,
2024	$35,662
2025	14,850
Total	$50,512

Note 9 - Finance Leases and Related Obligations

The Company leases certain specialized equipment under leases classified as finance leases. The equipment leases were entered into between April 2017 and August 2019 maturing between January 2022 and February 2025 and include bargain purchases options at the end of the leases. The Company's significant judgments include determining whether an arrangement is or contains a lease, the determination of the discount rate used to calculate the lease liability, and whether lease incentives are reasonably certain to occur in the initial measurement of the lease liability. Finance lease assets and lease liabilities are recognized at commencement date and initially measured based on the present value of lease payments over the defined lease term. Interest and amortization expense are recognized over the lease term using the effective interest method.

A contract is or contains an embedded lease if the contract meets all the below criteria:

•
There is an identified asset
•
The Company has the right to obtain substantially all the economic benefit of the asset; and
•
The Company has the right to direct the use of the asset.

BioStem Technologies, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2023 and 2022

For initial measurement of the present value of lease payments and for subsequent measurement of lease modifications, the Company is required to use the rate implicit in the lease. The Company uses its incremental borrowing rate, which is a collateralized rate, for leases without a rate implicit in the lease. The application of the incremental borrowing rate is performed on a lease-by-lease basis and approximates the rate at which the Company could borrow, on a secured basis for a similar term, an amount equal to its lease payments in a similar economic environment. The weighted average interest rates for the Company's finance leases is 7.58%.

The following table summarizes the Company's finance lease assets and lease liabilities as of December 31, 2023 and 2022:

Balance Sheet Classification		December 31,
Assets		2023	2022
Finance, noncurrent	ROU asset, net	$11,443	$19,832
Liabilities
Finance, current	Short-term finance lease	8,988	9,238
Finance, noncurrent	Long-term finance lease	3,294	11,305
Total lease liabilities		$12,282	$20,543

The following table shows the Company's future lease commitments due in each of the next two years:

Year Ending December 31,	Finance Lease Payments
2024	$8,989
2025	4,493
Total lease payments	13,482
Less: Imputed interest	(1,200)
Total lease payments	$12,282

Note 10 - Stockholders' Equity (Deficit)

Series A-1 Convertible Preferred Shares

The Company has designated 300 shares of preferred stock with a par value of $0.001 as “Series A-1 Convertible Preferred Shares”.

The Series A-1 Convertible Preferred Shares entitle their holders to a number of votes equal to the number of shares issuable upon conversion times 2,000,000 granting the holders of Series A-1 Convertible Preferred Shares, as a group, effective control of the Company.

Each Series A-1 Convertible Preferred Shares are convertible, at the option of the holders, or automatically upon a Qualified Public Offering resulting in gross proceeds to the Company of not less than $30 million, in whole but not in part, into 300 shares of common stock.

Holders of Series A-1 Convertible Preferred Shares are not entitled to receive dividends, out of assets legally available thereof, prior and in preference to any declaration or payment of any dividend on the common stock or any other capital stock of the Corporation.

As of December 31, 2023 and 2022, there are 300 shares of Series A-1 Convertible Preferred Shares outstanding.

Series B-1 Convertible Preferred Shares

The Company has designated 500,000 shares of preferred stock with a par value of $0.001 as “Series B-1 Convertible Preferred Shares”.

The Series B-1 Convertible Preferred Shares entitle their holders to votes equal to the number of shares issuable upon conversion.

Each Series B-1 Convertible Preferred Share is convertible, at the option of the holders, or automatically upon a Qualified Public Offering resulting in gross proceeds to the Company of not less than $30 million, in whole but no in part, into 6 shares of common stock.

The Series B-1 Convertible Preferred Shares shall be entitled to receive an annual dividend, payable in newly issued common stock, in an amount equal to ten percent of the number of then existing Series B-1 Convertible Preferred Shares issued and outstanding prior and in preference to any declaration or payment of any dividend on the common stock or any other capital stock of the Corporation. This Dividend shall be cumulative.

BioStem Technologies, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2023 and 2022

As of December 31, 2023 and 2022, there are 5 shares of Series B-1 Convertible Preferred Shares outstanding.

Common Stock

The Company is authorized to issue 975,000,000 shares of common stock with a par value of $0.001 per share as of December 31, 2023 and 2022.

During the year ended December 31, 2023, the Company completed private sales of 249,333 shares of common stock at $1.50 and 1,337,000 common stock units at $1.50 which consisted of 1 share of common stock and one (1) common stock warrant with an exercise price of $2.00 and exercise period of five years for aggregate gross proceeds of $2,379,500.

During the year ended December 31, 2022, the Company completed private sales of 50,000 common stock units at $1.00 per unit for gross proceeds of $50,000.

Common Stock Warrants

The following table presents the Company’s common stock warrant activity for the years ended December 31, 2023 and 2022:

	Number of Shares Underlying Warrants	Weighted Average Exercise Price	Weighted Average Remaining Term (Years)
Outstanding as of January 1, 2022	540,956	$4.99	2.25
Granted	50,000	$2.00	-
Forfeited	(112,500)	$5.00	-
Outstanding as of December 31, 2022	478,456	$3.90	1.67
Granted	1,860,135	$1.96	-
Forfeited	(303,456)	$5.00	-
Outstanding and exercisable as of December 31, 2023	2,035,135	$1.96	4.28

During the year ended December 31, 2023, 373,135 warrants were issued with a note payable (see Note 5), 150,000 warrants were issued in connection with a legal settlement (see Note 13), and 1,337,000 warrants were issued in connection with a private placement of common stock and common stock warrant units for cash (see above). As of December 31, 2023, warrants outstanding consist primarily of warrants to service providers, warrants issued with debt, warrants issued in a legal settlement and warrants issued with the sale of units in a private placement (see above).

During the year ended December 31, 2022, 50,000 warrants were issued in connection with the sale of common stock.

Note 11 - Stock Based Compensation

Stock Options

The fair value of service and performance-based stock options granted to employees and non-employees was estimated on the grant date using the Black-Scholes valuation model with the following assumptions:

	December 31,
	2023	2022
Dividend yield	0%	0%
Expected term	6 years	6 years
Risk-free interest rates	3.50% - 4.84%	1.37% - 2.44%
Expected volatility	109.96% - 123.95%	88.03% - 88.98%

Dividend Yield – The dividend yield is assumed to be zero as the Company has never paid dividends and has no current plans to do so.

Expected Term – The expected term represents the period that the Company’s stock-based awards are expected to be outstanding. The Company determines the expected term using the simplified method as the Company does not have sufficient historical information to develop reasonable expectations about future exercise patterns and post-vesting employment termination behavior. The simplified method deems the term to be the average of the time-to-vesting and the contractual life of the options.

BioStem Technologies, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2023 and 2022

Expected Volatility – Since the Company does not have a sufficient trading history of its common stock, the expected volatility is derived from the average historical stock volatilities of several unrelated public companies within the Company’s industry that the Company considers to be comparable to its business over a period equivalent to the expected term of the stock option grants.

Fair Value of Common Stock– The fair value of common stock is based on the closing price of the Company’s common stock, as reported on Over-the-Counter Market (“OTC”) on the date of grant.

The following table summarizes activity under the Company’s stock option plan:

	Number of Shares Underlying Options	Weighted Average Exercise Price	Weighted Average Remaining Term (Years)	Intrinsic Value
Outstanding as of January 1, 2022	1,040,000	$1.05	5.88	$2,017,600
Granted	4,682,462	$1.97	-	-
Forfeited	(50,000)	$-	-	-
Outstanding as of December 31, 2022	5,672,462	$1.80	9.07	6,750,230
Granted	862,500	$2.50	-	2,898,000
Forfeited	(417,500)	$-	-	-
Outstanding as of December 31, 2023	6,117,462	$1.90	8.16	$24,225,150
Vested and exercisable as of December 31, 2023	3,367,462	$1.83	7.71	$13,570,872

The weighted-average grant date fair value of options granted during the years ended December 31, 2023 and 2022, was $2.60 and $3.35, respectively. During the years ended December 31, 2023 and 2022, the Company recognized $352,602 and $350,944, respectively, of stock-based compensation in connection with service based option grants which is included in general and administrative expenses on the consolidated statements of operations. As of December 31, 2023, total unrecognized stock-based compensation expense for service-based option grants was $972,363, which is expected to be recognized over a straight-line basis over a weighted-average period of 3.27 years.

Intrinsic value is measured using the fair market value as of December 31, 2023 and 2022 less the applicable weighted average exercise price.

Market-Based Option Grants

In July 2022, the Board of Directors approved and amended executive employment agreements for the Company’s Chief Executive Officer (“CEO”) and Chief Operating Officer (“COO”). Commencing July 15, 2022 the CEO and COO annual base salary is $275,000 each. Additionally, in October 2022 the Board of Directors granted 2,250,000 options at an exercise price of $2.00, to both the CEO and COO, for a total of 4,500,000 options, with vesting of options based on Sustained Market Capitalization targets as follows:

Vesting Trigger	Number of Options Vested
On the date Sustained Market Capitalization first equals or exceeds $29,268,520	900,000
On the date Sustained Market Capitalization first equals or exceeds $58,537,040	900,000
On the date Sustained Market Capitalization first equals or exceeds $117,074,080	900,000
On the date Sustained Market Capitalization first equals or exceeds $175,611,120	900,000
On the date Sustained Market Capitalization first equals or exceeds $234,148,160	900,000

Sustained Market Capitalization is the average market capitalization for the 90 trading days immediately prior to the date of such determination. Upon vesting, the options may be exercised for up to 10 years after the date of grant.

The Company estimated the fair value of this market-based award using Monte Carlo simulation. The Company estimates the expected term based on a future exercise assumption. The weighted average derived service period for this award is 6.0 years. The optionee has up to 10 years to exercise any vested options. The risk-free interest rate is based on the United States Treasury yield curve in effect at the time of grant for zero-coupon U.S. Treasury notes. The expected volatility is derived from the average historical stock volatilities of several public companies within the Company’s industry that the Company considers to be comparable to its business over a period equivalent to the derived term of the stock option grant award. The following assumptions were used to estimate the fair value of this award:

BioStem Technologies, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2023 and 2022

Stock price on date of grant	$1.63
Exercise Price	$2.00
Dividend Yield	-%
Risk-free interest rate	4.25%
Expected volatility	80.01%

The total grant date fair value of these market-based awards is estimated at $14,829,290. For the years ended December 31, 2023 and 2022, the Company recognized $5,403,254 and $2,639,157 of stock-based compensation as a component of general and administrative expense for these awards, respectively. Unrecognized stock-based compensation for these market-based awards as of December 31, 2023 was $6,782,168, which is expected to be recognized over the remaining derived service period of 3.1 years. In March 2023, the first market capitalization triggers were achieved resulting in the vesting of 900,000 options.

In August 2021, the Company approved a stock option grant to an employee of the Company exercisable for up to 400,000 shares of the Company’s common stock provided that certain market capitalization targets are met. Market capitalization is the product of (i) the number of shares of common stock outstanding and (ii), the closing price per share of common stock as quoted on the OTC market. This stock option grant does not contain a time vesting or service condition other than, the employee must be an employee when the market capitalization targets are met for the stock options to vest.

The market capitalization targets, as well as the number of options that vest, are shown in the table below:

Market Capitalization	Number of Options Vested
On the date market capitalization first exceeds $10,000,000	100,000
On the date market capitalization first exceeds $20,000,000	100,000
On the date market capitalization first exceeds $30,000,000	100,000
On the date market capitalization first exceeds $40,000,000	100,000

The Company estimated the fair value of this market-based award using Monte Carlo simulation. The Company estimated the expected term based on a future exercise assumption. The weighted average derived service period for this award was 1.2 years. The optionee has up to 10 years to exercise any vested options. The risk-free interest rate is based on the United States Treasury yield curve in effect at the time of grant for zero-coupon U.S. Treasury notes. The expected volatility is derived from the average historical stock volatilities of several public companies within the Company’s industry that the Company considers to be comparable to its business over a period equivalent to the derived term of the stock option grant award. The following assumptions were used to estimate the fair value of this award:

Stock price on date of grant	$1.07
Exercise Price	$1.07
Dividend Yield	-%
Risk-free interest rate	1.45%
Expected volatility	125%

The total grant date fair value of this market-based award was estimated at $330,000. For the years ended December 31, 2023 and 2022, the Company recognized $0 and $126,644, of stock-based compensation as a component of general and administrative expense for this award. As of December 31, 2022, all options issued in connection with this award were fully vested and exercisable.

Restricted Stock Awards

The fair value of restricted stock awards (“RSA”) is based on the closing price of the Company’s common stock on the OTC market. The following table summarizes the restricted stock award activity:

Restricted Stock Units

BioStem Technologies, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2023 and 2022

	Shares Outstanding	Weighted Average Grant Date Fair Value
Unvested balance - January 1, 2022	154,312	$4.58
Granted	142,521	1.79
Vested	(254,556)	1.79
Unvested balance - December 31, 2022	42,277	4.27
Granted	312,112	2.49
Vested	(307,008)	2.18
Unvested balance - December 31, 2023	47,381	$2.32

The Company issues restricted stock units with immediate vesting and service based vesting conditions to various service providers. RSAs with service-based vesting are expensed over the related service period. During the years ended December 31, 2023 and 2022, the Company issued 312,112 and 142,521 of restricted common stock shares to service providers resulting in $914,260 (including approximately $180,000 of unrecognized compensation expense on unvested restricted shares at December 31, 2022) and $473,851 in stock-based compensation, respectively. As of December 31, 2023, 47,381 of the restricted shares granted remain unvested and $109,860 of unrecognized compensation expense which will be recognized through December 2024. The Company estimated the fair value of the shares based on the price as quoted on the OTC market on the date of grant.

Total stock-based compensation expense for all stock-based awards, including common stock options, restricted stock awards, common stock warrants and unpaid salary conversion to equity (see Note 11) was $6,670,116 and $5,377,036 for the years ended December 31, 2023 and 2022, respectively, and is included in general and administrative expenses within the statements of operations.

Note 12 - Commitments and Contingencies

Legal Matters

From time to time, claims are made against the Company in the ordinary course of business, which could result in litigation. Claims and associated litigation are subject to inherent uncertainties and unfavorable outcomes could occur, such as monetary damages, fines, penalties, or injunctions prohibiting the Company from selling one or more products or engaging in other activities. The occurrence of an unfavorable outcome in any specific period could have a material adverse effect on the Company’s results of operations for that period or future periods. The Company is not presently a party to any pending or threatened legal proceedings.

During the year ended December 31, 2023, the Company settled a legal matter by issuing an individual $81,000 in cash, 200,000 shares of common stock, and 150,000 five-year common stock warrants with an exercise price of $1.50. The fair value of the shares of common stock and warrants were estimated at $639,500 based on quoted market prices for the common stock and a Black-Scholes pricing model for the warrants and the following assumptions: expected term of 5 years, risk free interest rate of 3.72% and volatility of 121.00%. The aggregate settlement amount of $720,500 has been reflected as a component of general and administrative expenses.

Unpaid Salaries Settled in Shares of Common Stock

Prior to and continuing through 2022, the Company’s current CEO, former CEO, COO and VP of sales elected to forgo their cash compensation to conserve the Company’s cash position. As of December 31, 2021, the total amount due for unpaid salaries to these four individuals was $1,167,418 of which, $243,995 was owed to the Company’s previous CEO, a related party.

In March 2022, these individuals elected to convert all their unpaid salaries into 1,739,169 shares of the Company’s common stock at a $0.70 conversion price approved by the board of directors (See the Consolidated Statements of Changes in Stockholders’ Deficit). Due to the conversion price being less than the quoted market price of the Company’s stock on the date of conversion, an additional stock-based compensation charge of $1,913,084 was incurred for the year ended December 31, 2022. As of December 31, 2023 and 2022, there are no salaries payable due to any of these individuals.

401(k) Plan

In 2022, the Company began to offer the BioStem Inc. Employee 401(k), (“Retirement Plan”), a defined contribution plan. Under the Retirement Plan, eligible employees may defer a portion of their pretax salaries, but not more than the statutory limits. The Retirement Plan provides for a discretionary employer cash matching contribution. The Company plans to make matching cash contributions equal to 100% of employee contributions not exceeding 5%. The Company’s total expense for planned matching contributions was immaterial for the years ended December 31, 2023 and 2022.

BioStem Technologies, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2023 and 2022

Note 13 - Income Taxes

For the years ended December 31, 2023 and 2022, the loss before income taxes was $8,482,984 and $7,231,796, respectively. The Company had an effective tax rate of (0.00%) for the years ended December 31, 2023 and 2022, respectively. The reconciliation of the statutory federal income tax rate to the Company’s effective tax rate for the years ended December 31, 2023 and 2022, were as follows:

	Years Ended December 31,
	2023	2022

Tax at federal statutory rate	(21.00%)	(21.00%)
Permanent differences	0.04%	5.80%
State tax	1.73%	(3.14%)
Change in tax rates	(0.78%)	-
Change in valuation allowance	20.01%	23.22%
Other	0.00%	(4.88%)
Total	(0.00%)	(0.00%)

Income taxes are provided for the tax effects of transactions reported in the financial statements and consist of taxes currently due. Deferred taxes relate to differences between the basis of assets and liabilities for financial and income tax reporting which will be either taxable or deductible when the assets or liabilities are recovered or settled. The following table presents tax expenses by jurisdiction for the years ended December 31, 2023 and 2022:

	Years Ended December 31,
	2023	2022

Current
U.S. Federal	$-	$-
U.S. State	-	-
Total current provision	$-	$-

Deferred
U.S. Federal	$(1,143,089)	$(1,368,342)
U.S. State	135,719	(283,116)
Total deferred provision	(1,007,370)	(1,651,458)
Change in valuation allowance	1,007,370	1,651,458
Total provision for income taxes	$-	$-

The table below presents the effects of temporary differences that gave rise to significant portions of deferred tax assets and liabilities as of December 31, 2023 and 2022:

BioStem Technologies, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2023 and 2022

	December 31,
	2023	2022

Deferred tax assets:
Net operating loss carryforward	$8,106,640	$7,713,886
Stock-based compensation	2,320,504	1,869,762
Research and development credits	30,240	-
Capitalized research and development expenses	62,244	-
Allowance for doubtful accounts	12,208	-
Nondeductible charitable contributions	1,364	-
Interest expense	-	12,274
Inventory reserve	-	6,336
Intangible assets	55,588	40,138
Gross deferred tax assts	10,588,788	9,642,396
Less valuation allowance	(10,538,820)	(9,531,450)
Total deferred tax assets	$49,968	$110,946

Deferred tax liability:
Fixed Assets	$(49,968)	$(110,946)
Net deferred tax assets	$-	$-

The Company has Federal and Florida net operating loss (“NOLs”) carryforwards of approximately $34.4 million and $20.3 million, as of December 31, 2023 and 2022, respectively. The federal NOLs generated in the years ended December 31, 2014 through 2017 of $13.6 million begin to expire in 2034 and can be used to offset taxable income in its entirety. Federal NOLs generated after December 31, 2017, of $20.8 million, have an infinite carryforward period but are subject to 80% deduction limitation based upon pre-NOL deduction taxable income. Florida NOLs generated after December 31, 2017, of $20.3 million, have an infinite carryforward period but are subject to 80% deduction limitation based upon Florida tentative adjusted federal income for years beginning after December 31, 2020.

The utilization of the Company’s net operating loss carryforwards and research tax credit carryovers could be subject to annual limitations under Section 382 and 383 of the Internal Revenue Code of 1986, as amended (the “Code”), and similar state tax provisions, due to ownership change limitations that may have occurred previously or that could occur in the future. These ownership changes limit the amount of net operating loss carryforwards and other deferred tax assets that can be utilized to offset future taxable income and tax, respectively. In general, an ownership change, as defined by Section 382 and 383 of the Code, results from transactions increasing ownership of certain stockholders or public groups in the stock of the corporation by more than 50 percent points over a three-year period. The Company has not completed an analysis of an ownership change under Section 382 of the Code. To the extent that a study is completed and an ownership change is deemed to occur, the Company’s net operating losses and tax credits could be limited.

In assessing the realization of deferred tax assets, management considers whether it is more likely than not that some portion or all the deferred income tax assets will not be realized. The ultimate realization of deferred income tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred income tax liabilities, projected future taxable income, and tax planning strategies in making this assessment. Based on consideration of these items, management has determined that enough uncertainty exists relative to the realization of the deferred income tax asset balances to warrant the application of a full valuation allowance as of December 31, 2023 and 2022.

There was no income tax expense for the years ended December 31, 2023 and 2022.

Uncertain Tax Positions

As of December 31, 2023 and 2022, the Company does not have any unrecognized tax benefits.

Note 14 - Subsequent Events

The Company has evaluated all transactions and events after the balance sheet date through April 19, 2024 the date on which these financials were available to be issued, and except as already included below, has determined that no additional disclosures are required.

On January 8, 2024, the Board of Directors approved the appointment of a new Chief Commercial Officer ("CCO") to the Company. As part appointment, the Board of Directors also approved the granting of 200,000 options to purchase the Company's common stock at an exercise price of $6.29. The total grant date fair value of this award is approximately $1,080,000 and vests over four (4) years.

BioStem Technologies, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2023 and 2022

On January 31, 2024, the Company's Board of Directors authorized the issuance of 295,000 options to purchase the Company's common stock to fifteen (15) employees of the Company. The total grant date fair value of the options was $1,834,900 and vest over four (4) years.

During the first quarter of 2024, the second Sustained Market Capitalization target was met for the CEO and COO market-based stock option award (Note 11) resulting in the vesting of an additional 900,000 option awards.

On March 15, 2024, the Company entered a thirty-eight (38) month lease for office space commencing April 1, 2024. Monthly lease payments are $10,405, $10,580, and $10,750 for the periods from June 1, 2024 through May 31, 2025, June 1, 2025 through May 31, 2026 and June 1, 2026 through May 31, 2027, respectively.

On April 8, 2024, the Company entered into an agreement with a service provider to provide certain services until December 27, 2025 in exchange for 60,000 shares of the Company's stock, and a common stock purchase warrant ("Warrant") which permits the service provider to purchase 50,000, 50,000 and 100,000 shares of the Company's common stock at a price of $4.00 per share, $5.00 per share and $6.00 per share, respectively. The Warrant is immediately exercisable at any time, in whole or in part, by the service provider from April 8, 2024, to April 8, 2029. The total grant estimated date fair value of the Warrant using the Black-Scholes option pricing model is $2,628,500 and will be recognized into expense over the term of the service provider's agreement.

Exhibit Index

Exhibit Number	Description of Exhibit
3.1*	Amended and Restated Articles of Incorporation of BioStem Technologies, Inc.
3.2*	Articles of Amendment to Amended and Restated Articles of Incorporation of BioStem Technologies, Inc.
3.3*	Amended and Restated Bylaws of BioStem Technologies, Inc.
3.4**	Second Amended and Restated Articles of Incorporation of BioStem Technologies, Inc.
3.5**	Second Amended and Restated Bylaws of BioStem Technologies, Inc.
4.1*	Certificate of Designation for Series A-1 Preferred Stock of BioStem Technologies, Inc.
4.2*	Certificate of Designation for Series B-1 Preferred Stock of BioStem Technologies, Inc.
10.1†*	2021 Stock Incentive Plan.
10.2†*	2022 Stock Incentive Plan.
10.3†*	Employment Agreement with Jason Matuszewski dated July 22, 2022.
10.4†*	Amendment to Employment Agreement with Jason Matuszewski dated October 24, 2022.
10.5†*	Amended and Restated Employment Agreement with Michael Fortunato dated October 24, 2022.
10.6†*	Employment Agreement with Andrew Van Vurst dated July 22, 2022.
10.7†*	Amendment to Employment Agreement with Andrew Van Vurst dated October 24, 2022.
10.8†*	Employment Agreement with Shawn McCarrey dated January 8, 2024.
10.9†*	Equity Exchange Agreement By and Among BioStem Technologies, Inc. and Jason Matuszewski.
10.10†*	Equity Exchange Agreement By and Among BioStem Technologies, Inc. and Andrew Van Vurst.
10.11*#	Distribution and Services Agreement with Venture Medical, LLC dated September 8, 2023.
10.12*#	Amendment to Distribution and Services Agreement with Venture Medical, LLC dated March 1, 2024.
10.13*	License Agreement with Hesed Life and Medical, LLC, dated June 29, 2023.
10.14†*	Form of RSU Award for grants made pursuant to the 2022 Stock Incentive Plan.
21.1*	List of Subsidiaries of BioStem Technologies, Inc.
23.1*	Consent of Independent Registered Public Accounting Firm

*	Filed herewith
**	To be filed by amendment
†	Includes management contracts and compensation plans and arrangements
#	Certain confidential portions (indicated by brackets and asterisks) of this exhibit have been omitted from this exhibit

SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

BioStem Technologies, Inc.

By:	/s/ Jason V. Matuszewski
Name: Jason V. Matuszewski Title: Chief Executive Officer Date: September 27, 2024